     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2002
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             7832                            13-3386485
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NO.)             IDENTIFICATION NO.)

                                711 FIFTH AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 833-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  TRAVIS REID
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                711 FIFTH AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 833-6200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

     JOEL I. GREENBERG, ESQ.           JOHN C. MCBRIDE, JR., ESQ.           JOHN T. GAFFNEY, ESQ.
      LYNN TOBY FISHER, ESQ.       SENIOR VICE PRESIDENT AND GENERAL       CRAVATH, SWAINE & MOORE
         KAYE SCHOLER LLP                       COUNSEL                       825 EIGHTH AVENUE
         425 PARK AVENUE              LOEWS CINEPLEX ENTERTAINMENT         NEW YORK, NEW YORK 10019
     NEW YORK, NEW YORK 10022                 CORPORATION                       (212) 474-1000
          (212) 836-8000                    711 FIFTH AVENUE
                                        NEW YORK, NEW YORK 10022
                                             (212) 833-6200

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO       AMOUNT TO BE            OFFERING PRICE         AGGREGATE OFFERING
           BE REGISTERED                  REGISTERED(1)             PER SHARE(2)               PRICE(2)
--------------------------------------------------------------------------------------------------------------
Class A common stock, par value $.01
  per share....                                       shares                                 $300,000,000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

------------------------------------  ----------------------
------------------------------------  ----------------------

TITLE OF EACH CLASS OF SECURITIES TO        AMOUNT OF
           BE REGISTERED                 REGISTRATION FEE
------------------------------------  ----------------------
Class A common stock, par value $.01
  per share....                             $27,600.00
-----------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           IMPORTANT EXPLANATORY NOTE

     This Registration Statement contains a prospectus to be used in connection with an underwritten initial public offering through a group of underwriters (the "Underwritten Offering"). We intend to file by amendment a prospectus to be used in connection with the issuance of class A common stock in exchange for the exchangeable shares to be offered in Canada by our subsidiaries in an underwritten offering (the "Exchangeable Offering") concurrently with our initial public offering in the United States. The two prospectuses will be substantially identical in all respects except for the front and back cover pages; the "Use of Proceeds" section; and the section entitled "Underwriting" in the prospectus relating to the Underwritten Offering, which will be replaced by a section entitled "Plan of Distribution" in the prospectus relating to the Exchangeable Offering.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 Subject to Completion, Dated           , 2002
                                     SHARES

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                                 LOEWS CINEPLEX
                              CLASS A COMMON STOCK
                               $       PER SHARE
                             ----------------------
     We are offering           newly issued shares of class A common stock to
the public and the selling stockholder is offering           shares of class A
common stock to the public. We will not receive any of the proceeds from the shares sold by the selling stockholder. We anticipate that the initial public offering price will be between $ and $ per share.

     Immediately after the offering, Onex Corporation will own through its subsidiaries and affiliates all of our class B common stock. Each share of class A common stock has one vote and each share of class B common stock has 10 votes, and our class A stockholders (including holders of exchangeable shares) and class B stockholders are entitled to vote together as a class on all matters submitted to a vote of our stockholders. Accordingly, following this offering, Onex Corporation will beneficially own common stock representing approximately
  % of the combined voting power of our common stock, assuming no exercise of the underwriters' over-allotment option. We and the selling stockholder have
granted the underwriters an option to purchase up to   additional shares of our
class A common stock to cover over-allotments.

     Concurrently with the offer and sale of shares of our class A common stock described in this prospectus, two of our subsidiaries are offering exchangeable shares of Loews Cineplex Entertainment Corporation Canada for sale in an underwritten offering in Canada. Each exchangeable share will be exchangeable at the option of the holder into one share of our class A common stock. We, our subsidiaries and the selling stockholder will sell a combined total of shares of our class A common stock and exchangeable shares. We will reduce the number of shares of our class A common stock we sell in this offering by the number of exchangeable shares sold in the concurrent offering. See "Prospectus Summary--Concurrent Offering."

     No public market currently exists for shares of our class A common stock. We have applied to list our class A common stock on the New York Stock Exchange under the symbol " ".
                             ----------------------
     Investing in our common stock involves risks. See "Risk Factors" on page
12.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             ----------------------

                                                              Per Share    Total
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discount.......................................  $           $
Proceeds to us before expenses..............................  $           $
Proceeds to the selling stockholder before expenses.........  $           $

     The underwriters expect to deliver the shares of class A common stock to
purchasers on or about           , 2002.
                             ----------------------
                           Joint Bookrunning Managers
GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY
                             ----------------------
CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.
                       Prospectus dated           , 2002.

                              [INSIDE COVER PAGE]

                               COVER ART TO COME

                               TABLE OF CONTENTS

About This Prospectus..................    i
Prospectus Summary.....................    1
Risk Factors...........................   12
Special Note Regarding Forward-Looking
  Statements...........................   20
Market and Currency Information........   20
Use of Proceeds........................   21
Dividend Policy........................   21
Capitalization.........................   22
Dilution...............................   24
Selected Historical Financial and
  Operating Data.......................   25
Unaudited Pro Forma Combined Financial
  Statements...........................   31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   39
Film Exhibition Industry...............   58
Business...............................   61
Management.............................   74
Certain Relationships and Related
  Transactions.........................   85
Principal and Selling Stockholders.....   89
Description of Capital Stock...........   91
Material U.S. Federal Income Tax
  Considerations for Non-U.S.
  Holders..............................   97
Underwriting...........................  100
Shares Eligible for Future Sale........  104
Legal Matters..........................  106
Experts................................  106
Where You Can Find More Information....  106
Index to Financial Statements..........  F-1

                             ---------------------

     Until           , 2002, all dealers that effect transactions in our class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ABOUT THIS PROSPECTUS

     Unless the context otherwise indicates or requires, as used in this prospectus:

     - "we," "us," "our," "Loews" or "Loews Cineplex" means Loews Cineplex Entertainment Corporation and its subsidiaries and references to "Loews Canada" mean Loews Cineplex Entertainment Corporation Canada;

     - "this offering" means the offering of class A common stock by us and the selling stockholder and the concurrent offering of Loews Canada exchangeable shares;

     - all share data (1) assume the issuance of the shares of our class A common stock issuable upon exchange of all Loews Canada exchangeable shares that will be outstanding after this offering and (2) give
           effect to a   :  stock-split we will effect immediately prior to the
           closing of this offering;

     - our description of our business, including screen and theatre counts, gives effect to our acquisition of Grupo Cinemex, S.A. de C.V., or Grupo Cinemex, and the partnership interest in Loeks-Star Partners, or Loeks-Star Theatres, that we did not previously own;

     - "pro forma" refers to data giving effect to (1) our acquisition of Grupo Cinemex and the acquisition by its chief executive officer of
           an approximately   % interest in Grupo Cinemex, (2) our acquisition
           of an additional 49% interest in Loeks-Star Theatres, (3) our acquisition of an additional 25.4% interest in Megabox Cineplex, Inc., or Megabox Cineplex, (4) our bankruptcy reorganization and (5) our adoption of Statement of Financial Accounting Standards No. 142;

     - "pro forma, as adjusted" refers to pro forma data adjusted to give effect to (1) borrowings under the new senior secured credit facilities we and Grupo Cinemex will enter into, and the application of those borrowings, and (2) this offering and the application of our net proceeds from this offering;

     - "market share" refers to share of aggregate box office revenues in the relevant market, and market information refers to information for calendar year 2001; and

     - "domestic" refers to the U.S. and Canada and "international" refers to all countries other than the U.S. and Canada.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the securities being sold in this offering, the financial statements and notes thereto and the pro forma financial data appearing elsewhere in this prospectus.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

  OVERVIEW

     We are one of the world's leading film exhibition companies, with theatres in the United States, Canada, Mexico, Spain and South Korea. As of June 30, 2002, we owned, operated or had an interest in 2,768 screens in 282 theatres. The majority of our theatres are concentrated in major metropolitan markets and we have a leading market share, based on box office revenues, in some of the most important markets in the countries in which we operate. We believe our concentration in major metropolitan markets increases our strategic importance to film studios, concession suppliers, advertisers and real estate owners and developers. We operate theatres under the Loews Theatres, Cinemex Theatres, Cineplex Odeon and Star Theatres names. Our partnerships operate theatres under the Magic Johnson Theatres, Yelmo Cineplex and Megabox names.

     In the U.S., we operate 1,534 screens in 153 theatres in 19 states and the District of Columbia. We have the number one market share in the metropolitan areas of New York, Chicago, Detroit and Washington, D.C. and an important market presence in Los Angeles, San Francisco, Boston, Seattle and Baltimore. More than 75% of our U.S. theatres are located in the top 10 designated market areas, or DMAs, and more than 90% of our U.S. theatres are located in the top 25 DMAs.

     In Canada, we are one of the two leading exhibitors and own, operate or have an interest in 620 screens in 72 theatres in six provinces. Our Canadian circuit has approximately a 25% share of the total film exhibition market in Canada. More than 90% of our Canadian theatres are located in the top 10 DMAs.

     In Mexico, we have approximately a 50% market share in the Mexico City metropolitan area, where 26 of our 31 theatres are located. Our Mexican circuit is modern, with an average theatre age of less than four years. We also own 50% interests in partnerships that operate theatres in Spain and South Korea. Yelmo Cineplex, our Spanish partnership, is the largest film exhibitor in Spain measured by total screens, with 223 screens in 21 theatres. Megabox Cineplex, our South Korean partnership, operates 42 screens in five theatres.

     On a pro forma, as adjusted, basis, for the year ended February 28, 2002 and the three months ended May 31, 2002, respectively, we generated $
million and $     million of attributable revenues and $   million and $
million of attributable EBITDA, representing a   % and   % attributable EBITDA
margin. See "--Summary Historical and Pro Forma Financial and Operating Data."

  OUR COMPETITIVE STRENGTHS

     We believe that the following competitive strengths position us well for future growth and profitability:

     High Concentration and Leading Position in Major Metropolitan Markets. Our theatre circuit is concentrated in some of the largest cities in our domestic and international markets. We believe that our concentration and leading market position in major metropolitan markets with desirable demographics increase our strategic importance to film studios, concession suppliers and real estate owners and developers, enhance our ability to generate ancillary revenue opportunities, such as advertising, and improve our asset utilization rate.

     Strong Balance Sheet and Significant Cash Flow. We believe that our pro forma, as adjusted, balance sheet compares favorably to our reporting competitors. Combined with our significant cash flow from operations, we believe our balance sheet allows us substantial strategic flexibility in operating our business and in pursuing selected growth opportunities.

     Reorganization Created Stronger, More Flexible Theatre Portfolio. In the course of our reorganization, we closed 119 theatres with 647 screens, which were primarily non-strategic and underperforming theatres.

During the same period, we also amended the terms of 86 of our continuing theatre leases to obtain significant rent reductions, lease termination rights, shortened lease terms or other landlord concessions. As a result of this process, we believe we have significantly enhanced the quality, profitability and operating flexibility of our theatre portfolio.

     Positioned to Capitalize on Growth in Select International Markets. Our international theatres are in some of the most attractive metropolitan markets in the countries in which they are located. They collectively generate a higher EBITDA margin than our domestic operations and provide us with strong growth opportunities. As theatre infrastructure improves in these and other international markets and patrons around the world continue to develop American-style moviegoing habits, we believe that per capita attendance, box office revenues and concession sales in international markets will continue to rise.

     Experienced Management Team. The diversified experience of our management team contributes to our strong operating performance. Our senior managers have extensive experience in the film exhibition industry, and some bring to us knowledge gained from experience in the restaurant, retail and other related industries. The strong relationships of our management team with the major film studios, our concession suppliers and other business partners also contribute to our having some of the leading operating metrics among our reporting competitors.

  OUR STRATEGY

     Key elements of our strategy include:

     Maximizing Financial Returns from our Existing Markets. We believe that our prominent position in the major metropolitan markets in which we have a presence and our focus on customer satisfaction will continue to drive growth in our revenues and profitability. Our market concentration and experience in these markets enable us to manage our film, concession and other theatre-level costs effectively, thereby maximizing our operating efficiencies. In addition to our focus on improving and refurbishing our existing assets, we seek complementary development and acquisition opportunities to further enhance our competitive position in our domestic and international markets.

     Capitalizing on Ancillary Revenue Opportunities. We seek to expand and develop ancillary revenue opportunities, such as advertising, which have attractive margins. We believe that our strong presence and leading market position in major metropolitan markets position us to capitalize on ancillary revenue opportunities as they develop.

     Pursuing Selected Growth Opportunities in New Markets. We intend to selectively pursue expansion opportunities domestically and internationally that meet our strategic and financial return criteria. We look for opportunities that will provide us with a platform to establish strong concentrations in major metropolitan markets. We believe that we have the financial strength, experience and flexibility to pursue attractive acquisitions.

  OUR INDUSTRY

     Global box office revenues reached record levels in 2001, increasing to $18.5 billion from $13.9 billion in 1995. In the U.S., 2001 was the tenth consecutive year of box office revenue growth, reaching record levels of approximately $8.4 billion. That growth has continued in 2002, with U.S. box office revenues up 16% year over year through July 28, 2002.

     From 1995 to mid-year 2000, the domestic film exhibition industry experienced a period of significant expansion. In 2000 and 2001, an oversupply of screens, combined with a heavy reliance on debt financing and below average film product, created financial pressures that caused many major film exhibitors to declare bankruptcy. We believe the reductions in screen count that resulted from these bankruptcies, combined with strong film releases, have meaningfully improved the economics of the film exhibition industry.

     We believe that the film exhibition industry will continue to benefit from the following trends:

        - increased studio spending on the production and marketing of new film releases;

        - development of strong film franchises and increased appeal of a diversity of films;

        - importance of international markets;

        - favorable attendance trends;

        - screen rationalization; and

        - reduced seasonality of revenues.

  OUR REORGANIZATION

     On February 15, 2001, we and all of our wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under chapter 11 of the U.S. Bankruptcy Code. In Canada, on the same date, we obtained an order to initiate a restructuring of obligations and operations of our wholly owned subsidiary, Cineplex Odeon Corporation, or Cineplex Odeon, and certain of its Canadian subsidiaries under the Companies' Creditors Arrangement Act, or the CCAA. We emerged from bankruptcy reorganization effective March 21, 2002.

     Pursuant to our plan of reorganization, in consideration for $300.0 million of pre-petition bank debt and $35.0 million in cash, Onex Corporation, or Onex, acquired [60,000] shares of our class B common stock and OCM Cinema Holdings, LLC (or its affiliates), or OCM Cinema, acquired [40,000] shares of our class A common stock. As a result, following our emergence from bankruptcy reorganization, Onex and OCM Cinema owned 60% and 40%, respectively, of our common stock.

     During our reorganization, we closed 119 theatres that generated marginal or negative cash flows and were not strategically important to us. We were also able to renegotiate the terms of 86 of our continuing theatre leases. These theatre closings and lease renegotiations significantly reduced our operating expenses and enhanced our flexibility in responding to changing market conditions.

     Although we emerged from bankruptcy on March 21, 2002, for accounting purposes we have accounted for our reorganization as of March 31, 2002. Accordingly, our historical financial information reflects the financial condition and results of operations of our predecessor company (prior to reorganization) for all periods presented through March 31, 2002 and our successor company for the period April 1 through May 31, 2002.

  RECENT DEVELOPMENTS

     Loeks-Star Theatres Acquisition. We have owned a 50% interest in Loeks-Star Theatres since it was formed in 1988. On April 2, 2002, Onex and OCM Cinema acquired a 49% interest in Loeks-Star Theatres from our partner for $38.2 million, and agreed to acquire the remaining 1% interest not later than May 1, 2003 for $800,000. Loeks-Star Theatres owns and operates 10 Star Theatres in Michigan, comprising 156 screens.

     Grupo Cinemex Acquisition. On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex, the operator of Cinemex Theatres, for $224.0 million and the assumption of $71.4 million of debt. Grupo Cinemex owns and operates 349 screens in 31 theatres in Mexico, and is the largest film exhibition company in the Mexico City metropolitan area based on box office revenues.

     Loeks-Star Theatres and Grupo Cinemex Combinations. Concurrently with the closing of this offering, Onex and OCM Cinema will cause their interests in Grupo Cinemex and Loeks-Star Theatres to be combined with us. As a result, Grupo Cinemex and Loeks-Star Theatres will become our wholly owned subsidiaries,
excluding a      % interest in Grupo Cinemex held by its chief executive officer and giving effect to our agreement to purchase the remaining 1% interest in Loeks-Star Theatres.

     Megabox Cineplex Acquisition. On July 31, 2002, we acquired an additional 25.4% interest in the Megabox Cineplex partnership in South Korea for $20.6 million, bringing our total interest to 50.0%. Megabox Cineplex owns and operates 42 screens in five theatres in South Korea, including a 16-screen theatre located in Seoul that had approximately 5.7 million patrons in 2001. We believe this theatre is among the most attended theatres in the world.

 OUR RISKS

     Despite the competitive strengths described above, our business is subject to a number of risks. We operate in an industry that is fragmented and highly competitive. We compete with other theatre circuits with respect to film product, attracting patrons, acquiring and developing new theatre sites and acquiring theatre circuits. We may not be able to successfully execute our business strategy because of the competitive environment in which we operate or other factors. In addition, poor performance of, or any disruption in the production or distribution of, first-run motion pictures, or a reduction in the marketing efforts of the film distributors, would hurt our business and results of operations. Also, if we fail to maintain the operating efficiencies we have generated in the past, our results of operations may suffer. For a discussion of these and other risks, please see "Risk Factors" beginning on page 12.

                            ------------------------

     We were originally incorporated under the name LTM Holdings, Inc. in the State of Delaware in 1986. Our principal executive offices are located at 711 Fifth Avenue, New York, New York 10022. Our telephone number is (212) 833-6200. Our website address is www.loewscineplex.com. The information on our website does not constitute part of this prospectus.

                                  THE OFFERING

Shares offered............................                   shares

     Class A common stock offered by
Loews.....................................                   shares

     Class A common stock offered by the
selling
       stockholder........................                   shares

     Exchangeable shares offered by our
subsidiaries..............................                   exchangeable shares

Common stock to be outstanding after this offering

     Class A..............................                   shares. In
                                              calculating the number of
                                              outstanding shares, we have
                                              included shares issuable upon
                                              exchange of all exchangeable
                                              shares that will be outstanding
                                              after this offering. See
                                              "--Concurrent Offering."

     Class B..............................                   shares

Use of proceeds...........................    We estimate that our net proceeds
                                              from this offering and the
                                              concurrent offering of
                                              exchangeable shares will be
                                              approximately $     million. We
                                              will not receive any of the
                                              proceeds from the sale of shares
                                              by the selling stockholder. We
                                              expect to use our net proceeds to
                                              repay a portion of our existing
                                              debt, for working capital and
                                              capital expenditures and for
                                              general corporate purposes. See
                                              "Use of Proceeds."

Over-allotment option.....................    We and the selling stockholder
                                              have granted the underwriters a
                                              30-day option to purchase up to an
                                              additional                shares
                                              of class A common stock, to cover
                                              over-allotments.

New York Stock Exchange symbol............    "       "

Dividend policy...........................    We currently intend to retain all
                                              future earnings to fund
                                              development and growth of our
                                              business. We do not anticipate
                                              paying cash dividends on our
                                              common stock in the foreseeable
                                              future.
---------------
     The number of shares of class A common stock and class B common stock to be outstanding after this offering is based on the number of shares outstanding as
of           , 2002 and excludes:

     - shares of class A common stock issuable upon exercise of the underwriters' over-allotment option;

     -     approximately                shares of class A common stock issuable
           upon the exercise of options and approximately                shares
           of restricted stock, which we will grant or issue to directors, officers and other employees concurrently with the closing of this offering pursuant to our long-term incentive plan; and

     - [1,575] shares and [727] shares of class A common stock issuable pursuant to warrants we have agreed to issue to OCM Cinema and Onex, respectively.

                              CONCURRENT OFFERING

     Concurrently with the offer and sale of shares of our class A common stock pursuant to this prospectus, two of our subsidiaries are offering exchangeable shares of Loews Cineplex Entertainment Corporation Canada, or Loews Canada, for sale in an underwritten offering in Canada. Each exchangeable share will be exchangeable at the option of the holder into one share of our class A common stock, subject to compliance with the applicable exchange procedures and securities laws. We, our subsidiaries and the selling stockholder will sell a
combined total of           shares of our class A common stock and exchangeable
shares of Loews Canada. We will reduce the number of shares of our class A common stock we sell in this offering by the number of exchangeable shares sold by our subsidiaries in the concurrent offering.

     The exchangeable shares sold in the concurrent offering may not be resold or otherwise transferred in the United States except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from registration under the Securities Act. The issuance of the shares of our class A common stock issuable upon exchange of the exchangeable shares is registered under the same registration statement as the offer and sale of our shares of class A common stock pursuant to this prospectus. The offering of exchangeable shares will enable Canadian investors to acquire shares that are not foreign property for Canadian federal income tax purposes. The offering of class A common stock pursuant to this prospectus and the offering of the exchangeable shares of Loews Canada will close at the same time.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     You should read the summary historical and pro forma financial and operating data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Statements" and the financial statements and related notes and other financial information included elsewhere in this prospectus. See the notes to our financial statements for a description of the differences between U.S. and Canadian generally accepted accounting principles.

SUMMARY FINANCIAL DATA

                                                      PREDECESSOR                          SUCCESSOR     PRO FORMA, AS ADJUSTED
                                --------------------------------------------------------   ----------   -------------------------
                                                                    THREE                                                THREE
                                                                    MONTHS                                  YEAR         MONTHS
                                 YEAR ENDED FEBRUARY 28 OR 29,      ENDED     MARCH 1 TO   APRIL 1 TO      ENDED         ENDED
                                --------------------------------   MAY 31,    MARCH 31,     MAY 31,     FEBRUARY 28,    MAY 31,
                                  2000       2001        2002        2001        2002       2002(A)         2002          2002
                                --------   ---------   ---------   --------   ----------   ----------   ------------   ----------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Revenues:
   Box office.................  $647,774   $ 628,851   $ 600,725   $127,108    $ 52,514    $  111,235
   Concessions................   243,511     241,034     224,289     47,766      20,869        44,753
   Other......................    37,182      35,383      31,139      7,372       2,156         6,058
                                --------   ---------   ---------   --------    --------    ----------    ----------     --------
       Total operating
        revenues..............   928,467     905,268     856,153    182,246      75,539       162,046
 Expenses:
   Theatre operations and
     other expenses...........   694,712     714,132     652,944    145,936      54,890       121,869
   Cost of concessions........    38,245      39,061      35,080      7,937       2,609         6,253
   General and
     administrative...........    53,031      50,369      42,186      9,951       3,906         8,732
   Depreciation and
     amortization.............   112,236     124,119     108,823     26,747       6,307        11,376
   Restructuring charges(b)...        --      12,653       9,549        376       1,445            --
   Loss on sale/disposal of
     theatres and other(b)....     8,388     240,609      33,810      5,537          --            --
                                --------   ---------   ---------   --------    --------    ----------    ----------     --------
       Total operating
        expenses..............   906,612   1,180,943     882,392    196,484      69,157       148,230
 Income/(loss) from
   operations.................    21,855    (275,675)    (26,239)   (14,238)      6,382        13,816
 Interest expense.............    72,728      98,601      60,866     17,695       3,914         6,244
 Equity (income)/loss in
   long-term investments......    (1,145)      8,385       1,748      2,492         (87)         (125)
 Reorganization costs(b)......        --      42,146      96,497      9,452       2,573            --
                                --------   ---------   ---------   --------    --------    ----------    ----------     --------
 Income/(loss) before income
   taxes, extraordinary gain
   and cumulative effect of
   change in accounting
   principle..................   (49,728)   (424,807)   (185,350)   (43,877)        (18)        7,697
   Income tax expense.........     1,662       3,598       2,550        592         199           158
                                --------   ---------   ---------   --------    --------    ----------    ----------     --------
 Income/(loss) before
   extraordinary gain and
   cumulative effect of change
   in accounting principle....   (51,390)   (428,405)   (187,900)   (44,469)       (217)        7,539
 Extraordinary gain, net of
   tax(c).....................        --          --          --         --     474,290            --
 Cumulative effect of change
   in accounting principle,
   net of tax(d)..............        --       7,841          --         --          --            --
                                --------   ---------   ---------   --------    --------    ----------    ----------     --------
 Net income/(loss)............  $(51,390)  $(436,246)  $(187,900)  $(44,469)   $474,073    $    7,539
                                ========   =========   =========   ========    ========    ==========    ==========     ========

                                                                        AS OF MAY 31, 2002
                                                              --------------------------------------
                                                              SUCCESSOR                   PRO FORMA,
                                                              ----------                      AS
                                                                ACTUAL      PRO FORMA      ADJUSTED
                                                              ----------   ------------   ----------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents..................................  $   82,278    $  119,907
 Total assets...............................................   1,167,966     1,559,135
 Total debt.................................................     569,733       641,088
 Total liabilities..........................................     785,474       907,638
 Stockholders' equity.......................................     382,492       627,083
 Attributable cash and cash equivalents(e)(f)...............  $   83,451    $  121,080
 Attributable debt(e)(g)....................................     587,116       658,471

                                                      PREDECESSOR                          SUCCESSOR     PRO FORMA, AS ADJUSTED
                                --------------------------------------------------------   ----------   -------------------------
                                                                    THREE                                                THREE
                                                                    MONTHS                                  YEAR         MONTHS
                                 YEAR ENDED FEBRUARY 28 OR 29,      ENDED     MARCH 1 TO   APRIL 1 TO      ENDED         ENDED
                                --------------------------------   MAY 31,    MARCH 31,     MAY 31,     FEBRUARY 28,    MAY 31,
                                  2000        2001        2002       2001        2002       2002(A)         2002          2002
                                --------   ----------   --------   --------   ----------   ----------   ------------   ----------
                                                                         (IN THOUSANDS)
OTHER FINANCIAL DATA:
 Capital expenditures.........  $185,350   $  150,859   $ 55,888   $  8,744    $  1,512    $    1,261
 Attributable
   revenues(e)(h).............  $987,867   $  972,146   $933,498   $199,454    $ 83,166    $  171,803
 Attributable EBITDA(e)(i)....   154,275      112,308    139,622     21,473      15,776        27,762
 Attributable EBITDA
   margin(e)..................      15.6%        11.6%      15.0%      10.8%       19.0%         16.2%

                                                                       Footnotes
on following page.

(a) Includes the financial results of Loeks-Star Theatres on a combined basis from April 2, 2002, the date Loeks-Star Theatres became an entity under common control. Prior to April 2, 2002, we accounted for Loeks-Star Theatres under the equity method of accounting based on our 50% interest in the partnership.

(b) See the notes to our financial statements with respect to our bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," and our restructuring charges, loss on sale/disposal of theatres and other and reorganization costs.

(c) Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with our reorganization.

(d) Represents a one-time charge to reflect the adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," regarding the accounting for advance sales. See the further discussion in the notes to our financial statements.

(e) Attributable cash and cash equivalents, attributable debt, attributable revenues, EBITDA, attributable EBITDA and attributable EBITDA margin are not presentations made in accordance with generally accepted accounting principles and are not measures of financial condition or profitability. This financial information is included in this prospectus to provide additional information that our management uses to assess our company and our equity interests in our partnerships. While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(f) Attributable cash and cash equivalents represents our cash and cash equivalents plus our percentage share, based on our equity ownership, of the cash and cash equivalents of our partnerships. The calculation of attributable cash and cash equivalents is shown below:

                                                                           AS OF MAY 31, 2002
                                                                   -----------------------------------
                                                                   SUCCESSOR
                                                                   ---------               PRO FORMA,
                                                                    ACTUAL     PRO FORMA   AS ADJUSTED
                                                                   ---------   ---------   -----------
                                                                             (IN THOUSANDS)
     Cash and cash equivalents...................................  $ 82,278    $119,907
     Our equity share of partnership cash and cash equivalents...     1,173       1,173
                                                                   --------    --------     --------
     Attributable cash and cash equivalents......................  $ 83,451    $121,080
                                                                   ========    ========     ========

(g) Attributable debt represents our total debt plus our percentage share, based on our equity ownership, of the debt of our partnerships. The debt of our partnerships is non-recourse to us. The calculation of attributable debt is shown below:

                                                                           AS OF MAY 31, 2002
                                                                   -----------------------------------
                                                                   SUCCESSOR
                                                                   ---------               PRO FORMA,
                                                                    ACTUAL     PRO FORMA   AS ADJUSTED
                                                                   ---------   ---------   -----------
                                                                             (IN THOUSANDS)
     Total debt..................................................  $569,733    $641,088
     Our equity share of partnership debt........................    17,383      17,383
                                                                   --------    --------     --------
     Attributable debt...........................................  $587,116    $658,471
                                                                   ========    ========     ========

(h) Attributable revenues represents our total operating revenues plus our percentage share, based on our equity ownership, of the operating revenues of our partnerships. The calculation of attributable revenues is shown below:

                                                           PREDECESSOR                               SUCCESSOR
                                  --------------------------------------------------------------     ----------
                                                                          THREE
                                                                          MONTHS
                                    YEAR ENDED FEBRUARY 28 OR 29,         ENDED       MARCH 1 TO     APRIL 1 TO
                                  ----------------------------------     MAY 31,      MARCH 31,       MAY 31,
                                    2000         2001         2002         2001          2002           2002
                                  --------     --------     --------     --------     ----------     ----------
                                                                 (IN THOUSANDS)
     Total operating
      revenues...............     $928,467     $905,268     $856,153     $182,246      $75,539        $162,046
     Our equity share of
      partnership revenues...       59,400       66,878       77,345       17,208        7,627           9,757
                                  --------     --------     --------     --------      -------        --------
     Attributable revenues...     $987,867     $972,146     $933,498     $199,454      $83,166        $171,803
                                  ========     ========     ========     ========      =======        ========

                                  PRO FORMA, AS ADJUSTED
                               -----------------------------
                                                   THREE
                                   YEAR            MONTHS
                                  ENDED            ENDED
                               FEBRUARY 28,       MAY 31,
                                   2002             2002
                               ------------     ------------
                                      (IN THOUSANDS)
     Total operating
      revenues...............    $                $
     Our equity share of
      partnership revenues...
                                 --------         --------
     Attributable revenues...    $                $
                                 ========         ========

                                          Footnotes continued on following page.

(i) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expense. Attributable EBITDA represents EBITDA adjusted (i) to exclude loss on sale/disposal of theatres and other, restructuring charges, equity (income)/loss on long-term investments, reorganization costs, cumulative effect of change in accounting principle and extraordinary items and (ii) to include our percentage share, based on our equity ownership, of the EBITDA of our partnerships. The calculations of EBITDA and attributable EBITDA are shown below:

                                                    PREDECESSOR                          SUCCESSOR      PRO FORMA, AS ADJUSTED
                              --------------------------------------------------------   ----------   ---------------------------
                                                                  THREE
                                                                  MONTHS                                  YEAR       THREE MONTHS
                               YEAR ENDED FEBRUARY 28 OR 29,      ENDED     MARCH 1 TO   APRIL 1 TO      ENDED          ENDED
                              --------------------------------   MAY 31,    MARCH 31,     MAY 31,     FEBRUARY 28,     MAY 31,
                                2000       2001        2002        2001        2002         2002          2002           2002
                              --------   ---------   ---------   --------   ----------   ----------   ------------   ------------
                                                                        (IN THOUSANDS)
Net income/(loss)..........   $(51,390)  $(436,246)  $(187,900)  $(44,469)   $474,073     $ 7,539
Depreciation and
 amortization..............    112,236     124,119     108,823     26,747       6,307      11,376
Interest expense...........     72,728      98,601      60,866     17,695       3,914       6,244
Income tax expense.........      1,662       3,598       2,550        592         199         158
                              --------   ---------   ---------   --------    --------     -------       -------        -------
EBITDA.....................    135,236    (209,928)    (15,661)       565     484,493      25,317

Loss on sale/disposal of
 theatres and other........      8,388     240,609      33,810      5,537          --          --
Restructuring charges......         --      12,653       9,549        376       1,445          --
Equity (income)/loss in
 long-term investments.....     (1,145)      8,385       1,748      2,492         (87)       (125)
Reorganization costs.......         --      42,146      96,497      9,452       2,573          --
Cumulative effect of change
 in accounting principle,
 net of tax................         --       7,841          --         --          --          --
Extraordinary gain, net of
 tax.......................         --          --          --         --     474,290          --
                              --------   ---------   ---------   --------    --------     -------       -------        -------
                               142,479     101,706     125,943     18,422      14,134      25,192
Our equity share of
 partnership EBITDA........     11,796      10,602      13,679      3,051       1,642       2,570
                              --------   ---------   ---------   --------    --------     -------       -------        -------
Attributable EBITDA........   $154,275   $ 112,308   $ 139,622   $ 21,473    $ 15,776     $27,762
                              ========   =========   =========   ========    ========     =======       =======        =======

SUMMARY OPERATING DATA

     The table below sets forth unaudited historical and pro forma operating data for each of the periods indicated. Our management views these data as key operating measures and believes that investors may find them useful in analyzing companies in the film exhibition industry. No one measure is more meaningful than another and our management uses these measures, among others, to assess our operating performance. In order to arrive at a more meaningful presentation of operating data related to our productivity and performance, all amounts below include 100% of the operating results and theatre, screen and attendance counts of all our partnerships including Loeks-Star Theatres, in which we had a 50% interest prior to April 2, 2002 and subsequent thereto on a combined basis have a 100% interest, and the Magic Johnson Theatres, Yelmo Cineplex and Megabox Cineplex partnerships, in each of which we have a 50% interest. Prior to July 31, 2002, our interest in Megabox Cineplex was 24.6%.

                                                                           PREDECESSOR                           SUCCESSOR
                                                    ----------------------------------------------------------   ----------
                                                                                     THREE MONTHS
                                                    YEAR ENDED FEBRUARY 28 OR 29,       ENDED       MARCH 1 TO   APRIL 1 TO
                                                    ------------------------------     MAY 31,      MARCH 31,     MAY 31,
                                                      2000       2001       2002         2001          2002         2002
                                                    --------   --------   --------   ------------   ----------   ----------
 U.S. AND CANADA:
       Theatres operated (at period end)..........       367        273        240         261           238          226
       Screens operated (at period end)...........     2,777      2,375      2,243       2,306         2,232        2,161
       Average screens per theatre................       7.6        8.7        9.3         8.8           9.4          9.6
       Average admission per patron...............  $   5.48   $   5.71   $   6.09     $  6.04       $  5.98      $  6.13
       Average concessions per patron.............  $   2.09   $   2.22   $   2.32     $  2.32       $  2.41      $  2.48
       Attendance (in thousands)..................   128,663    120,601    109,242      23,362         9,738       18,941

 INTERNATIONAL:
       Theatres operated (at period end)..........        18         21         22          20            23           26
       Screens operated (at period end)...........       149        188        205         183           225          265
       Average screens per theatre................       8.3        9.0        9.3         9.2           9.8         10.2
       Average admission per patron...............  $   3.75   $   3.83   $   3.99     $  3.85       $  4.03      $  4.04
       Average concessions per patron.............  $   1.11   $   1.08   $   1.07     $  1.01       $  1.16      $  1.19
       Attendance (in thousands)..................     6,618      9,707     14,363       3,068         1,397        2,739

 WORLDWIDE:
       Theatres operated (at period end)..........       385        294        262         281           261          252
       Screens operated (at period end)...........     2,926      2,563      2,448       2,489         2,457        2,426
       Average screens per theatre................       7.6        8.7        9.3         8.9           9.4          9.6
       Average admission per patron...............  $   5.39   $   5.57   $   5.84     $  5.79       $  5.73      $  5.87
       Average concessions per patron.............  $   2.05   $   2.14   $   2.17     $  2.17       $  2.25      $  2.32
       Attendance (in thousands)..................   135,281    130,308    123,605      26,430        11,135       21,680
       Circuit revenues per screen(a)(b)(d).......  $359,762   $353,441   $417,220     $87,036       $37,615      $75,940
       Circuit EBITDA per screen(b)(c)(d).........  $ 56,884   $ 42,219   $ 63,619     $10,063       $ 7,246      $12,711

                                                         PRO FORMA, AS ADJUSTED
                                                    --------------------------------

                                                          YEAR          THREE MONTHS
                                                          ENDED            ENDED
                                                    FEBRUARY 28, 2002   MAY 31, 2002
                                                    -----------------   ------------
 U.S. AND CANADA:
       Theatres operated (at period end)..........
       Screens operated (at period end)...........
       Average screens per theatre................
       Average admission per patron...............
       Average concessions per patron.............
       Attendance (in thousands)..................
 INTERNATIONAL:
       Theatres operated (at period end)..........
       Screens operated (at period end)...........
       Average screens per theatre................
       Average admission per patron...............
       Average concessions per patron.............
       Attendance (in thousands)..................
 WORLDWIDE:
       Theatres operated (at period end)..........
       Screens operated (at period end)...........
       Average screens per theatre................
       Average admission per patron...............
       Average concessions per patron.............
       Attendance (in thousands)..................
       Circuit revenues per screen(a)(b)(d).......
       Circuit EBITDA per screen(b)(c)(d).........

                                                    Footnotes on following page.

(a) Circuit revenues per screen consists of our attributable revenues plus the operating revenues of our partnerships attributable to our partners divided by the weighted average number of screens owned or operated by us and our partnerships. A reconciliation of attributable revenues to circuit revenues follows:

                                                 PREDECESSOR                              SUCCESSOR
                       ----------------------------------------------------------------   ----------
                          YEAR ENDED FEBRUARY 28 OR 29,       THREE MONTHS   MARCH 1 TO   APRIL 1 TO
                       ------------------------------------      ENDED       MARCH 31,     MAY 31,
                          2000         2001         2002      MAY 31, 2001      2002         2002
                       ----------   ----------   ----------   ------------   ----------   ----------
                                                      (IN THOUSANDS)
Attributable
  revenues...........  $  987,867   $  972,146   $  933,498     $199,454      $83,166      $171,803
Operating revenues of
  our partnerships
  attributable to our
  partners...........      59,400       74,392       97,870       20,398        9,256        13,794
                       ----------   ----------   ----------     --------      -------      --------
Circuit revenues.....  $1,047,267   $1,046,538   $1,031,368     $219,852      $92,422      $185,597
                       ==========   ==========   ==========     ========      =======      ========

                            PRO FORMA, AS ADJUSTED
                       --------------------------------
                             YEAR          THREE MONTHS
                             ENDED            ENDED
                       FEBRUARY 28, 2002   MAY 31, 2002
                       -----------------   ------------
                                (IN THOUSANDS)
Attributable
  revenues...........
Operating revenues of
  our partnerships
  attributable to our
  partners...........
Circuit revenues.....

(b) Per screen ratios are calculated using a weighted average number of screens during the period (including the screens of the Loeks-Star Theatres, Magic Johnson Theatres, Yelmo Cineplex and Megabox Cineplex partnerships).

(c) Circuit EBITDA per screen consists of attributable EBITDA plus EBITDA of our partnerships attributable to our partners divided by the weighted average number of screens owned or operated by us and our partnerships. A reconciliation of attributable EBITDA to circuit EBITDA follows:

                                                 PREDECESSOR                              SUCCESSOR
                       ----------------------------------------------------------------   ----------
                          YEAR ENDED FEBRUARY 28 OR 29,       THREE MONTHS   MARCH 1 TO   APRIL 1 TO
                       ------------------------------------      ENDED       MARCH 31,     MAY 31,
                          2000         2001         2002      MAY 31, 2001      2002         2002
                       ----------   ----------   ----------   ------------   ----------   ----------
                                                      (IN THOUSANDS)
Attributable
  EBITDA.............  $  154,275   $  112,308   $  139,622     $ 21,473      $15,776      $ 27,762
EBITDA of our
  partnerships
  attributable to our
  partners...........      11,316       12,702       17,644        3,947        2,028         3,303
                       ----------   ----------   ----------     --------      -------      --------
Circuit EBITDA.......  $  165,591   $  125,010   $  157,266     $ 25,420      $17,804      $ 31,065
                       ==========   ==========   ==========     ========      =======      ========

                            PRO FORMA, AS ADJUSTED
                       --------------------------------
                             YEAR          THREE MONTHS
                             ENDED            ENDED
                       FEBRUARY 28, 2002   MAY 31, 2002
                       -----------------   ------------
                                (IN THOUSANDS)
Attributable
  EBITDA.............
EBITDA of our
  partnerships
  attributable to our
  partners...........
Circuit EBITDA.......

(d) Circuit revenues, circuit revenues per screen, circuit EBITDA and circuit EBITDA per screen are not presentations made in accordance with generally accepted accounting principles and are not measures of profitability. This financial information is included in this prospectus to provide additional information that our management uses to measure our overall operating performance, including 100% of our partnerships. While management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE DEPEND ON MOTION PICTURE PRODUCTION AND PERFORMANCE.

     Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of these motion pictures in our markets. We license first-run motion pictures, the success of which is dependent upon their quality, as well as on the marketing efforts of the major film studios and distributors. Poor performance of these motion pictures, or any disruption in the production or release of motion pictures, including by reason of a strike or threat of a strike, or a reduction in the marketing efforts of the major film studios and distributors, would have a negative effect on film attendance and adversely affect our business and results of operations. In addition, a significant change in the type and breadth of motion pictures offered by film studios may adversely affect attendance levels of various demographic bases of moviegoers, which could adversely affect our business and results of operations.

WE OPERATE IN A COMPETITIVE ENVIRONMENT.

     The film exhibition industry is fragmented and highly competitive, particularly with respect to film licensing, attracting patrons, acquiring and developing new theatre sites and acquiring theatre circuits. Theatres operated by national and regional circuits and by independent exhibitors compete with our theatres. In recent years, the industry-wide strategy of aggressively building megaplexes, some of which have as many as 30 screens in a single theatre, generated significant competition and resulted in an oversupply of screens in the domestic market. We believe there continues to be an oversupply of screens in the domestic film exhibition industry, which has affected and may continue to affect the performance of some of our theatres by reducing per screen attendance levels.

     There are no significant barriers to entry in the film exhibition industry. Although there has been a recent decline in the number of screens industry-wide, particularly as a result of the bankruptcy reorganizations of many major exhibitors, our competitors, including new film exhibitors, may build new theatres or screens in areas in which we operate. This may result in excess capacity in those areas, harming attendance at our theatres as well as negatively affecting our ability to license the films we want to exhibit. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing, show times available and the theatre's amenities. Even where we are the only exhibitor in a film licensing zone, we still may experience competition for patrons from theatres in neighboring zones.

     There have also been a number of consolidations in the film exhibition industry, which could have an adverse effect on our business and results of operations if greater size were to give larger operators an advantage in negotiating film licensing terms and concession supply agreements and attracting ancillary revenue opportunities. In addition, a change in consumer preferences or technology may cause increased competition or require us to make large capital expenditures in order to compete effectively.

     The distribution of motion pictures in the U.S. is in large part regulated by U.S. federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

WE MAY NOT GENERATE SUFFICIENT CASH FLOW TO MEET OUR NEEDS.

     Servicing our indebtedness and funding capital expenditures for theatre construction, expansion or renovation will require a significant amount of cash. Our ability to make scheduled payments of principal and to pay the interest on or refinance our indebtedness is subject to general industry, economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations to meet our needs.

WE MAY NOT BE ABLE TO GENERATE ADDITIONAL ANCILLARY REVENUES.

     We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our competitors have stated that they intend to make significant capital investments in digital exhibition capability, and the success of this delivery system could make it more difficult for us to compete for advertising revenues. We cannot assure you that we will be able to effectively generate additional ancillary revenues and our inability to do so, or to effectively compete with delivery systems developed by our competitors, could have an adverse effect on our business and results of operations.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY INCREASED COSTS, INCLUDING INSURANCE COSTS AND HIGHER WAGES.

     The terrorist attacks on the United States have resulted in significant increases in the cost of our property and liability insurance, have made some insurance coverage available only on unfavorable terms or not at all and have resulted in significant increases in the deductible amount for our liability insurance. In addition, we are unable to obtain property insurance coverage for damage resulting from terrorist attacks. Future increases in insurance costs, coupled with the increase in our deductible, will result in higher theatre operating costs and increased risk.

     Approximately 91% of our U.S. employees, 90% of our Canadian employees and 85% of our Mexican employees are hourly workers whose compensation is based on the prevailing federal or provincial minimum wages. Any increase in these minimum wages, and any significant inflation, will increase our employee-related costs.

THE MARKET FOR NEW THEATRE SITES IS COMPETITIVE, AND THE DEVELOPMENT OF THOSE SITES POSES A NUMBER OF RISKS.

     We plan to continue to expand our operations through the development of new theatres and the expansion of existing theatres. Desirable sites for new theatres may be unavailable or expensive. We face significant competition for potential theatre locations, and therefore we may be unable to add to our theatre circuit on terms we consider acceptable. In addition, many of our leases contain restrictions which prohibit us from opening new theatres within a defined radius. Even if we do identify and secure suitable sites, developing new theatres poses a number of risks, including construction cost overruns, delays or unanticipated expenses. Additionally, the market potential of new theatre sites cannot be precisely determined and newly constructed theatres may not perform up to our expectations. Theatres may face competition from unexpected sources, and the markets in which such theatres are located may deteriorate over time.

THE MARKET FOR THEATRE CIRCUIT ACQUISITIONS IS COMPETITIVE, AND WE MAY NOT BENEFIT FROM FUTURE ACQUISITIONS.

     We plan to continue to expand our operations through the acquisition of theatre circuits. We may have difficulty identifying suitable acquisition candidates and, even if we do identify suitable candidates, we anticipate significant competition from other film exhibitors, some of whom may be financially stronger than we are, as well as from financial buyers. Therefore, we cannot assure you that we will be able to acquire additional circuits at reasonable prices, on favorable terms or at all. If we cannot identify and successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and our business could be adversely affected.

     In most acquisitions, we expect to benefit from cost savings and operating efficiencies through, for example, the reduction of overhead and theatre-level costs, and from increased revenues resulting from the acquisition. However, we cannot assure you that we will achieve these or other benefits or be able to generate sufficient cash flow from these acquisitions to service any debt we incur to finance these acquisitions. We also cannot assure you that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our business and results of operations would be adversely affected.

     In addition, any acquisition, including our acquisition of Grupo Cinemex, may involve various risks, such as:

     - the difficulty of integrating the acquired operations and personnel with our current business;

     -     the potential disruption of our ongoing business;

     -     the diversion of management's attention and other resources;

     - the possible inability of management to maintain uniform standards, controls, procedures and policies;

     - the risks of entering markets in which we have little or no experience;

     - the political, economic and other uncertainties in international markets; and

     - the possibility that any acquired theatres do not perform as we expect.

AN INCREASE IN THE USE OF ALTERNATIVE FILM DELIVERY METHODS OR OTHER FORMS OF ENTERTAINMENT MAY DRIVE DOWN OUR ATTENDANCE AND LIMIT OUR TICKET PRICES.

     We compete with other movie delivery vehicles, including cable and satellite television, DVDs and video cassettes, as well as pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. These alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

OUR RECENT BANKRUPTCY REORGANIZATION MAY ADVERSELY AFFECT THE PERCEPTION OF OUR FINANCIAL CONDITION.

     Our past inability to meet our obligations that resulted in our filing for bankruptcy protection, or the perception that we may not be able to meet our obligations in the future, could adversely affect our ability to obtain adequate financing, to enter into new leases for theatres or to retain or attract high-quality employees. It could also adversely affect our relationships with film distributors, concession suppliers and real estate owners and developers. Our relationships with existing business partners, or our attempts to enter into agreements in the future, could also be adversely affected as a result of our rejection, attempted rejection and renegotiation of various agreements during the course of our bankruptcy.

A PROLONGED ECONOMIC DOWNTURN COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS BY REDUCING CONSUMER SPENDING IN OUR INDUSTRY.

     We depend on consumers to spend discretionary funds on leisure activities. Movie theatre attendance may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our business and results of operations.

DETERIORATION IN OUR RELATIONSHIPS WITH ANY OF THE MAJOR FILM DISTRIBUTORS COULD ADVERSELY AFFECT OUR ACCESS TO COMMERCIALLY SUCCESSFUL FILMS.

     Nine major film distributors accounted for approximately 93% of admission revenues and 49 of the 50 highest grossing films in 2000. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. A deterioration in our relationships with any of the major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films, which could adversely affect our business and results of operations.

DISRUPTION OF OUR RELATIONSHIPS WITH OUR PRIMARY CONCESSION SUPPLIERS COULD HARM OUR MARGINS ON CONCESSIONS.

     We rely on a single supplier for the distribution of a substantial portion of our concession supplies. If this distribution relationship were disrupted, we could be forced to negotiate a number of substitute arrangements with alternative distributors that could, in the aggregate, be less favorable to us than the current arrangement. Substantially all of our beverage concessions are products of a single major beverage company. If this relationship were disrupted, we would be forced to negotiate a substitute arrangement with a different supplier that could be less favorable to us than the current arrangement. Any such disruptions could therefore increase our cost of concessions and harm our operating margins.

WE DEPEND ON OUR SENIOR MANAGEMENT.

     Our success depends upon the retention of our senior management, including Travis Reid, our President and Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could adversely affect our business, results of operations and our ability to effectively pursue our business strategy. We do not have employment agreements with any of our senior managers, other than Mr. Reid. We do not maintain key-man life insurance for any of our employees.

DEVELOPMENT OF DIGITAL TECHNOLOGY MAY INCREASE OUR CAPITAL EXPENSES.

     The film exhibition industry is in the early stages of conversion from a physical film-based medium to an electronic medium. There are a variety of constituencies associated with this anticipated change that may significantly impact film exhibitors, including content providers, distributors, equipment providers and exhibitors. It is impossible to predict accurately how the roles and allocation of costs among various industry participants may change as the industry changes from a film-based medium to an electronic medium. Some of our competitors have stated that they intend to make significant capital investments in electronic media. If the conversion process rapidly accelerates, we may have to raise additional capital to finance the associated conversion costs. The additional capital necessary may not be available to us on attractive terms or at all.

OUR OPERATIONS OUTSIDE THE UNITED STATES ARE POTENTIALLY SUBJECT TO ADVERSE REGULATIONS, CURRENCY EXCHANGE RISK AND OTHER UNPREDICTABLE RISKS.

     We operate or have an interest in 620 screens in 72 theatres in Canada and 614 screens in 57 theatres in Mexico, Spain and South Korea, collectively. Governmental regulation of the film exhibition industry in international markets differs from that in the United States and Canada. Regulations affecting price controls or admission prices, quota systems requiring the exhibition of films produced in the subject country and restrictions on ownership of land may adversely affect our international operations. Our international operations are also subject to certain political, economic and other uncertainties, which may not be encountered by our domestic operations.

     We also face the additional risks of currency fluctuations, hard currency shortages and controls of foreign currency exchange. We do not currently hedge against foreign currency exchange risk.

WE MUST COMPLY WITH THE ADA.

     Our theatres in the United States must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or

"technically infeasible" for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such non-compliance. Any imposition of injunctive relief, fines, damage awards or capital expenditures could adversely affect our business and results of operations. We are currently the subject of an ADA-compliance investigation in New York City. See "Business--Legal Proceedings."

IF WE DETERMINE THAT OUR ASSETS ARE IMPAIRED, WE WILL BE REQUIRED TO RECOGNIZE A CHARGE TO EARNINGS.

     The opening of megaplexes by us and certain of our competitors has tended to, and is expected to continue to, draw audiences away from less appealing older theatres, including some that we own. In addition, demographic changes and competitive pressures can lead to an impairment in the value of a theatre. We periodically review and monitor, among other things, our internal management reports and the competition in our markets for indicators of impairment of individual theatres. If we determine that any assets are impaired, we are required to recognize a charge to earnings. We had impairment charges totaling $240.6 million and $33.8 million in fiscal years 2001 and 2002, respectively. Our impairment charge recognized for fiscal 2001 was associated with our accelerated disposal plans for 189 theatres comprising 1,160 screens.

RISKS RELATED TO OUR CORPORATE STRUCTURE

THE INTERESTS OF OUR CONTROLLING STOCKHOLDER MAY CONFLICT WITH YOUR INTERESTS.

     Following this offering, Onex and its affiliates will own all of our outstanding class B common stock. Our class A common stock has one vote per share, as does each exchangeable share through the share of special voting stock we will issue to a trustee for the benefit of holders of exchangeable shares, while our class B common stock has 10 votes per share on all matters to be voted on by our stockholders. As a result, after this offering, Onex will control
     % of the combined voting power of our outstanding common stock. Accordingly, Onex will exercise a controlling influence over our business and affairs and will have the power to determine all matters submitted to a vote of our stockholders, including the election of directors and approval of significant corporate transactions such as amendments to our certificate of incorporation, mergers and the sale of all or substantially all of our assets. Such concentration of voting power could have the effect of deterring or preventing a change in control of Loews that might otherwise be beneficial to our stockholders. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and a director of Loews, owns shares representing a majority of the voting rights of the shares of Onex and, therefore, effectively controls the affairs of Loews. See "Principal and Selling Stockholders" and "Description of Capital Stock."

OUR SUBSTANTIAL LEASE AND DEBT OBLIGATIONS COULD IMPAIR OUR FINANCIAL FLEXIBILITY, COMPETITIVE POSITION AND FINANCIAL CONDITION.

     We have substantial lease and debt obligations. For fiscal 2002, on a pro forma, as adjusted, basis, our total rent expense and debt service were
approximately $     million and $     million, respectively. As of             ,
2002, on a pro forma, as adjusted, basis, we had total debt of $     million.

     On a pro forma, as adjusted, basis, at           , 2002 we estimate our
contractual cash obligations over the next several years to be as follows:

                                                            PAYMENTS DUE BY PERIOD
                                         -------------------------------------------------------------
                                         CURRENT    2-3 YEARS   4-5 YEARS   AFTER 5 YEARS     TOTAL
                                         --------   ---------   ---------   -------------   ----------
                                                                (IN THOUSANDS)
Debt...................................  $          $           $            $              $
Capital lease obligations..............
Operating leases.......................
Capital commitments and other
  obligations..........................
                                         --------   --------    --------     ----------     ----------
     Total contractual cash
       obligations.....................  $          $           $            $              $
                                         ========   ========    ========     ==========     ==========

     In addition to these cash obligations, as of May 31, 2002 we have guaranteed $83.1 million of obligations under theatre lease agreements entered into by Magic Johnson Theatres. We also have a $4.0 million standby letter of credit issued under our credit facility to support our commitment with respect to one of the theatre leases. If the operating cash flows of Magic Johnson Theatres are not sufficient to fund these guaranteed obligations, we would be required to pay the shortfall.

     Our substantial lease and debt service obligations could have important consequences to you. For example, they could:

     -     limit our ability to obtain necessary financing in the future;

     -     make it more difficult for us to satisfy our obligations;

     - reduce the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

     - make us more vulnerable to a downturn in our business and limit our flexibility to plan for, or react to, changes in our business; and

     - place us at a disadvantage compared to competitors that might have proportionately lower lease and debt obligations or have better access to capital.

     The agreements governing our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. Among the restrictive covenants contained in our debt instruments are limitations on our or our subsidiaries' ability to incur debt, make capital expenditures, sell assets, pay dividends or redeem capital stock, make advances to us or our subsidiaries or make investments in third parties. Among the financial maintenance requirements contained in our debt instruments are maximum leverage and minimum debt service coverage ratios.

     If we are unable to meet our lease and debt service obligations, including any violation of restrictive covenants or the failure to meet minimum financial requirements, we could be forced to restructure or refinance our obligations, seek additional equity financing or sell assets. We may not be able to do so on satisfactory terms or at all. As a result, our inability to meet our lease and debt service obligations could cause us to default on those obligations, which could, in turn, result in default under other agreements. Any such default could materially impair our financial condition.

OUR USE OF A SUBSTANTIAL PORTION OF OUR NET PROCEEDS FROM THIS OFFERING TO REPAY EXISTING DEBT WILL REDUCE THE CASH PROCEEDS FROM THIS OFFERING AVAILABLE TO US.

     We intend to use a substantial portion of the net proceeds to us from this
offering to repay approximately $     million owed by us under our existing
credit agreements. As a result, only approximately $     million of the cash
proceeds from this offering will be available to us for working capital and other general corporate purposes. We may therefore need to seek additional debt or equity financing to fund future growth. If financing is not available on acceptable terms or at all, we may be unable to operate or expand our business as we anticipate. If we are unable to operate or expand our business as we anticipate, our business, our results of operations and the market for our common stock could be adversely affected.

WE MAY BE SUBJECT TO RESTRICTIONS DUE TO OUR PARTNERS' INTERESTS IN OUR PARTNERSHIPS.

     Our significant partnerships include the Magic Johnson Theatres, Yelmo Cineplex and Megabox Cineplex partnerships. We have a 50% interest in each of these partnerships. These partnerships hold interests in and operate 325 screens in 31 theatres. The presence of our partners may, among other things, impede our ability to implement organizational efficiencies and transfer cash and other assets among our exhibition assets. We do not control the decision-making for these partnerships as each partner has the right to veto material decisions and transactions. Accordingly, we may not be able to cause the partnerships to take actions we think would be in our best interests. There also can be no assurance that our partners will have the capacity or willingness to fund the growth of the partnerships' operations.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROTECTIONS, WHICH MAY DISCOURAGE OR PREVENT A TAKEOVER OF OUR COMPANY, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions contained in our certificate of incorporation and bylaws, as well as provisions of the General Corporation Law of the State of Delaware, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. For example, our certificate of incorporation and bylaws do not permit cumulative voting in the election of directors, which would otherwise allow stockholders with less than a majority of the voting power to elect director nominees.

WE CURRENTLY DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON OUR COMMON STOCK.

     We currently do not anticipate paying cash dividends on our common stock in the foreseeable future. Our payment of dividends is and will continue to be restricted by or subject to, among other limitations, applicable provisions of federal and state laws, our earnings, various business considerations and restrictions in credit agreements or other contracts.

STOCK MARKET RISKS

OUR STOCK PRICE MAY BE VOLATILE AND DECLINE SUBSTANTIALLY.

     Prior to this offering, there has been no public market for our class A common stock, and there can be no assurance that an active trading market for our class A common stock will develop or continue upon completion of this offering. Because the number of shares of class A common stock we sell in this offering will be reduced by the number of exchangeable shares sold in the concurrent offering, in the event that a relatively large number of exchangeable shares is sold, the resulting smaller number of shares of our class A common stock tradeable in the public market could restrict the liquidity and depress the market price of our class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the price at which our class A common stock will trade after this offering.

     The stock market in general has experienced extreme price and volume fluctuations in recent years. These broad market fluctuations may adversely affect the market price of our class A common stock, regardless of our actual operating performance. You may be unable to sell your shares at or above the initial public offering price because of a number of factors, including:

     - actual or anticipated quarterly fluctuations in our operating results;

     - changes in expectations of future financial performance or changes in estimates of securities analysts;

     -     changes in the market valuations of other companies;

     - announcements relating to strategic relationships, acquisitions or industry consolidation; and

     - general economic, market and political conditions not directly related to our business.

OUR RESULTS OF OPERATIONS USUALLY FLUCTUATE ON A SEASONAL BASIS AND MAY BE UNPREDICTABLE, WHICH COULD INCREASE THE VOLATILITY OF OUR STOCK PRICE.

     Our revenues are usually seasonal because of the way the major film distributors release films. Generally, the most marketable movies are released during the summer and the late-November through December holiday seasons. Poor performance of these films, or a disruption in the release of films during these periods, could hurt our results for the entire fiscal year. An unexpected blockbuster film during other periods can alter the traditional seasonal trend. The timing of movie releases can therefore have a significant effect on our results of operations, and our results of operations for one quarter are not necessarily indicative of our results of operations for any other quarter. These variations in results could cause increased volatility in our stock price.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE COULD CAUSE THE MARKET PRICE FOR OUR CLASS A COMMON STOCK TO DECLINE.

     Prior to this offering, there has been no public market for our class A common stock. We cannot predict the effect, if any, that market sales of shares of our class A common stock or the availability of shares of our class A common stock for sale will have on the market price of our class A common stock prevailing from time to time. Sales of substantial amounts of shares of our class A common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our class A common stock to decline.

     The           shares of class A common stock being sold in this offering
(including the number of shares of class A common stock issuable upon exchange of the exchangeable shares but excluding the number of shares issuable upon exercise of the underwriters' over-allotment option) will be freely tradeable without restriction in the public market in the United States unless acquired by one of our affiliates. Upon completion of this offering, in addition to the
foregoing, (1) we will have outstanding           shares of class A common stock
and           shares of class B common stock that may be converted into shares of class A common stock on a one-for-one basis and (2) [2,302] shares of our class A common stock will be issuable upon exercise of warrants we have agreed to issue to Onex and OCM Cinema. All of this additional common stock will constitute "restricted securities" under the Securities Act, substantially all of which may be sold commencing March 2003 in accordance with the conditions prescribed in Rule 144 under the Securities Act. Onex and OCM Cinema will also be able to sell their shares pursuant to the registration rights we granted to them as described in "Description of Capital Stock--Registration Rights." We cannot predict whether substantial amounts of our class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Onex or OCM Cinema of their shares of our common stock.

     Other than with respect to the shares being sold pursuant to this offering, we, Onex and OCM Cinema, and our directors, executive officers and certain of our other employees, have entered into the lock-up agreements described in "Underwriting" and, with limited exceptions, have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus.

     An additional           shares of our class A common stock may be issued
pursuant to our long-term incentive plan, which does not contain resale restrictions on shares acquired under the plan. See "Management--Long-Term Incentive Plan." We expect to register under the Securities Act the sale of the class A common stock issued under the plan; these shares will thereafter be freely tradeable. See "Shares Eligible for Future Sale."

     The exchangeable shares sold in this offering will be exchangeable into our class A common stock, and any such class A common stock will be freely tradeable without restriction in the public market in the United States, subject to compliance with applicable securities laws. The exchange of a substantial number of exchangeable shares into shares of our class A common stock and the sale of those shares in the United States within a relatively short period of time could have the effect of depressing the market price of our class A common stock.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES MAY MAKE IT DIFFICULT FOR US TO SELL EQUITY SECURITIES IN THE FUTURE.

     Sales of a substantial number of shares of our class A common stock in the public market following this offering, or the perception that those sales will occur, might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. If we are unable to sell equity securities at times and prices that we deem appropriate, our ability to fund future growth could be adversely affected.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE OF CLASS A COMMON STOCK.

     The initial public offering price will be substantially higher than the pro forma, as adjusted, net tangible book value per share of our outstanding common stock upon the closing of this offering. If you purchase shares of our class A common stock, you will incur immediate and substantial dilution in the amount of
$     per share, based on an assumed initial public offering price of $     per
share.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which reflect our current views with respect to future events and financial performance. You should not rely on forward-looking statements in this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the results predicted, and our reported results should not be considered as an indication of our future performance. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

     We disclaim any intention or obligation to update or revise any forward-looking statements, whether a change results from new information, future events or otherwise.

                        MARKET AND CURRENCY INFORMATION

     Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, or MPAA, the National Association of Theatre Owners, or NATO, Nielsen EDI, Inc., Dodona Research and Screen Digest), industry analysts, and our management's knowledge of our business and markets.

     We take responsibility for compiling and extracting, but we have not independently verified, market and industry data provided by third parties or by industry or general publications, and we take no further responsibility for this data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

     References in this prospectus to DMAs, or designated market areas, represent market regions, defined by Nielsen Media Research, which are used by broadcasters and others to define media and advertising markets.

     All dollar amounts in this prospectus are expressed in United States dollars, except where we indicate otherwise.

                                USE OF PROCEEDS

     We estimate that our net proceeds from this offering will be approximately
$     million, or $     million if the underwriters exercise their
over-allotment option in full, based on an assumed initial public offering price
of $     per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares offered by the selling stockholder.

     Currently, we intend to use the net proceeds as follows:

     -     $     million to repay indebtedness outstanding under our existing credit facilities; and

     -     the balance of approximately $     million for general corporate
           purposes, including future construction, expansions, renovations, acquisitions and working capital.

     Existing Credit Facilities. On March 21, 2002, we issued $429.9 million of term debt. This term debt represents the restructuring of 98.25% of $437.2 million that was outstanding under our pre-petition senior revolving credit facility. The term debt, of which $428.7 million is outstanding, has a variable interest rate (5.75% per year at May 31, 2002) and matures on February 28, 2008. Additionally, on March 21, 2002, we entered into a $140 million senior secured credit agreement comprised of two tranches: (1) an $85 million exit revolving credit facility and (2) a $55 million exit term loan. The proceeds of these facilities were used to: (a) provide for our working capital requirements and general corporate purposes, (b) pay $45.0 million of costs and expenses related to our bankruptcy and (c) fund $10.0 million of the U.S. general unsecured creditors settlement. We have $54.8 million outstanding under our exit term loan, which has a variable interest rate (5.625% per year at May 31, 2002) and matures on February 28, 2007. We have no amount outstanding under our exit revolving credit facility. We intend to repay all of this debt with borrowings
under our new senior secured credit facility, together with $     million of the
net proceeds to us of this offering. Onex, OCM Cinema (or its affiliates) and affiliates of certain of the underwriters hold interests in our term debt. See "Certain Relationships and Related Transactions" and "Underwriting."

     New Senior Secured Credit Facilities.  Concurrently with the closing of
this offering, our subsidiary,                , will enter into a new senior
secured credit facility consisting of a $     million term loan and a $
million revolving credit line. Prior to or concurrently with the closing of this
offering, Grupo Cinemex will enter into a new      million Mexican peso
(approximately $     million) senior secured term loan agreement.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities" for additional information regarding our outstanding and new debt.

                                DIVIDEND POLICY

     We currently intend to retain any future earnings to fund the development and growth of our business. In addition, our future dividend policy will depend on the requirements of financing agreements to which we may be a party. We do not anticipate paying any cash dividends in the foreseeable future.

     Concurrently with the closing of this offering, we will enter into a support agreement with Loews Canada under which we will agree to maintain the economic equivalence of the exchangeable shares and our class A common stock by, among other things, not declaring and paying dividends on our class A common stock unless Loews Canada is able to declare and pay economically equivalent dividends on the exchangeable shares in accordance with the terms of those shares. Loews Canada may also declare stock dividends from time to time as necessary to maintain the one-for-one economic equivalence between exchangeable shares and shares of class A common stock. The exchangeable shares do not carry any other right to receive dividends from Loews Canada.

                                 CAPITALIZATION

     The following table sets forth our capitalization:

     -     on an actual basis as of February 28, 2002 and as of May 31, 2002;

     - on a pro forma basis to give effect to (1) our acquisitions of Grupo Cinemex, an additional 49% interest in Loeks-Star Theatres and an additional 25.4% interest in Megabox Cineplex and (2) our issuance of common stock to Onex and OCM Cinema in consideration for their interests in Grupo Cinemex and Loeks-Star Theatres and $20.6 million in cash, which we used to fund our acquisition of the additional Megabox Cineplex interest, as if they had each occurred as of May 31, 2002; and

     - on a pro forma, as adjusted, basis to give effect to the pro forma adjustments we refer to above and to reflect (1) this offering, our receipt of the estimated net proceeds from this offering at an
           assumed initial public offering price of $     per share, and the
           application of those proceeds as described in "Use of Proceeds," and
           (2) borrowings under our new senior secured credit facilities and the application of those borrowings, as if they had each occurred as of May 31, 2002.

     You should read this table together with our historical and unaudited pro forma financial information, and the related notes thereto, included elsewhere in this prospectus. For additional information regarding our outstanding indebtedness and our new credit facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities."

                                               PREDECESSOR                  SUCCESSOR
                                               ------------   -------------------------------------
                                                                          MAY 31, 2002
                                                              -------------------------------------
                                               FEBRUARY 28,                             PRO FORMA,
                                                   2002         ACTUAL     PRO FORMA    AS ADJUSTED
                                               ------------   ----------   ----------   -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents....................   $  61,168     $   82,278   $  119,907   $
                                                =========     ==========   ==========   ==========
Total debt, including current maturities:
  Senior revolving credit facility...........   $ 737,188     $       --   $       --   $
  Term debt..................................          --        428,682      428,682
  Exit term loan.............................          --         54,813       54,813
  Exit revolving credit facility.............          --             --           --
  Loeks-Star Theatres credit facility........          --         53,400       53,400
  Grupo Cinemex credit facility..............          --             --       71,355
  New senior secured credit facilities:
     Loews term loan.........................          --             --           --
     Loews revolving credit facility.........          --             --           --
     Grupo Cinemex term loan.................          --             --           --             (a)
  Other indebtedness.........................      40,403         32,838       32,838
                                                ---------     ----------   ----------   ----------
       Total debt............................     777,591        569,733      641,088
                                                ---------     ----------   ----------   ----------

                                                                 Table continues on following page.

                                               PREDECESSOR                  SUCCESSOR
                                               ------------   -------------------------------------
                                                                          MAY 31, 2002
                                                              -------------------------------------
                                               FEBRUARY 28,                             PRO FORMA,
                                                   2002         ACTUAL     PRO FORMA    AS ADJUSTED
                                               ------------   ----------   ----------   -----------
                                                                  (IN THOUSANDS)
Stockholders' equity:(b)
Predecessor (as of February 28, 2002):
Preferred stock ($.01 par value; authorized:
  25,000 shares; issued and outstanding: no
  shares)....................................          --             --           --
Common stock ($.01 par value; authorized:
  300,000,000 shares; issued and outstanding:
  58,538,646 shares).........................         586             --           --
Common stock-Class A non-voting ($.01 par
  value; authorized: 10,000,000 shares;
  issued and outstanding: no shares).........          --             --           --
Common stock-Class B non-voting ($.01 par
  value; authorized: 10,000,000 shares;
  issued and outstanding: 84,000 shares).....           1             --           --
Successor (as of May 31, 2002):
Common stock-Class A ($.01 par value;
  authorized: 250,000 shares,          shares
  pro forma and          shares pro forma, as
  adjusted; issued and outstanding: 40,000
  shares,          shares pro forma and
           shares pro forma, as adjusted)....          --             --            1
Common stock-Class B ($.01 par value;
  authorized: 60,000 shares,          shares
  pro forma and          shares pro forma, as
  adjusted; issued and outstanding: 60,000
  shares,          shares pro forma and
           shares pro forma, as adjusted)....          --              1            1
Special voting stock ($.01 par value;
  authorized: no shares, no shares pro forma
  and 1 share pro forma, as adjusted; issued
  and outstanding: no shares, no shares pro
  forma and 1 share pro forma, as
  adjusted)(c)...............................          --             --           --

Additional paid-in capital...................     671,707        373,020      617,610             (a)
Accumulated other comprehensive
  income/(loss)..............................     (10,370)         1,932        1,932
Retained earnings/(deficit)..................    (677,471)         7,539        7,539
                                                ---------     ----------   ----------   ----------
       Total stockholders' equity............     (15,547)       382,492      627,083
                                                ---------     ----------   ----------   ----------
                 Total capitalization........   $ 762,044     $  952,225   $1,268,171   $
                                                =========     ==========   ==========   ==========

------------
(a)  Prior to or concurrently with the closing of this offering, Grupo Cinemex
     will redeem a portion of Onex's and OCM Cinema's equity for $     million
     and $     million, respectively, in connection with Grupo Cinemex's
     refinancing of its credit facility.

(b)  Does not include (i)         shares of class A common stock issuable upon
     exercise of the underwriters' over-allotment option, (ii) approximately shares of class A common stock issuable upon exercise of options we
     will grant, and approximately         shares of restricted stock we will
     issue, concurrently with the closing of this offering pursuant to our long-term incentive plan or (iii) [2,302] shares of class A common stock issuable pursuant to warrants we have agreed to issue to Onex and OCM Cinema.

(c) Concurrently with the closing of this offering, we will issue one share of special voting stock to a trustee to be held for the benefit of the holders of exchangeable shares.

                                    DILUTION

     As of May 31, 2002, our pro forma net tangible book value was $221.6
million, or $      per share of class A common stock and class B common stock
(together, our common stock). Pro forma net tangible book value per share represents an amount equal to our total assets (excluding intangible assets) less our total liabilities, divided by the number of shares of our common stock outstanding, in each case on a pro forma basis. After giving effect to this offering and our application of the estimated net proceeds to us as described under "Use of Proceeds," our pro forma, as adjusted, net tangible book value at
May 31, 2002 would have been approximately $     million, or $          per
share of our common stock. See "Use of Proceeds" and "Unaudited Pro Forma Combined Financial Statements." This represents an immediate increase in net
tangible book value of $     per share to our existing stockholders and an
immediate net tangible book value dilution of $     per share to new investors
purchasing shares in this offering. The following table illustrates this dilution:

Price per share to the public...............................        $--
     Pro forma net tangible book value per share at May 31,
      2002..................................................  $--
     Increase in net tangible book value per share
      attributable to new investors.........................
                                                              ---
Pro forma, as adjusted, net tangible book value per share
  after this offering.......................................
                                                              ---   ---
Dilution per share to new investors.........................        $
                                                                    ===

     If the underwriters' over-allotment option is exercised in full, the increase in the pro forma net tangible book value per share to our existing
stockholders will be $     per share and the dilution per share to the new
investors will be $          .

     The following table illustrates on a pro forma, as adjusted, basis as of May 31, 2002, the difference between the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid by our existing stockholders and by the new investors purchasing class A common stock in this offering, based on an assumed initial public offering price
of $     per share and before deducting the underwriting discount and estimated offering expenses payable by us.

                                          SHARES PURCHASED         TOTAL CONSIDERATION
                                      ------------------------   ------------------------   AVERAGE PRICE
                                         NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                                      -------------   --------   -------------   --------   -------------
                                      (IN MILLIONS)              (IN MILLIONS)
Existing stockholders...............                          %        $                 %        $
New investors.......................
     Total..........................                          %        $                 %        $

     Concurrently with the closing of this offering, pursuant to our long-term
incentive plan, we will issue approximately           shares of restricted stock
and grant options to purchase approximately           shares of class A common
stock at the price to the public set forth on the cover page of this prospectus. In addition, we have agreed to issue warrants to Onex and OCM Cinema to purchase an aggregate of [2,302] shares of our class A common stock at an exercise price of $[5,025] per share. New investors will experience further dilution to the extent restricted stock vests or any of our options or the warrants are exercised.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The financial data presented for each of the five years ended February 28, 2002 are derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP. The financial data presented for the three-month period ended May 31, 2001, the one-month period ended March 31, 2002 and the two-month period ended May 31, 2002 are derived from unaudited condensed financial statements which include, in the opinion of management, all adjustments necessary for a fair presentation of our financial position and results of operations for these periods.

     During the period from February 15, 2001 through March 21, 2002, we operated under the protection of chapter 11 of the U.S. Bankruptcy Code and the CCAA in Canada. For accounting purposes, we have accounted for the reorganization as of March 31, 2002. Accordingly, our historical financial information for all periods through March 31, 2002 reflects the financial condition and results of operations of our "predecessor company" (prior to reorganization), and our historical financial information for the period from April 1, 2002 through May 31, 2002 reflects that of our "successor company" (post-reorganization). As a result, U.S. generally accepted accounting principles require us to present our results of operations for the quarter ended May 31, 2002 on a segregated basis -- one month ended March 31, 2002 and two months ended May 31, 2002.

     Our results of operations during the reorganization period were significantly affected by our bankruptcy proceedings and are therefore not comparable in all respects with our results for other periods presented. In addition, our results of operations for the two-month period ended May 31, 2002 are not necessarily indicative of the results to be expected for our full fiscal year 2003.

     You should read the selected historical financial data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Statements" and the financial statements and related notes and other financial information included elsewhere in this prospectus. See the notes to our financial statements for a description of the differences between U.S. and Canadian generally accepted accounting principles.

SELECTED HISTORICAL FINANCIAL DATA

                                                                       PREDECESSOR                                     SUCCESSOR
                                      ------------------------------------------------------------------------------   ----------
                                                                                                THREE
                                                                                                MONTHS
                                                  YEAR ENDED FEBRUARY 28 OR 29,                 ENDED     MARCH 1 TO   APRIL 1 TO
                                      ------------------------------------------------------   MAY 31,    MARCH 31,     MAY 31,
                                        1998     1999(A)      2000       2001        2002        2001        2002       2002(B)
                                      --------   --------   --------   ---------   ---------   --------   ----------   ----------
                                                            (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues:
   Box office.......................  $296,933   $587,078   $647,774   $ 628,851   $ 600,725   $127,108    $ 52,514     $111,235
   Concessions......................   104,009    228,332    243,511     241,034     224,289     47,766      20,869       44,753
   Other............................     9,293     33,036     37,182      35,383      31,139      7,372       2,156        6,058
                                      --------   --------   --------   ---------   ---------   --------    --------     --------
       Total operating revenues.....   410,235    848,446    928,467     905,268     856,153    182,246      75,539      162,046
 Expenses:
   Theatre operations and other
     expenses.......................   291,421    618,946    694,712     714,132     652,944    145,936      54,890      121,869
   Cost of concessions..............    16,147     35,557     38,245      39,061      35,080      7,937       2,609        6,253
   General and administrative.......    28,917     47,882     53,031      50,369      42,186      9,951       3,906        8,732
   Depreciation and amortization....    52,307     90,720    112,236     124,119     108,823     26,747       6,307       11,376
   Restructuring charges(c).........        --         --         --      12,653       9,549        376       1,445           --
   Loss on sale/disposal of theatres
     and other(c)...................     7,787      4,532      8,388     240,609      33,810      5,537          --           --
                                      --------   --------   --------   ---------   ---------   --------    --------     --------
       Total operating expenses.....   396,579    797,637    906,612   1,180,943     882,392    196,484      69,157      148,230
   Income/(loss) from operations....    13,656     50,809     21,855    (275,675)    (26,239)   (14,238)      6,382       13,816
   Interest expense.................    14,319     57,216     72,728      98,601      60,866     17,695       3,914        6,244
   Equity (income)/loss in long-term
     investments....................    (3,275)    (2,714)    (1,145)      8,385       1,748      2,492         (87)        (125)
   Reorganization costs(c)..........        --         --         --      42,146      96,497      9,452       2,573           --
                                      --------   --------   --------   ---------   ---------   --------    --------     --------
   Income/(loss) before income
     taxes, extraordinary gain and
     cumulative effect of change in
     accounting principle...........     2,612     (3,693)   (49,728)   (424,807)   (185,350)   (43,877)        (18)       7,697
   Income tax expense...............     2,751      2,187      1,662       3,598       2,550        592         199          158
                                      --------   --------   --------   ---------   ---------   --------    --------     --------
   Income/(loss) before
     extraordinary gain and
     cumulative effect of change in
     accounting principle...........      (139)    (5,880)   (51,390)   (428,405)   (187,900)   (44,469)       (217)       7,539
   Extraordinary gain, net of
     tax(d).........................        --         --         --          --          --         --     474,290           --
   Cumulative effect of change in
     accounting principle, net of
     tax(e).........................        --         --         --       7,841          --         --          --           --
                                      --------   --------   --------   ---------   ---------   --------    --------     --------
 Net income/(loss)..................  $   (139)  $ (5,880)  $(51,390)  $(436,246)  $(187,900)  $(44,469)   $474,073     $  7,539
                                      ========   ========   ========   =========   =========   ========    ========     ========
 Income/(loss) per common share
   before cumulative effect of
   change in accounting principle
   and extraordinary gain: basic and
   diluted..........................  $  (0.01)  $  (0.12)  $  (0.88)  $   (7.31)  $   (3.21)  $  (0.76)   $  (0.00)    $  75.39
 Income/(loss) per common share:
   basic and diluted(f).............  $  (0.01)  $  (0.12)  $  (0.88)  $   (7.44)  $   (3.21)  $  (0.76)   $   8.09     $  75.39
 Weighted average shares and
   equivalent outstanding: basic and
   diluted..........................  20,472,807 47,834,541 58,622,646 58,622,646  58,622,646  58,622,646 58,622,646     100,000
BALANCE SHEET DATA (AT PERIOD END):
 Cash and cash equivalents..........  $  9,064   $ 48,174   $ 31,735   $  47,200   $  61,168   $ 37,945    $ 90,585     $ 82,278
 Total assets.......................   728,551   1,806,201  1,907,389  1,677,586   1,579,719   1,644,724  1,079,663    1,167,966
 Total debt.........................   307,616    756,208    902,395     779,977     777,591    784,659     517,890      569,733
 Total liabilities(g)...............   404,040   1,140,905  1,288,587  1,501,489   1,595,266   1,513,433    744,663      785,474
 Stockholders' equity/(deficit).....   324,511    665,296    618,802     176,097     (15,547)   131,291     335,000      382,492
 Attributable cash and cash
   equivalents(h)(i)................  $  9,064   $ 51,043   $ 35,741   $  50,590   $  63,692   $ 39,828    $ 93,035     $ 83,451
 Attributable debt(h)(j)............   307,616    779,176    933,443     820,218     818,624    824,413     559,977      587,116
STATEMENT OF CASH FLOWS DATA:
 Cash provided by/(used in):
   Operating activities.............  $ 64,185   $ 82,711   $ 57,097   $ (43,231)  $  61,155   $ (5,970)   $(47,272)    $ (6,144)
   Operating activities before
     restructuring charges and
     reorganization costs...........    64,185     82,711     57,097     (26,726)     84,617     (1,103)      3,769       11,617
   Investing activities.............   (51,439)   (91,741)  (218,503)   (148,226)    (53,254)    (7,967)      3,416        1,112
   Financing activities.............    (5,842)    48,140    144,967     206,922       6,067      4,682      73,272       (3,274)
OTHER FINANCIAL DATA:
 Capital expenditures...............  $ 42,431   $147,198   $185,350   $ 150,859   $  55,888   $  8,744    $  1,512     $  1,261
 Attributable revenues(h)(k)........  $445,483   $897,984   $987,867   $ 972,146   $ 933,498   $199,454    $ 83,166     $171,803
 Attributable EBITDA(h)(l)..........    80,089    154,599    154,275     112,308     139,622     21,473      15,776       27,762
 Attributable EBITDA margin(h)......      18.0%      17.2%      15.6%       11.6%       15.0%      10.8%       19.0%        16.2%

                                                    Footnotes on following page.

(a) Includes the financial results of Cineplex Odeon beginning May 15, 1998, the date we acquired Cineplex Odeon.

(b) Includes the financial results of Loeks-Star Theatres on a combined basis from April 2, 2002, the date Loeks-Star Theatres became an entity under common control. Prior to April 2, 2002, we accounted for Loeks-Star Theatres under the equity method of accounting.

(c) See the notes to our financial statements with respect to our bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," and our loss on sale/disposal of theatres and other, restructuring charges and reorganization costs.

(d) Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with our reorganization.

(e) Represents a one-time charge to reflect the adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," regarding the accounting for advance sales. See further discussion in the notes to our financial statements.

(f) Includes a loss per share of $0.13 in fiscal 2001 related to the cumulative effect of change in accounting principle related to the adoption of SAB 101 and an extraordinary gain per share of $8.09 in the period March 1 to March 31, 2002 related to the extinguishment of liabilities in connection with our reorganization.

(g) Includes liabilities subject to compromise of $471,390 and $540,933 as of February 28, 2001 and 2002, respectively, and $473,544 as of May 31, 2001. There were no liabilities subject to compromise as of February 28 or 29, 1998 through 2000, as of March 31, 2002 or as of May 31, 2002.

(h) Attributable cash and cash equivalents, attributable debt, attributable revenues, EBITDA, attributable EBITDA and attributable EBITDA margins are not presentations made in accordance with generally accepted accounting principles and are not measures of financial condition or profitability. This financial information is included in this prospectus to provide additional information that our management uses to assess the company and our equity interests in our partnerships. While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(i) Attributable cash and cash equivalents represents our cash and cash equivalents plus our percentage share, based on our equity ownership, of the cash and cash equivalents of our partnerships. The calculation of attributable cash and cash equivalents is shown below:

                                                                     PREDECESSOR                                       SUCCESSOR
                                   --------------------------------------------------------------------------------    ----------
                                                                                          THREE MONTHS
                                              YEAR ENDED FEBRUARY 28 OR 29,                  ENDED       MARCH 1 TO    APRIL 1 TO
                                   ----------------------------------------------------     MAY 31,      MARCH 31,      MAY 31,
                                     1998       1999       2000       2001       2002         2001          2002          2002
                                   --------   --------   --------   --------   --------   ------------   ----------    ----------
                                                                           (IN THOUSANDS)
      Cash and cash
       equivalents...............  $  9,064   $ 48,174   $ 31,735   $ 47,200   $ 61,168     $ 37,945      $ 90,585      $ 82,278
      Our equity share of
       partnership cash..........        --      2,869      4,006      3,390      2,524        1,883         2,450         1,173
                                   --------   --------   --------   --------   --------     --------      --------      --------
      Attributable cash and cash
       equivalents...............  $  9,064   $ 51,043   $ 35,741   $ 50,590   $ 63,692     $ 39,828      $ 93,035      $ 83,451
                                   ========   ========   ========   ========   ========     ========      ========      ========

(j) Attributable debt represents our total debt plus our percentage share, based on our equity ownership, of the debt of our partnerships. The debt of our partnerships is non-recourse to us. The calculation of attributable debt is shown below:

                                                                     PREDECESSOR                                       SUCCESSOR
                                   --------------------------------------------------------------------------------    ----------
                                                                                          THREE MONTHS
                                              YEAR ENDED FEBRUARY 28 OR 29,                  ENDED       MARCH 1 TO    APRIL 1 TO
                                   ----------------------------------------------------     MAY 31,      MARCH 31,      MAY 31,
                                     1998       1999       2000       2001       2002         2001          2002          2002
                                   --------   --------   --------   --------   --------   ------------   ----------    ----------
                                                                           (IN THOUSANDS)
      Total debt.................  $307,616   $756,208   $902,395   $779,977   $777,591     $784,659      $517,890      $569,733
      Our equity share of
       partnership debt..........        --     22,968     31,048     40,241     41,033       39,754        42,087        17,383
                                   --------   --------   --------   --------   --------     --------      --------      --------
      Attributable debt..........  $307,616   $779,176   $933,443   $820,218   $818,624     $824,413      $559,977      $587,116
                                   ========   ========   ========   ========   ========     ========      ========      ========

(k) Attributable revenues represents our total operating revenues plus our percentage share, based on our equity ownership, of the operating revenues of our partnerships. The calculation of attributable revenues is shown below:

                                                                        PREDECESSOR
                                                    ----------------------------------------------------

                                                               YEAR ENDED FEBRUARY 28 OR 29,
                                                    ----------------------------------------------------
                                                      1998       1999       2000       2001       2002
                                                    --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
        Total operating revenues..................  $410,235   $848,446   $928,467   $905,268   $856,153
        Our equity share of partnership
         revenues.................................    35,248     49,538     59,400     66,878     77,345
                                                    --------   --------   --------   --------   --------
        Attributable revenues.....................  $445,483   $897,984   $987,867   $972,146   $933,498
                                                    ========   ========   ========   ========   ========

                                                           PREDECESSOR           SUCCESSOR
                                                    -------------------------    ----------
                                                    THREE MONTHS
                                                       ENDED       MARCH 1 TO    APRIL 1 TO
                                                      MAY 31,      MARCH 31,      MAY 31,
                                                        2001          2002          2002
                                                    ------------   ----------    ----------
                                                                (IN THOUSANDS)
        Total operating revenues..................    $182,246      $75,539       $162,046
        Our equity share of partnership
         revenues.................................      17,208        7,627          9,757
                                                      --------      -------       --------
        Attributable revenues.....................    $199,454      $83,166       $171,803
                                                      ========      =======       ========

(l) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expense. Attributable EBITDA represents EBITDA adjusted (i) to exclude loss on sale/disposal of theatres and other restructuring charges, equity (income)/loss on long-term investments, reorganization costs, cumulative effect of change in accounting principle, net of tax, and extraordinary items and (ii) to include our percentage share, based on our equity ownership, of the EBITDA of our partnerships. The calculations of EBITDA and attributable EBITDA are shown below:

                                                                        PREDECESSOR
                                                   ------------------------------------------------------

                                                               YEAR ENDED FEBRUARY 28 OR 29,
                                                   ------------------------------------------------------
                                                     1998       1999       2000       2001        2002
                                                   --------   --------   --------   ---------   ---------
                                                                       (IN THOUSANDS)
        Net income/(loss)........................  $   (139)  $ (5,880)  $(51,390)  $(436,246)  $(187,900)
        Depreciation and amortization............    52,307     90,720    112,236     124,119     108,823
        Interest expense.........................    14,319     57,216     72,728      98,601      60,866
        Income tax expense.......................     2,751      2,187      1,662       3,598       2,550
                                                   --------   --------   --------   ---------   ---------
        EBITDA...................................    69,238    144,243    135,236    (209,928)    (15,661)

        Loss on sale/disposal of theatres and
         other...................................     7,787      4,532      8,388     240,609      33,810
        Restructuring charges....................        --         --         --      12,653       9,549
        Equity (income)/loss in long-term
         investments.............................    (3,275)    (2,714)    (1,145)      8,385       1,748
        Reorganization costs.....................        --         --         --      42,146      96,497
        Cumulative effect of change in accounting
         principle, net of tax...................        --         --         --       7,841          --
        Extraordinary gain, net of tax...........        --         --         --          --          --
                                                   --------   --------   --------   ---------   ---------
                                                     73,750    146,061    142,479     101,706     125,943
        Our equity share of partnership EBITDA...     6,339      8,538     11,796      10,602      13,679
                                                   --------   --------   --------   ---------   ---------
        Attributable EBITDA......................  $ 80,089   $154,599   $154,275   $ 112,308   $ 139,622
                                                   ========   ========   ========   =========   =========

                                                          PREDECESSOR           SUCCESSOR
                                                   -------------------------    ----------
                                                   THREE MONTHS
                                                      ENDED       MARCH 1 TO    APRIL 1 TO
                                                     MAY 31,      MARCH 31,      MAY 31,
                                                       2001          2002          2002
                                                   ------------   ----------    ----------
                                                               (IN THOUSANDS)
        Net income/(loss)........................    $(44,469)     $474,073      $  7,539
        Depreciation and amortization............      26,747         6,307        11,376
        Interest expense.........................      17,695         3,914         6,244
        Income tax expense.......................         592           199           158
                                                     --------      --------      --------
        EBITDA...................................         565       484,493        25,317
        Loss on sale/disposal of theatres and
         other...................................       5,537            --            --
        Restructuring charges....................         376         1,445            --
        Equity (income)/loss in long-term
         investments.............................       2,492           (87)         (125)
        Reorganization costs.....................       9,452         2,573            --
        Cumulative effect of change in accounting
         principle, net of tax...................          --            --            --
        Extraordinary gain, net of tax...........          --       474,290            --
                                                     --------      --------      --------
                                                       18,422        14,134        25,192
        Our equity share of partnership EBITDA...       3,051         1,642         2,570
                                                     --------      --------      --------
        Attributable EBITDA......................    $ 21,473      $ 15,776      $ 27,762
                                                     ========      ========      ========

SELECTED HISTORICAL OPERATING DATA

     The table below sets forth unaudited selected operating data for each of the periods indicated. Our management views these data as key operating measures and believes that investors may find them useful in analyzing companies in the film exhibition industry. No one measure is more meaningful than another and our management uses these measures, among others, to assess our operating performance. In order to arrive at a more meaningful presentation of operating data related to our productivity and performance, all amounts below include 100% of the operating results and theatre, screen and attendance counts of all our partnerships, including Loeks-Star Theatres, in which we had a 50% interest prior to April 2, 2002 and subsequent thereto on a combined basis have a 100% interest, and the Magic Johnson Theatres (formed in March 1994), Yelmo Cineplex (formed in June 1998) and Megabox Cineplex (formed in November 1999) partnerships, in each of which we have a 50% interest. Prior to July 31, 2002, our interest in Megabox Cineplex was 24.6%. These key operating data include Cineplex Odeon for all periods beginning May 15, 1998.

                                                                      PREDECESSOR                                      SUCCESSOR
                                    --------------------------------------------------------------------------------   ----------
                                                                                           THREE MONTHS
                                               YEAR ENDED FEBRUARY 28 OR 29,                  ENDED       MARCH 1 TO   APRIL 1 TO
                                    ----------------------------------------------------     MAY 31,      MARCH 31,     MAY 31,
                                      1998       1999       2000       2001       2002         2001          2002         2002
                                    ----------------------------------------------------   ------------   ----------   ----------
U.S. AND CANADA:
  Theatres operated (at period
    end)..........................       139        408        367        273        240         261           238          226
  Screens operated (at period
    end)..........................     1,035      2,762      2,777      2,375      2,243       2,306         2,232        2,161
  Average screens per theatre.....       7.4        6.8        7.6        8.7        9.3         8.8           9.4          9.6
  Average admission per patron....  $   5.91   $   5.21   $   5.48   $   5.71   $   6.09     $  6.04       $  5.98      $  6.13
  Average concessions per
    patron........................  $   2.14   $   2.06   $   2.09   $   2.22   $   2.32     $  2.32       $  2.41      $  2.48
  Attendance (in thousands).......    58,387    122,319    128,663    120,601    109,242      23,362         9,738       18,941

INTERNATIONAL:
  Theatres operated (at period
    end)..........................        --         15         18         21         22          20            23           26
  Screens operated (at period
    end)..........................        --        119        149        188        205         183           225          265
  Average screens per theatre.....        --        7.9        8.3        9.0        9.3         9.2           9.8         10.2
  Average admission per patron....  $     --   $   4.13   $   3.75   $   3.83   $   3.99     $  3.85       $  4.03      $  4.04
  Average concessions per
    patron........................  $     --   $   1.17   $   1.11   $   1.08   $   1.07     $  1.01       $  1.16      $  1.19
  Attendance (in thousands).......        --      4,236      6,618      9,707     14,363       3,068         1,397        2,739

WORLDWIDE:
  Theatres operated (at period
    end)..........................       139        423        385        294        262         281           261          252
  Screens operated (at period
    end)..........................     1,035      2,881      2,926      2,563      2,448       2,489         2,457        2,426
  Average screens per theatre.....       7.4        6.8        7.6        8.7        9.3         8.9           9.4          9.6
  Average admission per patron....  $   5.91   $   5.18   $   5.39   $   5.57   $   5.84     $  5.79       $  5.73      $  5.87
  Average concessions per
    patron........................  $   2.14   $   2.03   $   2.05   $   2.14   $   2.17     $  2.17       $  2.25      $  2.32
  Attendance (in thousands).......    58,387    126,605    135,281    130,308    123,605      26,430        11,135       21,680
  Circuit revenues per
    screen(a)(b)(d)...............  $464,248   $389,927   $359,762   $353,441   $417,220     $87,036       $37,615      $75,940
  Circuit EBITDA per
    screen(b)(c)(d)...............  $ 83,279   $ 67,135   $ 56,884   $ 42,219   $ 63,619     $10,063       $ 7,246      $12,711

                                                    Footnotes on following page.

(a) Circuit revenues per screen consists of our attributable revenues plus the operating revenues of our partnerships attributable to our partners divided by the weighted average number of screens owned or operated by us and our partnerships. A reconciliation of attributable revenues to circuit revenues follows:

                                                                   PREDECESSOR                                         SUCCESSOR
                              --------------------------------------------------------------------------------------   ----------
                                                                                           THREE MONTHS   MARCH 1 TO   APRIL 1 TO
                                            YEAR ENDED FEBRUARY 28 OR 29,                     ENDED       MARCH 31,     MAY 31,
                                1998       1999        2000         2001         2002      MAY 31, 2001      2002         2002
                              --------   --------   ----------   ----------   ----------   ------------   ----------   ----------
                                                                        (IN THOUSANDS)
Attributable revenues.......  $445,483   $897,984   $  987,867   $  972,146   $  933,498     $199,454      $83,166      $171,803
Operating revenues of our
  partnerships attributable
  to our partners...........    35,248     49,538       59,400       74,392       97,870       20,398        9,256        13,794
                              --------   --------   ----------   ----------   ----------     --------      -------      --------
Circuit revenues............  $480,731   $947,522   $1,047,267   $1,046,538   $1,031,368     $219,852      $92,422      $185,597
                              ========   ========   ==========   ==========   ==========     ========      =======      ========

(b) Per screen ratios are calculated using a weighted average number of screens (including the screens of the Loeks-Star Theatres, Magic Johnson Theatres, Yelmo Cineplex and Megabox Cineplex partnerships).

(c) Circuit EBITDA per screen consists of our attributable EBITDA plus EBITDA of our partnerships attributable to our partners divided by the weighted average number of screens owned or operated by us and our partnerships. A reconciliation of attributable EBITDA to circuit EBITDA follows:

                                                                   PREDECESSOR                                         SUCCESSOR
                              --------------------------------------------------------------------------------------   ----------
                                            YEAR ENDED FEBRUARY 28 OR 29,                  THREE MONTHS   MARCH 1 TO   APRIL 1 TO
                              ----------------------------------------------------------      ENDED       MARCH 31,     MAY 31,
                                1998       1999        2000         2001         2002      MAY 31, 2001      2002         2002
                              --------   --------   ----------   ----------   ----------   ------------   ----------   ----------
                                                                        (IN THOUSANDS)
Attributable EBITDA.........  $ 80,089   $154,599   $  154,275   $  112,308   $  139,622     $ 21,473      $15,776      $ 27,762
EBITDA of our partnerships
  attributable to our
  partners..................     6,339      8,538       11,316       12,702       17,644        3,947        2,028         3,303
                              --------   --------   ----------   ----------   ----------     --------      -------      --------
Circuit EBITDA..............  $ 86,428   $163,137   $  165,591   $  125,010   $  157,266     $ 25,420      $17,804      $ 31,065
                              ========   ========   ==========   ==========   ==========     ========      =======      ========

(d) Circuit revenues, circuit revenues per screen, circuit EBITDA and circuit EBITDA per screen are not presentations made in accordance with generally accepted accounting principles and are not measures of profitability. This financial information is included in this prospectus to provide additional information that our management uses to measure our overall operating performance, including 100% of our partnerships. While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     We emerged from bankruptcy reorganization effective March 21, 2002. In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," we adopted the provisions of fresh-start accounting which require, among other things, the allocation of the reorganization value to our assets in relation to their fair values, which resulted in a net write-down of assets, including goodwill. For accounting purposes, we have recorded the effects of our reorganization in our unaudited condensed financial statements as of March 31, 2002.

     On April 2, 2002, Onex and OCM Cinema acquired a 49% interest in Loeks-Star Theatres from our partner, and agreed to acquire the remaining 1% interest not later than May 1, 2003. We have owned a 50% interest in Loeks-Star Theatres since its formation and, accordingly, as of April 2, 2002, Onex has a controlling interest in Loeks-Star Theatres. We previously accounted for our 50% interest under the equity method of accounting. Beginning April 2, 2002, we have included the assets, liabilities and results of operations of Loeks-Star Theatres in our historical financial statements on a combined basis. Concurrently with the closing of this offering, Onex and OCM Cinema will contribute their interest in Loeks-Star Theatres to us, or otherwise cause that interest in Loeks-Star Theatres to be combined with us, in exchange for additional shares of our common stock.

     On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex. Concurrently with the closing of this offering, Onex and OCM Cinema will cause their interest in Grupo Cinemex to be combined with us, in exchange for additional shares of our common stock.

     On July 31, 2002, we acquired an additional 25.4% interest in Megabox Cineplex for a purchase price of $20.6 million, bringing our total ownership interest in that partnership to 50.0%. We funded this purchase through the sale of additional shares of our common stock to Onex and OCM Cinema.

     The unaudited pro forma combined balance sheet assumes the following had occurred as of May 31, 2002:

     - the acquisition by Onex and OCM Cinema of Grupo Cinemex and the combination of Grupo Cinemex with us in exchange for an aggregate of [66,866] additional shares of our common stock; and

     - Onex's and OCM Cinema's purchase of an aggregate of [6,147] additional shares of our common stock, for an aggregate purchase price of $20.6 million, to fund our acquisition of an additional 25.4% interest in Megabox Cineplex.

     The unaudited pro forma, as adjusted, combined balance sheet further assumes that this offering and borrowings by us and Grupo Cinemex under our new senior secured credit facilities, and our use of the estimated net proceeds and borrowings as described in this prospectus, including the redemption of
$          million of equity in Grupo Cinemex held by Onex and OCM Cinema, had occurred as of May 31, 2002.

     The unaudited pro forma combined statements of operations for the year ended February 28, 2002 and the three months ended May 31, 2002 assume that each of the following had occurred as of March 1, 2001 and March 1, 2002, respectively:

     - the acquisition by Onex and OCM Cinema of Grupo Cinemex and a 49% interest in Loeks-Star Theatres from our partner, and the combination of the entities that own these interests with Loews subsidiaries;

     - Onex's and OCM Cinema's purchase of an aggregate of [6,147] additional shares of our common stock for an aggregate purchase price of $20.6 million, to fund our acquisition of an additional 25.4% interest in Megabox Cineplex;

     - the effects of our reorganization, including:

      - the conversion of $300.0 million of pre-petition bank debt into equity,

      - the revaluation of our assets,

      - the renegotiation of leases and theatre closings, and

      - the elimination of certain non-recurring charges associated with the reorganization; and

     - the adoption of SFAS No. 142 which resulted in the cessation of amortization of our goodwill and indefinite-lived intangible assets.

     The unaudited pro forma, as adjusted, combined statements of operations for the year ended February 28, 2002 and the three months ended May 31, 2002 further assume that this offering and our borrowings under our new senior secured credit facilities, and our use of the estimated net proceeds and borrowings as described in this prospectus, had occurred as of March 1, 2001 and March 1, 2002, respectively.

     The unaudited pro forma combined financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States. Please see the notes to our financial statements included elsewhere in this prospectus for a complete description of these differences. The principal differences that affect the pro forma combined financial statements are described below:

     - Under U.S. GAAP, Magic Johnson Theatres and Yelmo Cineplex are accounted for under the equity method in our historical financial statements. Under Canadian GAAP, the equity method of accounting is prohibited for joint ventures; rather, the proportionate consolidation method is required.

     - Under U.S. GAAP, the preferred interest held in Grupo Cinemex is presented as a minority interest in the unaudited pro forma combined balance sheet. Under Canadian GAAP, this interest would be presented as a liability. Had this interest been reported as a liability, total liabilities would have increased by $24.4 million and there would be no minority interest.

     - Under U.S. GAAP, the excess of the reorganization value over the fair value of the assets is recorded as goodwill. In accordance with Canadian GAAP, the excess of the reorganization value over the fair value of the assets is recorded as a reduction of stockholders' equity. Had the fresh-start adjustments been recorded in accordance with Canadian GAAP, goodwill, total assets, additional paid-in capital and total stockholders' equity would have been reduced by $99.9 million.

     The unaudited pro forma combined financial statements are based on the preliminary estimates and assumptions set forth in the notes to these statements that have been made solely for purposes of developing this pro forma information. The unaudited pro forma combined financial statements are not necessarily indicative of the results that would have been achieved had these transactions been completed as of the dates indicated or that may be achieved in the future.

     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes and other financial information pertaining to us included elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF MAY 31, 2002

                                                   GRUPO
                                                  CINEMEX                        PRO
                                    LOEWS      PRO FORMA, AS    PRO FORMA       FORMA       OFFERING          PRO FORMA,
                                 CINEPLEX(A)    ADJUSTED(B)    ADJUSTMENTS     COMBINED    ADJUSTMENTS       AS ADJUSTED
                                 -----------   -------------   -----------     --------    -----------       -----------
                                                                      (IN THOUSANDS)
Assets
Current assets:
  Cash and cash equivalents....  $   82,278      $ 37,629      $       --     $  119,907    $                 $
  Other current assets.........      21,754        18,690              --         40,444
                                 ----------      --------      ----------     ----------    ---------         ----------
      Total current assets.....     104,032        56,319              --        160,351
Property, equipment and
  leaseholds, net..............     679,136       174,759              --        853,895
Investment in and advances to
  partnerships.................     110,878            --          20,591(c)     131,469
Goodwill and other intangible
  assets.......................     263,425            --              --        263,425
Excess purchase price..........          --       117,665              --        117,665
Other long-term assets.........      10,495        21,835              --         32,330             (e),(f)
                                 ----------      --------      ----------     ----------    ---------         ----------
      Total assets.............  $1,167,966      $370,578      $   20,591     $1,559,135    $                 $
                                 ==========      ========      ==========     ==========    =========         ==========
Liabilities and stockholders'
  equity
Current liabilities:
  Accounts payable and accrued
    expenses...................  $  157,733      $ 28,776      $       --     $  186,509
  Current maturities of
    long-term debt.............       9,737            --              --          9,737             (g)
  Current portion of capital
    leases.....................         762            --              --            762
  Other current liabilities....      25,457         8,336              --         33,793
                                 ----------      --------      ----------     ----------    ---------         ----------
      Total current
        liabilities............     193,689        37,112              --        230,801
Long-term debt and other
  obligations..................     536,568        71,355              --        607,923             (g),(f)
New senior secured credit
  facilities...................          --            --              --             --             (f)
Long-term capital lease
  obligations..................      22,666            --              --         22,666
Other long-term obligations....      32,551        13,697              --         46,248
                                 ----------      --------      ----------     ----------    ---------         ----------
      Total liabilities........     785,474       122,164              --        907,638
Minority interest..............          --            --          24,414(d)      24,414
Mandatorily redeemable
  preferred stock..............          --        24,414         (24,414)(d)         --
Stockholders' equity:
  Class A common stock.........          --            --               1(c)           1             (g)
  Class B common stock.........           1            --              --              1
  Special voting stock.........          --            --              --             --             (h)
  Additional paid-in capital...     373,020       224,000          20,590(c)     617,610             (g)
Accumulated other comprehensive
  income.......................       1,932            --              --          1,932
Retained earnings..............       7,539            --              --          7,539
                                 ----------      --------      ----------     ----------    ---------         ----------
      Total stockholders'
        equity.................     382,492       224,000          20,591        627,083
                                 ----------      --------      ----------     ----------    ---------         ----------
Total liabilities and
  stockholders' equity.........  $1,167,966      $370,578      $   20,591     $1,559,135    $                 $
                                 ==========      ========      ==========     ==========    =========         ==========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Represents our financial position as of May 31, 2002, as reported, which includes the impact of fresh-start accounting in accordance with SOP 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" and the combination of Loeks-Star Theatres as of April 2, 2002.

(b) Represents the combination of the entities that own Grupo Cinemex with Loews subsidiaries. The unaudited pro forma combined financial position of Grupo Cinemex is based on the historical financial position of Grupo Cinemex and its subsidiaries as of its year ended December 31, 2001, presented under U.S. generally accepted accounting principles, and adjusted to reflect the effects of the acquisition of Grupo Cinemex by Onex and OCM Cinema. See pages F-70 through F-76 for additional details.

(c) Reflects the purchase of an aggregate of [6,147] shares of our common stock by Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex. Also reflects the issuance of an aggregate of [78,280] shares of our common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in Loeks-Star Theatres with Loews subsidiaries.

(d) Represents the minority ownership interest in Grupo Cinemex related to the mandatorily redeemable preferred stock held by the previous owners of Grupo Cinemex.

(e) Represents the write-off of unamortized deferred issuance costs associated with the refinancing of the existing long-term debt.

(f) Represents the borrowings under our new senior secured credit facilities which are summarized as follows:

                                                             ASSUMED            ASSUMED
    NATURE OF DEBT                       AMOUNT           INTEREST RATE           TERM
    --------------                       ------           -------------         -------
                                     (IN THOUSANDS)
    Loews term loan................     $                          %
    Loews revolving credit
      facility.....................
    Grupo Cinemex term loan........

   Issuance costs associated with the senior secured credit facilities are
   estimated to be $     million and $        million for the Loews and Grupo
   Cinemex facilities, respectively, and will be amortized over the life of the
   facilities (assumed to be    years and    years, respectively).

   The proceeds from borrowings under these facilities, net of anticipated financing costs, will be used to repay existing long-term debt and, as to the
   Grupo Cinemex term loan, to redeem $      million of the equity in Grupo
   Cinemex held by Onex and OCM Cinema.

(g) Represents our estimated net proceeds from this offering of
    $        million, net of $        million in estimated costs and expenses,
    and the use of a portion of those proceeds to repay existing long-term debt.

(h) Represents the issuance of the special voting stock which represents the voting rights attributable to the Loews Canada exchangeable shares.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED FEBRUARY 28, 2002

                                                                                GRUPO
                                                                               CINEMEX
                                                                             PRO FORMA,
                                LOEWS      REORGANIZATION     PRO FORMA,         AS        LOEKS-STAR
                             CINEPLEX(A)    ADJUSTMENTS     AS REORGANIZED   ADJUSTED(B)   THEATRES(C)
                             -----------   --------------   --------------   -----------   -----------
                                          (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Box office...............   $ 600,725      $ (28,563)(d)     $572,162       $ 88,707       $49,481
  Concessions..............     224,289        (11,829)(d)      212,460         47,078        22,294
  Other....................      31,139         (1,123)(d)       30,016         14,834         3,529
                              ---------      ---------         --------       --------       -------
    Total operating
      revenues.............     856,153        (41,515)         814,638        150,619        75,304
Expenses:
  Theatre operations and
    other expenses.........     652,944        (47,414)(d)(e)     605,530       83,924        55,141
  Cost of concessions......      35,080         (1,406)(d)       33,674         10,965         2,866
  General and
    administrative.........      42,186             --           42,186          8,746         2,289
  Depreciation and
    amortization...........     108,823        (12,439)(f)       96,384         22,218         6,222
  Restructuring charges....       9,549         (9,549)(g)           --             --            --
  Loss on sale/disposal of
    theatres and other.....      33,810        (33,810)(d)           --             --            --
                              ---------      ---------         --------       --------       -------
    Total operating
      expenses.............     882,392       (104,618)         777,774        125,853        66,518
Income/(loss) from
  operations...............     (26,239)        63,103           36,864         24,766         8,786
Interest expense...........      60,866        (25,902)(h)       34,964         (3,585)        4,100
Other (income)/expense.....          --             --               --            (33)           --
Equity (income)/loss in
  long-term investments....       1,748             --            1,748             --           491
Reorganization costs.......      96,497        (96,497)(g)           --             --            --
                              ---------      ---------         --------       --------       -------
Income/(loss) before income
  taxes....................    (185,350)       185,502              152         28,384         4,195
Income tax expense.........       2,550          9,496(i)        12,046         12,989            --
                              ---------      ---------         --------       --------       -------
Net income/(loss)..........   $(187,900)     $ 176,006         $(11,894)      $ 15,395       $ 4,195
                              =========      =========         ========       ========       =======
Weighted average shares
  outstanding -- basic and
  diluted..................  58,622,646                         100,000
Income/(loss) per share --
  basic and diluted........   $   (3.21)                       $(118.94)


                                                         PRO FORMA
                              PRO FORMA    PRO FORMA     OFFERING     PRO FORMA,
                             ADJUSTMENTS    COMBINED    ADJUSTMENTS   AS ADJUSTED
                             -----------   ----------   -----------   -----------
                                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Box office...............   $     --     $  710,350                 $
  Concessions..............         --        281,832
  Other....................         --         48,379
                              --------     ----------    --------     ----------
    Total operating
      revenues.............         --      1,040,561
Expenses:
  Theatre operations and
    other expenses.........         --        744,595
  Cost of concessions......         --         47,505
  General and
    administrative.........         --         53,221
  Depreciation and
    amortization...........    (21,357)(j)    103,467
  Restructuring charges....         --             --
  Loss on sale/disposal of
    theatres and other.....         --             --
                              --------     ----------    --------     ----------
    Total operating
      expenses.............    (21,357)       948,788
Income/(loss) from
  operations...............     21,357         91,773
Interest expense...........         --         35,479            (m)
Other (income)/expense.....         --            (33)
Equity (income)/loss in
  long-term investments....      1,714(k)       3,953
Reorganization costs.......         --             --
                              --------     ----------    --------     ----------
Income/(loss) before income
  taxes....................     19,643         52,374
Income tax expense.........         --         25,035
                              --------     ----------    --------     ----------
Net income/(loss)..........   $ 19,643     $   27,339    $            $
                              ========     ==========    ========     ==========
Weighted average shares
  outstanding -- basic and
  diluted..................     84,427(l)     184,427
Income/(loss) per share --
  basic and diluted........                $   148.24

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED FEBRUARY 28, 2002

(a) Represents our historical results of operations for the year ended February 28, 2002, as reported.

(b) Represents the pro forma, as adjusted, operating results of Grupo Cinemex. The pro forma, as adjusted, results of operations of Grupo Cinemex are based on the historical results of Grupo Cinemex and its subsidiaries for its year ended December 31, 2001, presented under U.S. generally accepted accounting principles, and adjusted to reflect the effects of the acquisition of Grupo Cinemex by Onex and OCM Cinema. See pages F-70 through F-76 for additional details.

(c) Represents the historical operating results of Loeks-Star Theatres for the year ended February 28, 2002. Prior to April 2, 2002, we used the equity method of accounting to record our 50% interest in Loeks-Star Theatres.

(d) Represents the elimination of the operating results of the theatres we closed during our bankruptcy proceedings and the associated loss on sale/disposal and other related costs.

(e) Represents the elimination of occupancy costs, totaling $10.4 million, as a result of our lease renegotiations in connection with our bankruptcy proceedings.

(f) Represents the reduction in depreciation expense due to our write-down in fixed assets upon application of fresh-start accounting in connection with our emergence from bankruptcy.

(g) Represents the elimination of restructuring charges and reorganization costs we incurred in connection with our bankruptcy proceedings.

(h) Represents the reduction in interest expense due to the conversion of $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) into our equity.

(i)  Represents the tax effect of the reorganization adjustments.

(j) Represents the elimination of amortization expense related to goodwill and other indefinite-lived intangible assets as a result of our adoption of SFAS No. 142 "Goodwill and Other Intangible Assets."

(k) To eliminate Loeks-Star Theatres equity income recorded in our historical results of operations under the equity method of accounting from March 1, 2001 through February 28, 2002.

(l) Reflects the purchase of an aggregate of [6,147] shares of our common stock by Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex. Also reflects the issuance of an aggregate of [78,280] shares of common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in Loeks-Star Theatres with Loews subsidiaries.

(m) Represents the reduction in interest expense associated with our outstanding debt to be repaid with the proceeds from this offering and borrowings under our new senior secured credit facilities, calculated as follows:

             NATURE OF DEBT                      AMOUNT       ASSUMED INTEREST RATE   ASSUMED TERM
             --------------                      ------       ---------------------   ------------
                                             (IN THOUSANDS)
 Loews term loan........................        $                              %
 Loews revolving credit facility........
 Grupo Cinemex term loan................


     Each .125 percentage point change in the interest rate on our new senior secured credit facilities would result in a change in interest expense of
     $        million and $        million annually based on our pro forma, as
     adjusted, debt levels of $        million and $        million for the
     Loews and Grupo Cinemex facilities, respectively.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MAY 31, 2002

                                                                                         GRUPO
                            LOEWS CINEPLEX(A)                                           CINEMEX
                            -----------------      REORGANIZATION     PRO FORMA        PRO FORMA,     LOEKS-STAR
                                                    ADJUSTMENTS     AS REORGANIZED   AS ADJUSTED(B)   THEATRES(C)
                                                    -------------   --------------   --------------   -----------
                                              (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
 Box office............  $   52,514    $111,235       $(2,630)(d)      $161,119         $23,378         $3,729
 Concessions...........      20,869      44,753        (1,151)(d)        64,471          12,665          1,681
 Other.................       2,156       6,058           (92)(d)         8,122           3,738            241
                         -----------   --------       -------          --------         -------         ------
    Total operating
      revenues.........      75,539     162,046        (3,873)          233,712          39,781          5,651
Expenses:
 Theatre operations and
   other expenses......      54,890     121,869        (5,940)(d)(e)     170,819         22,705          4,018
 Cost of concessions...       2,609       6,253          (197)(d)         8,665           2,687            212
 General and
   administrative......       3,906       8,732            --            12,638           2,345            203
 Depreciation and
   amortization........       6,307      11,376        (1,036)(f)        16,647           5,994            496
 Restructuring
   charges.............       1,445          --        (1,445)(g)            --              --             --
 Loss on sale/disposal
   of theatres and
   other                         --          --            --                --              --             --
                         -----------   --------       -------          --------         -------         ------
    Total operating
      expenses.........      69,157     148,230        (8,618)          208,769          33,731          4,929
Income/(loss) from
 operations............       6,382      13,816         4,745            24,943           6,050            722
Interest expense.......       3,914       6,244           956(h)         11,114          (1,726)           236
Other
 (income)/expense......          --          --            --                --            (111)            --
Equity (income)/loss in
 long-term
 investments...........         (87)       (125)                           (212)             --
Reorganization costs...       2,573          --        (2,573)(g)            --              --             --
                         -----------   --------       -------          --------         -------         ------
(Income)/loss before
 income taxes..........         (18)      7,697         6,362            14,041           7,887            486
Income tax expense.....         199         158         5,889(i)          6,246           1,622             --
                         -----------   --------       -------          --------         -------         ------
Net income/(loss)......  $     (217)   $  7,539       $   473          $  7,795         $ 6,265         $  486
                         ===========   ========       =======          ========         =======         ======
Weighted average shares
 outstanding -- basic
 and diluted...........  58,622,646     100,000                         100,000
Income/(loss) per
 share -- basic and
 diluted...............  $    (0.00)   $  75.39                        $  77.95


                                                    PRO FORMA
                          PRO FORMA    PRO FORMA    OFFERING     PRO FORMA,
                         ADJUSTMENTS   COMBINED    ADJUSTMENTS   AS ADJUSTED
                         -----------   ---------   -----------   -----------
                           (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
 Box office............    $   --      $188,226
 Concessions...........        --        78,817
 Other.................        --        12,101
                           ------      --------       -----         -----
    Total operating
      revenues.........        --       279,144
Expenses:
 Theatre operations and
   other expenses......        --       197,542
 Cost of concessions...        --        11,564
 General and
   administrative......        --        15,186
 Depreciation and
   amortization........        --        23,137
 Restructuring
   charges.............        --            --
 Loss on sale/disposal
   of theatres and
   other                       --            --
                           ------      --------       -----         -----
    Total operating
      expenses.........        --       247,429
Income/(loss) from
 operations............        --        31,715
Interest expense.......        --         9,624            (l)
Other
 (income)/expense......        --          (111)
Equity (income)/loss in
 long-term
 investments...........       244(j)         32
Reorganization costs...        --            --
                           ------      --------       -----         -----
(Income)/loss before
 income taxes..........      (244)       22,170
Income tax expense.....        --         7,868
                           ------      --------       -----         -----
Net income/(loss)......    $ (244)     $ 14,302
                           ======      ========       =====         =====
Weighted average shares
 outstanding -- basic
 and diluted...........    84,427(k)    184,427
Income/(loss) per
 share -- basic and
 diluted...............                $  77.55

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MAY 31, 2002

(a) Represents our historical results of operations for the one month ended March 31, 2002 and the two months ended May 31, 2002, respectively, as reported.

(b) Represents the pro forma, as adjusted, operating results of Grupo Cinemex. The pro forma, as adjusted, results of operations of Grupo Cinemex are based on the historical results of Grupo Cinemex and its subsidiaries for the three months ended March 31, 2002, presented under U.S. generally accepted accounting principles, and adjusted to reflect the effects of the acquisition of Grupo Cinemex by Onex and OCM Cinema. See pages F-70 through F-76 for additional details.

(c) Represents the historical operating results of Loeks-Star Theatres for the period from March 1, 2002 through April 1, 2002. The results of operations of Loeks-Star Theatres and its subsidiaries for the period April 2, 2002 through May 31, 2002 are included in our historical results on a combined basis.

(d) Represents the elimination of the operating results of the theatres we closed during our bankruptcy proceedings.

(e) Represents the elimination of occupancy costs, totaling $2.6 million, as a result of our lease renegotiations in connection with our bankruptcy proceedings.

(f) Represents the reduction in depreciation expense due to our write-down in fixed assets upon application of fresh-start accounting in connection with our emergence from bankruptcy.

(g) Represents the elimination of restructuring charges and reorganization costs we incurred in connection with our bankruptcy proceedings.

(h) Represents the change in interest expense due to the conversion of $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) into our equity.

(i)  Represents the tax effect of the reorganization adjustments.

(j) To eliminate Loeks-Star Theatres income recorded in our historical results of operations under the equity method of accounting from March 1, 2002 through April 1, 2002.

(k) Reflects the purchase of an aggregate of [6,147] shares of our common stock by Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex. Also reflects the issuance of an aggregate of [78,280] shares of common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in the Loeks-Star Theatres with Loews subsidiaries.

(l) Represents the reduction in interest expense associated with our outstanding debt to be repaid with the proceeds from this offering and borrowings under our new senior secured credit facilities, calculated as follows:

                                                                                ASSUMED
NATURE OF DEBT                             AMOUNT       ASSUMED INTEREST RATE     TERM
--------------                             ------       ---------------------   -------
                                       (IN THOUSANDS)
Loews term loan......................     $                                  %
Loews revolving credit facility......
Grupo Cinemex term loan..............

    Each .125 percentage point change in the interest rate on our new senior secured credit facilities would result in a change in interest expense of
    $        million and $        million quarterly based on our pro forma, as
    adjusted, debt levels of $        million and $      million for the Loews
    and Grupo Cinemex facilities, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes and the unaudited pro forma combined financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Special Note Regarding Forward-Looking Statements" for a discussion of the risks, uncertainty and assumptions relating to these statements.

OVERVIEW

     We are one of the world's leading film exhibition companies with theatres in the United States, Canada, Mexico, Spain and South Korea. As of June 30, 2002, including our Mexican operations on a pro forma basis and the theatres owned by our partnerships, we owned, operated or had an interest in 2,768 screens in 282 theatres. Our theatre circuit is concentrated in major metropolitan markets. Our theatres operate under the Loews Theatres, Cineplex Odeon Theatres, Star Theatres and Cinemex Theatres names. Our partnerships operate theatres under the Magic Johnson Theatres, Yelmo Cineplex and Megabox names.

     Our theatre operations are located primarily in 19 states in the U.S. and the District of Columbia, six Canadian provinces, Mexico, Spain and South Korea. Our principal geographic markets are the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, Seattle and Washington, D.C. in the U.S.; Edmonton, Montreal, Toronto and Vancouver in Canada; Mexico City, Mexico; Madrid, Spain; and Seoul, South Korea.

     Included in our screen and theatre counts are 346 screens in 33 theatres in which we hold a partnership interest. Our significant partnership interests include a 50% partnership interest in Magic Johnson Theatres (with 60 screens in five theatres in historically underserved urban markets in the United States), Yelmo Cineplex (with 223 screens in 21 theatres in Spain) and Megabox Cineplex (with 42 screens in five theatres in South Korea).

  RECENT DEVELOPMENTS

     We have owned a 50% interest in Loeks-Star Theatres since its formation in 1988, and our theatre and screen counts include those of Loeks-Star Theatres. On April 2, 2002, Onex and OCM Cinema acquired from our partner a 49% interest in Loeks-Star Theatres and agreed to acquire the remaining 1% interest not later than May 1, 2003. Because Loeks-Star Theatres became an entity under common control on April 2, 2002, from that date we have included its results of operations in our historical financial statements on a combined basis.

     On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex, which owns and operates 349 screens in 31 theatres, primarily in Mexico City. Grupo Cinemex's results of operations are not reflected in our historical financial statements.

     Concurrently with the closing of this offering, Onex and OCM Cinema will cause their interests in Grupo Cinemex and Loeks-Star Theatres to be combined with us.

     On July 31, 2002, we acquired an additional 25.4% interest in Megabox Cineplex for $20.6 million, increasing our partnership interest from 24.6% to 50.0%. This purchase was funded by Onex's and OCM Cinema's purchase of additional shares of our common stock.

  REVENUES

     We generate revenues primarily from box office receipts, concession sales and other revenue sources including screen advertising sales, promotional activities and theatre management fees. Our revenues are affected by attendance levels and changes in average admission and concession revenues per patron. Attendance is primarily affected by the commercial appeal of the films released during the period reported and the level of marketing and promotion by film studios and distributors. Average admissions per patron are affected by the mix of film type (e.g., its appeal to certain audiences, such as children, teens or young adults) and established ticket prices. Average concession revenues per patron are affected by concession product mix, concession prices and type of film. We generate other revenues related to theatre operations from such sources as the leasing of our theatres for motion picture premieres, screenings, private parties and corporate events and from game machines and ATMs in some of our theatre lobbies.

  EXPENSES

     Theatre operations and other expenses consist of fixed and variable expenses, including film rental, marketing and advertising, salaries and wages, lease expense, utilities, maintenance and other occupancy related charges. Certain operating costs, such as film rental costs, salaries and wages and the cost of concessions, vary directly with changes in revenues and attendance levels. Film rental fees are based on the related box office receipts at either mutually agreed-upon firm terms or estimates of the final settlement, depending upon the film licensing arrangement. We purchase concession supplies to replace units sold. Although theatre salaries and wages include a fixed cost component, these expenses vary in relation to revenues as theatre staffing levels are adjusted to handle fluctuations in attendance.

     Conversely, lease expenses are primarily a fixed cost at the theatre level as our theatre leases generally require a fixed monthly minimum rent payment. Many of our theatre leases also include a percentage rent clause whereby the landlord is paid an additional amount of rent based upon revenues over a specified threshold.

     General and administrative expenses are related primarily to costs associated with executive and corporate management and the oversight of our business, and include functions such as film buying, marketing and promotions, operations and concession management, accounting and financial reporting, legal, treasury, internal audit, safety and security, construction and design, real estate development and administration, human resources and information systems. Our general and administrative costs are comprised primarily of payroll, occupancy costs related to our corporate office in New York City, professional fees (such as audit and legal fees) and travel and related costs. Our general and administrative staffing and associated costs are maintained at a level that we deem appropriate to manage and support the size and nature of our theatre portfolio and our business activities.

  ACCOUNTING FOR PARTNERSHIPS

     Our financial statements incorporate the operating results of partnerships in which we have an interest to the extent of our equity share as required by the equity method of accounting. As a result of Onex's acquisition of a controlling interest in Loeks-Star Theatres on April 2, 2002, our financial statements combine the operating results of Loeks-Star Theatres with our results beginning April 2, 2002, the date Loeks-Star Theatres became an entity under common control. Our operating results for all periods prior to April 2, 2002 include the operating results of Loeks-Star Theatres to the extent of our prior equity share (50%) as required by the equity method of accounting.

  REORGANIZATION

     On February 15, 2001 we filed for bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code in the United States and under the Companies' Creditors Arrangement Act, or CCAA, in Canada. Our bankruptcy filings resulted from, among other things, the following events:

     - competitive pressures caused primarily by a significant overcapacity of available screens;

     - significantly higher costs and the resulting increase in our debt level, primarily arising from the building of megaplexes and improvements we made to existing theatres to attract and accommodate larger audiences;

     - lower industry-wide attendance levels during calendar year 2000 due primarily to the below average film product available during the summer and fall of 2000; and

     - a decline in revenues experienced at many of our older theatres.

     We emerged from bankruptcy on March 21, 2002. However, for accounting purposes, we have accounted for the reorganization as of March 31, 2002. Accordingly, our historical financial information reflects the financial condition and results of operations of our predecessor company (prior to reorganization) for all periods presented through March 31, 2002 and our successor company (post-reorganization) for the period April 1 through May 31, 2002. As a result, and in accordance with generally accepted accounting principles, we are required to present our results of operations for the quarter ended May 31, 2002 on a segregated basis -- one month ended March 31, 2002 and two months ended May 31, 2002.

     As a result of the key financial provisions of our U.S. and Canadian plans of reorganization, which we sometimes refer to together as our plan of reorganization:

     - holders of our senior secured debt ($737.2 million), including Onex and OCM Cinema (or its affiliates), were issued (a) 100% of the common stock of the successor company and (b) 100% of the term debt of $429.9 million;

     - holders of allowed general unsecured claims in the U.S. (such claims totaled $445.6 million) will receive cash distributions from our unsecured settlement pool of $45.0 million in cash, that we have funded and placed with an agent of the bankruptcy court, plus any interest earned on such funds through the dates of distribution;

     - holders of Canadian unsecured claims (such claims totaled $93.7 million), excluding intercompany claims, will receive cash distributions by us in an aggregate maximum amount of $20.0 million (these claims are classified as accounts payable and accrued expenses on our balance sheet as of May 31, 2002);

     - priority claims, miscellaneous secured claims, pension benefit guaranty corporation claims and limited other claims were unimpaired by our plans of reorganization and will be paid in full;

     -     intercompany claims were extinguished;

     - our existing equity securities (including stock options) were cancelled without any distribution; and

     - we ceased operations in Austria, Hungary, Poland and Turkey and rejected our joint venture arrangement in Italy.

     Pursuant to our U.S. plan of reorganization, in consideration for $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) and their contribution of $35.0 million in cash to partially fund the unsecured settlement pool in the U.S., Onex acquired [60,000] shares of our class B common stock and OCM Cinema acquired [40,000] shares of our class A common stock.

     Effects of Reorganization on Financial Condition and Results of Operations. We have incurred reorganization expenses of approximately $141.2 million associated with the chapter 11 and CCAA cases since the commencement of the cases, of which: (i) $11.8 million represents the write-off of unamortized deferred financing fees during the fourth quarter of fiscal year 2001, (ii) $70.1 million represents charges related to landlord lease claims, which were classified as liabilities subject to compromise and (iii) $59.3 million was accrued or paid for professional and advisory fees and other expenses directly related to and subsequent to the bankruptcy filing. These amounts include $38.2 million accrued as a current liability as of May 31, 2002, which represents the $20.0 million of unsecured claims in Canada and our estimate of costs to conclude the bankruptcy proceedings. Of the bankruptcy-related costs that were accrued as of May 31, 2002, $19.7 million remained unpaid at June 30, 2002.

     During our reorganization, we closed 119 theatres that generated negative theatre-level cash flow of $21.4 million in fiscal 2001. We measure theatre-level cash flow by subtracting the operating costs of that theatre (film rental costs, concession costs and other theatre operating costs) from the revenues generated by that theatre. We also renegotiated the terms of 86 theatre leases, thereby significantly reducing our occupancy costs.

     Our bankruptcy filings and the implementation of our plan of reorganization significantly improved our operating results. As part of our reorganization, we were able to close theatres that generated marginal or negative cash flow and were not strategically important to us, reduce operating costs by renegotiating certain leases, reduce overhead levels, lower interest expense due to our reduced debt levels and reduce depreciation and amortization expenses as a result of the revaluation of our theatre assets.

RESULTS OF OPERATIONS

     The following table presents certain financial data as a percentage of revenues. All costs in the table are expressed as a percentage of total operating revenues. We also present concession costs as a percentage of concession revenues.

                                                                PREDECESSOR                            SUCCESSOR
                                         ----------------------------------------------------------   ------------
                                                                             THREE
                                         YEAR ENDED FEBRUARY 28 OR 29,       MONTHS      MARCH 1 TO
                                         ------------------------------      ENDED       MARCH 31,     APRIL 1 TO
                                          2000       2001        2002     MAY 31, 2001      2002      MAY 31, 2002
                                         -------   ---------    -------   ------------   ----------   ------------
Revenues:
  Box office..........................     69.8%       69.5%      70.2%       69.8%         69.5%         68.7%
  Concessions.........................     26.2%       26.6%      26.2%       26.2%         27.6%         27.6%
  Other...............................      4.0%        3.9%       3.6%        4.0%          2.9%          3.7%
                                         -------   ---------    -------     -------        ------       -------
    Total operating revenues..........    100.0%      100.0%     100.0%      100.0%        100.0%        100.0%
Expenses:
  Theatre operations and other
    expenses..........................     74.8%       78.9%      76.3%       80.1%         72.7%         75.2%
  Cost of concessions.................      4.1%        4.3%       4.1%        4.3%          3.4%          3.9%
  General and administrative..........      5.7%        5.6%       4.9%        5.5%          5.2%          5.4%
  Depreciation and amortization.......     12.1%       13.7%      12.7%       14.7%          8.3%          7.0%
  Restructuring charges...............      0.0%        1.4%       1.1%        0.2%          1.9%          0.0%
  Loss on sale/disposal of theatres
    and other.........................      0.9%       26.6%       3.9%        3.0%          0.0%          0.0%
                                         -------   ---------    -------     -------        ------       -------
    Total expenses....................     97.6%      130.5%     103.0%      107.8%         91.5%         91.5%
                                         -------   ---------    -------     -------        ------       -------
Operating income/(loss)...............      2.4%     (30.5)%     (3.0)%    (7.8)%            8.5%          8.5%
                                         =======   =========    =======     =======        ======       =======
Concession costs as a % of concession
  revenues............................     15.7%       16.2%      15.6%       16.6%         12.5%         14.0%

  PRO FORMA, AS REORGANIZED, FOR THE THREE MONTHS ENDED MAY 31, 2002 COMPARED TO THE THREE MONTHS ENDED MAY 31, 2001

     The table and discussion below include a comparison of selected operating data for the three months ended May 31, 2001 and for the three months ended May 31, 2002 on a pro forma, as reorganized, basis to give effect to the reorganization as if it had occurred on March 1, 2002.

     These pro forma, as reorganized, financial data reflect the savings resulting from our reorganization, including the impact of theatre closings and occupancy cost reductions from lease renegotiations. The pro forma, as reorganized, financial data also include the combination of 100% of Loeks-Star Theatres in the current year beginning April 2, 2002 compared to the inclusion of 50% of Loeks-Star Theatres reported under the equity method of accounting for the three months ended May 31, 2001 and for the period March 1, 2002 through April 1, 2002. The pro forma, as reorganized, financial data presented and discussed below do not include the operating results of Grupo Cinemex or our recently acquired 25.4% interest in Megabox Cineplex since these acquisitions occurred subsequent to the periods presented.

                                                                              PRO FORMA, AS
                                                                               REORGANIZED
                                                              THREE MONTHS    THREE MONTHS
                                                              ENDED MAY 31,   ENDED MAY 31,
                                                                  2001            2002
                                                              -------------   -------------
OPERATING DATA (IN THOUSANDS)
Revenues:
  Box office................................................    $127,108        $161,119
  Concessions...............................................      47,766          64,471
  Other.....................................................       7,372           8,122
                                                                --------        --------
     Total operating revenues...............................     182,246         233,712
Costs and expenses:
  Theatre operations and other expenses.....................     145,936         170,819
  Cost of concessions.......................................       7,937           8,665
  General and administrative................................       9,951          12,638

OPERATING DATA (AS A PERCENTAGE OF OPERATING REVENUES EXCEPT WHERE NOTED)
Revenues:
  Box office................................................        69.8%           68.9%
  Concessions...............................................        26.2%           27.6%
  Other.....................................................         4.0%            3.5%
                                                                --------        --------
     Total operating revenues...............................       100.0%          100.0%
Costs and expenses:
  Theatre operations and other expenses.....................        80.1%           73.1%
  Cost of concessions (as % of concession revenues).........        16.6%           13.4%
  General and administrative................................         5.5%            5.4%

     Total operating revenues. Total operating revenues on a pro forma, as reorganized, basis for the three months ended May 31, 2002 increased $51.5 million, or 28.2%, to $233.7 million from $182.2 million for the three months ended May 31, 2001. This increase in total operating revenues was partially due to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002. Excluding the impact of the combination of Loeks-Star Theatres, our total operating revenues increased $37.3 million, or 20.5%.

     Specific factors affecting the major components of our total operating revenues are discussed below.

          Box office revenues. Box office revenues on a pro forma, as reorganized, basis for the three months ended May 31, 2002 increased $34.0 million, or 26.8%, to $161.1 million from $127.1 million for the three months ended May 31, 2001. This increase in box office revenues was due partially to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002. Excluding the impact of the combination of Loeks-Star Theatres, our box office revenues increased $24.7 million, or 19.4%, due primarily to an increase in attendance volume ($28.7 million) and revenues from the operation of new theatres ($9.8 million). These increases in box office revenues, which aggregated $38.5 million, were partially offset by other reductions in box office revenues, which aggregated $13.8 million, including the impact of theatres we closed ($11.2 million) and a decrease in average admission revenue per patron ($2.6 million) driven by the higher proportion of family, teen and children's films which resulted in a lower average ticket price.

          Concession revenues. Concession revenues on a pro forma, as reorganized, basis for the three months ended May 31, 2002 increased $16.7 million, or 35.0%, to $64.5 million from $47.8 million for the three months ended May 31, 2001. This increase in concession revenues was due partially to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002. Excluding the impact of the combination of Loeks-Star Theatres, our concession revenues increased $12.5 million, or 26.2%, due primarily to the increase in attendance levels ($10.7 million), revenues from the operation of new theatres ($4.0 million) and an increase in concession revenues per patron ($2.6 million) due primarily to price increases, improved productivity and the nature and appeal of the type of film product exhibited during the period. (i.e., the higher proportion of attendance by families, teens and children that typically results in higher concession per patron sales). These increases in concession revenues, which aggregated $17.3 million, were partially offset by other reductions in concession revenues, which aggregated $4.8 million, relating primarily to the impact of theatres we closed.

          Other revenues. Other revenues on a pro forma, as reorganized, basis for the three months ended May 31, 2002 increased $750,000, or 10.2%, to $8.1 million from $7.4 million for the three months ended May 31, 2001. Excluding the impact of the combination of Loeks-Star Theatres, our other revenues increased $156,000 compared to the three months ended May 31, 2001.

     Theatre operations and other expenses. Theatre operations and other expenses on a pro forma, as reorganized, basis for the three months ended May 31, 2002 increased $24.9 million, or 17.1%, to $170.8 million from $145.9 million for the three months ended May 31, 2001. This increase in theatre operations and other expenses was due partially to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002. Excluding the impact of the combination of Loeks-Star Theatres, our theatre operations and other expenses increased $15.0 million, or 10.3%, due primarily to an increase in attendance volume ($15.7 million), incremental costs associated with the operation of new theatres ($12.5 million), higher film costs primarily due to the strong box office performance of Star Wars: Attack of the Clones and Spider-Man ($5.4 million), and other cost increases. These increases, which aggregated $35.0 million, were partially offset by reductions in theatre operations and other expenses, which aggregated $20.0 million, including the impact of theatres we closed ($14.0 million) and reductions in occupancy costs ($6.0 million) primarily resulting from the renegotiation of certain leases. As a percentage of total operating revenues, theatre operations and other expenses improved from 80.1% in the three months ended May 31, 2001 to 73.1% on a pro forma, as reorganized, basis for the three months ended May 31, 2002.

     Cost of concessions. Cost of concessions on a pro forma, as reorganized, basis for the three months ended May 31, 2002 increased $728,000, or 9.2%, to $8.7 million from $7.9 million for the three months ended May 31, 2001. This increase in cost of concessions was due partially to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002. Excluding the impact of the combination of Loeks-Star Theatres, our cost of concessions increased $288,000, or 3.6%. This increase in cost of concessions was due primarily to an increase in concessions sales volume and price increases ($2.2 million) and incremental costs associated with the operation of new theatres ($656,000), which aggregated $2.8 million, partially offset by reductions in concession costs associated with the theatres we closed ($808,000) and a decrease in concession expenses primarily due to the impact of the renegotiation of certain supplier contracts ($1.8 million). Cost of concessions, as a percentage of concession revenues, improved from 16.6% in the three months ended May 31, 2001 to 13.4% on a pro forma, as reorganized basis, for the three months ended May 31, 2002.

     General and administrative costs. General and administrative costs on a pro forma, as reorganized, basis for the three months ended May 31, 2002 increased $2.7 million, or 27.0%, to $12.6 million from $9.9 million for the three months ended May 31, 2001. This increase in general and administrative costs is due partially to the combination of Loeks-Star Theatres beginning April 2, 2002. Excluding the impact of the combination of Loeks-Star Theatres, general and administrative costs increased $2.3 million, or 22.7%, primarily due to increased professional, legal and advisory fees related to ongoing business matters and existing and pending litigation and normal inflationary increases, partially offset by a decrease in overhead resulting from headcount reductions in our domestic operations. As a percentage of total operating revenues, general and administrative costs remained relatively constant at 5.5% for the three months ended May 31, 2001 and 5.4% for the period ended May 31, 2002 on a pro forma, as reorganized basis.

  RESULTS OF OPERATIONS FOR THE FIRST QUARTER OF FISCAL 2003

     The following discusses the results of operations of our predecessor company for the period from March 1, 2002 to March 31, 2002 and our results of operations for the period from April 1, 2002 through May 31, 2002.

     Period from March 1, 2002 to March 31, 2002. During the period from March 1, 2002 to March 31, 2002, total operating revenues and income from operations of the predecessor company improved as the result of an increase in attendance levels. Theatre operations and other expenses were higher as a result of these attendance increases and inflation. These increases were partially offset by a reduction in expenses resulting from the significant number of theatres we closed and reduced occupancy expenses resulting from lease renegotiations in connection with our reorganization. Additionally, our cost of concessions as a percentage of concession revenues was reduced due to the renegotiation of contracts with certain suppliers.

     As a result of our bankruptcy proceedings, our predecessor company incurred $1.4 million and $2.6 million of restructuring charges and reorganization costs, respectively, for the period from March 1, 2002 to March 31, 2002. Restructuring charges consisted principally of severance payments associated with headcount reductions. Reorganization costs were primarily related to accruals or payments for professional and advisory fees incurred directly related to our bankruptcy filing on February 15, 2001. In connection with the adoption of fresh-start accounting, liabilities subject to compromise of the predecessor company were treated and settled in accordance with the terms of the plan of reorganization. As a result of the extinguishment of liabilities in connection with our reorganization, the predecessor company recognized an extraordinary gain, net of tax, of $474.3 million ($8.09 per share).

     Period from April 1, 2002 to May 31, 2002. During the period April 1, 2002 to May 31, 2002, our total operating revenues and income from operations were favorably impacted by the combination of Loeks-Star Theatres as well as an increase in attendance levels. Theatre operations and other expenses increased commensurate with the increases in operating revenues, partially offset by a reduction in expenses resulting from the significant number of theatres we closed and reduced occupancy expenses resulting from lease renegotiations in connection with our reorganization. Additionally, our cost of concessions as a percentage of concession revenues was reduced due to the renegotiation of contracts with certain suppliers.

     Depreciation and amortization costs decreased for the two-month period ended May 31, 2002 due primarily to the cessation of amortization of goodwill and other indefinite-lived intangible assets in connection with our adoption of SFAS No. 142 and the revaluation of theatre assets upon emergence from bankruptcy. Interest expense decreased due primarily to the reduction in outstanding debt as a result of the emergence from bankruptcy and lower interest rates.

  FISCAL YEAR ENDED FEBRUARY 28, 2002 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 2001

     Total operating revenues. Total operating revenues for fiscal 2002 decreased $49.1 million, or 5.4%, to $856.2 million from $905.3 million for fiscal 2001.

     Specific factors affecting the major components of our total operating revenues are discussed below.

          Box office revenues. Box office revenues for fiscal 2002 decreased $28.2 million, or 4.5%, to $600.7 million from $628.9 million for fiscal 2001. This decrease in box office revenues was due primarily to the significant number of theatres we closed subsequent to March 1, 2001 ($69.1 million), principally overlapping theatre locations and underperforming theatres (including older, obsolete theatres that contributed only minimally to cash flow from operations or were operating at a loss), and lower attendance levels ($9.9 million) at existing theatres, offset in part by additional revenues from the operation of new theatres ($37.8 million) and an improvement in average admission revenues per patron ($13.0 million) primarily as a result of price adjustments we implemented.

          Concession revenues. Concession revenues for fiscal 2002 decreased $16.7 million, or 6.9%, to $224.3 million from $241.0 million for fiscal 2001. The decrease in concessions revenues was due primarily to the significant number of theatres we closed ($29.4 million) and the lower attendance levels at existing theatres ($3.7 million), partially offset by revenues from the operation of new theatres ($14.2 million) and an increase in our concession revenues per patron as a result of productivity improvements ($2.2 million).

          Other revenues. Other revenues for fiscal 2002 decreased $4.3 million, or 12.0%, to $31.1 million from $35.4 million for fiscal year 2001. This decrease was due primarily to the significant number of theatres we closed ($2.5 million), and lower attendance levels at existing theatres and other revenue reductions ($3.0 million), partially offset by the revenues from the operation of new theatres ($1.2 million).

     Theatre operations and other expenses. Theatre operations and other expenses for fiscal 2002 decreased $61.2 million, or 8.6%, to $652.9 million from $714.1 million for fiscal 2001. The overall decrease in theatre operating costs related primarily to the significant number of older, obsolete theatres we closed subsequent to March 1, 2001 ($105.6 million), reductions in variable operating expenses commensurate with the decrease in attendance levels ($5.1 million), and the decrease in occupancy costs resulting from leases we renegotiated in connection with our reorganization ($9.1 million). These decreases in theatre operating costs were partially offset by incremental costs associated with new theatres we opened ($46.0 million), and the costs associated with the improvement in admission revenue per patron ($6.3 million) and other cost increases. As a percentage of total operating revenues, theatre operations and other expenses improved from 78.9% in fiscal 2001 to 76.3% in fiscal 2002.

     Cost of concessions. Cost of concessions for fiscal 2002 decreased $4.0 million, or 10.2%, to $35.1 million from $39.1 million for fiscal 2001. This decrease in cost of concessions was due primarily to the significant number of theatres we closed ($4.8 million) and the lower attendance levels at existing theatres and other cost reductions ($1.8 million in the aggregate). These decreases were partially offset by the costs associated with the operation of new theatres ($2.6 million). As a percentage of concession revenues, our cost of concessions improved from 16.2% in fiscal 2001 to 15.6% in fiscal 2002.

     General and administrative costs. General and administrative costs for fiscal 2002 decreased $8.2 million, or 16.3%, to $42.2 million from $50.4 million for fiscal 2001. This decrease in general and administrative costs was due primarily to a decrease in overhead resulting from headcount reductions in our domestic operations, slightly offset by normal inflationary increases. As a percentage of total operating revenues, general and administrative expenses decreased from 5.6% in fiscal 2001 to 4.9% in fiscal 2002.

     Depreciation and amortization costs. Depreciation and amortization costs for fiscal 2002 decreased $15.3 million, or 12.3%, to $108.8 million from $124.1 million for fiscal 2001. This decrease in depreciation and amortization costs was due primarily to the effect of theatre closures and dispositions, partially offset by incremental amortization expense resulting from the change in the estimated remaining useful life of goodwill and incremental depreciation related to investments in new theatres which commenced operations in fiscal 2002. Goodwill primarily represented the excess purchase price associated with our combination with Cineplex Odeon in May 1998. Prior to the third quarter of fiscal 2001, goodwill was amortized over a 40-year estimated useful life. In connection with our fiscal 2001 third quarter review and assessment of our goodwill, together with management's plan at that time to accelerate the closure and disposition of a significant number of screens in the U.S. and Canada and the continued industry downturn, we determined that a reduction in the remaining useful life for unamortized goodwill was appropriate. Effective September 1, 2000, we determined that a more appropriate remaining useful life for unamortized goodwill was 20 years, resulting in additional amortization expense of approximately $4.1 million during fiscal 2001, net of the impact of the write-off of allocated goodwill.

     Restructuring charges. Restructuring charges for fiscal 2002 decreased 24.5% to $9.5 million from $12.7 million for fiscal 2001. Restructuring charges in fiscal 2002 relate to severance payments associated with headcount reductions in our domestic operations. The charges recorded in fiscal 2001 include severance payments ($3.9 million) associated with headcount reductions in our domestic operations and $8.8 million for professional and advisory fees (pre-bankruptcy) associated with our evaluation of a longer-term financial plan, including amendments to our bank agreement.

     Loss on sale/disposal of theatres and other. Loss on sale/disposal of theatres and other primarily represents the write-down of net book value associated with theatres targeted for accelerated disposition. The loss on sale/disposal of theatres and other for fiscal 2002 decreased 85.9% to $33.8 million from $240.6 million for fiscal 2001. The fiscal 2001 loss was associated with our plan to accelerate the disposition of approximately 189 theatres comprising 1,160 screens in the U.S., Canada and internationally during fiscal 2001 and fiscal 2002. These accelerated disposition plans were primarily the result of the continued decline in attendance levels experienced at these theatres. During fiscal 2002, we identified for disposition an additional 17 theatres comprising 114 screens.

     Interest expense. Interest expense for fiscal 2002 decreased 38.3% to $60.9 million from $98.6 million for fiscal 2001. This decrease in interest expense was due primarily to lower interest expense relating to our senior subordinated notes ($25.4 million), since interest had been stayed and no longer accrued as a result of the bankruptcy proceedings, coupled with the impact from the write-off of unamortized deferred financing fees ($3.7 million) during the fourth quarter of fiscal 2001 (also as a result of the bankruptcy proceedings) and a decrease in the variable borrowing rate related to our borrowings following successive interest rate reductions in the credit markets. This decrease in interest expense was offset partially by the impact of additional borrowings.

     Equity (income)/loss in long-term investments. Equity (income)/loss in long-term investments for fiscal 2002 improved $6.7 million to a loss of $1.7 million from a loss of $8.4 million for fiscal 2001. This improvement was due primarily to improvement in operations in our partnerships in fiscal 2002, coupled with the absence of asset impairment charges totaling $5.3 million recorded by Magic Johnson Theatres and Loeks-Star Theatres in fiscal 2001.

     Reorganization costs. Reorganization costs of $96.5 million in fiscal 2002 and $42.1 million in fiscal 2001 represent charges incurred as a result of the activities related to our bankruptcy proceedings. Reorganization costs in fiscal 2002 primarily relate to (1) estimated landlord claims related to the rejection of nine theatre leases (72 screens) in the U.S. and the repudiation and abandonment of 26 theatre leases (204 screens) in Canada during fiscal 2002 and
(2) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. Reorganization costs in fiscal 2001 primarily relate to (1) estimated landlord claims related to the rejection of 69 theatre leases (451 screens) in the U.S., the repudiation and abandonment of 32 theatre leases (180 screens) in Canada and four leases terminated in Austria and Poland, (2) the write-off of deferred financing fees and (3) professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001.

     Cumulative effect of change in accounting principle. There was no cumulative effect of change in accounting principle for fiscal 2002 and a $7.8 million cumulative effect of change in accounting principle for fiscal 2001. The $7.8 million charge for fiscal 2001 represents a one-time charge to reflect adoption of SAB No. 101, "Revenue Recognition in Financial Statements," regarding the accounting for our advance sales and gift programs, referred to together as certificates. SAB No. 101, effective beginning December 1, 2000, required retroactive application to the beginning of our 2001 fiscal year with restatement, if necessary, of all quarters for the then current fiscal year. SAB No. 101 impacts the timing when revenues may be recorded for unredeemed certificates. Prior to the issuance of SAB No. 101, we recognized "breakage revenues" into income immediately upon the sale of certificates for the estimated portion of certificates that would not be redeemed. However, in accordance with SAB No. 101, we no longer record breakage revenues upon sale but rather upon the expiration date of the certificate or when the obligation is deemed fulfilled. This change in accounting principle has no impact on cash flows or the value of unredeemed certificates held by customers.

  FISCAL YEAR ENDED FEBRUARY 28, 2001 COMPARED TO FISCAL YEAR ENDED FEBRUARY 29, 2000

     Total operating revenues. Total operating revenues for fiscal 2001 decreased $23.2 million, or 2.5%, to $905.3 million from $928.5 million for fiscal 2000.

     Specific factors affecting the major components of our total operating revenues are discussed below.

          Box office revenues. Box office revenues for fiscal 2001 decreased $18.9 million, or 2.9%, to $628.9 million from $647.8 million for fiscal 2000. This decrease in box office revenues was due to the significant decline in attendance levels ($52.9 million) reflecting lower industry-wide attendance levels of approximately 3% in comparison to the prior year (particularly driven by the below average performance of the summer and fall film product) and the continued decline in attendance at many of our older theatres and the decrease in attendance resulting from the theatres we closed ($25.6 million), offset in part by the additional revenues from the operation of new theatres ($53.6 million) and an improvement in average admission revenues per patron ($6.0 million).

          Concession revenues. Concession revenues for fiscal 2001 decreased $2.5 million, or 1.0%, to $241.0 million from $243.5 million for fiscal 2000. This decrease in concession revenues was due primarily to the significant decline in attendance levels at existing theatres ($19.8 million) and the theatres we closed ($10.9 million), offset in part by additional revenues from the operation of new theatres ($19.6 million) and improvements in concession revenues per patron ($8.6 million) primarily due to price increases.

          Other revenues. Other revenues for fiscal 2001 decreased $1.8 million, or 4.8%, to $35.4 million from $37.2 million for fiscal 2000. This decrease was due primarily to the significant decline in attendance levels at existing theatres ($4.6 million), offset in part by additional revenues from the operation of new theatres ($2.8 million).

     Theatre operations and other expenses. Theatre operations and other expenses for fiscal 2001 increased $19.4 million, or 2.8%, to $714.1 million from $694.7 million for fiscal 2000. This increase in theatre operations and other expenses was due primarily to incremental costs associated with the operation of new theatres ($66.4 million) and other cost increases due primarily to inflation and the additional costs associated with the improvements in admission revenues per patron ($1.0 million). These increases were partially offset by the impact of the significant decline in attendance levels at existing theatres ($30.0 million) and the impact of the theatres we closed ($18.0 million). As a percentage of total operating revenues, theatre operations and other expenses increased from 74.8% in fiscal 2000 to 78.9% in fiscal 2001 resulting from a decrease in revenues without a corresponding decrease in fixed costs.

     Cost of concessions. Cost of concessions for fiscal 2001 increased $816,000, or 2.1%, to $39.1 million from $38.2 million for fiscal 2000. This increase in cost of concessions was due primarily to the incremental costs associated with the operation of new theatres and other cost increases ($5.2 million). These increases were partially offset by the impact of the significant decline in attendance levels ($1.7 million) and the impact of theatres we closed ($2.6 million). As a percentage of concession revenues, cost of concessions increased from 15.7% in fiscal 2000 to 16.2% in fiscal 2001.

     General and administrative costs. General and administrative costs for fiscal 2001 decreased $2.6 million, or 5.0%, to $50.4 million from $53.0 million for fiscal 2000. This decrease in general and administrative costs was due primarily to a decrease in overhead resulting from headcount reductions in our domestic operations, slightly offset by normal inflationary increases. As a percentage of total operating revenues, general and administrative expenses remained relatively constant at 5.7% in fiscal 2000 and 5.6% in fiscal 2001.

     Depreciation and amortization costs. Depreciation and amortization costs for fiscal 2001 increased $11.9 million, or 10.6%, to $124.1 million from $112.2 million for fiscal 2000. This increase in depreciation and amortization costs was due primarily to incremental amortization expense resulting from a change in the estimated remaining useful life of goodwill and incremental depreciation related to investments in new theatres which commenced operations, partially offset by the effect of theatre disposals. As we described above in our comparison of fiscal 2002 to fiscal 2001, effective September 1, 2000, we determined that a more appropriate remaining useful life for unamortized goodwill was 20 years, resulting in additional amortization expense of $4.8 million during the six months ended February 28, 2001, net of the impact of the write-off of allocated goodwill. The remaining $7.1 million increase in depreciation and amortization costs was due primarily to the incremental depreciation related to investments in new theatres, partially offset by the effect of theatre dispositions, including the significant number of theatres targeted for accelerated disposal.

     Restructuring charges. Restructuring charges of $12.7 million for fiscal 2001 include $8.8 million for professional and advisory fees (pre-bankruptcy) associated with our evaluation of a longer-term financial plan (including amendments to our bank debt) and severance related payments of approximately $3.9 million, primarily associated with headcount reductions in our U.S. operations during November 2000. We incurred no restructuring charges in fiscal 2000.

     Loss on sale/disposal of theatres and other. The loss on sale/disposal of theatres and other of $240.6 million for fiscal 2001 was $232.2 million higher than the $8.4 million for fiscal 2000. For fiscal year 2001, the loss on sale/disposal of theatres includes a charge of $240.6 million for a plan to accelerate the disposition of approximately 189 theatres comprising 1,160 screens (consisting primarily of the write-off of net book value of $203.7 million and allocated goodwill of $58.5 million, partially offset by net proceeds from asset sales). These accelerated disposition plans were the result of the continued decline in attendance levels experienced at these theatres. The 189 theatres targeted for disposition generated $215.4 million in revenues and negative operating cash flow of $22.2 million for fiscal 2001. During fiscal 2001, we actually disposed of 107 of these theatre locations comprising 587 screens, with the remainder targeted for disposition/lease renegotiation in fiscal year 2002.

     Interest expense. Interest expense for fiscal 2001 increased 35.6% to $98.6 million from $72.7 million for fiscal 2000, due primarily to the impact of additional borrowings under our senior revolving credit facility coupled with the increase in the variable borrowing rate under our senior revolving credit facility.

     Equity (income)/loss in long-term investments. Equity (income)/loss in long-term investments for fiscal 2001 declined $9.5 million to a loss of $8.4 million compared to income of $1.1 million for fiscal 2000. This decline is due to asset impairment charges in Magic Johnson Theatres and Loeks-Star Theatres totaling $5.3 million in fiscal 2001 and a general decline in operating results of the partnerships attributable to attendance declines driven by less desirable film product in fiscal 2001 compared with fiscal 2000 ($4.2 million).

     Reorganization costs. Reorganization costs of $42.1 million for fiscal 2001 represent charges incurred as a result of the activities related to our bankruptcy proceedings, relating primarily to landlord claims arising from our rejection of theatre leases, the write-off of deferred financing fees and professional and advisory fees. We incurred no reorganization costs in fiscal 2000.

     Cumulative effect of change in accounting principle. Cumulative effect of change in accounting principle of $7.8 million for fiscal 2001 represents a one-time charge to reflect adoption of SAB No. 101. See our fiscal 2002 and 2001 comparison for additional information with respect to this charge. The retroactive application of SAB No. 101 to fiscal year 2000 would not have a significant impact on our results of operations.

REVENUES BY QUARTER AND SEASONALITY

     The following table sets forth our total operating revenues by quarter in fiscal 2001, 2002 and 2003.

                                                                  UNAUDITED
                                                        ------------------------------
                                                          2001       2002       2003
                                                        --------   --------   --------
                                                                (IN THOUSANDS)
First.................................................  $205,619   $182,246   $237,585
Second................................................   264,039    269,891
Third.................................................   193,350    175,672
Fourth................................................   242,260    228,344
                                                        --------   --------
          Total.......................................  $905,268   $856,153
                                                        ========   ========

     Our total operating revenues have historically been seasonal, coinciding with the timing of motion picture releases by film studios and distributors. This may cause significant changes, from quarter to quarter, in our attendance levels, theatre staffing levels and reported results. Our second and fourth quarters include most of the summer and holiday periods, respectively, and typically represent our strongest quarters based on total operating revenues. Generally, a disproportionate number of major motion pictures are released during the summer and the late-November through December holiday season. Although we expect this industry-wide trend to continue, seasonality has become less pronounced in recent years, as studios have begun to release films more evenly throughout the year and major films have been released in non-peak seasons.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOW

     We generate cash flow from our theatre operations. Our cash flow is generated primarily from the sale of admission tickets, concession sales and other revenues. Generally, this provides us with positive working capital float, which is consistent with our industry, since cash revenues are generally collected in advance of the payment of certain expenses. Our operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios.

     Operating Cash Flows. Net cash used in operating activities was $6.1 million for the two months ended May 31, 2002 (successor company) and $47.3 million for the one month ended March 31, 2002 (predecessor company). Net cash used in operating activities for the two months ended May 31, 2002 and one month ended March 31, 2002 was used primarily to pay restructuring and reorganization related costs, including bankruptcy claims. Net cash provided by (used in) operating activities was $61.2 million, $(43.2) million and $57.1 million for fiscal 2002, 2001 and 2000, respectively.

     Investing Cash Flows. Net cash provided by investing activities was $1.1 million for the two months ended May 31, 2002 (successor company) and $3.4 million for the one month ended March 31, 2002 (predecessor company). Net cash provided by investing activities for the two months ended May 31, 2002 and one month ended March 31, 2002 was provided primarily by proceeds from the sales of certain assets partially offset by investments in capital expenditures. Net cash used in investing activities was $53.3 million, $148.2 million and $218.5 million for fiscal 2002, 2001 and 2000, respectively. Net cash used in investing activities for fiscal 2002, 2001 and 2000 was used primarily to invest in capital expenditures and investments in our partnerships. In fiscal 2002, we expended $55.9 million on the construction of seven theatres totaling 103 screens and the addition of six screens at an existing theatre. In fiscal 2001, we expended $150.9 million on the construction of 10 theatres totaling 161 screens and the addition of six screens at an existing theatre. In fiscal 2000, we expended $185.4 million on the construction of 13 theatres totaling 205 screens and the addition of five screens at existing theatres.

     Financing Cash Flows. Net cash (used in) provided by financing activities was $(3.3) million for the two months ended May 31, 2002 (successor company) and $73.3 million for the one month ended March 31, 2002 (predecessor company). Net cash (used in) provided by financing activities for the two months ended May 31, 2002 was primarily due to loan repayments and, for the one month period ended March 31, 2002 was primarily attributable to borrowings under our exit term facility and equity contributions from Onex and OCM Cinema. Net cash provided by financing activities was $6.1 million, $206.9 million and $145.0 million for the fiscal 2002, 2001 and 2000, respectively, generated primarily by borrowings under our credit facilities.

     On July 24, 2002, we received an additional capital contribution of $20.6 million from Onex and OCM Cinema, and we used the proceeds of this contribution to purchase an additional 25.4% equity interest in Megabox Cineplex, our South Korean partnership. We now own 50% of Megabox Cineplex.

     In addition to cash flow generated from operations, our current liquidity requirements have also been funded by our term debt and availability under our priority secured credit facility and the Loeks-Star Theatres' credit facility, each described below. Our future success will depend on our ability to return to profitability and generate sufficient cash flow to meet our operational and financing requirements, including servicing our indebtedness and maintaining compliance with our credit agreements. We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations, availability under our existing revolving credit facilities (or the new senior secured credit facilities we expect to obtain prior to or concurrently with the closing of this offering) and the net proceeds from this offering will be adequate for us to execute our business strategy and meet our anticipated requirements for lease obligations, capital expenditures, working capital and debt service for at least 12 months.

  CAPITAL EXPENDITURES

     We fund the cost of our capital expenditures through internally generated cash flow, cash on hand and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions, construction of new theatres, adding new screens to existing theatres and upgrading our theatre facilities. During fiscal 2002 and for the current year through May 31, 2002, we spent $55.9 million and $2.8 million, respectively, in capital expenditures. We intend to continue to grow our theatre circuit through selective new building, the expansion of existing theatres and acquisitions. At May 31, 2002, we had aggregate capital commitments of $41.2 million related to three domestic theatres (comprising 42 screens), and Grupo Cinemex had aggregate capital commitments of $54.5 million related to seven theatres (comprising 77 screens). We and Grupo Cinemex expect to complete construction and to open these theatres during fiscal 2003 through 2005. We estimate that the capital expenditures for fiscal 2003 with respect to these theatres, together with ongoing maintenance of the existing theatres, will total approximately $45.1 million for us and $26.0 million for Grupo Cinemex.

     Our Yelmo Cineplex and Megabox Cineplex partnerships expect to open four theatres (comprising 50 screens) in fiscal 2003. The partnerships will fund these projects through cash on hand and existing credit facilities. See "--Debt Facilities--Subsidiary and Partnership Facilities."

  DEBT FACILITIES

     With the commencement of the chapter 11 and CCAA cases, we were in default on substantially all of our pre-petition debt obligations. The stay protection afforded by the chapter 11 and CCAA cases generally prevented any action from being taken with regard to any of the defaults under our pre-petition debt obligations. Certain of these obligations were classified as Liabilities Subject to Compromise at February 28, 2002.

     Our borrowings under our senior revolving credit facility at February 28, 2002 totaled $737.2 million with an additional $5.0 million of commitment for outstanding letters of credit. In connection with our emergence from bankruptcy on March 21, 2002, the senior revolving credit facility was settled with our $429.9 million term debt and the conversion of $300.0 million of the senior revolving credit facility held by Onex and OCM Cinema (or its affiliates) into our common stock. Our senior subordinated notes were settled as an unsecured claim.

     DIP Facility. In connection with our chapter 11 and CCAA filings, we obtained debtor-in-possession financing, or a DIP facility. This facility provided financing of approximately $146.0 million, of which $60.0 million was new credit availability structured as a revolving credit line. The remaining $86.0 million was term debt used to repay post-default advances (i.e., subsequent to August 31, 2000) made under our senior revolving credit facility; this $86.0 million is included in the current portion of long-term debt of $737.2 million as of February 28, 2002, and was refinanced by the term debt of $429.9 million when we emerged from bankruptcy. The $60.0 million revolving credit facility included in the DIP facility was available to finance our operations in the normal course of business during the restructuring process (including required adequate protection payments) and the completion of certain designated construction projects which were committed to prior to the filing date. Up to $20.0 million of this revolving facility was available to us to fund the operating requirements and certain capital projects of our Canadian subsidiaries. As of February 28, 2002, we had nothing drawn against the revolving credit portion of the DIP facility. Our DIP facility expired upon our emergence from bankruptcy on March 21, 2002.

     West 34th Street Loan. During the reorganization we separately financed our obligation to complete a 14-screen theatre complex on West 34th Street in New York City. As of February 28, 2002, we had drawn $7.3 million of a $10 million loan. This loan was repaid upon our emergence from bankruptcy on March 21, 2002.

     Existing Credit Facilities. On March 21, 2002, we entered into a term loan agreement with Bankers Trust Company, as administrative agent. The term debt of $429.9 million represents the restructuring of 98.25% of the $437.2 million outstanding under our senior revolving credit facility prior to our emergence from bankruptcy. The remaining $300.0 million of pre-petition bank debt was owned by Onex and OCM Cinema and was converted into our equity. The term debt matures on February 28, 2008. The principal repayment dates are quarterly and commenced on May 31, 2002. The term debt bears interest at a rate of: (i) the base rate or an Adjusted Eurodollar rate plus (ii) an applicable margin based on our leverage ratio (as defined). As of May 31, 2002, we have $428.7 million of term debt outstanding.

     Additionally, on March 21, 2002, pursuant to the terms of our plan of reorganization, we entered into a $140 million priority secured credit facility with Bankers Trust Company, as administrative agent for the U.S. lenders, and Deutsche Bank AG, Canada Branch, as administrative agent for the Canadian lenders. This credit facility is comprised of two tranches: (i) an $85 million exit revolving credit facility (including $10 million available to our Canadian subsidiaries) and (ii) a $55 million exit term loan (including $20 million available to our Canadian subsidiaries). The proceeds of these facilities have and will be used: (i) to provide for our working capital requirements and general corporate purposes, (ii) to pay certain costs and expenses related to the bankruptcy and (iii) to fund a portion of the general unsecured creditors settlements in the U.S. These facilities are secured by, among other things, a pledge of our subsidiaries' stock and liens on substantially all of our assets. The maturity date of the exit term loan is February 28, 2007. The principal repayment dates are quarterly and commenced on May 31, 2002. The exit term loan bears interest at the base rate plus 2.75% or the Adjusted Eurodollar rate plus 3.75% for U.S. loans and at the Canadian Prime Rate (as defined) plus 2.75% or the BA Rate (as defined) plus 3.75% for Canadian loans. As of May 31, 2002, we have $54.8 million outstanding under our exit term loan and nothing outstanding under our exit revolving credit facility.

     The term debt, exit term loan and exit revolving credit facility include various financial covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payments, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures and (xii) certain reporting requirements. Additionally, these facilities include financial performance covenants, including: (i) a maximum leverage ratio (as defined) and (ii) a minimum debt service coverage ratio (as defined).

     As of May 31, 2002, we were in compliance with our debt facility covenants and we had additional availability of $85 million under these facilities.

     Subsidiary and Partnership Facilities. Both Grupo Cinemex and Loeks-Star Theatres generate sufficient cash flow to operate independently without requiring any capital support from us.

     Grupo Cinemex has a stand-alone credit facility of $71 million. This facility was fully drawn at May 31, 2002 and matures in October 2006. This facility has financial covenants including a debt-to-EBITDA ratio limit, minimum fixed charge and interest coverage ratios and a minimum consolidated net worth requirement.

     Loeks-Star Theatres has a stand-alone revolving credit facility in the amount of $53.4 million. This facility was fully drawn as of May 31, 2002 and matures in May 2003. The proceeds of the Loeks-Star Theatres facility were used to finance capital expenditures associated with theatre construction and for working capital needs. The facility has financial covenants including a limit on available borrowings equal to 3.5x adjusted EBITDA (as defined), a minimum fixed charge coverage ratio and a minimum tangible net worth requirement.

     We have guaranteed $83.1 million of obligations under lease agreements entered into by Magic Johnson Theatres. We anticipate that the guaranteed obligations will be funded out of the operating cash flows of Magic Johnson Theatres. We also have a $4.0 million standby letter of credit issued under our credit facility to support our commitment with respect to one of the theatre leases.

     Our Yelmo Cineplex and Megabox Cineplex partnerships each generate sufficient cash flow to operate independently without requiring any capital support from us or our partners. Yelmo Cineplex has a stand-alone credit facility of Euro 60 million of which Euro 25 million was drawn as of May 31, 2002. This facility matures in August 2007.

     Megabox Cineplex has several stand-alone credit facilities totalling 20 billion Korean won (approximately $16.6 million), of which 9 billion Korean won (approximately $7.5 million) was drawn as of May 31, 2002. These facilities mature at dates between September 2002 and October 2002. A portion of the $20.6 million payment made by us on July 31, 2002 to purchase an additional 25.4% interest in Megabox Cineplex will be used by Megabox Cineplex to pay down these facilities.

     New Loews Senior Secured Facility.  Concurrently with the closing of this
offering, our subsidiary,                , will enter into a new senior secured
credit facility consisting of a $     million term loan, and a $     million
revolving credit line with a syndicate of lenders led by Credit Suisse First Boston and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Up to $
million of the revolving credit line will be available to fund loans in Canadian
dollars to [subsidiary's] Canadian subsidiary,                . Up to $
million of the revolving credit line will be available for letters of credit. The senior secured credit facility will be guaranteed by [subsidiary's] parent,
               , and the domestic subsidiaries of [subsidiary]. The senior secured credit facility will be secured by substantially all present and future assets of [subsidiary] and [subsidiary's] domestic subsidiaries and by a pledge of all of the capital stock of [subsidiary], [subsidiary's] domestic
subsidiaries, and    % of the voting stock of each direct foreign subsidiary of
[subsidiary] and its domestic subsidiaries.

     The term loan will bear interest, at [subsidiary's] option, at: (i) the
alternate base rate (as defined) plus a margin of      % per annum or (ii) the
LIBOR rate (as defined) plus a margin of      % per annum.

     Borrowings of U.S. dollars under the revolving credit line will bear interest, at [subsidiary's] option, at: (i) the alternate base rate (as defined
plus a margin of      % per annum or (ii) the LIBOR rate (as defined) plus a
margin of      % per annum. Borrowings of Canadian dollars under the revolving
credit line will bear interest, at [     's] option, at: the Canadian prime rate
(as defined) plus a margin of      % or the bankers acceptance discount rate (as
defined) plus a margin of      % per annum.

     The term of the revolving credit line will be   years. The term loan will
mature on the
anniversary of the closing of this offering.

     Customary fees will be paid to the lenders providing the senior secured credit facility.

     Under the senior secured credit facility,                and its
subsidiaries will be required to comply with specified coverage and leverage
ratios.                and its subsidiaries will be limited in their ability to
make capital expenditures and pay dividends and in their ability to incur additional indebtedness and liens and, following the issuance of indebtedness or capital stock or the disposition of assets, we would be required to apply certain of the proceeds to repay amounts outstanding under the senior secured credit facility. The senior secured credit facility will also contain certain other covenants and restrictions customary in credit agreements of this kind.

     [Subsidiary] intends to use borrowings and letters of credit under the senior secured credit facility to repay the amounts borrowed under our existing credit facilities and the Loeks-Star Theatres credit facility, pay transaction fees and expenses, to fund working capital and for other general corporate expenses.

     New Grupo Cinemex Senior Secured Credit Facility. Prior to or concurrently with the closing of this offering, Grupo Cinemex will enter into a new senior
secured credit facility for a      million Mexican pesos (approximately $
million) term loan. The Grupo Cinemex senior secured credit facility will be secured by substantially all of Grupo Cinemex's present and future assets and by a pledge of all of the capital stock of its subsidiaries.

     The term loan will bear interest, at Grupo Cinemex's option, at
               . The term loan will mature on                .

     Under the senior secured credit facility, Grupo Cinemex will be required to
maintain specified levels of                . Grupo Cinemex will be limited in
its ability to pay dividends and in its ability to incur additional indebtedness
and liens and,                . The senior secured credit facility will also
contain certain other covenants and restrictions customary in credit agreements of this kind.

     Grupo Cinemex intends to use borrowings under its senior secured credit
facility to redeem $     million of equity held by Onex and OCM Cinema and to
repay the unpaid balance of amounts borrowed under its existing credit facilities.

  FUTURE OBLIGATIONS

     We conduct a significant part of our operations in leased premises. Our leases generally provide for minimum rentals and many of our leases also include percentage rentals based upon sales volume. Our leases may also include escalation clauses, guarantees and certain other restrictions, and may require us to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 15 to 25 years and contain various renewal options, generally in intervals of five to 10 years.

     The following table provides an estimate of our existing contractual cash obligations over the next several years including our existing debt, leases and capital commitments and other obligations. It includes our future anticipated lease costs under existing leases through the initial lease term but excluding renewable option periods that are exercisable in the future. Certain of our leases have early termination rights; however, in the following table we assume these rights will not be exercised. We estimate that our contractual cash obligations over the next several years, excluding Grupo Cinemex, will be as follows:

                                                             PAYMENTS DUE BY PERIOD
                                          -------------------------------------------------------------
                                            TOTAL      CURRENT    2-3 YEARS   4-5 YEARS   AFTER 5 YEARS
                                          ----------   --------   ---------   ---------   -------------
                                                                 (IN THOUSANDS)
Debt....................................  $  546,305   $  6,150   $101,554    $ 56,476     $  382,125
Capital lease obligations...............      23,428        714      1,878       2,203         18,633
Operating leases........................   1,528,442    106,781    210,807     206,917      1,003,937
Capital commitments and other
  obligations...........................      41,160     32,964      8,196          --             --
                                          ----------   --------   --------    --------     ----------
     Total contractual cash
       obligations......................  $2,139,335   $146,609   $322,435    $265,596     $1,404,695
                                          ==========   ========   ========    ========     ==========

     Our contractual cash obligations do not include our guarantee of $83.1 million of obligations under theatre leases of Magic Johnson Theatres and the related $4.0 million letter of credit.

     The following table provides an estimate of existing contractual cash obligations for Grupo Cinemex:

                                                              PAYMENTS DUE BY PERIOD
                                          --------------------------------------------------------------
                                           TOTAL      CURRENT    2-3 YEARS    4-5 YEARS    AFTER 5 YEARS
                                          --------    -------    ---------    ---------    -------------
                                                                  (IN THOUSANDS)
Debt....................................  $ 71,300    $    --     $17,155      $54,145       $     --
Operating leases........................   277,554     12,317      32,270       36,527        196,440
Capital commitments and other
  obligations...........................    73,531     40,694      32,837           --             --
                                          --------    -------     -------      -------       --------
     Total contractual cash
       obligations......................  $422,385    $53,011     $82,262      $90,672       $196,440
                                          ========    =======     =======      =======       ========

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and other relevant market prices. We do not have any derivative financial instruments in place as of May 31, 2002.

  INTEREST RATE RISK

     As of May 31, 2002 we had long-term debt or other obligations (including current maturities) of $546 million. Substantially all ($537 million) of this debt is variable rate debt. An increase or decrease in interest rates would affect interest costs relating to our debt. For comparative purposes, for every change of 0.125% in interest rates, our interest costs would change by approximately $700,000 per year. Grupo Cinemex has $71 million of variable rate debt outstanding as of May 31, 2002. For comparative purposes, for every change of 0.125% in interest rates, its interest costs would change by approximately $90,000 per year.

  FOREIGN CURRENCY EXCHANGE RATE RISK

     We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our operations in Canada, Mexico, Spain and South Korea. Generally accepted accounting principles in the U.S. generally require that our subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. We report foreign currency translation adjustments relating to currency fluctuations between the U.S. dollar and the functional currency of our Canadian and our international subsidiaries.

CRITICAL ACCOUNTING POLICIES

     We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which require management to make estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

  REVENUES

     Box office and concession revenues are recognized, net of applicable taxes, when admission and concession sales are collected at the theatre. Amounts collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned.

  FILM RENTAL COSTS

     Film rental costs are recorded based upon the terms of the respective film license agreements. In some cases the final film cost is dependent upon the ultimate duration of the film play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Film costs and the related film costs payable are adjusted to the final film settlement in the period we settle with the distributors. Actual settlement of these film costs could differ from those estimates.

  LOSS ON SALE/DISPOSAL OF THEATRES

     Costs associated with theatre closures are recognized when management determines to dispose of a non-performing or non-strategic theatre property. These costs generally include the net book value of the related asset, and estimates made by management related to the cost of winding down operations at a particular theatre location and the expected payments due under lease agreements to landlords, if applicable.

  LONG-LIVED ASSETS

     We continuously assess the recoverability of our long-lived assets by determining whether the carrying value of these balances over the remaining life can be recovered through undiscounted projected cash flows associated with these assets. Generally this is determined on a theatre-by-theatre basis for theatre related assets. In making our assessment, we also consider the useful lives of our assets, the competitive landscape in which those assets operate, the introduction of new technologies within the industry and other factors affecting the sustainability of asset cash flows.

  REORGANIZATION

     We applied the provisions of SOP 90-7 following our emergence from bankruptcy as of March 21, 2002, which require that we revalue our assets and liabilities, including bankruptcy related claims, at fair value. A valuation was conducted by third-party experts using their professional judgment and generally accepted methodologies used in asset valuations.

  INCOME TAXES

     We have significant U.S. and Canadian net operating loss carryforwards that may be available to offset future taxable income, although the U.S. carryforwards may be limited under section 382 of the Internal Revenue Code of 1986, as amended, following our change in ownership resulting from the reorganization. These net operating loss carryforwards will also be reduced due to the extinguishment of debt from our reorganization. As these net operating loss carryforwards and valuation allowances will be re-valued as part of the reorganization in accordance with SOP 90-7, any tax benefit derived from the release of the valuation allowances post-reorganization will be accounted for as a credit to goodwill rather than a deduction from the income tax provision.

  DIFFERENCES BETWEEN U.S. AND CANADIAN GAAP

     There are no significant differences between U.S. and Canadian generally accepted accounting principles which affect our results of operations or liquidity. See the notes to our financial statements for further discussion.

  CHANGE IN FISCAL YEAR-END

     Our fiscal year-end for financial reporting purposes is February 28 or 29. We intend to change to a calendar year-end, which is consistent with the time period in which the industry tracks and reports box office and related film performance.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," were issued. SFAS No. 141, which supersedes Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142, which supersedes APB No. 17, "Intangible Assets," requires that goodwill and indefinite lived intangible assets no longer be amortized to earnings, but instead be reviewed and tested for impairment at least annually by comparing the fair value of our reporting units to their carrying amount. SFAS No. 142 also requires that the amortization period of intangible assets with finite lives no longer be limited to 40 years. We ceased the amortization of goodwill and tradenames when we adopted SFAS No. 142, which became effective for us beginning March 1, 2002.

     On August 16, 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued. SFAS No. 143 requires the establishment of a liability for an asset retirement obligation. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently considering the impact, if any, that this statement will have on our operating results and financial position.

     On October 3, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of," and portions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," and amends Accounting Research Bulletin

No. 51, "Consolidated Financial Statements." SFAS No. 144, among other things, generally conforms impairment accounting for assets to be disposed of, including those in discontinued operations and eliminates the exception to consolidation for which control is likely to be temporary. SFAS No. 144 became effective for us beginning March 1, 2002. Other than presenting future theatre dispositions as discontinued operations, our adoption of this standard did not have a significant impact on our operating results or financial position.

     On April 30, 2002, SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002" was issued. SFAS No. 145 is effective for transactions occurring after May 15, 2002. In rescinding SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, pursuant to SFAS No. 145, an entity would not be prohibited from classifying such gains and losses as extraordinary items so long as they meet the criteria in paragraph 20 of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Further, SFAS No. 145 amends paragraph 14(a) of SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The amendment requires that a lease modification (1) results in recognition of a gain or loss in the financial statements, (2) is subject to SFAS No. 66, "Accounting for Sales of Real Estate," if the leased asset is real estate (including integral equipment), and (3) is subject (in its entirety) to the sale-leaseback rules of SFAS No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases." We are currently considering the impact, if any, that this statement will have on our operating results and financial position.

     In July 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit or disposal activities, including restructuring activities, that are currently accounted for pursuant to EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring). Under SFAS No. 146, such liabilities, with the exception of certain one-time termination benefits, will be recognized and measured initially at their fair value in the period in which the liability is incurred. SFAS No. 146 is effective for the fiscal years beginning after December 31, 2002. We are currently considering the impact, if any, this statement will have on our operating results and financial position.

                            FILM EXHIBITION INDUSTRY

DOMESTIC OVERVIEW

     In 2001, the United States film exhibition industry experienced its tenth consecutive year of growth in box office revenues, achieving record levels of approximately $8.4 billion. That growth has continued in 2002, with box office revenues up approximately 16% year over year through July 28, 2002. According to the Motion Picture Association of America, or the MPAA, and Nielsen EDI, Inc.:

     - from 1995 through 2001, total box office revenues in the U.S. grew at a compound annual growth rate of 7.4%;

     - record attendance levels of approximately 1.5 billion patrons were achieved in the U.S. in 2001, up from approximately 1.3 billion patrons in 1995;

     - from 1995 through 2001, average ticket prices in the U.S. increased from $4.35 to $5.66; and

     - from 1995 through 2001, per capita box office revenues in the U.S. increased from $20.89 to $30.30 per year.

     The growth in attendance levels and box office revenues since 1995 is attributable not only to the greater number of blockbuster film releases and increased studio marketing, but also to the increased attractiveness and convenience of the moviegoing experience. The industry has migrated towards more modern megaplex theatres, which were introduced in 1995 and typically include 10 or more screens per theatre, and generally provide amenities such as more comfortable stadium seating, wide screen presentation and digital sound. Over 12,000 screens have been opened since 1997, most of which are located in megaplex theatres.

     The following table presents information regarding the U.S. film exhibition industry since 1995:

                                                                           AVERAGE                   PER CAPITA
                                                 BOX OFFICE                TICKET        TOTAL       BOX OFFICE
                     YEAR                         REVENUES    ATTENDANCE    PRICE       SCREENS       REVENUES
                     ----                        ----------   ----------   -------   -------------   ----------
                                                      (IN MILLIONS)                  (AT YEAR END)
1995..........................................     $5,493       1,262       $4.35       27,843         $20.89
1996..........................................      5,911       1,339        4.42       29,731          22.27
1997..........................................      6,365       1,388        4.59       31,865          23.76
1998..........................................      6,949       1,481        4.69       34,168          25.71
1999..........................................      7,448       1,465        5.08       37,185          27.30
2000..........................................      7,661       1,421        5.39       36,264          27.75
2001..........................................      8,413       1,487        5.66       35,506          30.30
Compound Annual Growth Rate...................        7.4%        2.8%        4.5%         4.1%           6.4%

---------------

Sources: NATO and MPAA

     We believe that the trends in Canada are similar to those in the U.S. reflected in this table. Due to their geographic proximity and similar market characteristics, we view our United States and Canadian operations and the film exhibition industry in those markets collectively, and we refer to them as our domestic operations or the domestic film exhibition industry.

     From 1995 through mid-year 2000, the domestic film exhibition industry experienced significant new theatre construction and re-screening of older theatres, resulting in a peak of approximately 37,500 screens in mid-year 2000. This expansion, driven by major exhibitors upgrading their asset bases to the megaplex format, resulted in intensified competition in once stable markets and rendered many older theatres obsolete. The new screens, and the difficulty of closing older theatres as a result of their long-term, non-cancelable leases, created an oversupply of screens and resulted in significant declines in both attendance and revenues per screen. The extensive debt financing used by most major exhibitors to fund their expansion efforts, coupled with the combination of declining cash flows in older theatres and an attendance decline due primarily to the below average film product available in 2000, caused most major exhibitors to experience significant financial challenges.

     Since the beginning of 2000, many major film exhibitors have reorganized through bankruptcy proceedings and, as a result, were able to significantly reduce their debt and reject unprofitable theatre leases. During this period, substantially all of the major exhibitors curtailed their expansion and implemented screen rationalization plans, closing more than 3,500 screens in the U.S. This screen count reduction should benefit all exhibitors, as patrons of closed theatres have migrated to remaining theatres, thereby increasing overall attendance per screen and improving operating efficiencies.

     We believe that the megaplexes constructed in recent years will continue to satisfy consumer demands, and that another evolution of theatre formats is unlikely to occur in the foreseeable future. In addition, we do not believe that additional major amenities requiring significant capital expenditures by exhibitors will be necessary in the near-term to enhance the moviegoing experience.

INTERNATIONAL OVERVIEW

     Box office revenues outside the U.S. and Canada have also reached record levels, totaling $9.8 billion in 2001. These record levels were, in part, attributable to the worldwide modernization of theatres through new theatre construction, as well as the increased acceptance and popularity of moviegoing as a form of entertainment.

     We believe that many international exhibition markets were historically, and continue to be, underserved as a result of outdated theatre circuits. As newer, more modern theatres are built, patrons are continuing to adopt American-style moviegoing habits, as evidenced by increasing visits and expenditures per capita. For example, from 1995 through 2001, total attendance, average ticket prices and attendance per capita in Mexico have increased at compound annual growth rates of 13.1%, 7.3% and 12.3%, respectively. This has led to a 21.4% compound annual increase in total box office revenues in Mexico over the same period. We believe that these trends will, in turn, continue to drive concession and ancillary revenues in our international markets, as they have domestically.

     The following table presents information regarding the film exhibition market in 2001 in the countries in which we have a presence. It demonstrates the lower per capita attendance and higher population per screen internationally, relative to our U.S. market. We believe this disparity illustrates the potential for growth in our international markets.

                                BOX OFFICE                     AVERAGE TICKET       TOTAL       PER CAPITA   POPULATION
                                 REVENUES       ATTENDANCE         PRICE           SCREENS      ATTENDANCE   PER SCREEN
                               -------------   -------------   --------------   -------------   ----------   ----------
                                       (IN MILLIONS)                            (AT YEAR END)
U.S.........................      $8,413           1,487           $5.66            35,506          5.4         7,819
Canada......................         494             116            4.26             2,840          3.7        10,944
Mexico......................         416             130            3.20             2,450          1.3        39,976
Spain.......................         618             147            4.21             3,770          3.6        10,902
South Korea.................         282              65            4.34               740          1.4        63,986

---------------

Sources: Dodona Research, NATO, PricewaterhouseCoopers LLP and Spain's Ministerio de Educacion y Cultura.

CURRENT INDUSTRY TRENDS

     We believe that the film exhibition industry will continue to benefit from the following trends:

  INCREASED STUDIO SPENDING ON THE PRODUCTION AND MARKETING OF NEW FILM RELEASES

     The theatrical success of a movie is typically the most important factor in determining its overall popularity, thereby establishing its value in other film distribution channels such as home video, DVD, and cable and broadcast television, as well as in international markets. These other film distribution channels have become significant sources of additional revenue for film studios. We believe that, as a result, film studios are placing an increased emphasis on maximizing the theatrical success of their first-run films through increased expenditures on production and marketing. From 1995 through 2001, domestic movie production expenditures increased from $13.5 billion to $22.0 billion, or 63.0%, while domestic marketing expenditures increased even more significantly, from $6.6 billion to $14.3 billion, or 116.7%.

  DEVELOPMENT OF STRONG FILM FRANCHISES AND INCREASED APPEAL OF A DIVERSITY OF FILMS

     Studios are increasingly producing films in series, such as Harry Potter, Lord of the Rings, Star Wars, Austin Powers and The Matrix. When the first in a series of films is successful, subsequent films in that series typically attract large audiences and generate strong box office revenues. We believe that as studios increasingly produce franchise films, exhibitors will benefit from their greater and more reliable revenues.

     An increase in the breadth of successful film genres also benefits film exhibitors. The aggressive marketing of a wide variety of diverse yet commercially appealing movies such as Traffic, Crouching Tiger, Hidden Dragon, A Beautiful Mind and Road to Perdition has expanded the demographic base of moviegoers and also contributes to a greater per capita attendance.

     Box office revenues are increasingly diversified among a number of strong movies rather than being concentrated on a few blockbuster hits. The number of films that generated gross box office revenues in excess of $100 million increased from 10 in 1995 to 19 in 2001.

  IMPORTANCE OF INTERNATIONAL MARKETS

     International markets are an important component of global box office revenues, accounting for approximately 53% of revenues in 2001. We believe there will be continued growth in the international film exhibition industry driven by the trend toward American-style moviegoing habits and the continued development of theatre infrastructure.

  FAVORABLE ATTENDANCE TRENDS

     We believe that patrons are attending movies more frequently because of the appeal of moviegoing as a convenient and affordable form of out-of-home entertainment. The cost of the moviegoing experience continues to compare favorably to alternative forms of entertainment such as professional sporting events or live music concerts. In 2001, in the U.S. the average professional sporting event ticket cost approximately $43.00 and the average live music concert ticket cost approximately $44.00, while the average movie ticket cost only $5.66.

  SCREEN RATIONALIZATION

     Through bankruptcy proceedings in 2000 and 2001, many of the major domestic film exhibitors were able to reject long-term leases on underperforming or redundant theatres, facilitating the closure of more than 3,500 generally smaller, outdated and less profitable screens in the U.S. We believe this screen count rationalization benefits exhibitors as patrons of closed theatres migrate to remaining theatres, thereby increasing attendance per screen and improving operating efficiencies. We expect the screen rationalization trend will continue as exhibitors continue to focus on improving the financial and operating performance of their theatre portfolios.

  REDUCED SEASONALITY OF REVENUES

     Historically, film exhibition industry revenues have been highly seasonal, coinciding with the timing of film releases by the major distributors. The most marketable motion pictures were generally released during the summer and the late-November through December holiday season. More recently, the seasonality of motion picture exhibition has become less pronounced as film studios have begun to release films more evenly throughout the year, and major films have been released during traditionally weaker periods. This benefits exhibitors by allowing them to more effectively leverage their fixed cost base throughout the year while providing greater stability of revenues and profitability.

                                    BUSINESS

OVERVIEW

     We are one of the world's leading film exhibition companies, with theatres in the United States, Canada, Mexico, Spain and South Korea. As of June 30, 2002, we owned, operated or had an interest in 2,768 screens in 282 theatres. The majority of our theatres are concentrated in major metropolitan markets and we have a leading market share, based on box office revenues, in some of the most important markets in the countries in which we have a presence. Our portfolio of theatres includes what we believe to be the most attended theatre in the world, located in Seoul, South Korea, as well as the number one box office revenue producing theatres in each of the United States and Mexico in 2001. We believe our focus on major metropolitan markets with attractive demographics gives us a number of competitive advantages, including an increased strategic importance to film studios, concession suppliers, advertisers and real estate owners and developers, as well as a higher asset utilization rate.

     We were formed in 1998 through the combination of the Loews Theatres exhibition business of Sony Pictures Entertainment Inc. and Cineplex Odeon. Loews Theatres was the first commercial motion picture exhibitor in the U.S., commencing operations in 1904. On February 15, 2001, we filed for bankruptcy protection in the U.S. and Canada. We emerged from bankruptcy on March 21, 2002.

     We operate theatres under the Loews Theatres, Cineplex Odeon, Star Theatres and Cinemex Theatres names. Our partnerships operate theatres under the Magic Johnson Theatres, Yelmo Cineplex and Megabox names.

  DOMESTIC THEATRES

     United States. In the U.S., we operate 1,534 screens in 153 theatres in 19 states and the District of Columbia. We have the number one market share in the metropolitan areas of New York, Chicago, Washington, D.C. and Detroit, four of the top 10 designated market areas, or DMAs. We also have an important market presence in Los Angeles, San Francisco, Boston, Seattle and Baltimore. More than 75% of our U.S. theatres are located in the top 10 DMAs, and more than 90% of our U.S. theatres are located in the top 25 DMAs. Through our 50% interest in the Magic Johnson Theatres partnership, our U.S. operations include 60 screens in five theatres located in historically underserved urban markets. Our theatres in the U.S. represented 69% of our pro forma attributable revenues and 59% of our pro forma attributable EBITDA for the year ended February 28, 2002.

     Canada. In Canada, we are one of the two leading exhibitors and own, operate or have an interest in 620 screens in 72 theatres in six provinces. Our Canadian circuit has an approximately 25% share of the total film exhibition market in Canada, and more than 90% of our Canadian theatres are located in the top 10 DMAs. Our theatres in Canada represented 13% of our pro forma attributable revenues and 13% of our pro forma attributable EBITDA for the year ended February 28, 2002.

  INTERNATIONAL THEATRES

     Mexico. In Mexico, we have approximately a 50% market share in the Mexico City metropolitan area, where 26 of our 31 theatres are located. Our portfolio includes the highest grossing theatre in Mexico and six of the top 10 highest grossing theatres in the country. Our modern circuit averages 11.3 screens per theatre, has stadium seating in approximately 70% of its auditoriums and has an average theatre age of less than four years. Our Mexican theatres represented 14% of our pro forma attributable revenues and 23% of our pro forma attributable EBITDA for the year ended February 28, 2002.

     Spain. In Spain, we own a 50% interest in Yelmo Cineplex, the largest Spanish exhibitor measured by total screens, with 223 screens in 21 theatres. Our theatres in Spain represented 2% of our pro forma attributable revenues and 3% of our pro forma attributable EBITDA for the year ended February 28, 2002.

     South Korea. In South Korea, we own a 50% interest in Megabox Cineplex, which operates 42 screens in five theatres, all but one of which are less than three years old. Megabox Cineplex owns the 16-screen

Megabox theatre in Seoul, which attracted approximately 5.7 million patrons in 2001 and which we believe is among the most attended theatres in the world. Our theatres in South Korea represented 2% of our pro forma attributable revenues and 2% of our pro forma attributable EBITDA for the year ended February 28, 2002.

OUR COMPETITIVE STRENGTHS

     We believe that our focused strategy and superior assets position us well for future growth and profitability. We have emerged from our reorganization with a significantly improved theatre circuit and balance sheet. We believe that the combination of our experienced management team and our commitment to minimize costs will continue to drive industry-leading operating metrics. Among our reporting competitors, we believe we are a leader in such important operating metrics as attendance per screen, box office revenues per screen and EBITDA per screen.

     Our competitive strengths include:

 HIGH CONCENTRATION AND LEADING POSITION IN MAJOR METROPOLITAN MARKETS

     Our theatre circuit is concentrated in some of the largest cities in our domestic and international markets. For example, we have approximately a 45% market share in Manhattan, which we believe to be the world's most important film market, and in Mexico City, one of the world's most populous cities, we have approximately a 50% market share. Our Canadian circuit, which is one of that country's two largest, accounts for approximately 25% of Canada's total box office revenues. We are also a leading exhibitor in Madrid, Spain and Seoul, South Korea.

     We believe that our concentration and leading market position in major metropolitan markets provide us with the following benefits:

     - a large addressable audience with desirable demographic characteristics and convenient access to theatres, encouraging higher per capita attendance;

     - strategic importance to film studios, concession suppliers, advertisers and real estate owners and developers;

     - the ability to maximize ancillary revenues driven by advertisers' focus on our markets;

     -     a high theatre utilization rate; and

     - a competitive advantage in pursuing new projects in these and other similar markets, where the difficulties associated with urban development make our knowledge and experience particularly important.

  STRONG BALANCE SHEET AND SIGNIFICANT CASH FLOW

     We believe that our pro forma, as adjusted, balance sheet compares favorably to those of our reporting competitors. Combined with our significant cash flow from operations, we believe that our balance sheet allows us substantial strategic flexibility in operating our business and in pursuing selected future growth opportunities.

  REORGANIZATION CREATED STRONGER, MORE FLEXIBLE THEATRE PORTFOLIO

     Following our recently completed reorganization, we have a modern, high quality theatre portfolio concentrated in major metropolitan markets. We conducted a comprehensive evaluation of our theatre portfolio and, as a result, closed 119 underperforming theatres. These theatres were not of strategic importance to our circuit, and generated approximately $21.4 million in negative theatre-level cash flow in fiscal 2001. During our bankruptcy, we also renegotiated the terms of 86 of our continuing theatre leases to obtain significant rent reductions, lease termination rights, shortened lease terms or other landlord concessions. As a result of this process, we believe we have significantly enhanced the quality, operating flexibility and profitability of our overall theatre portfolio, and we believe we have a competitive advantage over other major theatre exhibitors that have been less aggressive in closing underperforming theatres and renegotiating leases.

  POSITIONED TO CAPITALIZE ON GROWTH IN SELECT INTERNATIONAL MARKETS

     We have extended our strategy of concentrating high quality theatres in major metropolitan areas to selected international markets that provide us with attractive returns and strong growth opportunities. Our international theatres are in some of the most attractive metropolitan markets in the countries in which they are located, and they collectively generate a higher EBITDA margin than our domestic theatres. At the end of 2001, there were substantially more people per screen in our international markets (approximately 40,000 in Mexico, 11,000 in Spain and 64,000 in South Korea) than in the U.S. (approximately 7,800) and substantially lower annual per capita attendance (approximately 1.3x in Mexico, 3.6x in Spain and 1.4x in South Korea) than in the U.S. (approximately 5.4x). As theatre infrastructure improves in these and other international markets and patrons around the world continue to develop American-style moviegoing habits, we believe that per capita attendance, box office revenues and concession sales in international markets will continue to rise.

  EXPERIENCED MANAGEMENT TEAM

     The diversified experience of our management team contributes to our strong operating performance. Our senior managers have extensive film exhibition industry experience, and some bring to us knowledge gained from experience in the restaurant, retail and other related industries. The strong relationships of our management team with the major film studios, our concession suppliers and our other business partners also contribute to our leading position across many important operating metrics relative to our reporting competitors. Our senior management team is supported by regional and theatre-level managers focused on providing a premium moviegoing experience while at the same time minimizing operating costs.

OUR STRATEGY

     Our business strategy is to continue to enhance our leading position in major metropolitan markets by focusing on providing our customers with a premium moviegoing experience while at the same time pursuing selected growth opportunities in existing and new markets. Key elements of our strategy include:

  MAXIMIZING FINANCIAL RETURNS FROM OUR EXISTING MARKETS

     We believe that our prominent position in our major metropolitan markets and focus on customer satisfaction will continue to drive growth in our box office and concession revenues. Our concentration in these markets enables us to manage effectively our film, concession and other theatre-level costs, thereby maximizing our operating efficiencies. We aggressively seek to achieve incremental operating savings by, among other things, implementing best practices, eliminating duplication of overhead across our North American operations and negotiating improved supplier contracts.

     We seek to enhance our competitive position in our domestic and international markets by improving and refurbishing our theatres and seeking complementary development and acquisition opportunities. We currently plan to open 18 new theatres with a total of 213 screens in our existing markets during the balance of fiscal 2003 and during fiscal 2004. Fifteen of these new theatres with 171 screens will be located in our international markets. We plan to fund these international theatre projects exclusively from cash flow from our international operations and local credit facilities that are non-recourse to us.

  CAPITALIZING ON ANCILLARY REVENUE OPPORTUNITIES

     We seek to expand and develop ancillary revenue opportunities, which generate attractive margins because they require limited incremental expense. Advertising currently represents our largest source of ancillary revenues. We offer advertisers options such as on-screen and in-lobby advertising, as well as third party branding and product sampling. We are evaluating third-party proposals to provide us with digital projection and delivery equipment, which would allow us to streamline the delivery of advertising content and offer more targeted marketing with little or no capital expenditure by us. In addition, we rent out some of our theatres for special events during non-peak hours. We believe that as these and new ancillary revenue opportunities continue to develop, we will be able to take advantage of them more quickly and more profitably than our competitors who operate in smaller markets that are less attractive to potential partners.

  PURSUING SELECTED GROWTH OPPORTUNITIES IN NEW MARKETS

     We intend to selectively pursue expansion opportunities domestically and internationally that meet our strategic and financial return criteria. We look for opportunities that will provide us with a platform to establish strong concentrations in major metropolitan markets. We believe that we have the financial strength, experience and flexibility to pursue attractive acquisition opportunities, as evidenced by our recent acquisition of Grupo Cinemex.

OUR OPERATIONS

  BOX OFFICE AND CONCESSIONS

     Our revenues are primarily generated from box office and concession sales, which in turn are driven by attendance and price levels. Box office revenues accounted for approximately 68.3% of our pro forma revenues for the year ended February 28, 2002. We strive to provide our patrons with a premium moviegoing experience, including a high level of customer service. This level of service, combined with our targeted programming of films and the overall appeal of those films, drives attendance at our theatres. We sell tickets at our theatres through box offices and automated ticketing machines, as well as remotely via the telephone and Internet. We also offer group ticketing and gift certificates.

     Concession revenues accounted for approximately 27.1% of our pro forma revenues for the year ended February 28, 2002. Our theatres feature prominent and appealing primary concession stations designed for rapid and efficient service, and we locate auxiliary concession stations throughout many of our larger theatres for additional sales. We continually seek to increase concession sales by:

     -     optimizing our product mix and new product offerings;

     - training and incentivizing our employees to cross-sell and up-sell products;

     -     establishing visually appealing displays throughout our theatres;

     -     running special promotions;

     - targeting our concessions offerings to accommodate the local tastes and requests of patrons; and

     - introducing full-service kitchens, now in many of our theatres, which enable us to offer a wide variety of restaurant quality products.

We believe we have favorable concession supply contracts and have developed an efficient concession purchasing and distribution supply chain. Our management negotiates directly with manufacturers for many of our concession items to obtain competitive prices and to ensure adequate supplies.

  ANCILLARY REVENUES

     We are continually developing and expanding our revenue streams from sources other than box office and concession revenues. Ancillary revenues accounted for 4.6% of our pro forma revenues for the year ended February 28, 2002.

     Advertising and Promotions. Our in-theatre advertising programs currently consist of rolling stock and slide commercials, which are shown before our feature presentations; music, video monitors, plasma screen monitors and display signage in our lobbies; third party branding; and product sampling. In-theatre advertising generates high margins because it utilizes our existing theatre assets and personnel with minimal product cost. We believe that the concentration of our theatres in major metropolitan markets provides an attractive platform for advertisers by allowing them to target a large and desirable customer base. The eventual addition of digital delivery and projection technologies will further improve the quality of the media we offer for sale to advertisers, enabling us to streamline the delivery of advertising content and allowing for more interactive and targeted marketing. We also have promotional partnerships, which enhance our marketing capabilities and our operating results.

     In-theatre advertising is more broadly used by advertisers in many international markets than it is domestically. For example, in Europe, approximately 1% of all advertising expenditures are made on in-theatre advertising, compared with less than 0.1% in the United States. For the year ended December 31, 2001, the in-theatre advertising sales of Grupo Cinemex and Yelmo Cineplex represented approximately 9% and 7% of their total operating revenues, respectively, while our domestic advertising sales represented only approximately 2% of our total operating revenues for fiscal 2002. We believe that domestic advertising sales will grow as in-theatre media becomes more accepted and new technologies emerge. We believe that our experience with in-theatre advertising in Mexico and Spain, coupled with our concentration in major metropolitan markets, will enable us to capitalize on increasing domestic advertising revenue opportunities.

     Other. We also generate ancillary revenues by leasing some of our theatres for motion picture premieres and screenings, corporate events and other private parties. Some of our theatres have earned reputations as the "preferred" theatres for these events given their locations in key metropolitan markets, their upscale settings and our ability to cater these events through our on-site kitchens or outside caterers. Other sources of ancillary revenues include theatre management fees, as well as game machines and ATMs in some of our theatre lobbies. We are continually exploring additional ancillary revenue opportunities.

  THEATRE CIRCUIT

     As of June 30, 2002, we owned, operated or had an interest in 2,768 screens in 282 theatres, with an average of 9.8 screens per theatre across our worldwide operations and 9.6 screens per theatre in our domestic operations. The U.S. film exhibition industry as a whole has an average of approximately 5.7 screens per theatre. Approximately 70% of our screens are located in theatres with 10 screens or more, approximately 53% of our auditoriums feature stadium seating and approximately 77% of our auditoriums have digital sound.

     Each of our theatres is designed to provide our patrons with a premium moviegoing experience and is tailored to address the needs of its location. Our typical megaplex theatre complex contains 10 to 18 screens with auditoriums ranging from 100 to 500 seats. We believe that this is the appropriate size and theatre configuration for most markets, providing a large variety of films and enabling us to effectively manage and leverage operating costs. The moviegoing experience is enhanced at many of our theatres by modern amenities such as stadium seating, digital stereo surround-sound and multi-station concession stands.

     Our megaplex theatres are designed to maximize profitability by optimizing revenues and minimizing costs. We vary auditorium seating capacities within the same theatre, enabling us to maximize our revenues by shifting films to smaller or larger auditoriums to respond to changing attendance levels. In addition, we achieve significant operating efficiencies by sharing box office, concession, projection, lobby and restroom facilities, which enables us to spread a portion of our costs, such as payroll, advertising and rent, over a higher revenue base.

     The table below shows the locations of our screens and theatres as of June 30, 2002, including those of our partnerships.

                      UNITED STATES
---------------------------------------------------------
STATE                                  SCREENS   THEATRES
-----                                  -------   --------
Arizona..............................      27        3
California...........................      77        8
Connecticut..........................      30        2
District of Columbia.................      18        6
Florida..............................      20        1
Georgia..............................      12        1
Illinois.............................     200       23
Indiana..............................      34        3
Maryland.............................      88        9
Massachusetts........................     103        8
Michigan.............................     156       10
Minnesota............................       4        1
New Jersey...........................     209       17
New York.............................     262       32
Ohio.................................      32        2
Pennsylvania.........................      29        2
Texas................................     102        9
Utah.................................       9        1
Virginia.............................      21        3
Washington...........................     101       12
                                        -----      ---
    Total U.S........................   1,534      153
                                        =====      ===

                         CANADA
---------------------------------------------------------
PROVINCE                               SCREENS   THEATRES
--------                               -------   --------
Alberta..............................     118       12
British Columbia.....................      43        6
Manitoba.............................       9        2
Ontario..............................     267       29
Quebec...............................     156       19
Saskatchewan.........................      27        4
                                        -----      ---
    Total Canada.....................     620       72
                                        -----      ---
    Total Domestic...................   2,154      225
                                        =====      ===

                      INTERNATIONAL
---------------------------------------------------------
COUNTRY                                SCREENS   THEATRES
-------                                -------   --------
Mexico...............................     349       31
Spain................................     223       21
South Korea..........................      42        5
                                        -----      ---
    Total International..............     614       57
                                        =====      ===
TOTAL CIRCUIT........................   2,768      282
                                        =====      ===

     As of June 30, 2002, including our partnerships' theatres, we owned 34 theatres, leased 246 theatres and operated two theatres under management arrangements. We generally have long-term leases, with original terms generally ranging from 15 to 25 years and containing various renewal options, usually in intervals of five to 10 years and, in some cases, termination rights. Our theatre leases generally provide for minimum rentals and many of our leases also include percentage rentals based upon sales volume.

  THEATRE MANAGEMENT

     Employee Training and Management. We require new theatre managers to complete a 12-week comprehensive training program designed to encompass all phases of theatre operations, including our operating philosophy, guest service values, policies, procedures and standards. Theatre managers are also required to attend ongoing training programs. In addition, we have an incentive compensation program for theatre-level employees that rewards employees for maximizing revenues and controlling operating expenses while complying with our operating standards.

     Management Information Systems. Our integrated theatre and corporate information systems enable us to manage our business effectively and enhance our ability to generate high margins. We have modern point-of-sale terminals and other information reporting systems installed in all of our theatres. These systems provide management with real-time information and daily reports that address all aspects of theatre operations, including box office receipts, concession sales, film booking, theatre operating performance data and payroll and workforce information.

     Our corporate systems capture the transactional data from our theatre-level systems nightly and incorporate the data into a centralized depository. The data are then used by our management team to monitor and manage the performance of our theatres. By having access to real-time performance data, our theatre-level and corporate management can monitor theatre-level operations, adjust film schedules and placement, and schedule our hourly workforce in immediate reaction to our local attendance. We update our management information systems on a regular basis.

     Quality Control. We have in place several programs to maintain quality and consistency within our theatres. We have a quality assurance program in all of our theatres to maintain clean, comfortable and modern facilities. Our regional managers also conduct regular inspections of our theatres. In addition, we operate a program that involves unannounced visits by unidentified customers who report on the quality of service, film presentation and cleanliness of each theatre.

  THEATRE DEVELOPMENT

     We are enhancing our presence in our core markets through the selective addition of new megaplex theatres at high profile or otherwise attractive locations and the remodeling, expansion and stadium retrofit of existing proven locations. Key considerations in site selection include demographic measures such as population growth, target age groups and average household income, as well as traffic counts and surrounding retail sales. We regularly evaluate our theatres and the locations of our competitors to identify key drivers for successful site location and improvement of our existing assets. Any new project must also meet our strategic and financial objectives.

     We have personnel dedicated to development efforts in each of our domestic and international markets with expertise in site selection and theatre development in their local markets. In addition, we establish developer relationships, use outside consultants and maintain brokerage relationships in each of our markets.

     We closely monitor the profitability of each of our theatres on an ongoing basis. In the course of our reorganization, we closed 119 theatres that generated marginal or negative cash flow and were not of strategic importance to us. As a result of the reorganization process, we were also able to significantly enhance our operating flexibility by adding early lease termination rights to many of our theatre leases to permit us to terminate underperforming theatres.

     The following table shows the number of our screens and theatres, including those of our partnerships, in operation and changes in each during the five years ended February 28, 2002 and, on a pro forma basis, during the four months ended June 30, 2002, as well as the average screens per theatre at the end of each period:

                                                                                       PRO FORMA
                                                                                         FOUR
                                                                                        MONTHS
                                                   YEAR ENDED FEBRUARY 28 OR 29,         ENDED
                                               -------------------------------------   JUNE 30,
                                               1998    1999    2000    2001    2002      2002
                                               -----   -----   -----   -----   -----   ---------
SCREENS
Beginning of period..........................    959   1,035   2,881   2,926   2,563      2,448
     New builds..............................     80     168     205     161     103         --
     Expansions..............................     12      12       5       6       6         --
     Partnerships, net.......................     12     116      54      57      23         60
     Acquisitions............................     --   1,723      --      --      --        349
     Closings and dispositions...............    (28)   (173)   (219)   (587)   (247)       (89)
                                               -----   -----   -----   -----   -----   --------
End of period................................  1,035   2,881   2,926   2,563   2,448      2,768
                                               =====   =====   =====   =====   =====   ========
THEATRES
Beginning of period..........................    143     139     423     385     294        262
     New builds..............................      5      12      13      10       7         --
     Partnerships, net.......................      1      14       4       6       2          4
     Acquisitions............................     --     312      --      --      --         31
     Closings and dispositions...............    (10)    (54)    (55)   (107)    (41)       (15)
                                               -----   -----   -----   -----   -----   --------
End of period................................    139     423     385     294     262        282
                                               =====   =====   =====   =====   =====   ========
Average screens per theatre..................    7.4     6.8     7.6     8.7     9.3        9.8

  FILM LICENSING

     Evaluation of Films. We license films on a film-by-film and theatre-by-theatre basis by negotiating directly with film distributors. Prior to negotiating for a film license, we evaluate the prospects for upcoming films. Criteria we consider for each film include cast, director, plot, performance of similar films, estimated film rental costs and expected rating from the MPAA. Successful licensing depends greatly upon our knowledge of trends and historical film preferences of the residents in markets served by each theatre, as well as on the availability of commercially successful motion pictures. Given the concentration of our theatres in major metropolitan markets, our patrons enjoy a wide variety of film genres. Our theatres play all types of movies, from independent art films to Hollywood blockbusters. Our film buyers have significant experience in evaluating content across genres, and as a result can effectively select films that they anticipate will play well in specific theatres.

     Licensing Zones. Domestically, distributors establish film licensing zones ranging from several city blocks to several square miles, depending primarily upon population density. If there is more than one theatre in a zone, a distributor will determine which theatre within that zone will show a film based on factors such as the exhibitor's willingness to meet the distributor's exhibition demands (such as film terms, length of run and screening of trailers), location, quality of theatre and compatibility of the theatre with the film (e.g., sound technology). In film licensing zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those films being offered and negotiating directly with the distributor.

     Unlike in our domestic markets, distributors in our international markets do not allocate film to a single theatre in a geographic film zone. Our theatres can generally play the same films at the same time as other theatres. In addition to licensing Hollywood films, our international theatres also feature local product from distributors in their markets.

     Film Rental Fees. Our film rental fees typically are based either on firm terms established prior to the opening of the film or on a mutually agreed settlement upon the conclusion of the film's run. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, with the percentages declining over the term of the film's run. Firm term film rental fees are generally the greater of (1) 50% to 70% of box office admissions, gradually declining to as low as 30% over a period of four to seven weeks, and
(2), in our domestic market, a specified percentage (e.g., 90%) of the excess of box office receipts after deducting a negotiated house allowance (commonly known as a 90-10 clause). We also sometimes negotiate firm term film rental fees where we pay the distributor a fixed percentage over the license period. Rental fees that are subject to a settlement process are negotiated upon conclusion of the film's run based upon how the film actually performs.

     Duration of Film Licenses. The duration of our film licenses are negotiated with our distributors on a case-by-case basis. The terms of our license agreements depend on the performance of each film. Marketable movies that are expected to have high box office admission revenues will generally have longer license terms than movies with more uncertain performance and popularity.

     Relationships with Distributors. The most important aspect of maintaining a consistent revenue stream from motion pictures is having access to all films available in the marketplace. Over 90% of box office revenues come from films distributed by the top nine distributors. We maintain quality relationships with all of the major distributors, as well as with smaller art and specialized distributors.

  MARKETING AND ADVERTISING

     Distributors build awareness of major film releases through multimedia advertising campaigns that they organize and substantially all of which they finance. We strive to complement these efforts by marketing a differentiated experience and environment in which we present films. Our efforts center on seasonal calendar programs that extend across our domestic circuit. We communicate these programs primarily through newspapers, radio, Internet and in-theatre programs and is sometimes supported by distributors and our promotional partners. Our focus on enhancing the moviegoing experience is amplified through a number of promotions and events, such as celebrity auctions, benefit premieres, advance screening programs and sweepstakes, as well as community-based programs. We leverage our promotional partnerships to achieve increased traffic to our theatres and brand awareness through out-of-theatre campaigns involving a variety of promotional efforts. We believe that our marketing efforts help to increase our attendance, concession sales and customer loyalty.

     We rely upon advertising and movie schedules on marquees, in newspapers and through telephone services as well as on our own and other websites to inform our patrons of film selections and show times.

We also exhibit previews of both coming attractions and films presently playing on our other screens. In addition, our logos are frequently included in film studio advertisements.

     We use the Internet to allow patrons to access show times, view movie trailers, enter contests and access links to our promotional partners. We believe the Internet is becoming an important source of show times, replacing traditional newspaper listings, and is increasingly allowing us to reduce our advertising costs. Patrons can obtain information about our company and our show times by accessing our website at www.loewscineplex.com or www.enjoytheshow.com.

  EMPLOYEES

     As of June 30, 2002, we employed approximately 14,300 people domestically, of which approximately 9% were full-time employees and approximately 91% were part-time employees. As of June 30, 2002, on a pro forma basis, we employed approximately 2,200 people in Mexico, of which approximately 15% were full-time employees and approximately 85% were part-time employees. Approximately 4% of our domestic employees are represented by unions, and approximately 85% of our employees in Mexico are represented by unions. We consider our employee relations to be good.

COMPETITION

     The film exhibition industry is highly competitive. We believe that the principal competitive factors in our industry are:

     - the ability to secure appropriate film product on favorable licensing terms;

     - the seating capacity, location, quality and reputation of an exhibitor's theatres;

     - the quality of projection and sound equipment at an exhibitor's theatres;

     -     the level of customer service and amenities such as stadium seating;
           and

     -     the ability and willingness to promote the films to be exhibited.

     Our theatres are subject to varying degrees of competition in the locations in which they operate because our competitors vary substantially in size, number and proximity in each location. The building of new theatres or the addition of screens to existing theatres by our competitors in areas in which we have theatres may result in excess capacity in those areas that could reduce our attendance levels. In addition to competing for patrons at our existing theatres, we also face competition in acquiring and developing new theatre sites and acquiring theatre circuits. However, we believe that in our core markets, our prominent presence and the resulting operating efficiencies and expertise we derive will continue to give us a competitive advantage over many of our competitors in those markets.

     We believe our principal competitors in the U.S. are AMC Entertainment Inc., Cinemark, Inc., National Amusements, Inc. and Regal Entertainment Group. We believe our principal competitor in Canada is Famous Players Inc. and our principal competitor in Mexico is Organizacion Ramirez Cinemas. We also compete with a number of smaller regional circuits.

     In addition to other exhibitors, we compete for the public's leisure time and disposable income with alternative forms of entertainment such as sporting events, music concerts, live theatre and restaurants. Our theatres also compete with a number of secondary movie distribution channels, such as cable and satellite television, DVDs and video cassettes, as well as pay-per-view services and downloads via the Internet.

SEASONALITY

     Historically, industry revenues have been highly seasonal, coinciding with the timing of major film releases by the major distributors. The most marketable motion pictures are generally released during the summer and the late-November through December holiday season. More recently, the seasonality of film exhibition has become less pronounced as film studios have begun to release films more evenly throughout the year, and major films have been released during traditionally weaker periods. In addition, the concentration of our theatres in major metropolitan markets gives us access to a patronage that enjoys a wide variety of film genres.

OUR REORGANIZATION

 BACKGROUND

     Faced with significant operating shortfalls, unavailability of credit and our inability to satisfactorily achieve a restructuring with our lenders, among other things, on February 15, 2001 we filed for bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code and under the CCAA in Canada. Our wholly owned Austrian and Polish subsidiaries also filed petitions for bankruptcy. Among the factors that caused us to file for bankruptcy protection were:

     - competitive pressures caused by the significant oversupply of available screens;

     - significantly higher costs associated with building megaplexes and making improvements to existing theatres in order to attract and accommodate larger audiences, and high debt levels incurred to fund those costs;

     - the lower industry-wide attendance levels due primarily to the below average film product available during the summer and fall of 2000; and

     - the continued decline in revenues at many of our older theatres, primarily caused by the proliferation of new screens.

     We emerged from bankruptcy on March 21, 2002.

 PORTFOLIO REORGANIZATION

     The bankruptcy proceedings did not materially impact our day-to-day operations. As debtors-in-possession, we had the right during the reorganization period, subject to bankruptcy court approval and other limitations, to assume or reject executory contracts and unexpired leases on our theatres. In this context, "assumption" means that we agreed to perform our obligations and cure all existing defaults under the contract or lease, and "rejection" or, in Canada, "repudiation and abandonment," means that we were relieved from our obligations to perform further under the contract or lease but were subject to a claim for damages for breach of the rejected contract or lease. When we refer to theatre leases we rejected, we include leases for Canadian theatres that we repudiated and abandoned in accordance with the CCAA. Any damages resulting from rejection of executory contracts and unexpired leases were treated as general unsecured claims in our reorganization and subject to an established settlement pool in the U.S. or, in Canada, subject to a maximum amount payable to holders of Canadian unsecured claims.

     During the reorganization, we closed 119 theatres. These theatres generated approximately $21.4 million in theatre-level cash flow losses for fiscal 2001. We measure theatre-level cash flow by subtracting the operating costs of that theatre (film rental costs, concession costs and other theatre operating costs) from the revenues generated by that theatre. Also as a result of our reorganization, we were able to renegotiate 20 of our theatre leases to provide solely for percentage rent, and 80 of our theatre leases to provide shorter terms or give us a right to terminate on very short notice (generally 30 to 90 days). These renegotiations significantly enhance our flexibility in responding to changing market conditions.

     For additional information about our reorganization, see the notes to our consolidated financial statements.

REGULATORY ENVIRONMENT

 ANTITRUST

     The distribution of motion pictures in the U.S. is in large part regulated by U.S. federal and state antitrust laws and has been the subject of numerous antitrust cases. As a result of these cases, the manner in which we can license films from certain distributors is subject to consent decrees which effectively require major film distributors to offer and license films to exhibitors in the U.S., including us, on a film-by-film and theatre-by-theatre basis. Consequently, exhibitors cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film and theatre-by-theatre basis.

  ADA

     Our theatres in the U.S. must comply with the Americans with Disabilities Act of 1990, or the ADA, to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. We develop new theatres to be accessible to the disabled and we believe we are in substantial compliance with current regulations relating to accommodating disabled persons. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants and additional capital expenditures to remedy such non-compliance. We are currently the subject of an ADA-compliance investigation in New York City. See "--Legal Proceedings--ADA Litigation" for further details.

  ENVIRONMENTAL

     We own, manage and/or operate theatres and other properties which are subject to certain federal, state and local laws and regulations relating to environmental protection, including those governing past or present releases of hazardous materials. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property. As a result, we may incur significant costs to clean up contamination present on, at or under our properties, even if such contamination was present prior to the commencement of our operations at the site and was not caused by our activities.

  OTHER

     Our operations are subject to U.S. and foreign federal, state and local laws governing matters such as construction, renovation and operation of theatres, as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. Our international operations may also be subject to regulations affecting price controls or admission prices, quota systems requiring the exhibition of films produced in the subject country and restrictions on ownership of land. We believe our theatres are in material compliance with such laws, if any.

LEGAL PROCEEDINGS

     In addition to the matters described below, we are presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment matters and contractual disputes which we do not believe will materially adversely affect our financial position or results of operations.

 METREON ARBITRATION

     In May 1997, we entered into a 21-year lease with Metreon, Inc., an affiliate of Sony Corporation of America, to operate a megaplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, we have had a dispute with Metreon with respect to
(1) construction costs that Metreon claims are our responsibility under the lease and (2) the nature and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount in dispute with respect to construction costs is approximately $5 million. The estimated difference in operating expenses claimed by Metreon to be allocable to this theatre is approximately $3.5 million per year for the duration of the lease. Metreon has filed a demand for arbitration. In the bankruptcy proceeding, we assumed the Metreon lease without prejudice to any of our or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. We believe that we have meritorious defenses to all of Metreon's claims against us under the lease, and we intend to vigorously defend our position.

 ADA LITIGATION

     In 1997, the Department of Justice, in coordination with the New York City Commission on Human Rights, began an investigation of our theatres in New York City with respect to compliance with the ADA and the New York City Human Rights Law. The Department of Justice alleged that its investigation identified numerous violations of the ADA. We have vigorously opposed these allegations and will continue to do so. However, we cannot assure you that the remediation costs relating to compliance with the ADA, if any, will not be material.

 ENVIRONMENTAL LITIGATION

     Two drive-in theatres in the State of Illinois, both formerly leased by us, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of debris that may contain hazardous substances. Some of the disposals may have occurred during the terms of our leases. One of these leases terminated in the ordinary course prior to the filing of our bankruptcy and we rejected the other lease in the bankruptcy proceeding. Termination or rejection of these leases, however, may not terminate all of our liability in connection with the prior disposal of debris on these properties. In addition, the rejected leased property is the subject of an action filed in August 1998 by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief in connection with the disposal. We believe that our liability, if any, in connection with this action will not be material. However, we cannot assure you that any claim by the State of Illinois will be treated as a pre-petition claim, and that any recovery by the State of Illinois will be limited to the distributions to general unsecured claims provided for pre-petition claims in the plan of reorganization. Our range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre property, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability.

 COMPETITION BUREAU INQUIRY

     In April 2000, the Canadian Competition Bureau obtained a court order requiring our subsidiaries, Cineplex Odeon and Cineplex Odeon (Quebec) Inc., to produce certain business information on a confidential basis. Cineplex Odeon has fully complied with the order and cooperated with the Competition Bureau in the course of the inquiry. Our information is that the Competition Bureau's investigation is under the reviewable matters (civil, not criminal) part of the Competition Act. We are expecting a decision shortly from the Competition Bureau regarding whether it will terminate or continue the inquiry and/or seek remedial relief. If the Competition Bureau were to seek a remedy, its recourse would be to ask a Federal Tribunal for remedial relief in the form of an injunctive order to promote competition. We have vigorously opposed any allegation of anti-competitive conduct and will continue to do so.

 SIX WEST RETAIL ACQUISITION, INC.

     Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that we have violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City, and that we violated our contractual and fiduciary responsibilities in managing three theatres for Six West. We believe that Six West's claims are without merit and intend to oppose them vigorously. We believe that any recovery by the plaintiff will be limited to the distributions to general unsecured claims provided for pre-petition claims in our plan of reorganization. However, our indemnification obligations to our officers and directors were not affected by the plan of reorganization. Accordingly, we may have to indemnify certain of the non-corporate defendants for legal fees incurred and for monetary damages if a judgment is rendered against these defendants.

     Additional information concerning these litigations is included in note 19 to our consolidated financial statements.

  FANDANGO, INC.

     In connection with our bankruptcy reorganization, we filed a motion with the U.S. bankruptcy court to reject agreements we had entered into in March 2000 with Fandango, Inc. with respect to the marketing and distribution by Fandango of our movie tickets and showtimes remotely via the telephone and Internet. Fandango objected to our rejection motion and a hearing was held by the bankruptcy court. Separately, Fandango and its principal stockholder brought actions against Onex and others alleging, among other things, interference with contract and prospective economic advantage, fraud, negligent misrepresentation and breach of contract. On May 29, 2002, we entered into a remote ticketing and promotion agreement with America Online pursuant to which AOL Moviefone would provide us with substantially the same remote ticketing and showtime marketing and distribution services as Fandango on better economic terms. The effectiveness of the AOL Moviefone agreement is contingent upon approval by the bankruptcy court of our rejection of the Fandango agreements. On August 1, 2002, the bankruptcy court denied our motion to reject the Fandango agreements. We are currently considering whether to appeal this ruling.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Set forth below are the names, ages and positions of our executive officers, directors and key employees, and their places of residence as of August 5, 2002.

NAME                                                AGE                       POSITION
----                                                ---                       --------
EXECUTIVE OFFICERS AND DIRECTORS:
Travis Reid(1)(2)...............................    48     President, Chief Executive Officer and
                                                           Director
     Upper Saddle River, New Jersey
Michael P. Norris(2)............................    47     Executive Vice President, Operations
     New York, New York
John C. McBride, Jr.(2) ........................    48     Senior Vice President, Secretary and General
                                                           Counsel
     Briarcliff Manor, New York
John J. Walker(2)...............................    49     Senior Vice President, Chief Financial Officer
                                                           and
     Wyckoff, New Jersey                                   Treasurer
Bryan Berndt(2).................................    45     Vice President, Finance and Controller
     Upper Saddle River, New Jersey
Timothy A.R. Duncanson(1).......................    35     Director
     Toronto, Ontario Canada
Bruce A. Karsh..................................    46     Director
     Beverly Hills, California
Anthony Munk(1).................................    42     Director
     New York, New York
Gerald W. Schwartz..............................    60     Director
     Toronto, Ontario Canada

KEY EMPLOYEES:
Miguel Angel Davila.............................    36     Chief Executive Officer, Grupo Cinemex, S.A.
                                                           de C.V.
     Mexico City, Mexico
Steven Bunnell..................................    42     Vice President, Film, U.S.
     Brooklyn, New York
James Fagerstrom................................    47     Vice President, Management Information
                                                           Systems, U.S.
     Bernardsville, New Jersey
Alan Benjamin...................................    47     Vice President, Real Estate, U.S.
     Los Angeles, California
Sam DiMichele(2)................................    48     Executive Vice President and General Manager,
                                                           Canada
     Toronto, Ontario Canada
John Faltings...................................    46     Senior Vice President, Design and
                                                           Construction, U.S.
     Merrick, New York
John McCauley...................................    37     Vice President, Marketing, U.S.
     New York, New York

---------------

(1) Also a member of the board of directors of Loews Canada.

(2) Also an officer of Loews Canada.

     Each of our directors has served since March 21, 2002, except for Mr. Reid who was elected on August 5, 2002. The term of each director will expire at our 2003 annual stockholders' meeting.

  EXECUTIVE OFFICERS AND DIRECTORS

     TRAVIS REID has been our President and Chief Executive Officer since August 5, 2002. Prior to that, Mr. Reid was our President, North American Operations beginning in May 1998. Mr. Reid served as President of Loews Theatres from October 1996 until May 1998 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres.

     MICHAEL P. NORRIS has been our Executive Vice President, Operations since August 5, 2002, and was Executive Vice President of Operations for our U.S. circuit from May 1998. Mr. Norris joined Loews Theatres in October 1995 as Senior Vice President of Operations and was promoted to Executive Vice President of Operations in March 1997.

     JOHN C. MCBRIDE, JR. has been our Senior Vice President and General Counsel since May 1998. Mr. McBride served as Senior Vice President, Legal Affairs of Sony Pictures Entertainment Inc. from 1996 to 1998.

     JOHN J. WALKER has been our Senior Vice President, Chief Financial Officer and Treasurer since May 1998. Mr. Walker served as Senior Vice President and Chief Financial Officer of Loews Theatres from 1990 until May 1998. Mr. Walker is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     BRYAN BERNDT has been our Vice President, Finance and Controller since August 5, 2002. Prior to that, Mr. Berndt was Vice President, Finance of our U.S. operations beginning May 1998 and Vice President, Finance of Loews Theatres beginning September 1997. Prior to joining Loews Theatres in 1997, Mr. Berndt was employed by Price Waterhouse LLP for eight years, where he was a Senior Manager, Audit. Mr. Berndt is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants.

     TIMOTHY A.R. DUNCANSON is a Principal of Onex, a diversified industrial company. Prior to joining Onex, from 1997 until 1999, Mr. Duncanson was an Associate in Mergers and Acquisitions at Lazard Freres & Co., LLC in New York. He was also an Investment Analyst with Mutual Asset Management Ltd. Mr. Duncanson holds a Chartered Financial Analyst designation, a Bachelor of Arts (Hon.) degree from the University of Western Ontario, a Master of Business Administration degree from the Harvard University Graduate School of Business Administration and a Master of Public Policy degree from the Harvard University John F. Kennedy School of Government. Mr. Duncanson serves on the board of Huron University College.

     BRUCE A. KARSH is the President of Oaktree Capital Management, LLC, or Oaktree Capital, and also serves as the portfolio manager for Oaktree Capital's Distressed Fund Group. Prior to co-founding Oaktree Capital in 1995, Mr. Karsh was a Managing Director of the Trust Company of the West and its affiliate, TCW Asset Management Company, and the portfolio manager of TCW's Special Credits Funds for seven years. Mr. Karsh holds an A.B. in Economics summa cum laude from Duke University and a J.D. from the University of Virginia School of Law. Mr. Karsh serves on the boards of Littelfuse, Inc., Furniture Brands International, Inc. and Pillowtex Corporation.

     ANTHONY MUNK is a Managing Director of Onex, a diversified industrial company. Prior to joining Onex in 1988, Mr. Munk was a Vice President with First Boston Corporation in London, England, and an Analyst and Portfolio Manager with Guardian Capital in Toronto. Mr. Munk is a director of Barrick Gold Corporation, Trizec Canada, Inc., CMC Electronics Holdings Inc. and Galaxy Entertainment Inc. He is also a board member of Camp Oochigeas, a non-profit organization supporting children with cancer.

     GERALD W. SCHWARTZ is the Chairman of the Board, President and Chief Executive Officer of Onex, a diversified industrial company. Prior to founding Onex in 1983, Mr. Schwartz was a co-founder (in 1977) of CanWest Capital Corp., now CanWest Global Communications Corp. Mr. Schwartz is a director of Onex, The Bank of Nova Scotia, Celestica Inc., Phoenix Pictures Inc. and Galaxy Entertainment Inc. Mr. Schwartz is also Vice Chairman and a member of the Executive Committee of Mount Sinai Hospital and is a director, governor or trustee of a number of other organizations, including Junior Achievement, Canadian Council of Christians and Jews and The Board of Associates of the Harvard University Graduate School of Business

Administration. Mr. Schwartz holds a Bachelor of Commerce degree and a Bachelor of Laws degree from the University of Manitoba, a Master of Business Administration degree from the Harvard University Graduate School of Business Administration and a Doctor of Laws (Hon.) from St. Francis Xavier University.

  KEY EMPLOYEES

     MIGUEL ANGEL DAVILA has been the Chief Executive Officer of Grupo Cinemex since June 2002. Mr. Davila was one of three founders of Grupo Cinemex, and served as Co-Director General, Finance and Operations since its inception in 1994. Mr. Davila received a Master of Business Administration degree from the Harvard University Graduate School of Business Administration in 1993. Prior to attending Harvard, Mr. Davila was a business analyst for McKinsey & Co. Mr. Davila is a certified public accountant in Mexico. Mr. Davila also serves as President of Canacine, the Mexican national chamber for the motion picture industry.

     STEVEN BUNNELL has been Vice President, Film Buying for our U.S. operations since May 1998 and has headed our U.S. Film Department since May 2000. Mr. Bunnell served as Vice President of Film Buying for Loews Theatres from 1995 until May 1998.

     JAMES FAGERSTROM has been Vice President, Management Information Systems for our U.S. operations since May 1998. Mr. Fagerstrom served as Vice President of Information Systems for Loews Theatres from 1995 until May 1998. Prior to joining Loews in 1995, Mr. Fagerstrom was a Senior Manager in Ernst & Young's Management Consulting Group.

     ALAN BENJAMIN has been Vice President, Real Estate for our U.S. operations since May 1999. Prior to joining us, Mr. Benjamin served for three years as Senior Vice President of AMC Realty, Inc., at first overseeing West Coast theatre development and then United States theatre development for the AMC Entertainment, Inc. theatre circuit.

     SAM DIMICHELE has been Executive Vice President and General Manager of our Canadian operations since July 2000. Mr. DiMichele joined Cineplex Odeon in 1985 as Vice President, Finance and Controller. He was Senior Vice President, Real Estate of Cineplex Odeon from 1996 through July 2000.

     JOHN FALTINGS has been Senior Vice President, Design and Construction for our U.S. operations since October of 1999. He joined Loews Theatres as Director of Design in April 1998. For the ten years prior to April 1998, Mr. Faltings served as Director of Construction and Design for Toys "R" Us, Inc.

     JOHN MCCAULEY has been Vice President, Marketing for our U.S. operations since May 2001. Prior to joining us, Mr. McCauley served as Senior Director of Marketing and Communication for the National Football League from December 1995 through May 2001.

BOARD STRUCTURE AND COMPENSATION

     At the closing of this offering, a majority of the members of our board of directors will be independent.

     Our board of directors intends to establish a compensation committee that will include two independent directors. The principal responsibilities of the compensation committee will be to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs and grant or recommend the grant of stock options and other awards under our long-term incentive plan.

     Our board of directors intends to establish an audit committee that will include at least three members and will be composed entirely of independent directors. Our audit committee will meet periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our future compensation committee will also serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. [Additional information concerning transactions between us and entities affiliated with members of the compensation committee is included in this prospectus under the caption "Certain Relationships and Related Transactions."]

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for our chief executive officer and our four other executive officers who, based on salary and bonus compensation, were our most highly compensated executive officers for the year ended February 28, 2002. All information set forth in this table reflects compensation earned by these individuals for services with us for fiscal 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                            SECURITIES
                                           FISCAL                          OTHER ANNUAL     UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     SALARY     BONUS     COMPENSATION(A)   OPTIONS(B)   COMPENSATION
---------------------------                ------   --------   --------   ---------------   ----------   ------------
Lawrence J. Ruisi........................   2002    $750,000   $315,567     $  503,946(c)         --       $ 7,424(d)
  Former President and                      2001     750,000    296,000             --       100,000        14,275
  Chief Executive Officer                   2000     750,000    397,500             --            --        16,920
Travis Reid..............................   2002     518,559         --        367,185(e)         --         6,141(f)
  President and Chief                       2001     474,808         --             --            --        13,016
  Executive Officer                         2000     461,163    175,000             --        40,000        13,737
J. Edward Shugrue........................   2002     530,491         --        367,503(g)         --         3,826(h)
  Former President,                         2001     486,686         --        161,937(i)         --        10,937
  International Operations                  2000     471,028    145,000        181,646(j)     36,000        11,330
John C. McBride, Jr......................   2002     363,073         --        260,274(k)         --         3,978(l)
  Senior Vice President                     2001     340,349         --             --            --        11,153
  and General Counsel                       2000     331,038     75,000             --        24,000        11,362
John J. Walker...........................   2002     329,218         --        254,957(m)         --         5,988(n)
  Senior Vice President,                    2001     286,129         --             --            --        13,504
  Chief Financial Officer                   2000     278,596    140,000             --        24,000        11,078
  and Treasurer

---------------

(a) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than the lesser of $50,000 or 10% of the annual salary and bonus reported for the named executive officer.
(b) These options were cancelled, without consideration to the holder, pursuant to our plan of reorganization.
(c) Represents $500,250 paid to Mr. Ruisi for a retention bonus and $3,696 paid for a car and parking allowance. Does not include $4,076,585 paid to Mr. Ruisi in severance in April 2002.
(d) Represents $5,177 contributed to our savings plan as a matching contribution and $2,247 in life insurance premiums.
(e) Represents $351,779 paid to Mr. Reid for a retention bonus and $15,406 for a car and parking allowance.
(f) Represents $5,316 contributed to our savings plan as a matching contribution (including a $563 true-up contribution) and $825 in life insurance premiums.
(g) Represents $362,332 paid to Mr. Shugrue for a retention bonus and $5,171 paid for a car and parking allowance.
(h) Represents $2,605 contributed to our savings plan as a matching contribution and $1,221 in life insurance premiums.
(i) Represents $149,924 paid to Mr. Shugrue for relocation expenses and $12,013 paid for a car and parking allowance.
(j) Represents $170,389 paid to Mr. Shugrue for relocation expenses and $11,257 paid for a car and parking allowance.
(k) Represents $245,874 paid to Mr. McBride for a retention bonus and $14,400 paid for a car allowance.
(l) Represents $3,431 contributed to our savings plan as a matching contribution and $547 in life insurance premiums.
(m) Represents $250,489 paid to Mr. Walker for a retention bonus and $4,468 paid for a car and parking allowance.
(n) Represents $5,419 contributed to our savings plan as a matching contribution (including a $1,203 true-up contribution) and $569 in life insurance premiums.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Travis Reid entered into his current employment agreement with us on March 21, 2002. This agreement has a term of three years. Mr. Reid's employment agreement provides for an annual base salary of $575,000 and an annual bonus of up to 80% of his base salary, which is subject each year to the attainment of EBITDA goals to be established by the board of directors.

     Under his employment agreement, Mr. Reid is entitled to participate in all employee benefit plans generally applicable to our senior executives for the term of his employment. He also receives a car and parking allowance. If we terminate Mr. Reid's employment without cause prior to the expiration of the agreement's term, Mr. Reid will receive his base salary, bonus (calculated at 60% of base salary) and benefits through the end of the term of his employment agreement or, at his option, $1,166,667 plus a pro-rata portion of his bonus for the year in which termination occurs.

     J. Edward Shugrue, our former President, International Operations, owes us $1.25 million, plus approximately $400,000 of accrued interest, on account of a relocation loan we agreed to make to him when we hired him in 1997. The loan is secured by a third mortgage on Mr. Shugrue's Los Angeles home, a second mortgage on his home in Westchester County, New York and a stock portfolio, and is payable in October 2002. Mr. Shugrue's employment with us terminated in July 2002. Pursuant to the severance agreement we entered into with Mr. Shugrue in March 2002, Mr. Shugrue is entitled to receive $1.2 million as a result of the termination of his employment.

LONG-TERM INCENTIVE PLAN

     On August   2002, the board of directors and stockholders unanimously
adopted the long-term incentive plan, or LTIP, to be effective concurrently with the closing of this offering.

     The purpose of the LTIP is to motivate key employees to produce a greater return to stockholders by offering these employees an opportunity to benefit from stock appreciation through stock ownership. The LTIP is intended to reward high levels of corporate performance and to facilitate the recruiting and retention of talented employees.

     All full-time and part-time employees (including officers and directors who are employees) and non-employee directors (except with respect to grants of incentive stock options) of Loews and our affiliates will be eligible to participate in the LTIP at the discretion of the compensation committee of our board of directors. As defined in the LTIP, an affiliate is any corporation that is a subsidiary of Loews and, for purposes other than the grant of incentive stock options, any limited liability company, partnership, corporation, joint venture or any other entity in which we or any subsidiary owns an equity
interest. Approximately      individuals are currently eligible to participate
in the LTIP. Our compensation committee will make awards based on, among other factors, an individual's capacity for contributing to our future growth and profitability. Each award will be evidenced by an agreement or certificate setting forth the terms and conditions of the award, including the term of the award, which may not be greater than ten years. All awards are non-transferable unless the agreement or certificate permits the transfer to the participant's successor upon the participant's death.

     Our compensation committee will administer the LTIP and grant awards under the LTIP, except with respect to awards for non-employee directors, in which case our full board of directors will administer the LTIP. Our compensation committee has the power and discretion to interpret the LTIP, to determine the terms of the agreements or certificates, and to make all other determinations necessary or advisable for the administration of the LTIP. Our compensation committee may delegate all or any part of its authority under the LTIP to our Chief Executive Officer for purposes of determining awards of options solely to participants who are not Vice Presidents or Senior Executives (as those terms are defined in the LTIP) and who are not subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, subject to certain limitations.

     Under the LTIP,      shares of class A common stock will be available
initially, with an additional      shares becoming available in three
installments on each                1 of 2003, 2004 and 2005.

  TYPES OF AWARDS

     General. Our compensation committee has the discretion to award options, stock appreciation rights, restricted stock, performance shares and other stock-based awards.

     Options. Options will be either incentive stock options or non-qualified stock options. Only non-qualified stock options may be granted to non-employee directors. The purchase price of the option will be set forth in the agreement or certificate but may not be less than 100% of the fair market value of the shares on the grant date (110% in the case of incentive stock options granted to a participant who owns more than 10% of the total voting power of all of our and our subsidiaries' stock). Fair market value, as defined, generally means the closing sale price of the class A common stock. Options, once issued, may not be repriced without first obtaining the approval of the stockholders. The purchase price will be payable in full at the time of exercise, provided that, to the extent permitted by law and in accordance with rules adopted by our compensation committee, participants may simultaneously exercise options and sell the shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from such sale to pay the purchase price of such shares. The purchase price may be paid in cash or, if our compensation committee permits, through delivery or tender to Loews of shares held by the participant for at least six months or through a combination thereof, unless otherwise provided in the agreement or certificate. No shares may be tendered in the exercise of an incentive stock option if such shares were acquired by the optionee through the exercise of an incentive stock option unless (1) such shares have been held by the optionee for at least one year and (2) at least two years have elapsed since the grant date. Further, our compensation committee, in its discretion, may approve other methods or forms of, or establish rules and procedures for, payment of the purchase price.

     A participant may not be granted incentive stock options with a fair market value (determined as of the date of the grant) in excess of $100,000 in the year in which they are first exercisable. An incentive stock option granted to a participant who owns more than 10% of the total voting power of all of our and our subsidiaries' stock will expire five years after the grant date.

     [Unless determined otherwise by our board of directors, a non-employee director appointed after the adoption of the LTIP will receive as compensation
for his or her service an option to acquire      shares of class A common stock
on the date of the first meeting of the board of directors he or she attends and will receive a like grant on each subsequent one-year anniversary of the grant
date as well as an option to acquire      shares of class A common stock on each
subsequent three-year anniversary of the date of the first meeting of the board of directors he or she attends. A "non-employee director" is any director who is not an employee of Loews, a parent (as defined) or a subsidiary of Loews. Such options will have a purchase price of 100% of the fair market value of the shares on the grant date and a seven-year term. They will vest at the rate of one-third each year and will terminate immediately upon the termination of the non-employee director for any reason other than death or disability, provided that if the non-employee director is 65 at the time of termination, any unexercisable portion will terminate immediately, and any exercisable portion will expire three months after termination. If the optionee is terminated because of death or disability, all options will be fully exercisable and will expire one year after termination. The board of directors also has the discretion to make additional awards to non-employee directors.]

     Stock Appreciation Rights. Stock appreciation rights entitle the participant, subject to the terms and conditions determined by our compensation committee, to all or a portion of the excess of the fair market value of a specified number of shares on the exercise date over a specified price, which will not be less than 100% of the fair market value of the shares on the grant date. A stock appreciation right may be granted in connection with a previously or contemporaneously granted option, or independent of any option. If issued in connection with an option, our compensation committee may impose a condition that its exercise cancels the connected option and that exercise of the connected options cancels the stock appreciation right. Each stock appreciation right may be exercisable in whole or in part according to the agreement or certificate. Except as otherwise provided in the agreement or certificate, upon exercise of a stock appreciation right, the participant will receive cash, stock or a combination of cash and stock (as determined by our compensation committee if not otherwise specified in the award) as promptly as practicable after such exercise. The agreement or certificate may limit the amount or percentage of the total appreciation on which payment may be made in the event of the exercise of a stock appreciation right.

     Performance Shares. Performance shares entitle the participant to future payments based upon the achievement of performance targets (as described below) established in writing by our compensation committee. The agreement or certificate may establish that a portion of the maximum amount of an award will be paid for performance that exceeds the minimum target but falls below the maximum target and will provide for the timing of such payment. The agreement or certificate may permit an acceleration of the performance period and an adjustment of performance targets and payments with respect to some or all of the performance shares awarded to a participant, as set forth in the agreement or certificate, upon the occurrence of certain events, which may include a fundamental change, the participant's death or disability, a change in accounting practices of Loews or our affiliates, or, with respect to payments in stock for performance share awards, a reclassification, stock dividend, stock split or stock combination as provided in the LTIP. A "fundamental change" generally means a dissolution or liquidation of Loews, a sale of substantially all of Loews' assets, a merger or consolidation of Loews, regardless of whether Loews is the surviving entity, or a statutory share exchange. To the extent cash is distributed, a performance share earned after the conclusion of the performance period will have a value equal to the fair market value of a share of class A common stock on the last day of the performance period. Following conclusion or acceleration of each performance period, our compensation committee will determine the extent to which performance targets have been attained, whether any other terms and conditions have been satisfied and when payment is due.

     Restricted Stock. Restricted stock may be granted in the form of shares registered in the name of the participant but held by Loews until the restrictions have lapsed. Restricted stock may, in the discretion of our compensation committee, provide dividends and voting rights prior to vesting. Our compensation committee in its discretion, may establish any employment conditions, performance conditions (as described below), or restrictions on transferability. The term of any award or performance period may not exceed ten years.

     Other Stock-Based Awards. Our compensation committee may also grant other stock-based awards in its sole discretion, including, without limitation, those awards pursuant to which shares may be acquired in the future, such as awards denominated in stock, stock units, securities convertible into stock and phantom securities.

     Performance Targets and Conditions. Any performance targets related to performance share awards, and any performance conditions related to the lapse of restrictions on restricted stock awards, will be determined by our compensation committee.

  TERMINATION OF EMPLOYMENT

     Except as otherwise determined by our compensation committee, or as otherwise provided in the award agreement or certificate (which may, without limitation, provide for an extension of the exercisability of options and stock appreciation rights, but in no event after expiration of their stated terms), the following will take place in the event of termination of employment of a participant:

     In the event that the participant's employment is terminated due to death, disability or retirement, any options or stock appreciation rights remain fully exercisable for one year following termination. The options or stock appreciation rights expire upon termination if the employee is terminated for cause (as defined in the LTIP). If the employee is terminated for any other reason the options or stock appreciation rights are exercisable, to the extent that they were exercisable before termination, for one month following termination. However, in no event may any option or stock appreciation right be exercised after the expiration of its term. Any option or stock appreciation right that is not exercised within the above periods, except as otherwise provided in the agreement or certificate, will terminate at the end of the periods described above.

     With respect to performance shares, in the event that the participant's employment is terminated because of death, disability, retirement or another reason approved by our compensation committee, unless otherwise specified in the agreement or certificate, the participant will receive a payment of performance shares at the end of the performance period, to the extent that performance targets were achieved as of the termination of employment, calculated pro rata based on the number of days of employment during the performance period. Except as provided in this paragraph or in the agreement or certificate, if employment terminates during a performance period, then the participant will not receive any payment with respect to that performance period.

     With respect to restricted stock, unless otherwise provided in the agreement or certificate, in the event of the participant's death, disability or retirement, the participant will receive a pro rata portion of restricted stock under outstanding awards, based on the number of days of employment, and the restrictions on such shares will lapse. Any remaining undistributed restricted stock will be forfeited.

     The LTIP defines "disability" as a physical or mental incapacity of a nature that prevents the participant from engaging in or performing the principal duties of his or her customary employment on a continuing or sustained basis, provided that, if a participant has entered into an employment agreement with Loews, our compensation committee may determine to substitute the definition of "disability" set forth in that agreement. All determinations as to the date and extent of disability of any participant will be made by our compensation committee on the basis of such evidence as it deems necessary or desirable. Unless otherwise provided in an agreement or certificate, the LTIP defines "retirement" as the termination of employment after either (1) attainment of age 65 or (2) the normal retirement age specified in the provisions of a retirement plan maintained by Loews for our employees generally.

  MERGER OR SALE OF LOEWS

     If Loews is party to a merger or similar transaction in which the holders of Loews common stock receive cash or property, other than an equity security, in exchange for their Loews common stock, then on the closing of the transaction any unexercised options and any remaining restricted stock, performance shares or other awards will be repurchased by Loews based on the price received by Loews' stockholders in the transaction. The purchase price for any restricted stock, performance shares or other awards as to which the restrictions have not lapsed will be placed in escrow and paid to the employee when the restrictions lapse or returned to Loews if the award is subsequently forfeited.

  MISCELLANEOUS PROVISIONS

     Appropriate adjustments in the aggregate number and type of securities available for awards, the limitations on the number and type of securities that may be issued to an individual participant, the number and type of securities and amount of cash subject to awards then outstanding, the option purchase price as to any outstanding options, the purchase price as to any outstanding stock appreciation rights and, subject to the acceleration and adjustment of performance targets, outstanding performance shares and payments with respect to outstanding performance shares and comparable adjustments, if applicable, to any outstanding other stock-based award will be made by our compensation committee to give effect to adjustments made in the number or type of shares through a fundamental change (as defined above), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination, rights offering, spin-off or other relevant change, provided that fractional shares will be rounded to the nearest whole share, for which purpose one-half share will be rounded down to the nearest whole share.

     The LTIP will be effective as of the closing of this offering. The LTIP will remain in effect until the termination of the LTIP or the later of the distribution of all shares reserved under the LTIP or the expiration of all awards. No award of an incentive stock option will be made more than ten years after the effective date of the LTIP (or such other limit as may be required by the Internal Revenue Code of 1986) if such limitation is necessary to qualify the option as an incentive stock option. Loews may withhold from any payment under the LTIP any required withholding taxes. Our board of directors may amend, modify, terminate, or suspend the LTIP, and our compensation committee may amend any agreement or certificate, provided, in each instance, that any necessary approval of the stockholders is obtained and no participant's rights are adversely affected unless otherwise permitted by an agreement or certificate or by operation of law. Our compensation committee may make appropriate adjustments to take into account changes in capitalization. The LTIP will be unfunded and will not require the segregation of any assets.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the LTIP and with respect to the sale of class A common stock acquired under the LTIP. This summary is based on the provisions of the Internal Revenue Code, and any regulations promulgated thereunder, as in effect on the date of this prospectus. Changes in the law may modify this discussion, and in some cases the changes may be retroactive. Further, this summary is not intended to be a complete discussion of all the federal income tax consequences associated with the LTIP. Accordingly, for precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors. Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

     Incentive Stock Options. The holder of an incentive stock option will not be required to recognize income upon the grant or exercise of an incentive stock option.

     On exercise, however, the amount by which the aggregate fair market value of class A common stock acquired exceeds the exercise price of that option generally will be subject to the alternative minimum tax in the year of exercise.

     If a participant holds the shares of class A common stock acquired upon exercise of an incentive stock option for more than two years from the date of the grant and one year from the date of exercise, upon disposition of the shares, the difference between the amount the participant realizes and the basis (i.e., the amount the participant paid upon exercise of the incentive stock option) in those shares will be taxed as a long-term capital gain or loss. We will not be entitled to a deduction upon exercise of an incentive stock option or disposition of the shares.

     If a participant's disposition of shares acquired upon exercise of an incentive stock option does not meet the above holding requirements (a "Disqualifying Disposition"), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the lesser of the difference between the amount realized on disposition of the shares and fair market value of the shares on the date of exercise and the exercise price. Any additional gain will be treated as short- or long-term capital gain, depending on the holding period.

     Non-Qualified Stock Options. A participant who receives a non-qualified stock option will not recognize income at the time of grant, but will recognize ordinary income upon the exercise of the non-qualified stock option in an amount equal to the difference between the fair market value of the stock on the date of exercise and the amount of cash paid for the stock. Loews will be entitled to a deduction in the same amount. The participant's gain will be subject to applicable tax withholding by Loews. When the participant sells these shares, any difference between the sales price and the exercise price, to the extent not already recognized as ordinary income, will be treated as a capital gain or loss.

     Restricted Stock. Unless a timely Section 83(b) election is made, as described in the following paragraph, a participant generally will not recognize taxable income upon the grant of restricted stock because the restricted stock will be nontransferable and subject to a "substantial risk of forfeiture." In such case, the participant will recognize ordinary income when the substantial risk of forfeiture or the transfer restrictions (collectively, the "Restrictions") lapse. The amount recognized will be equal to the difference between the fair market value of such shares at such time and the amount paid, if any, for the shares, will be subject to applicable tax withholding. If a timely Section 83(b) election has not been made, any dividends received with respect to class A common stock subject to the Restrictions will be treated as additional compensation income, rather than dividend income.

     Pursuant to Section 83(b) of the Internal Revenue Code, a participant may elect to be taxed at ordinary income rates as of the date of award, notwithstanding that the restricted stock would otherwise not be taxable at that time. Such election must be made within 30 days of the date of award, in which case the participant would include in gross income the difference between the fair market value of the restricted stock on the date of award and the amount paid, if any. Any change in share value after the date of award is taxed as a capital gain or capital loss. If the Section 83(b) election is made, the participant's holding period begins on the date of the grant.

     The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the participant then forfeits the restricted stock, he or she may not deduct as a loss the amount previously included in gross income.

     A participant's tax basis in restricted stock will be the amount, if any, paid for the shares plus ordinary income recognized by such participant as a result of making a Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the participant's holding period for such shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions lapse.

     In general, Loews will be entitled to a deduction at the same time, and in the same amount, as the ordinary income is recognized by a participant.

     If, subsequent to the lapse of the Restrictions, a participant sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares will be taxed as a capital gain or capital loss.

     Stock Appreciation Rights/Performance Shares. A participant generally will recognize ordinary income on the dates of exercise and grant of a stock appreciation right or performance award (and Loews will have as a corresponding deduction) equal to the fair market value of the class A common stock as of those dates. The ordinary income the participant recognizes will be subject to applicable tax withholding by Loews.

     Upon disposing of any shares of class A common stock received by a participant pursuant to a stock appreciation right or performance share award, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of such stock and his or her tax basis in the class A common stock. The tax basis generally is the fair market value of the common stock on the date of exercise of the stock appreciation right or performances share award.

     Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the LTIP will vary depending on the specific terms of such award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, the applicable holding period and the participant's tax basis.

     Income Tax Rates on Capital Gain and Ordinary Income. Under current tax law, short-term capital gain and ordinary income will be taxable at a maximum
federal rate of      %. Phaseouts of personal exemptions and reductions of
allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income generally will also be subject to the Medicare tax and, under certain circumstances, a social security tax. On the other hand, long-term capital gain will be taxable at a maximum federal rate of 20%.

     Non-United States Taxpayers. If the participant is subject to the tax laws of any country other than the United States, the participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the LTIP.

  LTIP BENEFITS

     The LTIP will provide our directors, officers and employees with certain benefits, as described above and in the chart below. At the closing of this offering, the following persons will receive the following benefits:

                               NEW PLAN BENEFITS
                            LONG-TERM INCENTIVE PLAN

                                                                                   NUMBER OF SHARES
                                                            NUMBER OF SHARES OF       UNDERLYING
                                                             RESTRICTED STOCK;         OPTIONS;
NAME AND POSITION                                             DOLLAR VALUE($)       EXERCISE PRICE
-----------------                                           -------------------   -------------------
Travis Reid...............................................      /                     /
John C. McBride, Jr.......................................      /
John J. Walker............................................      /
                                                                /
Executive officers as a group (    persons)...............      /                 /.........
Directors who are not executive officers as a group (
  persons)................................................
All other employees (more than     persons)...............      /                     /

This table assumes an initial public offering price of $     per share. The
exercise price of the options will be equal to the initial public offering price. Each of the options identified in the table above will expire on the tenth anniversary of the date of grant.

RETENTION PAYMENTS

     Pursuant to our plan of reorganization, we paid retention bonuses to approximately 140 of our employees upon our emergence from bankruptcy in March 2002. The bonus amounts were a specified percentage of salary. Messrs. Ruisi, Reid, Shugrue, McBride and Walker received bonus payments of $500,250, $351,779, $362,332, $245,874 and $250,489, respectively, which amounts are reflected in the Summary Compensation Table.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REORGANIZATION

     As of the effective date of our plan of reorganization, Onex and OCM Cinema held, in the aggregate, $343.9 million in claims in respect of our pre-petition senior revolving credit agreement, and OCM Cinema held $177.3 million principal amount of our senior subordinated notes. Pursuant to our plan of reorganization, in consideration for Onex's and OCM Cinema's contribution to us of $35.0 million in cash to partially fund our distribution to holders of certain U.S. general unsecured claims and the settlement of $300.0 million in claims held by them in respect of our pre-petition senior revolving credit agreement, Onex and OCM Cinema received 100% of our new common stock. See note 3 to our consolidated financial statements for additional information concerning our settlement of claims and issuance of new common stock.

     All of our term debt, which totaled $428.7 million on May 31, 2002, will be repaid at the closing of this offering. Onex and OCM Cinema hold $25.8 million and $12.2 million, respectively, of our term debt, which we issued to them pursuant to our plan of reorganization in exchange for the remaining pre-petition senior revolving credit held by them. The senior subordinated notes held by OCM Cinema constitute part of our U.S. general unsecured claims and, to the extent it has not previously transferred its claim, OCM Cinema will be entitled to a distribution from the U.S. settlement pool on account of these notes.

     As used in this section, our references to OCM Cinema include OCM Cinema and its affiliates.

ACQUISITIONS OF GRUPO CINEMEX AND INTERESTS IN LOEKS-STAR THEATRES AND MEGABOX CINEPLEX

     On June 19, 2002, an Onex subsidiary and OCM Cinema acquired Grupo Cinemex, which operates Cinemex Theatres, the Mexico City metropolitan area's largest theatre exhibition company, for $224.0 million and the assumption of $71.4 million of debt.

     On April 2, 2002, an Onex subsidiary and OCM Cinema purchased, through a subsidiary wholly owned by them in proportion to their respective indirect ownership of our company at that time, a 49% partnership interest in Loeks-Star Theatres from our partner for approximately $38.2 million in cash, and agreed to acquire the remaining 1% interest of our partner not later than May 1, 2003 for $800,000. We have owned the remaining 50% partnership interest in Loeks-Star Theatres since its formation.

     Concurrently with the closing of this offering:

     -     Grupo Cinemex will redeem a portion of Onex's and OCM Cinema's equity
           for $     million and $     million, respectively, in connection with
           Grupo Cinemex's refinancing of its existing credit facility;

     - the entities that own the Grupo Cinemex stock (or their parent) will be merged with Loews subsidiaries and Onex and OCM Cinema will
           receive in the merger                shares of our class B common
           stock and                shares of our class A common stock,
           respectively; the number of shares we issue will be determined by the total purchase price Onex and OCM Cinema paid for Grupo Cinemex, after giving effect to the redemption described above, divided by the reorganization value of $[3,350] per share; and

     - the entity that owns the 49% interest in Loeks-Star Theaters will be merged with a Loews subsidiary and Onex and OCM Cinema will receive
           in the merger                shares of our class B common stock and
                          shares of our class A common stock, respectively; the number of shares we issue will be determined by the total purchase price Onex and OCM Cinema paid for their Loeks-Star Theatres interest, divided by the reorganization value of $[3,350] per share.

     As a result of the foregoing, Grupo Cinemex and Loeks-Star Theatres will
become our wholly owned subsidiaries, excluding an approximately   % interest in
Grupo Cinemex held by its chief executive officer, described below, and giving effect to our agreement to purchase the remaining 1% interest in Loeks-Star Theatres not later than May 1, 2003.

     Gerald W. Schwartz, Anthony Munk and Timothy A.R. Duncanson, members of our board of directors, hold approximately 6.0%, 0.6% and 0.02% economic interests, respectively, in the Onex subsidiaries that own interests in Grupo Cinemex and Loeks-Star Theatres. As a result of the merger transactions described above pursuant to which Onex will receive shares of our class B common stock, Messrs.
Schwartz, Munk and Duncanson will acquire beneficial ownership of        ,
       and        shares, respectively, of our class B common stock.

     On July 24, 2002, Onex and OCM Cinema purchased from us [3,588] shares of class B common stock and [2,559] shares of class A common stock, respectively, for a purchase price of $[3,350] per share, which is equal to the reorganization value per share. We used the proceeds of these stock purchases, totaling $20.6 million, to acquire an additional 25.4% interest in Megabox Cineplex.

MINORITY INTEREST IN GRUPO CINEMEX

     In connection with Onex's and OCM Cinema's purchase of Grupo Cinemex, Miguel Angel Davila, Grupo Cinemex's chief executive officer entered into a five-year employment agreement with Grupo Cinemex and agreed to purchase approximately [ ]% of Grupo Cinemex's capital stock at a per share purchase price equal to the price Onex and OCM Cinema paid for their equity. Grupo
Cinemex has also granted him options to purchase an additional      % of Grupo
Cinemex's capital stock at the same per share price. These options vest based on the operating performance of Grupo Cinemex, up to a maximum of 20% per year, subject to acceleration on Mr. Davila's death or disability. If Mr. Davila's employment is terminated, by him or by us, within five years, or at any time for cause, we are obligated to repurchase his Grupo Cinemex stock at specified prices based on the date and reason for termination, up to a maximum price equal to fair market value (as defined). Mr. Davila is entitled to participate on a proportionate basis in any sale by us of Grupo Cinemex and can require us to repurchase his Grupo Cinemex stock at a price equal to the then fair market value at any time after this five-year period, as well as upon a change in control of Grupo Cinemex and, as to a proportionate share of his Grupo Cinemex stock, when Onex sells any of our common stock in a public offering or otherwise. The purchase price for Mr. Davila's stock upon a change in control or Onex common stock sale is based upon the transaction price. If we are unable to repurchase Mr. Davila's Grupo Cinemex stock as required, Onex is required to purchase the stock. While Mr. Davila owns Grupo Cinemex stock, he will serve on the Grupo Cinemex board of directors and have the benefit of certain minority protective provisions, including the requirement that related party transactions be effected on an arm's-length basis, protection against guarantees by Grupo Cinemex of obligations of other persons (including Loews and its other affiliates), and a Grupo Cinemex borrowing limit of 3.75x EBITDA.

OTHER INTERESTS AND TRANSACTIONS

     We have exhibited films produced by Phoenix Pictures, Inc. in the past, and we expect to continue to do so in the future. Phoenix produces feature-length film entertainment for general distribution and new visual media channels. Our payments to Phoenix are based on negotiated rates and other terms that we believe are on an arm's-length basis. Onex owns an approximately 21% economic and voting interest in Phoenix, and Gerald W. Schwartz, who is a member of our board of directors, is also on the board of directors of Phoenix.

     Onex owns an approximately 73% economic interest and an approximately 79% voting interest in Galaxy Entertainment Inc. and Gerald W. Schwartz and Anthony Munk, members of our board of directors, are also on the board of directors of Galaxy. Galaxy owns and operates modern megaplex theatres in small- and medium-sized markets in Canada. As of June 30, 2002, Galaxy had 118 screens in 14 theatres.

     As a result of the change in control of Cineplex Odeon that occurred when Loews Theatres was combined with that company in May 1998, Allen Karp, then president and chief executive officer of Cineplex Odeon, was entitled, under his employment arrangements to a $2.8 million bonus. Pursuant to an August 1999 employment agreement with Mr. Karp, we agreed to increase the $2.8 million bonus amount to $3.8 million and defer its payment until December 2002 (or, if his employment was earlier terminated, a pro-rated amount between the $2.8 million, which was not previously paid, and $3.8 million). On February 28, 2002, we amended Mr. Karp's employment agreement, pursuant to which he now serves as non-executive chairman of Cineplex Odeon, and agreed to pay Mr. Karp, rather than the $3.8 million bonus, a Cdn$5.2 million bonus (approximately $3.5 million) in January 2003. We loaned Mr. Karp $425,000 on September 7, 1999, which accrued interest at 8 7/8% per year; on March 6, 2002, in connection with the renegotiation of Mr. Karp's employment arrangements, we forgave this loan and accrued interest. We have accrued $3.5 million as a long-term obligation on our May 31, 2002 balance sheet to reflect this obligation. Separately, we agreed that Mr. Karp could exchange a portion of the bonus payable to him in January 2003, and arising from arrangements we made in connection with our reorganization, for shares of our class A common stock, valued at the [$3,350] per share reorganization value of our common stock. Mr. Karp exchanged $200,000 of his bonus for [59.7] shares of our class A common stock, effective July 31, 2002.

STOCKHOLDERS AGREEMENT AND REGISTRATION AGREEMENT

     In March 2002, we entered into a stockholders agreement and a registration agreement with an Onex subsidiary and OCM Cinema. For a description, see "Description of Capital Stock--Stockholders Agreement" and "Description of Capital Stock--Registration Agreement."

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our directors and executive officers. We have agreed to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as an agent for Loews or any subsidiary, except to the extent any claim arises from conduct that was not in good faith or in a manner reasonably believed to be in, or not opposed to, our best interests or, with respect to any criminal action or proceeding, there was reasonable cause to believe such conduct was unlawful.

SIGNIFICANT PARTNERSHIPS

     Magic Johnson Theatres, U.S. In March 1994, Sony Pictures Entertainment and Johnson Development Corporation, an urban developer headed by Earvin "Magic" Johnson, formed the Magic Johnson Theatres partnership. We acquired the Sony Pictures Entertainment interest in May 1998 in connection with the combination of Loews Theatres and Cineplex Odeon. We and Johnson each have a 50% interest in the partnership and we have equal representation on the partnership's management committee, which must approve all major partnership decisions. Accordingly, neither partner controls the decision-making of the partnership and each partner can veto any major decision or transaction, including the development or major renovation of a theatre, partnership borrowings and the sale of assets. We manage the day-to-day operations of the Magic Johnson Theatres, with the authority to, among other things, hire and terminate employees, book films and maintain the partnership's books and records. We receive an annual management fee of approximately 5% of total operating revenues of the partnership. Following the initial capital contributions by the partners, the partnership has been funded entirely by us through loans and advances to the partnership. In addition, we have guaranteed $83.1 of obligations under theatre leases of Magic Johnson Theatres.

     Yelmo Cineplex, Spain. In June 1998, we formed the Yelmo Cineplex partnership in Spain with Ricardo Evole Martil, a leading local film exhibitor with an established presence in the Spanish market. At that time, Mr. Martil owned or operated 13 theatres in Spain with 108 screens, which became assets of Yelmo Cineplex. We and Mr. Martil each own a 50% interest in the partnership and we have equal representation on its board of directors. Although the day-to-day affairs of Yelmo Cineplex are run by a managing director, major decisions are subject to board approval. Accordingly, either partner can veto any material decision or transaction, including the development or major renovation of a theatre, partnership borrowings and the sale of assets.

     Megabox Cineplex, South Korea. We formed our South Korean partnership, Megabox Cineplex, in November 1999 with Daewoo Corporation, a major multinational corporation, which subsequently transferred its partnership interest to a subsidiary of the Orion Group, a leading confectionery and entertainment company in Korea. We held a 24.6% interest in this partnership until July 31, 2002, when we increased our interest to 50%. We and our partner each have the right to elect one-half of the Megabox Cineplex board of directors, and the board must authorize all of the major decisions of the representative director, who oversees the daily operations of the company. Accordingly, neither partner controls the decision-making of the partnership and each partner can veto any material decision or transaction, including the development or major renovation of a theatre, partnership borrowings and the sale of assets.

     Our initial capital contributions have been satisfied as to each of the partnerships and no partner is subject to any further mandatory contributions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock,
(2) each of our directors, (3) each of the executive officers named in the Summary Compensation Table under "Management--Executive Compensation" and (4) all of our executive officers and directors as a group.

     Percentage ownership calculations are based on           shares of class A
common stock and class B common stock to be outstanding immediately prior to the closing of this offering. Unless otherwise indicated, the address of the named entities or individuals is c/o Loews Cineplex Entertainment Corporation, 711 Fifth Avenue, New York, New York 10022.

                                                   CLASS A COMMON STOCK
                                   ----------------------------------------------------
                                                                 PERCENT OF CLASS
                                     NO. OF SHARES         ----------------------------
                                      BENEFICIALLY         PRIOR TO THE   FOLLOWING THE
NAME OF BENEFICIAL OWNER(2)              OWNED               OFFERING      OFFERING(3)
---------------------------        ------------------      ------------   -------------
Onex Corporation(4)..............       [60,000](5)(6)(7)
OCM Cinema Holdings LLC(8).......       [40,000](6)(7)(8)
DIRECTORS
Timothy A.R. Duncanson(4)(9).....
Bruce A. Karsh(10)...............
Anthony Munk(11).................
Gerald W. Schwartz(4)(12)........
EXECUTIVE OFFICERS
Travis Reid......................
John C. McBride, Jr. ............
John J. Walker...................
Executive officers and directors
 as a group (7 persons)..........

                                                CLASS B COMMON STOCK
                                   -----------------------------------------------
                                                            PERCENT OF CLASS
                                   NO. OF SHARES      ----------------------------
                                   BENEFICIALLY       PRIOR TO THE   FOLLOWING THE
NAME OF BENEFICIAL OWNER(2)            OWNED            OFFERING       OFFERING
---------------------------        -------------      ------------   -------------
Onex Corporation(4)..............     [60,000](6)(7)      100%            100%
OCM Cinema Holdings LLC(8).......          --              --              --
DIRECTORS
Timothy A.R. Duncanson(4)(9).....
Bruce A. Karsh(10)...............
Anthony Munk(11).................
Gerald W. Schwartz(4)(12)........
EXECUTIVE OFFICERS
Travis Reid......................
John C. McBride, Jr. ............
John J. Walker...................
Executive officers and directors
 as a group (7 persons)..........


                                    PERCENT OF VOTING POWER(1)
                                   ----------------------------
                                   PRIOR TO THE   FOLLOWING THE
NAME OF BENEFICIAL OWNER(2)          OFFERING      OFFERING(3)
---------------------------        ------------   -------------
Onex Corporation(4)..............
OCM Cinema Holdings LLC(8).......
DIRECTORS
Timothy A.R. Duncanson(4)(9).....
Bruce A. Karsh(10)...............
Anthony Munk(11).................
Gerald W. Schwartz(4)(12)........
EXECUTIVE OFFICERS
Travis Reid......................
John C. McBride, Jr. ............
John J. Walker...................
Executive officers and directors
 as a group (7 persons)..........

------------

  *   Less than 1% of the outstanding shares of common stock.
 (1) Each share of class A common stock (and, through the special voting stock issued to the trustee as described under "Description of Capital Stock--Loews Canada Share Capital", each exchangeable share) has one vote and each share of class B common stock has 10 votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of class A common stock and class B common stock held by the beneficial owner.
 (2) Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. As used in this table, "beneficial ownership" means sole or shared power to vote or direct the voting of the security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct a disposition, of a security). A person is deemed at any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days of such date. More than one person may be deemed to have beneficial ownership of the same securities.
 (3) Assumes no exercise of the underwriters' over-allotment option. Assumes issuance of shares of our class A common stock upon exchange of the exchangeable shares.
 (4) The address of each such stockholder is c/o Onex Corporation, 161 Bay Street, Toronto, Ontario M5J 2S1, Canada. Onex Corporation holds its shares of our common stock through its wholly owned subsidiary, 1363880 Ontario Inc.
 (5) Represents [60,000] shares of our class A common stock which we would be required to issue if Onex's subsidiary elects to convert the [60,000] shares of our class B common stock it owns. Each share of our class B common stock may be converted at the option of the holder into one share of our class A common stock at any time and from time to time.
 (6) As described under "Certain Relationships and Related Transactions--Acquisitions of Grupo Cinemex and Interests in Loeks-Star Theatres and Megabox Cineplex," contemporaneously with the closing of this offering, we will acquire from Onex and OCM Cinema Grupo Cinemex and the 49% of Loeks-Star Theatres that we did not previously own. In connection
      with these acquisitions, we will issue         shares of our class B
      common stock to Onex and         shares of our class A common stock to OCM
      Cinema. In addition, Onex and OCM Cinema purchased an aggregate of [3,588] shares of class B common stock and [2,559] shares of class A common stock, respectively, in July 2002 to fund our purchase of an additional 25.4% interest in Megabox Cineplex. The number of shares presented in this table for Onex and OCM Cinema includes these additional shares, as well as any shares of our class A common stock which we may be required to issue to Onex upon conversion of these additional shares of our class B common stock.
 (7) The information presented in this table for Onex and OCM Cinema does not give effect to the share transfers or the issuance of warrants which may occur under the arrangements between Onex and OCM Cinema described under "Description of Capital Stock--Stockholders Agreement."
 (8) These shares are held directly by OCM Cinema Holdings, LLC, whose address is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Oaktree Capital is the manager of OCM Cinema. Although Oaktree Capital may be deemed to beneficially own these shares for purposes of the reporting requirements of the Securities Exchange Act of 1934 by virtue of its status as the manager of OCM Cinema, Oaktree Capital, a registered investment adviser under the Investment Advisers Act of 1940, disclaims any beneficial interest in these shares except to the extent of its pecuniary interest therein.
 (9)  Includes         shares of class B common stock owned by Onex in which Mr.
      Duncanson has an interest pursuant to certain management investment plans of Onex. Onex has the right to direct the vote of the shares owned by Mr. Duncanson.

(10) Bruce A. Karsh is a principal of Oaktree Capital and the portfolio manager of Oaktree Capital's Distressed Fund Group. To the extent Mr. Karsh participates in the decision to vote or dispose of such shares, he may be deemed to be the beneficial owner of our common stock beneficially owned by OCM Cinema. Mr. Karsh disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Karsh's address is c/o Oaktree Capital, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.
(11)  Includes         shares of class B common stock owned by Onex in which Mr.
      Munk has an interest pursuant to certain management investment plans of Onex. Onex has the right to direct the vote of the shares owned by Mr. Munk. Mr. Munk's address is c/o Onex Investment Corp., 712 Fifth Avenue, New York, New York.
(12) Gerald W. Schwartz controls Onex through his ownership of shares with a majority of the voting rights attaching to all shares of Onex. Accordingly, Mr. Schwartz may be deemed to be the beneficial owner of our common stock beneficially owned by Onex. In addition, Mr. Schwartz
      indirectly owns         shares of class B common stock, [controls a
      company which owns             shares of class B common stock and] has an
      interest in         shares of class B common stock pursuant to certain
      management investment plans of Onex.

                          DESCRIPTION OF CAPITAL STOCK

     The following description summarizes the material terms of our capital stock and of the capital stock of Loews Canada. This information does not purport to be complete and is subject in all respects to the applicable provisions of our certificate of incorporation and bylaws.

OVERVIEW

     At the time of this offering, our authorized capital stock will consist of:

     -               shares of class A common stock, par value $0.01 per share;

     -               shares of class B common stock, par value $0.01 per share;
           and

     -     one share of special voting stock, par value $0.01 per share.

     Of the authorized shares of class A common stock, we are offering shares pursuant to this offering, two of our Canadian subsidiaries are
offering           exchangeable shares, each exchangeable share being
exchangeable at any time into one share of our class A common stock, and the
selling stockholder is selling           shares of our class A common stock. On
the closing of this offering,           shares of class A common stock will be
outstanding, assuming the issuance of shares of class A common stock upon exchange of all exchangeable shares that will be outstanding after this offering. Of the authorized shares of class B common stock, on the closing of
this offering           shares will be outstanding and held by a subsidiary of
Onex. The share of special voting stock will be issued, on the closing of this offering, to the trustee for the benefit of the holders of the exchangeable shares. See "--Loews Canada Share Capital."

     The material terms and provisions of our certificate of incorporation affecting the relative rights of the class A common stock and the class B common stock are described below. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws filed with the registration statement of which this prospectus forms a part, and to the General Corporation Law of the State of Delaware, or the DGCL.

COMMON STOCK

     The class A common stock and the class B common stock will be identical in all respects, except with respect to voting and except that each share of class B common stock will convert into one share of class A common stock at the option of the holder and under certain specified circumstances. The class B common stock is convertible automatically into class A common stock upon a transfer of the holder's class B common stock, other than to certain transferees. Each holder of class A common stock will be entitled to one vote for each outstanding share of class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of class B common stock will be entitled to 10 votes for each outstanding share of class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote.

     Except as required by law, the class A common stock and the class B common stock will vote together on all matters. Subject to the dividend rights of holders of the special voting stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose and holders of common stock are entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. No dividend can be declared on the class A or class B common stock unless at the same time an equal dividend is paid on each share of class A or class B common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class.

     Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable.

LOEWS CANADA SHARE CAPITAL

     Each of the newly issued exchangeable shares will be exchangeable, at the option of the holder, at any time, for one share of our class A common stock. Holders of the exchangeable shares will be entitled to dividend and liquidation rights that are, as nearly as practicable, economically equivalent to those of holders of shares of our class A common stock. However, the exchangeable shares generally do not have any voting rights in respect of Loews Canada. Holders of exchangeable shares will have certain rights to receive class A common stock in the event of any liquidation, dissolution or winding-up of Loews Canada or Loews or any other distribution of the assets of Loews Canada or Loews for the purpose of winding-up our respective affairs.

     On closing of this offering, we will enter into a voting and exchange trust agreement and issue one share of Loews special voting stock to a trustee to be held for the benefit of the holders of exchangeable shares, other than companies with which we are affiliated. By furnishing instructions to the trustee, holders of exchangeable shares will be able to exercise essentially the same voting rights with respect to Loews as they would have if they had exchanged their exchangeable shares for shares of our class A common stock.

     Concurrently with the closing of this offering, we will also enter into a support agreement under which we will agree to maintain the economic equivalency of the exchangeable shares and the class A common stock by, among other things, not declaring and paying dividends on the class A common stock unless Loews Canada is able to declare and pay economically equivalent dividends on the exchangeable shares in accordance with the terms of those shares. Loews Canada may also declare stock dividends from time to time as necessary to maintain the one-for-one economic equivalence between the exchangeable shares and shares of our class A common stock. The exchangeable shares do not carry any other right to receive dividends from Loews Canada.

     The support agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction for the purpose of acquiring the class A common stock is proposed by Loews or is proposed to Loews or its stockholders and is recommended by the board of directors of Loews, or is otherwise effected or to be effected with the consent or approval of the board of directors of Loews, and the exchangeable shares are not otherwise redeemed by Loews Canada, Loews will use its reasonable efforts to enable and permit holders of exchangeable shares to participate in such an offer to the same extent and on an economically equivalent basis as the holders of our class A common stock. Without limiting the generality of the foregoing, Loews will use its reasonable efforts to ensure that holders of exchangeable shares may participate in all such offers without being required to exercise their right to retract their exchangeable shares or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the offer and only to the extent necessary to tender or deposit under the offer.

     The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial one-to-one relationship between the exchangeable shares and
our class A common stock. On or after           , 2017, subject to acceleration
in certain circumstances, the board of directors of Loews Canada may redeem all of the outstanding exchangeable shares by delivering to the holders one share of our class A common stock for each exchangeable share held.

     The exchangeable shares of Loews Canada that will be outstanding on closing of the concurrent offering may not be resold or otherwise transferred in the United States except pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act. The issuance of the shares of our class A common stock issuable upon the exercise of the exchange rights granted to the holders of the exchangeable shares of Loews Canada is registered by a prospectus included with the registration statement filed for this offering.

     Loews Canada was incorporated under the Business Corporations Act (Ontario)
on           , 2002. Its head and registered office is located at
               . ULC Callco, a wholly-owned subsidiary of Loews, owns all of the class A retractable common shares of Loews Canada. Loews Canada's only subsidiary is Cineplex Odeon Corporation. At the closing of this offering, Loews Canada will own common shares and preferred shares of Cineplex Odeon, which shares will entitle Loews Canada to more than 50% of the votes attaching to all shares of Cineplex Odeon.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     In addition, Onex's control of      % of the combined voting power of our
outstanding common stock could be deemed to have an anti-takeover effect.

OPTIONS AND WARRANTS

     Upon the closing of this offering, we will have outstanding under our
long-term incentive plan approximately      shares of restricted stock and
options to purchase a total of approximately      shares of class A common stock
with an exercise price equal to the initial public offering price per share.

     Not more than 10 business days following our cash distribution to our general unsecured creditors pursuant to our plan of reorganization, including a distribution to OCM Cinema and its affiliates in respect of the senior subordinated notes held by them, we have agreed to issue to OCM Cinema warrants to purchase a total of [2,302] shares of class A common stock at an exercise price of [$5,025] per share. Substantially simultaneously, Onex has the right to require OCM Cinema to sell to Onex the right to receive a warrant to purchase [727] shares of our class A common stock, in which event OCM Cinema's warrant will be correspondingly reduced. See "Description of Capital Stock--Stockholders Agreement."

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATIONS ON LIABILITY

     Our certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in our right or otherwise, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

     Our certificate of incorporation provides that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - the payment of unlawful dividends and unlawful repurchase or redemption of our capital stock prohibited by the DGCL; and

     - any transaction from which the director derived any improper personal benefits.

The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care.

ADDITIONAL CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

  GENERAL

     Upon the closing of this offering, our certificate of incorporation and bylaws will contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the DGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. These provisions could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

  BOARD OF DIRECTORS

     Our bylaws provide that our board of directors consist of one or more members and that it may be increased or decreased in accordance with the bylaws. Pursuant to our bylaws, the number of directors may be changed from time to time by action of the stockholders or by action of the board of directors within the limits set forth in the bylaws.

  FILLING OF BOARD VACANCIES; REMOVAL

     Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by the affirmative vote of a majority of our directors then in office, or by a sole remaining director, or by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of stockholders called for that purpose. Each such director shall hold office until a successor is elected and qualified, or until the director's earlier death, resignation or removal.

  STOCKHOLDER ACTION BY WRITTEN CONSENT

     Any action required or permitted to be taken at an annual or special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the stockholders entitled to take action without a meeting, and delivered to us in the manner prescribed by the DGCL.

  CALL OF SPECIAL MEETINGS

     Our bylaws provide that special meetings of the stockholders may be called only by the board of directors, our president, our secretary or the holders of our common stock having a majority of the voting power of all our outstanding class A common stock and class B common stock, collectively.

  DELAWARE "BUSINESS COMBINATION" STATUTE

     We have elected not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the transaction is approved by the board of directors or another exception is available. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute is intended to prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

By virtue of our decision to elect out of the statute's provisions, the statute does not apply to us, but we could elect to be subject to Section 203 in the future.

  AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Except where our board of directors is permitted by law or by our certificate of incorporation to act without any action by our stockholders, provisions of our certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. The holders of the outstanding shares of a particular class of our capital stock are entitled to vote as a class upon any proposed amendment of our certificate of incorporation that would alter or change the relative powers, preferences or participating, optional or other special rights of the shares of such class so as to affect them adversely vis-a-vis the holders of any other class. Our bylaws may be amended or repealed and new bylaws may be adopted by a vote of the holders of a majority of the voting power of our common stock or, except to the extent relating to stockholders meetings and stockholder action by written consent, by the board of directors. Any bylaws adopted or amended by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.

STOCKHOLDERS AGREEMENT

     On March 21, 2002, we entered into a stockholders agreement with an Onex subsidiary and OCM Cinema. That agreement will terminate concurrently with the closing of this offering, with the exception of the following:

     - during the 45-day period beginning on the first anniversary of the effective date of the stockholders agreement, OCM Cinema and its affiliates will have the right to require Onex and its affiliates to purchase an aggregate of [40,000] shares of our common stock owned by OCM Cinema and its affiliates at a price equal to $[2,345] per share;

     - during the 45-day period beginning on the third and fifth anniversaries of the effective date of the stockholders agreement, OCM Cinema and its affiliates will have the right to require Onex and its affiliates to purchase an aggregate of up to 100% of the shares of our common stock then owned by OCM Cinema and its affiliates at a price fixed by a formula set forth in the stockholders agreement;

     - on the date that Onex and its affiliates own, in the aggregate, a number of shares of our common stock that is less than the number of shares of our common stock owned by OCM Cinema and its affiliates, Onex and its affiliates are required to convert their shares of class B common stock into shares of class A common stock on a one-for-one basis; and

     - Onex and its affiliates are required to convert their shares of class B common stock into shares of class A common stock prior to any transfer of those shares other than a transfer to Onex or certain of its affiliates, unless at the time of transfer OCM Cinema and its affiliates cease to own at least 10% of our outstanding shares.

     Onex and OCM Cinema have also agreed that, following the date on which OCM Cinema and its affiliates receive a cash distribution under our plan of reorganization in respect of the senior subordinated notes held by them, and after giving effect to required concurrent transfers by OCM Cinema to Onex:

     - Onex is required to sell to OCM Cinema [2,634] shares of our class A common stock for a formula purchase price;

     - we will issue a warrant to OCM Cinema to purchase [1,575] shares of our class A common stock at an exercise price of $[5,025] per share; and

     - we will issue to Onex a warrant to purchase [727] shares of our class A common stock at an exercise price of $[5,025] per share.

REGISTRATION RIGHTS

     We entered into a registration agreement with Onex and OCM Cinema in March 2002. Under the registration agreement, after the six-month period following this offering, Onex and OCM Cinema, subject to a number of conditions and limitations, may each require us to file two long-form registration statements under the Securities Act to register the sale of shares of our common stock held by them. In addition, each of Onex and OCM Cinema may require us to file an unlimited number of short-form registration statements under the Securities Act, provided that the securities to be sold under such short-form registration statements have, in the aggregate, a reasonably anticipated offering price of at least $5.0 million. The registration agreement also provides, subject to a number of conditions and limitations, that Onex and OCM Cinema have piggy-back registration rights in connection with registered offerings of our shares. Under the registration agreement, we will be required to pay all registration expenses, with a limited exception for the registration expenses that the selling stockholder will pay under certain circumstances. In addition, we are required to indemnify Onex and OCM Cinema, and their respective officers, directors and employees, as applicable, and they in turn are required to indemnify us with respect to any written information they provide to us, against certain liabilities in respect of any registration statement or offering covered by that registration agreement.

TRANSFER AGENT AND REGISTRAR

               will serve as our transfer agent and registrar for our class A
common stock. The transfer agent's address is           and the telephone number
is           . The transfer agent and registrar for the exchangeable shares of
Loews Canada is           , and that transfer agent's address is           and
telephone number is           .

LISTING

     We intend to apply to list our class A common stock on the New York Stock
Exchange under the symbol "          ."

      MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock if you are a beneficial owner of shares other than:

     -     a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision of the United States;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     - a trust that existed on August 20, 1996, was treated as a U.S. person on August 19, 1996, and elected to be treated as a U.S. person.

     This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws such as a:

     -     controlled foreign corporation;

     -     passive foreign investment company;

     -     foreign personal holding company;

     -     company that accumulates earnings to avoid U.S. federal income tax;

     -     foreign tax-exempt organization;

     -     financial institution;

     -     broker or dealer in securities; or

     -     former U.S. citizen or resident.

     This summary does not discuss any aspect of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

     We urge prospective non-United States stockholders to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

     In general, any distributions we make to you with respect to your shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax on the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Internal Revenue Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of our common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of our common stock.

     Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30.0%, or a lower rate specified by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

SALE OR OTHER DISPOSITION OF OUR COMMON STOCK

     You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

     - the gain is effectively connected with your conduct of a trade or business within the United States and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain;

     - you are an individual, you hold your shares of our common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

     - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (which we believe we are not) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of our common stock, more than 5.0% of our class A common stock.

     Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30.0% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of our common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

     The United States imposes a backup withholding tax (currently at the rate of 30%, but subject to future adjustment) on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption.

     Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of our common stock through a U.S. broker or the United States office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also withhold backup withholding taxes unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption. Information reporting but not backup withholding, if the appropriate certification is not provided, also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.

     Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

ESTATE TAX

     Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal tax purposes, of the United States at the time of his or her death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     Goldman, Sachs & Co. and Salomon Smith Barney Inc. are acting as joint bookrunning managers of the offering of class A common stock and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date hereof, each underwriter named below has severally agreed to purchase, and we and the selling stockholder have agreed to sell to such underwriter, the number of shares of class A common stock set forth opposite the name of such underwriter.

                                                               NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                  -----------
Goldman, Sachs & Co. .......................................
Salomon Smith Barney Inc. ..................................
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................
                                                              -----------
     Total..................................................
                                                              -----------

     Pursuant to a separate underwriting agreement, RBC Capital Markets is acting as sole bookrunner of the concurrent offering of exchangeable shares. The offering of class A common stock and the concurrent offering of exchangeable shares will close at the same time.

     The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The obligations of the underwriters under the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated in certain stated circumstances and upon the occurrence of certain stated events.

     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of $     per share of class A common stock. The
underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share of class A common stock on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

     We and the selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of class A common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of class A common stock approximately proportionate to such underwriter's initial purchase commitment.

     The underwriters have informed us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered by them.

     Each underwriter has represented, warranted and agreed that:

     - it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

     - it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom.

     The shares included in this offering may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of this offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

     In connection with this offering, we, the selling stockholder, our other stockholder and our directors, officers and certain other employees have agreed that, subject to certain limited exceptions, without the prior written consent of Goldman, Sachs & Co. and Salomon Smith Barney Inc., on behalf of the underwriters, we and they will not:

     (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for our common stock, or

     (b) enter into any swap or similar arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of such shares of common stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this prospectus. The restrictions described in this paragraph shall not apply to the shares to be sold in this offering, including any shares sold pursuant to the over-allotment option described above.

     At our request, the underwriters have reserved approximately shares of our class A common stock for sale at the initial public offering price to certain of our directors, officers and employees. Any shares purchased by these individuals will be subject to the lock-up restrictions described in the preceding paragraph for a period of 180 days from the date of this prospectus.

     We have applied for our class A common stock to be quoted on the New York
Stock Exchange under the symbol "     ."

     The following tables show the underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                      PAID BY US
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................       $              $
Total.......................................................       $              $

                                                                  PAID BY THE SELLING
                                                                      STOCKHOLDER
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................       $              $
Total.......................................................       $              $

     In connection with this offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchase of shares made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our shares, and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our shares. As a result, the price of our shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Because affiliates of the underwriters may receive more than 10% of the net proceeds from this offering, this offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. (the "NASD"). The rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as
defined by the NASD.           has served in that capacity and performed due
diligence investigations and reviewed and participated in the preparation of the
registration statement of which this prospectus forms a part.           will
receive $       from us as compensation for such role.

     We estimate that the total expenses of this offering, excluding
underwriting discounts and commissions, will be $               , which will be
paid by           .

     Each of the representatives have performed certain investment banking and advisory services for us and the selling stockholder from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us and the selling stockholder in the ordinary course of their business.

     We and the selling stockholder have each, severally, agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and our industry in general, our sales, earnings and certain other financial operating information in recent periods, and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the class A common stock will develop and continue after this offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

     All of the shares of our class A common stock sold in this offering, including the shares of class A common stock issuable upon exchange of the exchangeable shares, will be freely tradeable without restriction under the Securities Act, except for any shares which may be acquired by an affiliate, as such term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with us and may include our directors and officers as well as significant stockholders. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

     The shares of our common stock that are deemed "restricted securities", as defined in Rule 144, may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. We and our executive officers and directors have agreed not to offer or sell any shares of our class A common stock, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of our underwriters. The underwriters may release all or a portion of the shares subject to these agreements at any time without prior public notice.

     In general, under Rule 144, a person who has received shares of our common stock prior to this offering, after beneficially owning such shares for at least one year, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of our class A common stock outstanding; or

     - the average weekly trading volume of our class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. There will be no such shares eligible for resale under Rule 144(k) upon the closing of this offering.

ONEX AND OCM CINEMA--RESTRICTED SECURITIES AND REGISTRATION RIGHTS

     In connection with our reorganization, Onex and OCM Cinema received 100% of our new common stock. Since our reorganization we have issued additional common stock to Onex and OCM Cinema in connection with their contribution of assets to us, and we have agreed to issue warrants to Onex and OCM Cinema to purchase shares of our class A common stock. See "Certain Relationships and Related Transactions." The shares of our common stock issued, and to be issued upon exercise of the warrants issuable to Onex and OCM Cinema, were, or will be, issued in transactions exempt from the registration requirements of the Securities Act, and are therefore restricted securities within the meaning of
Rule 144.                shares of class A common stock are being registered for
sale under this prospectus on behalf of OCM Cinema. The remaining shares of our common stock held by Onex and OCM Cinema may not be offered, sold, transferred or otherwise disposed of in the absence of registration under the Securities Act or an exemption therefrom, such as pursuant to Rule 144.

     In addition, Onex and OCM Cinema have registration rights for shares of our capital stock they hold. See "Description of Capital Stock--Registration Rights" and "Certain Relationships and Related Transactions."

     Onex and OCM Cinema have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the prior consent of the underwriters.

STOCK OPTIONS

     As soon as practicable after the closing of this offering, we intend to file a registration statement under the Securities Act on Form S-8 covering the shares of class A common stock reserved for issuance under our long-term incentive plan. Concurrently with the closing of this offering, we will issue or
grant under the plan approximately                shares of restricted stock and
options to purchase approximately                shares of class A common stock.
We expect to file the registration statement and have it become effective as soon as practicable after the effective date of this offering. Shares of class A common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements we describe above.

                                 LEGAL MATTERS

     The validity of the shares to be issued in this offering will be passed upon for us by Kaye Scholer LLP, New York, New York and Goodmans LLP, Toronto, Ontario. Certain legal matters will be passed upon for us by John C. McBride, Jr., Esq., our general counsel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Loews Cineplex Entertainment Corporation as of February 28, 2001 and 2002 and for each of the three years in the period ended February 28, 2002 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph referring to our voluntary petition to reorganize and restructure obligations and our subsequent emergence from chapter 11 reorganization/CCAA restructuring of obligations as described in note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement regarding this offering on Form S-1, including all amendments and supplements thereto with the Securities and Exchange Commission under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may read and copy information omitted from this prospectus but contained in the registration statement at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of all or any portion of such material from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Loews Cineplex Entertainment Corporation, 711 Fifth Avenue, New York, New York 10022, (212) 833-6200.

                         INDEX TO FINANCIAL STATEMENTS

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

  CONSOLIDATED FINANCIAL STATEMENTS.........................   F-2
  Report of Independent Accountants.........................   F-3
  Consolidated Balance Sheet as of February 28, 2001 and
     2002...................................................   F-4
  Consolidated Statement of Operations for the years ended
  February 29, 2000 and February 28, 2001 and 2002..........   F-5
  Consolidated Statement of Changes in Stockholders' Equity
  for the years ended February 29, 2000 and February 28,
  2001 and 2002.............................................   F-6
  Consolidated Statement of Cash Flows for the years ended
  February 29, 2000 and February 28, 2001 and 2002..........   F-7
  Notes to Consolidated Financial Statements................   F-8
  UNAUDITED CONDENSED FINANCIAL STATEMENTS..................  F-38
  Unaudited Condensed Balance Sheet as of February 28 and
  May 31, 2002..............................................  F-39
  Unaudited Condensed Statement of Operations for the three
  months ended May 31, 2001, the one month ended March 31,
  2002 and the two months ended May 31, 2002................  F-40
  Unaudited Condensed Statement of Changes in Stockholders'
  Equity for the three months ended May 31, 2001, the one
  month ended March 31, 2002 and the two months ended May
  31, 2002..................................................  F-41
  Unaudited Condensed Statement of Cash Flows for the three
  months ended May 31, 2001, the one month ended March 31,
  2002 and the two months ended May 31, 2002................  F-42
  Notes to Unaudited Condensed Financial Statements.........  F-43

  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........  F-61
  Unaudited Pro Forma Combined Balance Sheet as of May 31,
  2002 and notes thereto....................................  F-64
  Unaudited Pro Forma Combined Statement of Operations for
  the year ended February 28, 2002 and notes thereto........  F-66
  Unaudited Pro Forma Combined Statement of Operations for
  the three months ended May 31, 2002 and notes thereto.....  F-68
GRUPO CINEMEX, S.A. DE C.V.

  UNAUDITED PRO FORMA FINANCIAL STATEMENTS..................  F-70
  Unaudited Pro Forma Balance Sheet as of March 31, 2002....  F-72
  Unaudited Pro Forma Statement of Operations for the year
  ended December 31, 2001...................................  F-73
  Unaudited Pro Forma Statement of Operations for the three
  months ended March 31, 2002...............................  F-74
  Notes to Unaudited Pro Forma Financial Statements.........  F-75

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Loews Cineplex Entertainment Corporation:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholders' equity and cash flows, present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries (the "Company") at February 28, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the consolidated financial statements, the Company filed voluntary petitions to reorganize and restructure obligations in several jurisdictions, both domestically and internationally, on February 15, 2001. At February 28, 2002, the Company was operating as a debtor-in-possession. The Company emerged from chapter 11 reorganization/CCAA restructuring of obligations during March 2002. The consolidated financial statements at February 28, 2002 do not give effect to any adjustments in the carrying value of assets or the amounts or classification of liabilities that will be recorded upon the adoption of fresh-start accounting.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
May 29, 2002,
except for Notes 18 and 20,
which are as of July 30, 2002.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                           CONSOLIDATED BALANCE SHEET
                (in thousands, except share and per share data)

                                                                    FEBRUARY 28,
                                                              ------------------------
                                                                 2001          2002
                                                                 ----          ----
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                   $   47,200    $   61,168
  Accounts receivable                                             11,453        11,208
  Inventories                                                      4,056         3,432
  Prepaid expenses and other current assets                        7,340         6,222
                                                              ----------    ----------
     TOTAL CURRENT ASSETS                                         70,049        82,030
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET                        1,068,923       984,334
OTHER ASSETS
  Investments in and advances to partnerships                     95,359        92,742
  Goodwill, net of accumulated amortization of $55,462 and
     $76,819                                                     416,514       395,157
  Other intangible assets, net of accumulated amortization
     of $7,252 and $8,431                                         21,220        20,041
  Deferred charges and other assets                                5,521         5,415
                                                              ----------    ----------
     TOTAL ASSETS                                             $1,677,586    $1,579,719
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses                       $   88,059    $  155,126
  Deferred revenue                                                22,423        23,732
  Debtor-in-possession revolving credit facility                      --            --
  Current maturities of long-term debt                           738,197       745,092
  Current portion of capital leases                                1,468           714
                                                              ----------    ----------
     TOTAL CURRENT LIABILITIES                                   850,147       924,664
LONG-TERM DEBT AND OTHER OBLIGATIONS                               6,393         8,790
LONG-TERM CAPITAL LEASE OBLIGATIONS                               33,919        22,995
ACCRUED PENSION AND POST RETIREMENT BENEFITS                       6,766         5,627
OTHER LIABILITIES                                                132,874        92,257
                                                              ----------    ----------
     TOTAL LONG-TERM LIABILITIES                                 179,952       129,669
LIABILITIES SUBJECT TO COMPROMISE (Note 4)                       471,390       540,933
                                                              ----------    ----------
     TOTAL LIABILITIES                                         1,501,489     1,595,266
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 19)
STOCKHOLDERS' EQUITY
  Common stock ($.01 par value, 300,000,000 shares
     authorized; 58,538,646 shares issued and outstanding in
     2001 and 2002)                                                  586           586
  Common stock-class A non-voting ($.01 par value,
     10,000,000 shares authorized; no shares issued and
     outstanding in 2001 and 2002)                                    --            --
  Common stock-class B non-voting ($.01 par value,
     10,000,000 shares authorized; 84,000 shares issued and
     outstanding in 2001 and 2002)                                     1             1
  Additional paid-in capital                                     671,707       671,707
  Accumulated other comprehensive income                          (6,626)      (10,370)
  Retained deficit                                              (489,571)     (677,471)
                                                              ----------    ----------
     TOTAL STOCKHOLDERS' EQUITY/(DEFICIT)                        176,097       (15,547)
                                                              ----------    ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $1,677,586    $1,579,719
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                (in thousands, except share and per share data)

                                                                 FOR THE YEARS ENDED
                                                                 FEBRUARY 28 OR 29,
                                                      -----------------------------------------
                                                         2000           2001           2002
                                                         ----           ----           ----
REVENUES:
  Box office                                          $   647,774    $   628,851    $   600,725
  Concessions                                             243,511        241,034        224,289
  Other                                                    37,182         35,383         31,139
                                                      -----------    -----------    -----------
     Total operating revenues                             928,467        905,268        856,153
EXPENSES:
  Theatre operations and other expenses                   694,712        714,132        652,944
  Cost of concessions                                      38,245         39,061         35,080
  General and administrative                               53,031         50,369         42,186
  Depreciation and amortization                           112,236        124,119        108,823
  Restructuring charges                                        --         12,653          9,549
  Loss on sale/disposal of theatres and other               8,388        240,609         33,810
                                                      -----------    -----------    -----------
     Total operating expenses                             906,612      1,180,943        882,392
INCOME/(LOSS) FROM OPERATIONS                              21,855       (275,675)       (26,239)
Interest expense                                           72,728         98,601         60,866
Equity (income)/loss in long-term investments              (1,145)         8,385          1,748
Reorganization costs                                           --         42,146         96,497
                                                      -----------    -----------    -----------
LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE                            (49,728)      (424,807)      (185,350)
Income tax expense                                          1,662          3,598          2,550
                                                      -----------    -----------    -----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE                                      (51,390)      (428,405)      (187,900)
Cumulative effect of change in accounting principle,
  net of tax                                                   --          7,841             --
                                                      -----------    -----------    -----------
NET LOSS                                              $   (51,390)   $  (436,246)   $  (187,900)
                                                      ===========    ===========    ===========
  Weighted average shares outstanding: basic and
     diluted                                           58,622,646     58,622,646     58,622,646
                                                      ===========    ===========    ===========
  Loss per share before cumulative effect of change
     in accounting principle: basic and diluted       $      (.88)   $     (7.31)   $     (3.21)
                                                      ===========    ===========    ===========
  Loss per share: basic and diluted                   $      (.88)   $     (7.44)   $     (3.21)
                                                      ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                          CLASS A               CLASS B               ACCUMULATED
                                                            NON-                  NON-                   OTHER       ADDITIONAL
                                     COMMON                VOTING                VOTING              COMPREHENSIVE    PAID-IN
                                     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      INCOME        CAPITAL
                                   ----------   ------   ----------   ------   ----------   ------   -------------   ----------
Balance at February 28, 1999       58,538,646    $586       --          $--      84,000       $1       $ (5,063)      $671,707
Comprehensive Income:
Foreign currency translation
  adjustment                               --      --       --          --           --       --          4,988             --
Unrealized loss on marketable
  securities                               --      --       --          --           --       --            (92)            --
Net loss for the fiscal year
  ended February 29, 2000                  --      --       --          --           --       --             --             --
Comprehensive Income                       --      --       --          --           --       --             --             --
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 29, 2000       58,538,646     586       --          --       84,000        1           (167)       671,707
Comprehensive Income:
Foreign currency translation
  adjustment                               --      --       --          --           --       --         (7,207)            --
Unrealized gain on marketable
  securities                               --      --       --          --           --       --            748             --
Net loss for the fiscal year
  ended February 28, 2001                  --      --       --          --           --       --             --             --
Comprehensive Income                       --      --       --          --           --       --             --             --
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2001       58,538,646     586       --          --       84,000        1         (6,626)       671,707
Comprehensive Income:
Foreign currency translation
  adjustment                               --      --       --          --           --       --         (3,744)            --
Net loss for the fiscal year
  ended February 28, 2002                  --      --       --          --           --       --             --             --
Comprehensive Income                       --      --       --          --           --       --             --             --
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2002       58,538,646    $586       --          $--      84,000       $1       $(10,370)      $671,707
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


                                                   TOTAL
                                   RETAINED    STOCKHOLDERS'
                                    DEFICIT       EQUITY
                                   ---------   -------------
Balance at February 28, 1999       $  (1,935)    $ 665,296
Comprehensive Income:
Foreign currency translation
  adjustment                              --         4,988
Unrealized loss on marketable
  securities                              --           (92)
Net loss for the fiscal year
  ended February 29, 2000            (51,390)      (51,390)
                                                 ---------
Comprehensive Income                      --       (46,494)
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 29, 2000         (53,325)      618,802
Comprehensive Income:
Foreign currency translation
  adjustment                              --        (7,207)
Unrealized gain on marketable
  securities                              --           748
Net loss for the fiscal year
  ended February 28, 2001           (436,246)     (436,246)
                                                 ---------
Comprehensive Income                      --      (442,705)
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2001        (489,571)      176,097
Comprehensive Income:
Foreign currency translation
  adjustment                              --        (3,744)
Net loss for the fiscal year
  ended February 28, 2002           (187,900)     (187,900)
                                                 ---------
Comprehensive Income                      --      (191,644)
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2002       $(677,471)    $ (15,547)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                      FOR THE YEARS ENDED
                                                                      FEBRUARY 28 OR 29,
                                                              -----------------------------------
                                                                2000         2001         2002
                                                              ---------    ---------    ---------
OPERATING ACTIVITIES
  Net loss                                                    $ (51,390)   $(436,246)   $(187,900)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization                               112,236      124,119      108,823
    Loss on sale/disposals of theatres and other                  8,388      240,609       33,810
    Restructuring charges                                            --       12,653        9,549
    Reorganization costs                                             --       42,146       96,497
    Cumulative effect of change in accounting principle              --        7,841           --
    Equity loss from long-term investments, net of
      distributions received                                      2,196        8,535        1,748
  Changes in operating assets and liabilities:
    Decrease in accounts receivable                                 404        4,561        1,797
    Increase/(decrease) in accounts payable and accrued
      expenses                                                    9,555      (21,720)      28,960
    Decrease in other operating assets and liabilities, net     (24,292)      (9,224)      (8,667)
                                                              ---------    ---------    ---------
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES BEFORE
  RESTRUCTURING CHARGES AND REORGANIZATION COSTS                 57,097      (26,726)      84,617
  Restructuring charges paid during the period                       --      (12,653)      (1,549)
  Reorganization costs paid during the period                        --       (3,852)     (21,913)
                                                              ---------    ---------    ---------
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES              57,097      (43,231)      61,155
                                                              ---------    ---------    ---------
INVESTING ACTIVITIES
  Proceeds from sale of assets                                    3,880       28,175        2,634
  Investment in/advances to partnerships, net of repayments     (31,180)     (25,542)          --
  Merger related costs                                           (5,853)          --           --
  Capital expenditures                                         (185,350)    (150,859)     (55,888)
                                                              ---------    ---------    ---------
NET CASH USED IN INVESTING ACTIVITIES                          (218,503)    (148,226)     (53,254)
                                                              ---------    ---------    ---------
FINANCING ACTIVITIES
  Borrowings from Senior Revolving Credit Facility, net of
    repayments and deferred financing fees                      151,025      203,844        1,372
  Repayment of long-term debt and capital leases                 (3,758)      (5,572)      (2,609)
  Borrowings from West 34th Street Loan                              --           --        7,304
  Proceeds from sale of interest rate swaps                          --        8,650           --
  Repayment of Plitt Theatre, Inc. notes                         (2,300)          --           --
                                                              ---------    ---------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       144,967      206,922        6,067
                                                              ---------    ---------    ---------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                (16,439)      15,465       13,968
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   48,174       31,735       47,200
                                                              ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $  31,735    $  47,200    $  61,168
                                                              =========    =========    =========
Supplemental cash flow information:
  Income taxes paid, net of refunds received                  $   1,735    $   2,063    $   1,580
                                                              =========    =========    =========
  Interest paid                                               $  70,716    $  81,453    $  62,574
                                                              =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

     Loews Cineplex Entertainment Corporation ("LCP" or the "Company") is a major film exhibition company with operations in the United States, Canada, Spain and South Korea. The Company operates theatres under the Loews Theatres, Cineplex Odeon Theatres and Star Theatres names. The Company's partnerships operate theatres under the Magic Johnson Theatres, Megabox Theatres and Yelmo Cineplex Theatres names. As of February 28, 2002, LCP owns, or has interests in, and operates 2,448 screens at 262 theatres in 20 states and the District of Columbia, six Canadian provinces, Spain and South Korea. The Company's principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Toronto, Montreal, Vancouver and Edmonton in Canada; Madrid in Spain, and Seoul in South Korea. The Company holds a 50% partnership interest in each of the Yelmo Cineplex de Espana ("Yelmo"), Loeks-Star Theatres ("LST") and Magic Johnson Theatres ("MJT") partnerships and holds a 24.6% interest in the Megabox Cineplex, Inc. ("Megabox") joint venture in South Korea. Yelmo, LST, MJT and Megabox hold interests in and operate 37 theatres comprising a total of 421 screens. Screens and theatres for these joint ventures are included in the Company amounts referred to above.

BANKRUPTCY PROCEEDINGS

     On February 15, 2001, LCP and all of its wholly owned U.S. subsidiaries (the "Debtors") filed voluntary petitions to reorganize under chapter 11 of the U.S. Bankruptcy Code ("chapter 11") in the U.S. Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court"). In Canada, an order (the "Initial Order") to initiate a restructuring of obligations and operations under the Companies' Creditors Arrangement Act ("CCAA") was obtained on February 15, 2001 from the Ontario Superior Court of Justice (the "Superior Court") for the Company's wholly owned subsidiary, Cineplex Odeon Corporation ("Cineplex Odeon") and certain of its other Canadian subsidiaries. The chapter 11 and CCAA filings are hereinafter collectively referred to as the "Bankruptcy Proceedings". In addition, on February 26, 2001, the Company's wholly owned Austrian subsidiary LCE Europlex KinobetriebsgmbH filed a petition for bankruptcy in Vienna, Austria and on March 16, 2001, LCP filed a petition for bankruptcy in Warsaw, Poland on behalf of its wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o. Among the factors that caused us to file for bankruptcy protection were:

     - competitive pressures caused by the significant oversupply of available screens;

     - significantly higher costs associated with building megaplexes and making improvements to existing theatres in order to attract and accommodate larger audiences, and high debt levels incurred to fund those costs;

     - the lower industry-wide attendance levels due primarily to the below average film product available during the summer and fall of 2000; and

     - the continued decline in revenues at many of our older theatres, primarily caused by the proliferation of new screens.

     On November 11, 2001, the Debtors filed a chapter 11 plan and related disclosure statement (the "Plan") with the U.S. Bankruptcy Court. On March 1, 2002, the U.S. Bankruptcy Court confirmed the Plan and on March 21, 2002, the Plan became effective (the "Effective Date"). See Note 3, Plan of Reorganization, and Note 12, Long-Term Debt and Other Obligations, for further discussion.

     On January 23, 2002, Cineplex Odeon filed a Plan of Compromise and Arrangement (the "Canadian Plan") in Canada pursuant to the CCAA. On February 22, 2002, Cineplex Odeon received approval for the Canadian Plan in a vote of creditors. A hearing to sanction the Canadian Plan was held on March 4, 2002 in the Superior Court and the Canadian Plan was sanctioned.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION, CONTINUED

BASIS OF PRESENTATION

     The consolidated financial statements of the Company have been prepared in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") for the period beginning February 15, 2001 and thereafter, and generally accepted accounting principles applicable to a going concern which, unless otherwise noted, assumes the realization of assets and the payment of liabilities in the ordinary course of business. SOP 90-7 requires (i) that pre-petition liabilities that are subject to compromise be segregated in the Company's Consolidated Balance Sheet as liabilities subject to compromise and (ii) that revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the Company be reported separately as reorganization items in the Consolidated Statement of Operations. Liabilities as recorded in the amounts reflected on the debtors' books and records may not be paid in full. As a result of the reorganization proceedings under chapter 11 and CCAA, the debtor companies may take, or may be required to take, actions which may cause assets to be realized, or liabilities to be liquidated, for amounts other than those reflected in the consolidated financial statements.

     Valuation methods used in chapter 11 reorganization cases vary depending on the purpose for which they are prepared and used and are rarely based on generally accepted accounting principles, the basis on which the accompanying financial statements are prepared. Accordingly, the values set forth in the accompanying consolidated financial statements are not likely to be indicative of the values presented to or used by the U.S. Bankruptcy Court. See Note 3, Plan of Reorganization, for the estimated effects of the reorganization.

     The Company believes that the results from the successful restructuring and reorganization under the bankruptcy proceedings, cash flow from operations and the financing provided through the Exit Revolving Credit Facility (see Note 12, Long-Term Debt and Other Obligations, for further discussion) should be adequate to provide liquidity to allow the Company to operate as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of Loews Cineplex Entertainment Corporation and its wholly owned subsidiaries, including all entities in bankruptcy operating as debtors-in-possession. Majority owned companies are consolidated and 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES AND EXPENSES

     Substantially all revenues are recognized, net of applicable taxes, when admission and concession sales are received at the theatres. Advances collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned. Film rental costs are recorded as revenue is earned based upon the terms of the respective film license arrangements. Advertising costs are expensed as incurred.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

CASH AND CASH EQUIVALENTS

     The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents as of February 28, 2002, include restricted cash of approximately $500, related to funds required to be held in a trust account for a construction project in Canada (there were no restricted cash balances as of February 28, 2001).

INVENTORIES

     Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

LONG-TERM INVESTMENTS IN/ADVANCES TO PARTNERSHIPS

     Investments in partnerships are recorded under the equity method of accounting. Under the equity method the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partners represent advances to respective partnerships, in which LCP has interests, for working capital and other capital requirements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable are reflected in the financial statements at carrying value, which approximates fair value, except liabilities subject to compromise as disclosed in Note 4 to these consolidated financial statements. Long-term debt principally consists of obligations which carry floating interest rates that approximate current market rates.

PROPERTY, EQUIPMENT AND LEASEHOLDS

     Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. The Company has acquired the rights to use certain theatre facilities under previously existing operating leases from other motion picture exhibitors. Purchase values assigned to these theatre lease rights acquired are capitalized and amortized over future periods.

     Depreciation and amortization are provided on the straight-line basis over the following useful lives:

Buildings                 30-40 years
Equipment                 5-10 years
Leasehold Improvements    Life of lease but not in excess of useful lives or
                          40 years
Theatre Lease Rights      Life of lease but not in excess of useful lives or
                          40 years

     Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized during the fiscal years ended February 28 or 29, 2000, 2001 and 2002 was $3.3 million, $1.3 million and $1.8 million, respectively. Depreciation and amortization includes expenses incurred for advertising/marketing and management and staff training related to the opening of new theatres (pre-opening costs). Pre-opening costs incurred during the fiscal years ended February 28 or 29, 2000, 2001 and 2002 were $7.0 million, $6.2 million and $2.8 million, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill, which represents the excess of the purchase price over the fair values of net assets acquired, is amortized using the straight-line method over its estimated useful life. Prior to the third quarter of fiscal 2001, goodwill was amortized over a 40 year estimated useful life.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     As a result of the Company's change in outlook during fiscal 2001 as well as the aforementioned industry downturn, the Company re-evaluated the period of amortization and determined that these events and circumstances warranted a revised estimated useful life. Effective September 1, 2000, the Company determined that a more appropriate remaining useful life for unamortized goodwill was 20 years, resulting in increased amortization expense of approximately $4.8 million during the six months ended February 28, 2001, net of the write-off of allocated goodwill. The impact on earnings per share was $0.08 per share. Other intangible assets, including management agreements and tradenames, are amortized over their estimated useful lives, which range primarily from 5 to 20 years. Management continuously assesses the recoverability of the net unamortized goodwill and other intangibles by determining whether the amortization of these balances over the remaining life can be recovered through projected future undiscounted income from operations. Amortization expense charged to operations amounted to $13.5 million, $18.3 million and $21.4 million for goodwill and $1.4 million, $1.5 million and $1.2 million for other intangible assets for the years ended February 28 or 29, 2000, 2001 and 2002, respectively.

LONG-LIVED ASSETS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", requires the recoverability of the carrying value of long-lived assets to be evaluated when changes occur in historical operating results, future projections and economic and competitive factors, among others. The Company continuously assesses the recoverability of its long-lived assets in accordance with SFAS No. 121, by determining whether the carrying value of these balances over the remaining life can be recovered through undiscounted projected future cash flows primarily on a theatre-by-theatre basis. In making its assessment, the Company also considers the useful lives of its assets, the competitive landscape in which those assets operate, the introduction of new technologies within the industry and decay factors (attendance erosion) in theatre attendance. As previously discussed, the continued industry downturn coupled with the oversupply of theatre screens in many North American markets, as well as the liquidity issues experienced by the Company, resulted in a change in outlook by the Company during fiscal year 2001 with respect to its theatre portfolio. See Notes 7 and 9 to these consolidated financial statements for further discussion.

STOCK BASED COMPENSATION

     As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

INCOME TAXES

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FOREIGN CURRENCY TRANSLATION

     The effect of translating foreign currency financial statements into U.S. dollars is included in the accumulated other comprehensive income account in stockholders' equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

EARNINGS PER SHARE

     SFAS No. 128, "Earnings Per Share", establishes standards for computing and presenting earnings per share ("EPS") which apply to entities with publicly held common stock or potential common stock. The Company calculates EPS in accordance with SFAS No. 128, which states that basic EPS is computed by dividing net income/(loss) by the weighted average number of common shares outstanding for the period, and diluted EPS is computed similarly to basic EPS while giving effect to the potential dilution that could occur if securities or other contracts to issue common stock were assumed to be exercised or converted into common stock. However, pursuant to SFAS No. 128, the computation of diluted EPS shall not assume conversion or exercise of securities that would have an antidilutive effect on earnings per share. Since including potential common shares in the diluted per share computation always results in an antidilutive per share amount when an entity has a net loss, the Company has therefore not calculated diluted EPS for each of the three years ended February 28, 2002 as presented in the Consolidated Statement of Operations.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", regarding the accounting for the Company's Passport and gift certificate programs, referred to together as certificates, was effective beginning December 1, 2000, requiring retroactive application to the beginning of our 2001 fiscal year with restatement, if necessary, of all quarters for the then current fiscal year. SAB No. 101 impacts the timing of when revenues may be recorded for unredeemed certificates. Prior to the issuance of SAB No. 101, we recognized "breakage revenue" into income immediately upon the sale of certificates for the estimated portion of certificates that would not be redeemed. However, in accordance with SAB No. 101, we no longer record breakage revenues upon sale but rather upon the expiration date of certificate or when the obligation is deemed fulfilled. As a result, during fiscal year 2001 the Company recorded a one-time charge of $7.8 million ($0.13 per share) to reflect adoption of SAB No. 101. This $7.8 million charge is referred to as "Cumulative Effect of Change in Accounting Principle" on the face of the Consolidated Statement of Operations. The change in accounting principle has no impact on cash flows or the value of unredeemed certificates held by customers. Additionally, the retroactive application of SAB No. 101 to the Company's fiscal year 2000 would not have a significant impact on the Company's revenues.

RECLASSIFICATIONS

     Certain amounts in the accompanying financial statements have been reclassified to conform with the fiscal 2002 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity", was effective for the Company beginning March 1, 2001. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that the Company recognize those items as assets or liabilities in the Consolidated Balance Sheet and measure them at fair value. The adoption of this standard by the Company did not have a significant impact on its operating results or financial position.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     In June, SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets", were issued. SFAS No. 141, which supersedes APB No. 16, "Business Combinations", requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142, which supersedes APB No. 17, "Intangible Assets", requires that goodwill and indefinite lived intangible assets shall no longer be amortized to earnings, but instead be reviewed and tested for impairment at least annually by comparing the fair value of the Company's reporting units to their carrying amount. SFAS No. 142 also requires that the amortization period of intangible assets with finite lives be no longer limited to 40 years. The amortization of goodwill and tradenames by the Company will cease upon adoption of SFAS No. 142, which is effective for fiscal years beginning after December 15, 2001. If SFAS No. 142 had been applied as of the beginning of fiscal 2000, net loss and loss per share would have been $37.4 million and $0.64, respectively, for 2000, $417.5 million and $7.12, respectively for 2001, and $166.1 million and $2.83, respectively for 2002.

     On August 16, 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations", was issued. SFAS No. 143 requires the establishment of a liability for an asset retirement obligation. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently considering the impact, if any, that this statement will have on its operating results and financial position.

     On October 3, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of", and portions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements". SFAS No. 144 generally conforms, among other things, impairment accounting for assets to be disposed of including those in discontinued operations and eliminates the exception to consolidation for which control is likely to be temporary. SFAS No. 144 became effective for the Company beginning March 1, 2002. Other than presenting future theatre dispositions as discontinued operations, the adoption of this standard by the Company will not have a significant impact on its operating results or financial position.

     On April 30, 2002, SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002", was issued. SFAS No. 145 is effective for transactions occurring after May 15, 2002. In rescinding SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements", SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, pursuant to SFAS No. 145, an entity would not be prohibited from classifying such gains and losses as extraordinary items so long as they meet the criteria in paragraph 20 of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Further, SFAS No. 145 amends paragraph 14(a) of SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The amendment requires that a lease modification (1) results in recognition of a gain or loss in the financial statements, (2) is subject to SFAS No. 66, "Accounting for Sales of Real Estate", if the leased asset is real estate (including integral equipment), and (3) is subject (in its entirety) to the sale-leaseback rules of SFAS No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases".

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

The Company currently is considering the impact, if any, that this statement will have on its financial position and operating results.

NOTE 3 - PLAN OF REORGANIZATION

     As discussed in Note 1 to these consolidated financial statements, the Debtors' Plan was confirmed by the U.S. Bankruptcy Court on March 1, 2002. Pursuant to the Plan, when the Plan became effective on March 21, 2002, LCP filed with the Secretary of State for the State of Delaware the Restated Certificate of Incorporation, which cancelled all then existing Class A and Class B Common Stock of the Company (the "Predecessor Company") and established authorized capital stock of 335,000 shares comprised of (i) 25,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), (ii) 250,000 shares of class A common stock, par value $0.01 per share (the "class A common stock") and (iii) 60,000 shares of class B common stock, par value $0.01 per share (the "class B common stock" and collectively with the class A common stock, the "common stock"). Pursuant to the Plan, in consideration for $300 million of pre-petition bank debt held by Onex Corporation ("Onex") and OCM Cinema Holdings, LLC (including certain affiliated investment funds and managed accounts that held the Company's pre-petition bank debt and that contributed their respective claims against the Company related to such bank debt to OCM Cinema Holdings, LLC, "OCM Cinema") and their contribution of cash in the amount of $35.0 million, Onex acquired 60,000 shares of the class B common stock and OCM Cinema acquired 40,000 shares of the class A common stock. As a result, Onex and OCM Cinema own 60% and 40%, respectively, of the Company's (the "Successor Company") common shares outstanding.

     On the Effective Date, the Company entered into a Term Loan Agreement (the "Term Loan") with Bankers Trust Company, as administrative agent. The Term Loan, which approximates $430 million, represents the restructuring of 98.25% of the $437.2 million outstanding under the Company's Senior Revolving Credit Facility prior to emergence from bankruptcy. The remaining $300 million of pre-petition bank debt owned by Onex and OCM Cinema was converted into equity of the Company as discussed above. Additionally, on March 21, 2002, pursuant to the terms of the Plan, the Company entered into a $140 million Priority Secured Credit Agreement (the "Credit Agreement") with Bankers Trust Company, as administrative agent for the U.S. financial institution lenders, and Deutsche Bank AG, Canada Branch, as administrative agent for the Canadian financial institution lenders. The Credit Agreement is comprised of two tranches: (i) an $85 million Exit Revolving Credit Facility (including $10 million available to Cineplex Odeon) and (ii) a $55 million Exit Term Loan (including $20 million available to Cineplex Odeon). The proceeds of these facilities will be used: (i) to provide for the working capital requirements and general corporate purposes, (ii) to pay certain costs and expenses related to the bankruptcy and (iii) to fund a portion of a settlement distributed to unsecured creditors. See Note 12, Long-Term Debt and Other Obligations, for further discussion.

     The key financial provisions of the Plan include:

     - the issuance to holders of pre-petition credit agreement claims (such claims totaled $737.2 million) of (a) 100% of the Company's newly issued common stock and (b) 100% of the new term loan of $429.9 million;

     - holders of allowed general unsecured claims in the U.S. (such claims totaled $447.2 million) will receive cash distributions from our unsecured settlement pool of $45 million, which the Company funded and placed with an agent of the U.S. Bankruptcy Court, plus any interest earned on such funds through the dates of distribution;

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - PLAN OF REORGANIZATION, CONTINUED

     - holders of Canadian unsecured claims, excluding intercompany claims (such claims totaled $93.7 million), will receive cash distributions by the Company in an aggregate maximum amount of $20 million;

     - priority claims, miscellaneous secured claims, pension benefit guaranty corporation claims and convenience claims were unimpaired by the Plan of reorganization and will be paid in full;

     - intercompany claims were extinguished;

     - the Company's existing equity securities (including stock options) were cancelled without any distribution to; and

     - the Company ceased operations in Austria, Hungary, Poland and Turkey and rejected its joint venture arrangement in Italy.

     Since the Plan results in (i) a change in ownership as defined by SOP 90-7 and (ii) a reorganization value of the emerging entity immediately before the date of confirmation that is less than the total of all allowed claims and post-petition liabilities, the Company will adopt fresh-start accounting, which results in a new reporting entity with no beginning retained deficit. The Company has arranged for an independent valuation and other studies required to determine the fair value of assets and liabilities. These valuations and studies have not been completed. Upon completion of the determination of fair value, it is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively, the fair value of certain other assets and liabilities may exceed carrying value. Accordingly, the final valuation could result in materially different amounts and allocations from the amounts and allocations reflected our historical financial position and in the following unaudited pro forma consolidated balance sheet, primarily between goodwill, property, equipment and leaseholds and certain liabilities.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - PLAN OF REORGANIZATION, CONTINUED

     The following table illustrates the estimated effects of the reorganization and fresh-start adjustments, on a pro forma basis, as if the Company had recorded the aforementioned adjustments as of February 28, 2002:

                                                  DEBT
                                                DISCHARGE
                                 HISTORICAL        AND                   FRESH-START            REORGANIZED
                                     AS        REFINANCING               ADJUSTMENTS             PRO FORMA
                                  REPORTED     (UNAUDITED)    REF        (UNAUDITED)    REF     (UNAUDITED)
                                 -----------   -----------   ------      -----------   ------   -----------
Cash and cash equivalents        $   61,168     $  34,032     (a)         $      --             $   95,200
Accounts receivable                  11,208            --                        --                 11,208
Other current assets                  9,654            --                        --                  9,654
                                 ----------     ---------                 ---------             ----------
    Total current assets             82,030        34,032                        --                116,062
Property, equipment and
  leaseholds                        984,334            --                  (325,812)    (i)        658,522
Investments in and advances to
  partnerships                       92,742            --                    34,244     (j)        126,986
Goodwill and other intangible
  assets                            415,198            --                  (219,192)    (k)        196,006
Deferred charges and other
  assets                              5,415         9,300     (b)            (3,905)    (j)         10,810
                                 ----------     ---------                 ---------             ----------
    Total assets                 $1,579,719     $  43,332                 $(514,665)            $1,108,386
                                 ==========     =========                 =========             ==========
Accounts payable and accrued
  expenses                       $  155,126     $  25,650     (c)         $  (3,844)    (j)     $  176,932
Deferred revenue                     23,732            --                        --                 23,732
Current maturities of long-term
  debt                              745,092      (737,188)    (d)                --                  7,904
Current portion of capital
  leases                                714            --                        --                    714
                                 ----------     ---------                 ---------             ----------
    Total current liabilities       924,664      (711,538)                   (3,844)               209,282
Long-term debt and other
  obligations..................       8,790            --                        --                  8,790
Long-term capital lease
  obligations                        22,995            --                        --                 22,995
Term loan                                --       429,932     (e)                --                429,932
U.S. term loan -- exit facility          --        35,000     (f)                --                 35,000
Canadian term loan -- exit
  facility                               --        20,000     (f)                --                 20,000
Accrued pension and
  post-retirement benefits            5,627            --                        --                  5,627
Other liabilities                    92,257            --                   (50,497)    (j)         41,760
Liabilities subject to
  compromise                        540,933      (540,933)    (g)                --                     --
                                 ----------     ---------                 ---------             ----------
    Total liabilities             1,595,266      (767,539)                  (54,341)               773,386
                                 ----------     ---------                 ---------             ----------
Common stock                            587             1     (h)              (587)    (l)              1
Additional paid-in capital          671,707       334,999     (h)          (671,707)    (l)        334,999
Accumulated other comprehensive
  income                            (10,370)           --                    10,370     (l)             --
Retained deficit                   (677,471)      475,871     (g)           201,600     (l)             --
                                 ----------     ---------                 ---------             ----------
    Total stockholders'
      equity/(deficit)              (15,547)      810,871                  (460,324)               335,000
                                 ----------     ---------                 ---------             ----------
Total liabilities and
  stockholders' equity           $1,579,719     $  43,332                 $(514,665)            $1,108,386
                                 ==========     =========                 =========             ==========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - PLAN OF REORGANIZATION, CONTINUED

NOTES:

DEBT DISCHARGE AND REFINANCING

(a) Reflects the receipt of the $35 million capital contribution from Onex and OCM Cinema, the draw down of $55 million on the Exit Facilities, the distribution of $45 million to an agent of the U.S. Bankruptcy Court in full settlement of the U.S. general unsecured claims and the payment of approximately $10 million in debt issuance costs related to the new Term Loan facility.
(b) Reflects the deferral of the debt issuance costs related to the new Term Loan facility.
(c) Reflects the accrual of the estimated settlement of $20 million for the Canadian unsecured claims and other liabilities assumed.
(d) Reflects the settlement of the pre-petition credit agreement claims of $737 million in exchange for the new Term Loan of $430 million, equity of $300 million and forgiveness of $7 million.
(e) Reflects the new Term Loan of $430 million resulting from the settlement of the pre-petition credit agreement claims.
(f)  Reflects the draw down on the Exit Facilities.
(g) Reflects the settlement of U.S. and Canadian claims subject to compromise of $541 million for $65 million.
(h) Reflects the capital contribution of $35 million and the settlement of $300 million of pre-petition credit agreement claims in exchange for 100% of the Successor Company equity.

FRESH-START ADJUSTMENTS

(i) Reflects the reclassification of approximately $300 million of theatre lease rights to goodwill, in accordance with the adoption of FAS 142, and the write-down of property, equipment and leaseholds to estimated fair value.
(j) Reflects the adjustment of investments in partnerships, other assets, accounts payable and accrued expenses, and other liabilities to estimated fair value.
(k) Reflects the elimination of the unamortized balance of goodwill of the Predecessor Company, including amounts reclassified related to theatre lease rights in accordance with FAS 142, the establishment of the excess of the reorganization value above the estimated fair value of the assets of the Successor Company and the adjustment of other intangible assets (primarily tradenames) to fair value.
(l) Reflects the elimination of the common stock, additional paid-in capital, accumulated other comprehensive income and retained deficit of the Predecessor Company.

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE

     As a result of the chapter 11 filing in the U.S., all actions to collect the payment of pre-petition indebtedness were subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities were stayed. These claims are reflected in the February 28, 2001 and 2002 Consolidated Balance Sheets as Liabilities Subject to Compromise. Pre-petition claims secured against the Debtors' assets ("secured claims") were also stayed, although the holders of such claims had the right to move the court for relief from the stay. Pre-petition secured claims (primarily representing amounts borrowed under the Company's Senior Revolving Credit Facility) were generally secured by all personal property and certain real property of LCP and its domestic subsidiaries, a pledge of the stock of all domestic subsidiaries and LCP's equity interest in and loans to its foreign subsidiaries. These secured claims have not been reflected as Liabilities Subject to Compromise. Although pre-petition claims are generally stayed, as part of the first day orders and subsequent motions granted by the U.S. Bankruptcy Court, the U.S. Bankruptcy Court approved LCP's motions to pay certain pre-petition obligations including:

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE, CONTINUED

(i) payments, on normal terms, to film distributors, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses and (iv) adequate protection payments to the lenders of the Senior Revolving Credit Facility. As a result of the Plan becoming effective, actions against the Debtors are no longer stayed; rather, pursuant to Section 1141 of the Bankruptcy Code and the Plan, parties are enjoined from pursuing certain pre-petition actions against the Debtors. During the chapter 11 case, the Company paid undisputed post-petition claims of all vendors, film distributors and other suppliers in the ordinary course of business. Between February 15, 2001 and February 28, 2002, the Company obtained U.S. Bankruptcy Court approval to reject 78 leases comprising 523 screens. As a result, as of February 28, 2002, the Company has closed 73 of these theatres comprising 481 screens. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims in the U.S. and are classified as liabilities subject to compromise. LCP had notified all known claimants subject to the bar date (September 26, 2001) of their need to file a proof of claim with the U.S. Bankruptcy Court. A bar date is the date by which claims against the Company must be filed if the claimants wish to receive any distribution in the chapter 11 case. Differences between liability amounts estimated by the Company and claims filed by creditors will be investigated, and the U.S. Bankruptcy Court will make a final determination on the allowance of claims. Following the effectiveness of the Plan in the U.S., liabilities were settled and treated in accordance with the Plan and as a result, holders of allowed claims will receive a cash distribution from the $45 million unsecured settlement distribution. See
Note 3, Plan of Reorganization, for further discussion.

     As a result of the Initial Order of the Superior Court in Canada, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries were stayed. The rights of secured creditors to enforce against the Company's Canadian assets were also stayed. These claims are reflected in the February 28, 2001 and 2002 Consolidated Balance Sheets as Liabilities Subject to Compromise. The stay period was extended through May 1, 2002, but as a result of the approval of the Canadian Plan, substantially all of the pre-filing claims were compromised and no ongoing stay is required. Although pre-petition claims were generally stayed, the Initial Order permitted (i) payments on normal terms to persons supplying goods and services after the date of the Initial Order, including film suppliers, as well as certain pre-filing claims, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses as well as statutory severance pay and (iv) the borrowing of up to $20 million from LCP and the granting of security by the assets of Cineplex Odeon and its subsidiaries to secure such borrowings. Cineplex Odeon continued to pay undisputed post-filing claims of all vendors, film suppliers and other suppliers in the ordinary course of business. In addition, the Initial Order permitted the repudiation of unexpired leases of Cineplex Odeon and its subsidiaries. Between February 15, 2001 and February 28, 2002, Cineplex Odeon repudiated 58 leases comprising 384 screens pursuant to the Initial Order of the Superior Court. As a result, as of February 28, 2002, Cineplex Odeon has closed 37 of these theatres comprising 211 screens. Landlords whose leases have been repudiated were entitled to file a claim in the CCAA proceedings in respect of such repudiation. The treatment of such claims has been set out in a plan of compromise and arrangement presented by Cineplex Odeon to the Superior Court and to its affected creditors. A claims process and claims bar date (September 24, 2001) was established to determine the claims entitled to vote on a plan as well as to receive distributions thereunder. On January 23, 2002, Cineplex Odeon filed the Canadian Plan in Canada pursuant to the CCAA. On February 22, 2002, Cineplex Odeon received approval for the Canadian Plan in a vote of creditors. At a hearing on March 4, 2002, Cineplex Odeon received Superior Court approval of the Canadian Plan. Holders of unsecured claims, including those related to repudiated theatres, will receive cash distributions based upon their share of the settlement distribution pool up to a maximum of $20 million. See Note 3, Plan of Reorganization, for further discussion.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE, CONTINUED

     As of February 28, 2001 and 2002, the Company has liabilities subject to compromise of approximately $471.4 million and $540.9 million, respectively, which include the following:

                                         FEBRUARY 28, 2001   FEBRUARY 28, 2002
                                         -----------------   -----------------
8 7/8% Senior Subordinated Notes             $300,000            $300,000
Interest payable -- Senior Subordinated
  Notes                                        14,348              14,348
Trade payables                                 31,454              31,269
Rent and rent related charges                  17,702              17,210
Lease termination claim liability              94,380             145,304
Accrued expenses/other                         13,506              32,802
                                             --------            --------
                                             $471,390            $540,933
                                             ========            ========

     All amounts presented above may be subject to future adjustments depending on U.S. Bankruptcy Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events.

     Amounts outstanding under the 8 7/8% Senior Subordinated Notes as of February 15, 2001 were classified as liabilities subject to compromise in the Consolidated Balance Sheet until the Plan became effective (March 21, 2002) and was implemented. The required interest payment of $13.3 million due February 1, 2001 was blocked by the lenders under the Senior Revolving Credit Facility prior to the filing date. Interest on unsecured claims has not been accrued during the period subsequent to the filing date (February 15, 2001). The amount of additional unpaid interest on the 8 7/8% Senior Subordinated Notes that would have been accrued through February 28, 2002 approximates $27.6 million. Pursuant to the Plan, which was effective on March 21, 2002, these notes and interest thereon were settled in accordance with the provisions of the Plan as set forth in Note 3 to these consolidated financial statements.

     The lease termination claim liability is based upon the Company's estimates of the landlords' claims for 73 theatres (481 screens) rejected and closed in the U.S., 37 theatres (211 screens) repudiated and closed in Canada and four leases terminated in Austria and Poland. In the U.S., the amount accrued by the Company for a landlord's lease claim, with respect to rejected theatres, is limited under the Bankruptcy Code. This limitation provides the Company with a far smaller lease termination liability than would have been incurred if these leases had been terminated without the protection of the Bankruptcy Code. This provision was subject to potential adjustments based on claims filed by the landlords and U.S. Bankruptcy Court actions. In Canada, the amount payable in respect of repudiated leases is established under the plan presented for approval by the affected classes of the creditors and the Superior Court. Although this amount is usually less than would otherwise be payable upon the unilateral termination of a lease, it is not prescribed by statute. The ultimate liability resulting from the filing of claims for any rejected/repudiated contracts or from additional leases that may be rejected/repudiated in connection with the bankruptcy proceedings will be settled and treated in accordance with the Plan. As a result, holders of allowed claims in the U.S. will receive a distribution based upon their pro-rata share of the $45 million unsecured settlement distribution and holders of allowed Canadian claims will receive a distribution estimated up to a maximum of $20 million in full satisfaction of their respective claims. See Note 3, Plan of Reorganization, for further discussion. Of the $94.4 million and $145.3 million lease termination claim liability noted above at February 28, 2001 and 2002, respectively, approximately $71.4 million and $78.8 million, respectively, represent liabilities previously established that have been reclassified from accrued expenses and other long-term liabilities (which had been previously related to certain above market lease obligations) and $23.0 million and $47.1 million, respectively, represents a charge recorded as a component of reorganization costs -- see Notes 5 and 6 of these consolidated financial statements for further discussion.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 5 - REORGANIZATION COSTS

     The Company has incurred reorganization related charges of approximately $42.1 million and $96.5 million for the fiscal years ended February 28, 2001 and 2002, respectively, which have been reflected in Reorganization Costs in the Consolidated Statement of Operations. Reorganization costs are directly associated with the reorganization proceedings under the Company's chapter 11 and CCAA filings. Included in such costs for the fiscal year ended February 28, 2001 are amounts related to (i) landlord claims related to the rejection of 69 theatres in the U.S., 32 theatres repudiated in Canada and four leases terminated in Austria and Poland, (ii) the write-off of deferred financing fees (previously included in "Deferred Charges and Other Assets" in the Consolidated Balance Sheet) and (iii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. Included in such costs for the fiscal year ended February 28, 2002 are amounts related to (i) landlord claims related to the rejection of nine additional theatres (comprising 72 screens) in the U.S. and the repudiation of 26 additional theatres (comprising 204 screens) in Canada and (ii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001.

     Reorganization costs are as follows:

                                                     YEAR ENDED          YEAR ENDED
                                                    FEBRUARY 28,        FEBRUARY 28,
                                                        2001                2002
                                                  -----------------   -----------------
Lease claim charge                                     $23,005             $47,093
Professional advisory fees                               5,064              49,404
Write-off of deferred financing fees and
  original issue discount                               11,842                  --
Other expenses directly related to the
  bankruptcy                                             2,235                  --
                                                       -------             -------
     Total                                             $42,146             $96,497
                                                       =======             =======

     See Note 4, Liabilities Subject to Compromise, regarding the lease claim charge presented in the table above.

NOTE 6 - RESTRUCTURING CHARGES

     The Company has incurred restructuring charges of approximately $12.7 million and $9.5 million for the years ended February 28, 2001 and 2002, respectively, which have been reflected in Restructuring Charges in the Consolidated Statement of Operations. Included in such costs for the fiscal year ended February 28, 2001 are amounts related to (i) professional and advisory fees of approximately $8.8 million associated with the Company's evaluation of a longer-term financial plan incurred prior to the filing of bankruptcy (including amendments to the Company's bank debt) and (ii) severance and other expenses of approximately $3.9 million primarily associated with headcount reductions in the Company's U.S. operations during November 2000 (as of February 28, 2001, all of these terminated employees had been paid in full all amounts due as a result of this headcount reduction). Included in such costs for the fiscal year ended February 28, 2002 are amounts for severance related payments associated with headcount reductions in the Company's operations.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 6 - RESTRUCTURING CHARGES, CONTINUED

     As of February 28, 2002, the Company has restructuring liabilities of $9.2 million, which are included in Accounts Payable and Accrued Expenses in the consolidated balance sheet. The following is a rollforward of these restructuring liabilities:

Balance at March 1, 2000                                      $  1,185
Plus: amounts accrued during the year ended February 28,
  2001                                                          12,653
Less: amounts paid during the year ended February 28, 2001     (12,653)
                                                              --------
          Balance at February 28, 2001                        $  1,185
Plus: amounts accrued during the year ended February 28,
  2002                                                           9,549
Less: amounts paid during the year ended February 28, 2002      (1,549)
                                                              --------
          Balance at February 28, 2002                        $  9,185
                                                              ========

NOTE 7 - LOSS ON SALE/DISPOSAL OF THEATRES AND OTHER

     For the year ended February 28, 2001, the loss on sale/disposal of theatres and other includes a charge of $240.6 million (consisting primarily of the write-off of net book value of $203.7 million and allocated goodwill of $58.5 million partially offset by net proceeds from asset sales) for a plan to accelerate the disposal of approximately 189 theatres comprising 1,160 screens in the U.S., Canada and internationally. These accelerated disposal plans were a result of the continued decline in attendance levels experienced at these theatres, which was exacerbated by the below average film product available during the summer and fall of 2000.

     These 189 theatres targeted for disposal generated $215.4 million in revenues and negative operating cash flow of $22.2 million for the year ended February 28, 2001. During the year ended February 28, 2001, the Company actually disposed of 107 of these theatres comprising 587 screens with the remainder targeted for disposal/renegotiation in fiscal 2002.

     The aforementioned loss on sale/disposal of theatres, which also includes the write-off of certain costs associated with discontinued theatre projects, has been included in Loss on Sale/Disposal of Theatres and Other in the Consolidated Statement of Operations.

     The fiscal 2002 loss on sale/disposal of theatres and other of $33.8 million includes losses on theatres which have been sold or disposed of and the write-down of net book value and other costs associated with theatres targeted for accelerated disposition or lease renegotiation.

NOTE 8 - ACCOUNTS RECEIVABLE

     As of February 28, 2001, accounts receivable of $11.5 million consists of trade receivables of $6.3 million and other receivables of $5.2 million. As of February 28, 2002, accounts receivable of $11.2 million consists of trade receivables of $7.4 million and other receivables of $3.8 million.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 9 - PROPERTY, EQUIPMENT AND LEASEHOLDS

     Property, equipment and leaseholds consists of:

                                                          FEBRUARY 28,   FEBRUARY 28,
                                                              2001           2002
                                                          ------------   ------------
Land                                                       $   61,562     $   55,805
Buildings                                                     486,235        510,328
Equipment                                                     299,371        310,361
Leasehold Improvements                                        187,980        193,658
Theatre Lease Rights                                          358,690        306,903
Construction in Progress                                       58,534         11,512
                                                           ----------     ----------
  Total Property, Equipment and Leaseholds                  1,452,372      1,388,567
Less: Accumulated Depreciation and Amortization               383,449        404,233
                                                           ----------     ----------
                                                           $1,068,923     $  984,334
                                                           ==========     ==========

     The cost of property and equipment under capital leases amounted to $40.3 million and $27.5 million, with accumulated depreciation of $9.9 million and $9.0 million as of February 28, 2001 and February 28, 2002, respectively. Depreciation expense of property and equipment under capital leases is included in depreciation and amortization expense in the Consolidated Statement of Operations.

     The Company continues to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS No. 121. As a result of this process, the Company has recognized a provision for asset impairment, for theatres which have continued to operate, of $5.5 million, $7.5 million and $7.5 million for the years ended February 28, 2000, February 28, 2001 and February 29, 2002, respectively. These charges are included in Depreciation and Amortization in the Consolidated Statement of Operations.

NOTE 10 - LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

     The Company's long-term investments primarily consist of 50% interests in LST, which operated 10 theatres with 156 screens, MJT, which operated 5 theatres with 60 screens, and Yelmo, which operated 18 theatres with 173 screens, and a 24.6% interest in Megabox, which operated 4 theatres with 32 screens, each at February 28, 2002. The Company accounts for these investments following the equity method of accounting.

     The Company's carrying value of LST was $13.0 million and $14.7 million, of MJT was $17.3 million and $13.6 million, of Yelmo was $57.5 million and $56.3 million, and of Megabox was $8.1 million and $7.7 million, each at February 28, 2001 and February 28, 2002, respectively. The investments were in the form of equity, interest bearing notes and working capital advances.

     The Company's equity share of earnings/(losses) in LST, MJT, Yelmo and Megabox, in the aggregate, for the years ended February 28 or 29, 2000, 2001 and 2002 was approximately $1.1 million, $(5.1) million and $(1.7) million, respectively. In addition, during fiscal 2001, the Company recorded a charge of approximately $3.3 million related to the write-down of certain assets related to MJT which are reflected in Equity (income)/loss in long-term investments in the Consolidated Statement of Operations.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 10 - LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS, CONTINUED

     The following table presents condensed financial information for the LST, MJT, Yelmo and Megabox partnerships on a combined basis:

                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                    FEBRUARY 29,    FEBRUARY 28,    FEBRUARY 28,
                                                        2000            2001            2002
                                                    ------------    ------------    ------------
Box Office                                            $ 81,531        $ 96,958        $121,519
Concessions/Other                                       37,209          44,311          53,696
                                                      --------        --------        --------
Total Revenues                                         118,740         141,269         175,215
Total Operating Costs                                   91,319         107,552         135,726
General and Administrative Costs                         4,789          10,412           8,166
Loss on Sale/Disposal of Theatres and Other                 --           7,239               3
                                                      --------        --------        --------
                                                        22,632          16,066          31,320
Depreciation and Amortization                           10,351          16,994          22,116
                                                      --------        --------        --------
Income/(Loss) from Operations                         $ 12,281        $   (928)       $  9,204
                                                      ========        ========        ========
Net Income/(Loss)                                     $  2,954        $(10,784)       $ (2,428)
                                                      ========        ========        ========

     On April 2, 2002, Onex and OCM Cinema, the holders of 100% of the Company's common stock as of March 21, 2002, acquired a 49% interest in LST (and agreed to acquire the remaining 1% interest not later than May 1, 2003). As noted above, the Company owns a 50% interest in LST and, accordingly, Onex will have a controlling interest in LST. Beginning April 2, 2002, the assets, liabilities, and results of operations of LST will be included in the Company's financial statements on a combined basis as opposed to the equity method of accounting followed in prior years.

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of:

                                                          FEBRUARY 28,   FEBRUARY 28,
                                                              2001           2002
                                                          ------------   ------------
Accounts payable -- trade                                   $41,942        $ 53,526
Accrued occupancy                                             6,583          17,956
Accrued bankruptcy related costs and severance                3,448          38,938
Other accrued expenses                                       36,086          44,706
                                                            -------        --------
                                                            $88,059        $155,126
                                                            =======        ========

     At February 28, 2001 and 2002, other accrued expenses include $4.0 million and $5.6 million, respectively, of contractual obligations and other liabilities related to acquired leases. Additionally, approximately $44.0 million and $7.7 million of contractual obligations related to acquired leases are included in Other Long-term Liabilities at February 28, 2001 and 2002, respectively. These contractual obligations relate to unfavorable above market acquired lease obligations or contractual buyouts for certain acquired theatres. Also see Note 4 to these consolidated financial statements as certain lease related and other liabilities that arose prior to fiscal 2001 have been reclassified to Liabilities Subject to Compromise as a result of the bankruptcy proceedings.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - LONG-TERM DEBT AND OTHER OBLIGATIONS

     Due to the Company's failure to comply with certain financial covenants and the commencement of the chapter 11 and CCAA cases, the Company was in default on substantially all of its pre-petition debt obligations. Except as otherwise may be determined by the U.S. Bankruptcy Court or the Superior Court, the stay protection afforded by the chapter 11 and CCAA cases prevented any action from being taken with regard to any of the defaults under the pre-petition debt obligations. Certain of these obligations were classified as Liabilities Subject to Compromise at February 28, 2001 and 2002. See Note 4 to these consolidated financial statements for additional information. No interest has been paid or accrued on indebtedness subsequent to the petition date and no principal payments have been made since the petition date. In accordance with the final order approving the Debtor-in-Possession Credit Facility (the "DIP Facility"), the Company is authorized to make adequate protection payments on a monthly basis in an amount equal to the base rate of interest plus 150 basis points on the pre-petition bank debt outstanding under the Senior Revolving Credit Facility. The Company's borrowings under its Senior Revolving Credit Facility at February 28, 2001 and 2002 totaled $733.8 million and $737.2 million, respectively, with an additional $5.0 million and $4.6 million of availability for outstanding letters of credit, respectively. The Senior Revolving Credit Facility balance at February 28, 2002 includes approximately $2.0 million of pre-petition accrued interest that had been classified as an accrued expense. The remaining increase in borrowings of $1.3 million during the fiscal year ended February 28, 2002 represents the funding of amounts drawn on existing letters of credit under the Senior Revolving Credit Facility.

     Long-term debt and other obligations consist of:

                                                    FEBRUARY 28,        FEBRUARY 28,
                                                        2001                2002
                                                  -----------------   -----------------
Senior Revolving Credit Facility                      $733,844            $737,188
Debtor-in-Possession Credit Facility                        --                  --
West 34th Street Loan                                       --               7,304
Mortgages payable -- non-recourse, payable
  through 2008, interest rates from 8.5% to
  11.5%                                                 10,746               9,390
                                                      --------            --------
                                                       744,590             753,882
Less: Current maturities                               738,197             745,092
                                                      --------            --------
                                                      $  6,393            $  8,790
                                                      ========            ========

     Annual maturities of obligations under long-term debt for the next five fiscal years and thereafter are set forth as follows:

YEAR ENDING FEBRUARY 28 OR 29,
------------------------------
2003                                                        $745,092
2004                                                             602
2005                                                             652
2006                                                             708
2007                                                             768
Thereafter                                                     6,060
                                                            --------
                                                            $753,882
                                                            ========

     In connection with the Company's chapter 11 and CCAA filings, on February 15, 2001, as amended, the Company entered into an agreement with Bankers Trust Company, as Administrative Agent for the DIP Facility. The DIP Facility, approved by the U.S. Bankruptcy Court on April 4, 2001, provided financing of

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

approximately $146 million, of which $60 million consisted of a new revolving credit line. The remaining $86 million was term debt used to repay post-default advances (i.e., subsequent to August 31, 2000) made under the Senior Revolving Credit Facility, which were secured with mortgages on eleven of the Company's existing theatre properties. This $86 million is included in the current portion of long-term debt of $745.1 million as of February 28, 2002. The $60 million revolving credit facility included in the DIP Facility was available to finance the Company's operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon -- up to a maximum of $20 million) and the completion of certain designated construction projects which were committed to prior to the petition date. Loans under the DIP Facility bear interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%. The weighted average interest rate relating to the DIP Facility was 6.7% for fiscal year 2002. The terms of the DIP Facility also required the Company to make adequate protection payments on a monthly basis on the pre-default amounts borrowed under the Senior Revolving Credit Facility (approximately $655 million). The terms of the DIP Facility contained certain restrictive covenants which included: limitations on the incurrence of additional guarantees, liens and indebtedness, limitations on the sale of assets, and limitations on the funding of capital expenditures. The DIP Facility also required that the Company meet certain minimum thresholds for consolidated cumulative earnings before interest, taxes, depreciation/amortization and other expenses as defined. For the months ended February 28, 2001 through February 28, 2002, the Company was in compliance with all financial covenant requirements reflected in the DIP Facility.

     On July 3, 2001, the U.S. Bankruptcy Court authorized the Company to execute a Second Amendment to the DIP Facility. This amendment generally permitted the Company to separately finance its obligations to complete the 14-screen theatre complex at West 34th Street in New York City, which opened on November 2, 2001 and is being operated by the Company under a long-term operating lease agreement. This theatre was committed to by the Company prior to the petition filing date (February 15, 2001). The developer agreed to provide the Company with financing of up to $10 million to complete the West 34th Street theatre and as of February 28, 2002, $7.3 million had been drawn. As collateral for this loan, the developer received, among other things, a first priority security interest in an existing property, which is owned by the Company in fee. The fair value of this collateral approximates the amount drawn under this loan as of February 28, 2002. The West 34th Street Loan was also secured by a lien on the Company's interest in the West 34th Street lease and the cash flow generated by the theatre operations. The loan bears interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%, which is payable monthly. Pursuant to its terms, this loan was repaid upon the Company's emergence from bankruptcy (March 21, 2002).

     As of February 28, 2001 and 2002, no amounts had been drawn against the revolving credit portion of the DIP Facility. The $86 million drawn to repay post-default advances is included in amounts due under the Senior Revolving Credit Facility. The Company's availability under the DIP Facility equaled $60.0 million as of February 28, 2002. As a result of the Company's emergence from bankruptcy on March 21, 2002, the Company no longer has any availability under the DIP Facility. The DIP Facility expired upon the effectiveness of the Company's plan of reorganization (March 21, 2002).

     At February 28, 2002, the Company had outstanding $300 million aggregate principal amount of 8 7/8% Senior Subordinated Notes (the "Notes") due 2008. On February 1, 2001, the required interest payment of $13.3 million due on the Company's Notes was blocked by the lenders under the Senior Revolving Credit Facility. In accordance with the Indenture, the Company had thirty days to cure the default before such payment default became an event of default which would permit the requisite holders to accelerate payment of the outstanding principal amount of and accrued interest on these notes. These Notes automatically accelerated as a result of the chapter 11 filing. The payments on the 8 7/8% Senior Subordinated Notes,

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

including interest, have been stayed and have been reclassified as Liabilities Subject to Compromise in the Consolidated Balance Sheet. See Note 3, Plan of Reorganization, and Note 4, Liabilities Subject to Compromise, for further discussion. Pursuant to the Plan, which was effective on March 21, 2002, these notes and interest thereon were settled as an unsecured U.S. claim, in accordance with the provisions of the Plan described in Note 3 to these consolidated financial statements.

SUBSEQUENT EVENTS - LONG-TERM DEBT

     On the Effective Date, the Company entered into a Term Loan Agreement (the "Term Loan") with Bankers Trust Company, as administrative agent. The Term Loan, which approximates $430 million, represents the restructuring of 98.25% of $437.2 million outstanding under the Company's Senior Revolving Credit Facility prior to emergence from bankruptcy. The remaining $300 million of pre-petition bank debt owned by Onex and OCM Cinema was converted into equity of the Company. The maturity date of the Term Loan is February 28, 2008. The principal payment dates are quarterly commencing May 31, 2003. The Term Loan bears interest at a rate of: (i) the base rate or an Adjusted Eurodollar rate plus (ii) an applicable margin based on the Company's Leverage Ratio (as defined).

     Additionally, on March 21, 2002, pursuant to the terms of the Plan, the Company entered into a $140 million Priority Secured Credit Agreement (the "Credit Agreement") with Bankers Trust Company, as administrative agent for the U.S. financial institution lenders, and Deutsche Bank AG, Canada Branch, as administrative agent for the Canadian financial institution lenders. The Credit Agreement is comprised of two tranches: (i) an $85 million Exit Revolving Credit Facility (including $10 million available to Cineplex Odeon) and (ii) a $55 million Exit Term Loan (including $20 million available to Cineplex Odeon). The proceeds of these facilities will be used: (i) to provide for the working capital requirements and general corporate purposes, (ii) pay certain costs and expenses related to the bankruptcy and (iii) to fund a portion of the general unsecured creditors settlement. These facilities are secured by, among other things, a pledge of the stock of the Company's subsidiaries and liens on substantially all of the Company's assets. The maturity date of the Term Loan is February 28, 2007. The principal payment dates are quarterly commencing May 31, 2003. The Exit Term Loan bears interest at the base rate plus 2.75% or the Adjusted Eurodollar rate plus 3.75% for U.S. loans and at the Canadian Prime Rate plus 2.75% or the BA Rate plus 3.75% for Canadian loans.

     The Term Loan, Exit Term Loan and Exit Revolving Credit Facility include various financial covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business,
(xi) limitations on capital expenditures and (xii) certain reporting requirements. Additionally, these facilities include financial performance covenants, including: (i) a Maximum Leverage Ratio (as defined) and (ii) a Minimum Debt Service Coverage Ratio (as defined).

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

     Annual maturities of obligations under the Term Loan and Credit Agreement for the next five years and thereafter are set forth as follows:

YEAR ENDING FEBRUARY 28 OR 29,
------------------------------
     2003                                                   $  5,550
     2004                                                     20,000
     2005                                                     25,000
     2006                                                     25,000
     2007                                                     64,450
     Thereafter                                              344,932
                                                            --------
                                                            $484,932
                                                            ========

NOTE 13 - LEASES

     The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rentals plus percentage rentals based upon sales volume, and may include escalation clauses, guarantees and certain other restrictions, and also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of five to ten years.

     Future minimum rental commitments at February 28, 2002 under the above mentioned operating and capital leases are set forth as follows:

                                                         OPERATING    CAPITAL
YEAR ENDING FEBRUARY 28 OR 29,                             LEASES     LEASES
------------------------------                           ---------    -------
     2003                                                $  101,281   $ 2,586
     2004                                                    99,938     2,709
     2005                                                   100,459     2,709
     2006                                                    99,151     2,709
     2007                                                    97,145     2,709
     Thereafter                                             961,684    31,164
                                                         ----------   -------
     Total Minimum Rentals                               $1,459,658    44,586
                                                         ==========
     Less Amount Representing Interest                                 20,877
                                                                      -------
     Net Minimum Rentals                                              $23,709
                                                                      =======

     The future minimum rental commitments at February 28, 2002 for the next five years and thereafter, as set forth in the table above, exclude rental commitments for those leases which have been rejected/repudiated as a result of the chapter 11 and CCAA filings.

     Minimum rental expense related to operating leases was $102.9 million, $115.1 million and $99.2 million for the years ended February 28 or 29, 2000, 2001 and 2002, respectively. Percentage rental expense for those same periods was $7.5 million, $4.9 million and $7.1 million, respectively.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 14 - EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

PROFIT SHARING AND SAVINGS PLAN

     The Company has a defined contribution Profit Sharing and Savings Plan ("Savings Plan") for substantially all eligible salaried employees in the United States and Canada under which the Company contributes by matching 50% of the employee contribution up to a maximum of 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), but this amount is not eligible for matching contributions by the Company. The Savings Plan also provides for special profit sharing contributions, the annual amount of which is determined at the discretion of the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $2.4 million, $2.6 million and $2.6 million for the years ended February 28 or 29, 2000, 2001 and 2002, respectively.

EMPLOYEE HEALTH AND WELFARE AND OTHER POST-RETIREMENT BENEFITS

     The Company provides health and welfare benefits and post-retirement benefits to eligible executives and employees in the United States and Canada. The Company has accrued post-retirement benefits of $3.5 million and $3.5 million at February 28, 2001 and 2002, respectively, and recognized an annual cost of $49 and $240 for the years ended February 28 2001 and 2002, respectively. There was no annual cost recognized for the year ended February 29, 2000. The cost and accrued benefit obligations are calculated using a discount rate of 7.5% and 7.25% for the years ended February 28, 2001 and 2002, respectively, and a health care trend rate of 9% for fiscal 2002 (with this rate assumed to gradually decrease to 5% for fiscal 2010 and thereafter).

PENSION PLANS

     The Company had a defined benefit pension plan covering all full-time employees in the United States, which provided benefits based on years of service and the employees' compensation for certain periods during the last years of employment. During fiscal 1999, the Company decided to freeze benefits under this plan and convert the plan to a cash balance plan. This plan was restructured as of January 1, 1999 and all eligible employees previously covered under the plan became eligible to participate in the Company's Savings Plan. As of February 28, 2001 and 2002, the pension fund assets were $8.1 million and $7.7 million, respectively, the projected benefits obligations were $11.1 million and $10.1 million, respectively, and the Company had accrued pension costs of $3.2 million and $2.0 million, respectively, associated with this plan. Additionally, the Company has recognized an annual cost of $402, $368 and $236 for the year ended February 28 or 29, 2000, 2001 and 2002, respectively. The cost and accrued benefit obligations associated with the pension plan were calculated utilizing a discount rate of 7.5% and 7.25% for the years ended February 28, 2001 and 2002, respectively, and a long-term rate of return of 8.5% and 9.0% for fiscal 2001 and 2002, respectively.

     The Company has a pension plan covering substantially all full-time Canadian employees. Prior to January 1, 1993 this plan was a defined benefit plan, and effective on that date it was converted to a defined contribution plan. At the date of conversion, benefits under the defined benefit plan were frozen. The actuarial estimate for the plan covering Canadian employees indicates a surplus of pension fund assets over accrued benefits of approximately $918 and $930 as of February 28, 2001 and 2002, respectively. The cost and accrued benefit obligations associated with the pension plan were calculated utilizing a discount rate of 6.5% and 6.5% and a long-term rate of return of 7.0% and 7.0% for fiscal 2001 and 2002, respectively.

OTHER PLANS

     Various employees are covered by union sponsored pension plans. The contributions are determined in accordance with provisions of negotiated labor contracts. Under these agreements, benefit expenses aggregated

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 14 - EMPLOYEE AND POSTRETIREMENT BENEFIT PLANS, CONTINUED

$1.8 million, $1.6 million and $1.5 million for the years ended February 28 or 29, 2000, 2001 and 2002, respectively.

NOTE 15 - RELATED PARTY TRANSACTIONS

     In the ordinary course of business, LCP has entered into transactions with certain current or former stockholders of the Company. A summary of significant transactions with these parties is provided below.

     The Company has exhibited films distributed by Sony Pictures Entertainment Inc. ("SPE") in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are on an arm's-length basis. At February 28, 2001 and 2002, the Company owed SPE and affiliates $10.9 million and $6.1 million, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by SPE in the amount of $38.4 million, $41.0 million and $36.1 million, for the years ended February 28 or 29, 2000, 2001 and 2002, respectively. Additionally, the Company leases a theatre property from an affiliate of Sony Corporation of America ("SCA"). Total occupancy related payments during fiscal years 2001 and 2002 were $4.7 million and $4.0 million, respectively. As discussed in Note 3 to these consolidated financial statements, upon the Company's emergence from bankruptcy all existing equity securities of LCP were cancelled. As a result, SPE ceased to own any of the Company's common stock as of the effective date of the Plan (March 21, 2002).

     The Company has exhibited films distributed by Universal Studios, Inc. ("Universal") in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are on an arm's-length basis. At February 28, 2001 and February 28, 2002, the Company owed Universal $1.0 million and $5.5 million, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by Universal in the amount of $51.3 million, $48.2 million and $47.1 million for the years ended February 28 or 29, 2000, 2001 and 2002, respectively. On June 28, 2001, Universal sold 14,946,461 shares of the Company's common stock and 63,000 shares of the Company's Class B non-voting common stock to Goldman, Sachs & Co. In addition, Universal affiliate Universal Studios International BV sold 17,000 Class B non-voting common shares to Goldman, Sachs & Co. All of the shares were sold for an aggregate purchase price of $1.00. Following the sale, Universal ceased to own any shares of common stock of the Company.

     The Company has entered into several transactions with affiliates of Millennium Development ("Millennium"), an affiliate of MDP Ventures II LLC, and negotiations are ongoing with respect to other transactions. The Company leases real property in New York from an affiliate of Millennium. Total occupancy related payments to Millennium, with respect to this property, during fiscal years 2001 and 2002 were approximately $5.3 million and $3.9 million, respectively. In December 2000, the Company entered into an agreement with an affiliate of Millennium to restructure a lease entered into by one of its subsidiaries concerning a property in Boston, Massachusetts. Under the terms of the revised agreement, aggregate base lease payments will be approximately $3.8 million per year with percentage rent payments based on the performance of the theatre. Total occupancy related payments to Millennium, with respect to this property, which opened during fiscal year 2002 were approximately $2.9 million. The Company's Star Theatres partnership and an affiliate of Millennium each hold a 50% interest in Star Southfield Center, LLC, which leases real property in Michigan to Star Theatres. Total rental related payments to Star Southfield Center, LLC under this lease for fiscal years 2001 and 2002 were approximately $2.8 million. As discussed in Note 3 to these consolidated financial statements, upon the Company's emergence from bankruptcy all existing equity securities of LCP were cancelled. As a result, Millennium ceased to own any of the Company's common stock as of the effective date of the Plan (March 21, 2002).

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 16 - INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". This statement applies an asset and liability approach that requires the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the consolidated financial statements and tax returns.

     The provision for income taxes consists of the following:

                                          FEBRUARY 29,        FEBRUARY 28,        FEBRUARY 28,
                                              2000                2001                2002
                                        -----------------   -----------------   -----------------
Current tax expense
  U.S. federal                               $   --              $   --              $   --
  State and local                               593               2,000               1,328
  Foreign                                     1,069               1,598               1,222
                                             ------              ------              ------
     Total current                            1,662               3,598               2,550
Deferred tax expense
  U.S. federal                                   --                  --                  --
  State and local                                --                  --                  --
                                             ------              ------              ------
Total tax provision                          $1,662              $3,598              $2,550
                                             ======              ======              ======

     Reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

                                            FEBRUARY 29,       FEBRUARY 28,        FEBRUARY 28,
                                            2000       %       2001        %       2002       %
                                          --------   -----   ---------   -----   --------   -----
Benefit on pre-tax loss before
  cumulative effect of change in
  accounting principle at statutory
  federal income tax rate                 $(17,405)  (35.0)  $(148,683)  (35.0)  $(64,872)  (35.0)
Provision for state and local taxes (net
  of federal income tax benefit)               385     0.8       1,300     0.3        863     0.5
Change in valuation allowance               13,205    26.6     143,373    33.8     58,175    31.4
Impact of foreign operations (primarily
  minimum/capital taxes)                     1,069     2.1       1,598     0.4      1,222     0.7
Other non-deductible expenses (primarily
  amortization of goodwill and other
  intangible assets)                         4,408     8.9       6,010     1.4      7,162     3.8
                                          --------   -----   ---------   -----   --------   -----
                                          $  1,662     3.4   $   3,598     0.9   $  2,550     1.4
                                          ========   =====   =========   =====   ========   =====

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 16 - INCOME TAXES, CONTINUED

     Significant components of the deferred tax assets and liabilities follow:

                                                FEBRUARY 28, 2001    FEBRUARY 28, 2002
                                                -----------------    -----------------
Net deferred tax assets:
  Net operating loss carryforwards                  $ 293,344            $ 320,738
  Loss on sale/disposals of theatres and other         96,594              124,676
  Contractual obligations                              42,161               37,025
  Book/tax fixed asset basis differences               22,757               19,248
  Other                                                19,111               17,727
                                                    ---------            ---------
                                                      473,967              519,414
Less: valuation allowance                            (457,817)            (505,062)
                                                    ---------            ---------
     Total net deferred tax assets                     16,150               14,352
Net deferred tax liabilities:
  Depreciation and amortization                        16,150               14,352
                                                    ---------            ---------
     Total net deferred tax liabilities                16,150               14,352
                                                    ---------            ---------
     Net deferred tax liability                     $      --            $      --
                                                    =========            =========

     The valuation allowance of $505.1 million as of February 28, 2002 represents a provision for the uncertainty as to the realization of deferred income tax assets, including temporary differences associated with the loss on sale and disposals of theatres, certain contractual obligations and net operating loss ("NOL") carryforwards. The Company has concluded that based upon expected future results, it cannot be reasonably assured that the deferred income tax asset balance will be realized. During the current year, the valuation allowance for deferred income tax assets increased by approximately $47.2 million. This increase was due to the generation of NOLs, relating to a book taxable loss and additional temporary differences, primarily relating to the loss on sale and disposals of theatres.

     For tax purposes, NOLs of approximately $747.3 million, expiring between the years 2003 and 2021, are available to offset future taxable income. A portion of the U.S. NOL carryforwards, in the amount of $215.5 million, is subject to certain limitations and restrictions under the Internal Revenue Code of 1986, as amended. Although the Company continues to realize NOLs for income tax purposes, it continues to be subject to levels of minimum state and local income and capital taxes in North America, which are not offset by NOLs.

     As a result of the plan of reorganization, the net operating loss carryforward will be reduced due to the extinguishment of debt. In addition, any remaining net operating losses may also be limited due to the change in ownership. As these net operating loss carryforwards and valuation allowances will be re-valued as part of the reorganization in accordance with SOP 90-7, any tax benefit derived from the release of the valuation allowances post-reorganization will be accounted for as a credit to goodwill rather than a deduction from the income tax provision.

     No provisions have been made for foreign withholding taxes or United States income taxes associated with the cumulative undistributed earnings of foreign subsidiaries as of February 28, 2002, as these earnings are expected to be reinvested in working capital and other business needs indefinitely. A determination of the amount of unrecognized deferred income tax liability with respect to such earnings is not practicable.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 17 - SEGMENT AND GEOGRAPHIC DATA

     The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas.

                                           UNITED STATES    CANADA     INTERNATIONAL   CONSOLIDATED
                                           -------------    ------     -------------   ------------
February 29, 2000
     Box office revenue                     $  525,698     $ 119,847     $  2,229       $  647,774
     Concessions                               191,749        51,088          674          243,511
     Total operating revenue                   744,704       180,272        3,491          928,467
     Income/(loss) from operations              28,882          (834)      (6,193)          21,855
     Total assets                            1,487,981       362,998       56,410        1,907,389
     Capital expenditures                      149,158        28,778        7,414          185,350
     Depreciation and amortization
       expense                                  91,050        20,586          600          112,236

February 28, 2001
     Box office revenue                     $  516,772     $ 110,030     $  2,049       $  628,851
     Concessions                               194,741        45,665          628          241,034
     Total operating revenue                   736,851       165,395        3,022          905,268
     Loss from operations                     (160,155)     (102,547)     (12,973)        (275,675)
     Total assets                            1,314,851       295,461       67,274        1,677,586
     Capital expenditures                      108,977        41,706          176          150,859
     Depreciation and amortization
       expense                                  98,784        24,390          945          124,119

February 28, 2002
     Box office revenue                     $  495,502     $ 104,241     $    982       $  600,725
     Concessions                               182,330        41,623          336          224,289
     Total operating revenue                   702,313       152,310        1,530          856,153
     Income/(loss) from operations             (34,518)       11,543       (3,264)         (26,239)
     Total assets                            1,230,847       283,588       65,284        1,579,719
     Capital expenditures                       41,383        14,505           --           55,888
     Depreciation and amortization
       expense                                  91,312        17,123          388          108,823

     No single customer accounts for more than 10% of total revenues for each of the three years ended February 28, 2002.

NOTE 18 - STOCK OPTION PLANS

     During fiscal 1998, the Company created the 1997 Stock Incentive Plan (the "Stock Plan") providing for the granting of options to employees, officers, directors, consultants, and advisors of the Company or an affiliate. The Stock Plan is administered by a committee of the Board of Directors (the "Committee"). The Stock Plan provides for the grants or awards of incentive and non-qualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units and performance shares. During December 1997, the Company granted non-qualified stock options to certain key employees. During April 1999, the Company granted 1,991,472 additional non-qualified stock options to 900 of its employees. Additionally, during April 2000, the Committee approved a grant of 340,000 non-qualified stock options to the Company's employees. Under the Stock Plan, the Company had a total of 5,862,265 shares available for the grant of awards. As of February 28, 2001 and 2002, an aggregate of 5,143,361 shares and 4,809,558 shares were subject to outstanding options, respectively. As of February 28, 2001 and 2002, an

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 18 - STOCK OPTION PLANS, CONTINUED

aggregate of 2,686,910 options and 3,265,848 options were exercisable, respectively. Pursuant to the plan of reorganization that became effective on March 21, 2002, all outstanding stock options were cancelled.

     The following table summarizes information about the stock options outstanding at February 28, 2001 and 2002 (per share amounts are in whole dollars):

                                                   YEAR ENDED                     YEAR ENDED
                                               FEBRUARY 28, 2001              FEBRUARY 28, 2002
                                          ----------------------------   ----------------------------
                                          NUMBER OF   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
                                           SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                          ---------   ----------------   ---------   ----------------
Shares under option:
  Outstanding at beginning of year        5,152,560        $12.38        5,143,361        $11.91
  Granted                                   340,000          3.63               --            --
  Exercised                                      --            --               --            --
  Forfeited/expired                        (349,199)        10.84         (333,803)        10.81
                                          ---------                      ---------
Outstanding at end of year                5,143,361         11.91        4,809,558         11.98
                                          =========                      =========
Options exercisable at year-end           2,686,910         12.53        3,265,848         12.54
Weighted average fair value of options
  granted/converted                                          1.47                             --

     The Company applies APB No. 25 and related interpretations in accounting for the Stock Plan. For purposes of the disclosure below, compensation costs for the Stock Plan have been determined based upon the fair value at the date of grant for awards under the Stock Plan, consistent with the methodology under SFAS No. 123, utilizing the Black-Scholes option pricing model based on the following assumptions:

                                                              2001    2002
                                                              -----   -----
Expected life (years)                                             5       5
Expected volatility                                           38.97%  38.97%
Expected dividend yield                                          --      --
Risk free interest rate                                        6.41%   6.41%

     The Company's net loss and loss per share for the years ended February 29, 2000, February 28, 2001 and February 28, 2002 are presented in the pro forma amounts indicated below (per share amounts are in whole dollars):

                                                               2000       2001        2002
                                                             --------   ---------   ---------
Net loss                                       As reported   $(51,390)  $(436,246)  $(187,900)
                                               Pro forma      (53,102)   (438,097)   (190,901)
Loss per share -- basic                        As reported      (0.88)      (7.44)      (3.21)
                                               Pro forma        (0.91)      (7.47)      (3.26)
Loss per share -- diluted                      As reported      (0.88)      (7.44)      (3.21)
                                               Pro forma        (0.91)      (7.47)      (3.26)

NOTE 19 - COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     As of February 28, 2002, the Company has aggregate commitments of $33.2 million primarily related to the completion of construction of two theatre properties (comprising 28 screens) anticipated to be opened next year and several recently opened theatres. The Company has also guaranteed $91.2 million related to

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 19 - COMMITMENTS AND CONTINGENCIES, CONTINUED

obligations under lease agreements entered into by MJT. The Company also has a $4 million standby letter of credit issued under its credit facility to support its commitment with respect to one of the theatre leases.

METREON ARBITRATION

     In May 1997, the Company entered into a 21-year lease with Metreon, Inc. ("Metreon"), an affiliate of SCA, to operate a multiplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to construction costs (amount of dispute is approximately $5 million) that may be the Company's responsibility under the lease. Also, the Company is in dispute with regard to the nature of the costs that Metreon is seeking to include as operating expenses under the lease, and the proper allocation of operating expenses to this theatre, based on the Company's proportionate share of the complex. To date, the Company has been unable to resolve these issues through negotiation with Metreon. The estimated difference in operating expenses allocable to this theatre, taking into account differences over both the nature of the allocable costs and determination of the Company's proportionate share of the complex, is approximately $3-$4 million per annum for the duration of the lease. Pursuant to the terms of the lease, the Company is to contribute to the operating expenses of the complex in an amount equal to its proportionate share of the total floor area of the complex. Metreon has asserted that the Company's proportionate share of the complex is approximately 47%, while the Company asserts that its proportionate share is approximately 32%. On September 19, 2000, as permitted by the lease, Metreon filed a demand for arbitration with the American Arbitration Association seeking a declaration of the proportionate share of the complex floor area occupied by this theatre. This arbitration was stayed as a result of the filing of the chapter 11 petition. On May 17, 2001, Metreon filed a motion for relief from the automatic stay to pursue the arbitration. The Company filed an objection to Metreon's motion and a hearing on the motion and the objection did not occur. On May 23, 2002, the U.S. Bankruptcy Court entered an order (the "Assumption Order") authorizing the Company to assume the Metreon lease. The Assumption Order provides that the assumption of the lease is without prejudice to any rights of the Company and Metreon with respect to the merits of the dispute or the appropriate forum for resolving the dispute. The Company believes that it has meritorious defenses to all of Metreon's claims against the Company under the lease and intends to vigorously assert its position regarding its proportionate share of the complex.

ADA LITIGATION

     The Department of Justice ("DOJ"), in coordination with the New York City Commission on Human Rights, is currently investigating Cineplex Odeon's theatres in New York City with respect to its compliance with the Americans with Disabilities Act ("ADA") and the New York City Human Rights Law. The DOJ has alleged that its investigation had identified numerous violations of the ADA. The Company has opposed, and will continue to vigorously oppose, the allegations and claims of the DOJ with respect to the compliance of these theatres under the ADA. However, the Company cannot guarantee that the remediation costs relating to the ADA will not be material.

ENVIRONMENTAL LITIGATION

     Two drive-in theatres, both formerly leased by the Company in the State of Illinois, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of construction debris, auto shredder residue or other debris. Such material may contain hazardous substances. One of these leases terminated in the ordinary course prior to the Debtors filing their chapter 11 cases. Pursuant to an order of the U.S. Bankruptcy Court, the other lease was rejected in accordance with the Bankruptcy Code. Termination or rejection of these leases, however, may not terminate all of the Debtors'

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 19 - COMMITMENTS AND CONTINGENCIES, CONTINUED

liability in connection with the prior disposal on these properties. In addition, the rejected lease property is the subject of an action, filed in August 1998 in the Circuit Court of Cook County, Illinois by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and ground water testing and remediation, if necessary. The court recently established a final discovery cut-off date of July 31, 2002 followed by a status hearing on August 15, 2002. The Company believes that this action (and any other actions arising from or in connection with this property) is automatically stayed under Section 362 of the Bankruptcy Code. Despite the application of the automatic stay, the Illinois Attorney General's office has continued to prosecute the action. Due to the complex nature of this litigation and the difficulties inherent in attempting to prevent the State of Illinois from violating the automatic stay, the Company has continued to defend against this action while reserving all of their rights under applicable bankruptcy law. The State of Illinois filed a proof of claim in the bankruptcy case regarding this matter. Nevertheless, the Company believes that any claim by the State of Illinois will be treated as a pre-petition claim and will not be enforceable against the post-petition entity. However, there can be no assurance that the Company's liability, if any, in connection with this action will not be material and the Company's range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre properties, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other potentially responsible parties, and the ability of such parties to satisfy their share of such liability.

COMPETITION BUREAU PROCEEDINGS

     In April 2000, the Canadian Competition Bureau obtained a court order requiring the Company's subsidiaries, Cineplex Odeon and Cineplex Odeon (Quebec) Inc., to produce certain business information on a confidential basis. Cineplex Odeon has fully complied with the order and cooperated with the Competition Bureau in the course of the inquiry. The Company's information is that the Competition Bureau's investigation is under the reviewable matters (civil, not criminal) part of the Competition Act. The Company is expecting a decision shortly from the Competition Bureau regarding whether it will terminate or continue the inquiry and/or seek remedial relief. If the Competition Bureau were to seek a remedy, its recourse would be to ask a Federal Tribunal for remedial relief in the form of an injunctive order to promote competition. The Company has vigorously opposed any allegation of anti-competitive conduct and will continue to do so.

SIX WEST RETAIL ACQUISITION, INC.

     On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company, initiated a lawsuit against the Company and some of its affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages. Six West alleges that the Company has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. Six West owns or leases the Paris and New York Twin theatres in Manhattan. The Paris theatre was managed by one of the Company's subsidiaries under an oral management agreement that has been terminated. The New York Twin theatre is managed by one of the Company's subsidiaries under a written management agreement. Six West also alleges that the Company violated its contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, Six West filed an amended complaint asserting similar claims with respect to the Festival Theatre which was operated by one of the Company's subsidiaries until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. The court decided both motions in a memorandum opinion and order dated March 8, 2000. The court granted defendants' motion to dismiss the contract claims against the individual non-corporate defendants and a portion of one claim against the Company. The court denied the motion with respect to the remainder of the amended complaint and the non-LCP corporate

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 19 - COMMITMENTS AND CONTINGENCIES, CONTINUED

defendants. Discovery in the action is still in progress. LCP believes that Six West's claims are without merit and intends to oppose them vigorously. This action was stayed with respect to those defendants that are U.S. Debtors as a result of the filing of the chapter 11 petitions. On February 23, 2002, the defendants filed with the U.S. Bankruptcy Court a motion for relief from the automatic stay to continue the litigation in the district court. As a result of the Plan becoming effective, the automatic stay is no longer in effect and therefore, the plaintiff's motion is being treated as a motion to modify the discharge injunction pursuant to Section 1141 of the Bankruptcy Code. If the district court action is permitted to proceed and a judgment is obtained against LCP, the plaintiff's recovery would be limited to the distributions provided for in the Plan.

OTHER

     Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its operating results, financial position and cash flows.

NOTE 20 - RECONCILIATION TO CANADIAN GAAP

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States ("U.S. GAAP"). The significant differences between U.S. GAAP and Canadian generally accepted accounting principles ("Canadian GAAP") and their effect on the consolidated financial statements are described below:

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     Under U.S. GAAP, the Company recorded a cumulative effect of change in accounting principle as a result of the adoption of SAB 101, "Revenue Recognition in Financial Statements", effective March 1, 2001. Under Canadian GAAP, because the Company did not have sufficient information to retroactively restate prior periods, the change would have been recorded in the year ended February 28, 2001 as an adjustment to opening retained deficit. Had the cumulative effect of change in accounting principle been recorded directly to opening retained deficit instead of within the Consolidated Statement of Operations, net loss under Canadian GAAP would have been lower for the year ended February 28, 2001 by $7.8 million, and loss per share -- basic and diluted -- would have been $7.31.

ACCOUNTING FOR JOINT VENTURES

     Under U.S. GAAP, LST, MJT and Yelmo were accounted for utilizing the equity method of accounting. Under Canadian GAAP, the equity method of accounting is prohibited for joint ventures; rather, the proportionate consolidation method is required. The proportionate consolidation method of accounting and reporting requires the investor's pro rata share of the assets, liabilities, revenues and expenses that are subject to joint control to be combined on a line by line basis with similar items in the investor's financial

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 20 - RECONCILIATION TO CANADIAN GAAP, CONTINUED

statements. Had the proportionate method of accounting been applied, the respective line items in the balance sheet and income statement would have increased/(decreased) by the following amounts:

                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                  2001           2002
                                                              ------------   ------------
Total assets                                                       $85,744        $89,172
Total liabilities                                                   62,971         66,564
Total equity                                                        22,773         22,608

                                                        YEAR ENDED    YEAR ENDED     YEAR ENDED
                                                       FEBRUARY 28,  FEBRUARY 28,   FEBRUARY 28,
                                                           2000          2001           2002
                                                       ------------  ------------   ------------
Total operating revenues                                    $68,308       $74,424        $83,145
Theatre operations, cost of concessions and other
  expenses                                                   53,751        61,811         68,183
General and administrative                                    2,761         2,507          2,913
Depreciation and amortization                                 6,200         9,154         11,108
Loss on sale/disposal of theatres and other                     406         5,269              3
Income/(loss) from operations                                 5,190       (4,317)            938
Interest expense                                              2,768         4,383          2,857
Equity (income)/loss in long term investments               (1,145)         8,902          2,221
Income tax expense                                            1,277           202            302

FRESH-START ACCOUNTING

     As more fully discussed in Note 3, Plan of Reorganization, the Company emerged from bankruptcy on March 21, 2002, and adopted fresh-start accounting. Under U.S. GAAP, any excess of the reorganization value over the fair value of the assets will be recorded as goodwill, and any extinguishment of liabilities will be recorded as an extraordinary gain, net of tax. Under Canadian GAAP, any excess of the reorganization value over the fair value of the assets will be recorded as a reduction to stockholders' equity, and any extinguishment of liabilities will be charged directly to retained earnings.

SUMMARY

     Had the Company reported its financial information under Canadian GAAP, total assets, total liabilities, stockholders' equity, net income/(loss) and net income/(loss) per share would have been:

                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                  2001           2002
                                                              ------------   ------------
Total assets                                                   $1,763,330     $1,668,891
Total liabilities                                               1,564,460      1,661,830
Stockholders' equity                                              198,870          7,061

                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                             FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,
                                                                 2000           2001           2002
                                                             ------------   ------------   ------------
Net income/(loss)                                              $(51,390)     $(428,405)     $(187,900)
Net income/(loss) per share (in whole dollars)                     (.88)         (7.31)         (3.21)

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                    UNAUDITED CONDENSED FINANCIAL STATEMENTS

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                       UNAUDITED CONDENSED BALANCE SHEET
                (in thousands, except share and per share data)

                                                              CONSOLIDATED    COMBINED
                                                              PREDECESSOR    SUCCESSOR
                                                              -----------    ----------
                                                               FEBRUARY       MAY 31,
                                                               28, 2002         2002
                                                              -----------    ----------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                    $   61,168     $   82,278
 Accounts receivable                                              11,208         12,597
 Inventories                                                       3,432          3,406
 Prepaid expenses and other current assets                         6,222          5,751
                                                              ----------     ----------
   TOTAL CURRENT ASSETS                                           82,030        104,032

PROPERTY, EQUIPMENT AND LEASEHOLDS, NET                          984,334        679,136
OTHER ASSETS
 Investments in and advances to partnerships                      92,742        110,878
 Goodwill and other intangible assets, net                       415,198        263,425
 Deferred charges and other assets                                 5,415         10,495
                                                              ----------     ----------
   TOTAL ASSETS                                               $1,579,719     $1,167,966
                                                              ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable and accrued expenses                        $  155,126     $  157,733
 Deferred revenue                                                 23,732         25,457
 Debtor-in-possession revolving credit facility                       --             --
 Current maturities of long-term debt                            745,092          9,737
 Current portion of capital leases                                   714            762
                                                              ----------     ----------
   TOTAL CURRENT LIABILITIES                                     924,664        193,689

LONG-TERM DEBT AND OTHER OBLIGATIONS                               8,790        536,568
LONG-TERM CAPITAL LEASE OBLIGATIONS                               22,995         22,666
ACCRUED PENSION AND POST-RETIREMENT OBLIGATIONS                    5,627          5,625
OTHER LIABILITIES                                                 92,257         26,926
                                                              ----------     ----------
   TOTAL LONG-TERM LIABILITIES                                   129,669        591,785

LIABILITIES SUBJECT TO COMPROMISE (Note 4)                       540,933             --
                                                              ----------     ----------
   TOTAL LIABILITIES                                           1,595,266        785,474
                                                              ----------     ----------
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY
 Preferred stock ($.01 par value, 25,000 and no shares
   authorized February 28, 2002 and May 31, 2002,
   respectively; nil issued and outstanding at February 28,
   2002 and May 31, 2002)                                             --             --
 Common stock ($.01 par value, 300,000,000 and 0 shares
   authorized at February 28, 2002 and May 31, 2002,
   respectively; 58,538,646 and 0 shares issued and
   outstanding at February 28, 2002 and May 31, 2002)                586             --
 Common stock-class A non-voting ($.01 par value, 10,000,000 and no shares authorized at February 28, 2002 and May 31,
   2002, respectively; no shares issued and outstanding at
   February 28, 2002 and May 31, 2002)                                --             --
 Common stock-class B non-voting ($.01 par value, 10,000,000 and no shares authorized at February 28, 2002 and May 31,
   2002, respectively; 84,000 and no shares issued and
   outstanding at February 28, 2002 and May 31, 2002,
   respectively)                                                       1             --
 Common stock-class A voting ($.01 par value, no and 250,000 shares authorized at February 28, 2002 and May 31, 2002,
   respectively; no and 40,000 shares issued and outstanding
   at February 28, 2002 and May 31, 2002, respectively)               --             --
 Common stock-class B voting ($.01 par value, no and 60,000
   shares authorized at February 28, 2002 and May 31, 2002,
   respectively; no and 60,000 shares issued and outstanding
   at February 28, 2002 and May 31, 2002, respectively)               --              1
 Additional paid-in capital                                      671,707        373,020
 Accumulated other comprehensive income                          (10,370)         1,932
 Retained earnings/(deficit)                                    (677,471)         7,539
                                                              ----------     ----------
   TOTAL STOCKHOLDERS' EQUITY                                    (15,547)       382,492
                                                              ----------     ----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $1,579,719     $1,167,966
                                                              ==========     ==========

The accompanying notes are an integral part of these unaudited condensed financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                  UNAUDITED CONDENSED STATEMENT OF OPERATIONS
                (in thousands, except share and per share data)

                                                       CONSOLIDATED
                                                       PREDECESSOR                COMBINED
                                              ------------------------------     SUCCESSOR
                                                FOR THE                         ------------
                                                 THREE        PERIOD FROM       PERIOD FROM
                                              MONTHS ENDED    MARCH 1, TO       APRIL 1, TO
                                              MAY 31, 2001    MARCH 31, 2002    MAY 31, 2002
                                              ------------    --------------    ------------
REVENUES
  Box office                                  $   127,108      $    52,514        $111,235
  Concessions                                      47,766           20,869          44,753
  Other                                             7,372            2,156           6,058
                                              -----------      -----------        --------
     Total operating revenues                     182,246           75,539         162,046
EXPENSES
  Theatre operations and other expenses           145,936           54,890         121,869
  Cost of concessions                               7,937            2,609           6,253
  General and administrative                        9,951            3,906           8,732
  Depreciation and amortization                    26,747            6,307          11,376
  Restructuring charges                               376            1,445              --
  Loss on sale/disposal of theatres and
     other                                          5,537               --              --
                                              -----------      -----------        --------
     Total operating expenses                     196,484           69,157         148,230
INCOME/(LOSS) FROM OPERATIONS                     (14,238)           6,382          13,816
Interest expense                                   17,695            3,914           6,244
Equity (income)/loss from long-term
  investments                                       2,492              (87)           (125)
Reorganization costs                                9,452            2,573              --
                                              -----------      -----------        --------
INCOME/(LOSS) BEFORE INCOME TAXES AND
EXTRAORDINARY GAIN                                (43,877)             (18)          7,697
Income tax expense                                    592              199             158
                                              -----------      -----------        --------
INCOME/(LOSS) BEFORE EXTRAORDINARY GAIN           (44,469)            (217)          7,539
Extraordinary gain, net of tax                         --          474,290              --
                                              -----------      -----------        --------
NET INCOME/(LOSS)                             $   (44,469)     $   474,073        $  7,539
                                              ===========      ===========        ========
  Weighted average shares
     outstanding -- basic and diluted          58,622,646       58,622,646         100,000
                                              ===========      ===========        ========
  Income/(loss) per share before
     extraordinary gain -- basic and diluted  $     (0.76)     $     (0.00)       $  75.39
                                              ===========      ===========        ========
  Extraordinary gain per share -- basic and
     diluted                                  $        --      $      8.09        $     --
                                              ===========      ===========        ========
  Income/(loss) per share -- basic and
     diluted                                  $     (0.76)     $      8.09        $  75.39
                                              ===========      ===========        ========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

        UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                        CLASS A            CLASS B
                                   COMMON                NON-               NON-              CLASS A            CLASS B
          PREDECESSOR              SHARES      AMOUNT   VOTING    AMOUNT   VOTING    AMOUNT   VOTING    AMOUNT   VOTING    AMOUNT
          -----------            -----------   ------   -------   ------   -------   ------   -------   ------   -------   ------
Balance at February 28, 2002      58,538,646   $ 586      --        $--     84,000    $ 1                 $          --      $--
Foreign currency translation
  adjustment                              --      --      --        --          --     --         --      --         --      --
Net income for month ended
  March 31, 2002                          --      --      --        --          --     --         --      --         --      --
Comprehensive income                      --      --      --        --          --     --         --      --         --      --
Elimination of Predecessor
  equity                         (58,538,646)   (586)     --        --     (84,000)    (1)                           --      --
Issuance of Successor stock               --      --      --        --          --     --     40,000      --     60,000       1
Capital contribution                      --      --      --        --          --     --         --      --         --      --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 2002                 --      --      --        --          --     --     40,000      --     60,000       1
---------------------------------------------------------------------------------------------------------------------------------

SUCCESSOR
Foreign currency translation
  adjustment                              --      --      --        --          --     --         --      --         --      --
Net income for two months ended
  May 31, 2002                            --      --      --        --          --     --         --      --         --      --
Comprehensive income                      --      --      --        --          --     --         --      --         --      --
Combination of Loeks-Star
  Theatres as of April 2, 2002            --      --      --        --          --     --         --      --         --      --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MAY 31, 2002                   --   $  --      --        $--         --    $--     40,000      $--    60,000      $1
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                                  ACCUMULATED
                                     OTHER       ADDITIONAL   RETAINED        TOTAL
                                 COMPREHENSIVE    PAID-IN     EARNINGS    STOCKHOLDERS'
          PREDECESSOR               INCOME        CAPITAL     (DEFICIT)      EQUITY
          -----------            -------------   ----------   ---------   -------------
Balance at February 28, 2002       $(10,370)     $ 671,707    $(677,471)    $ (15,547)
Foreign currency translation
  adjustment                           (135)            --           --          (135)
Net income for month ended
  March 31, 2002                         --             --      474,073       474,073
                                                                            ---------
Comprehensive income                     --             --           --       473,938
Elimination of Predecessor
  equity                             10,505       (671,707)     203,398      (458,391)
Issuance of Successor stock              --        299,999           --       300,000
Capital contribution                     --         35,000           --        35,000
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 2002                --        334,999           --       335,000
---------------------------------------------------------------------------------------------------------------------------------
SUCCESSOR
Foreign currency translation
  adjustment                          1,932             --           --         1,932
Net income for two months ended
  May 31, 2002                           --             --        7,539         7,539
                                                                            ---------
Comprehensive income                     --             --           --         9,471
Combination of Loeks-Star
  Theatres as of April 2, 2002           --         38,021           --        38,021
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MAY 31, 2002            $  1,932      $ 373,020    $   7,539     $ 382,492
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                  UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                 CONSOLIDATED
                                                                  PREDECESSOR                COMBINED
                                                         -----------------------------       SUCCESSOR
                                                          FOR THE                        -----------------
                                                           THREE        PERIOD FROM      PERIOD FROM
                                                         MONTHS ENDED   MARCH 1, TO      APRIL 1, TO
                                                         MAY 31, 2001   MARCH 31, 2002   MAY 31, 2002
                                                         ------------   --------------   -----------------
OPERATING ACTIVITIES
  Net income/(loss)                                        $(44,469)      $ 474,073          $  7,539
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization                            26,747           6,307            11,376
    Loss on sale/disposals of theatres and other              5,537              --                --
    Reorganization costs                                      9,452           2,573                --
    Restructuring charges                                       376           1,445                --
    Extraordinary gain                                           --        (474,290)               --
    Equity (earnings)/loss from long-term investments,
      net of distributions received                           2,492             413              (125)
  Changes in operating assets and liabilities:
    Decrease/(increase) in accounts receivable               (2,830)         (2,073)            1,938
    Increase/(decrease) in accounts payable and accrued
      expenses                                                6,678          (5,738)          (11,775)
    Increase/(decrease) in other operating assets and
      liabilities, net                                       (5,086)          1,059             2,664
                                                           --------       ---------          --------
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
  BEFORE RESTRUCTURING CHARGES AND REORGANIZATION COSTS      (1,103)          3,769            11,617
  Reorganization costs paid during the period                (4,491)         (6,009)          (12,267)
  Payment of bankruptcy claims                                   --         (45,000)               --
  Restructuring charges paid during the period                 (376)            (32)           (5,494)
                                                           --------       ---------          --------
NET CASH USED IN OPERATING ACTIVITIES                        (5,970)        (47,272)           (6,144)
                                                           --------       ---------          --------
INVESTING ACTIVITIES
  Proceeds from sale of assets                                  777           4,928             2,373
  Capital expenditures                                       (8,744)         (1,512)           (1,261)
                                                           --------       ---------          --------
NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES          (7,967)          3,416             1,112
                                                           --------       ---------          --------
FINANCING ACTIVITIES
  Borrowings from Senior Revolving Credit Facility, net
    of repayments and deferred financing fees                 1,173              --                --
  Borrowings from Term Credit Line                               --          55,000                --
  Equity contribution                                            --          35,000                --
  Deferred financing fees                                        --          (9,300)               --
  Borrowings from Debtor-in-Possession Credit Facility,
    net of repayments                                         4,000              --                --
  Repayment of Star Revolving Credit Line                        --              --            (1,700)
  Repayment of West 34th Street Loan                             --          (7,304)               --
  Repayment of Term Loans                                        --              --            (1,387)
  Repayment of long-term debt and capital leases               (491)           (124)             (187)
                                                           --------       ---------          --------
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES           4,682          73,272            (3,274)
                                                           --------       ---------          --------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS             (9,255)         29,416            (8,306)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             47,200          61,168            90,584
                                                           --------       ---------          --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $ 37,945       $  90,584          $ 82,278
                                                           ========       =========          ========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

     Loews Cineplex Entertainment Corporation ("LCP" or the "Company") is a major film exhibition company with operations in North America, Spain and South Korea. The Company operates theatres under the Loews Theatres, Cineplex Odeon Theatres and Star Theatre names. The Company's partnerships operate theatres under the Magic Johnson Theatres, Megabox Theatres and Yelmo Cineplex Theatres names. As of May 31, 2002, LCP owns, or has interests in, and operates 2,426 screens at 252 theatres in 19 states and the District of Columbia, six Canadian provinces, Spain and South Korea. The Company's principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Toronto, Montreal and Vancouver in Canada; Madrid in Spain; and Seoul in South Korea. The Company holds a 50% partnership interest in each of the Yelmo Cineplex de Espana ("Yelmo"), Loeks-Star Theatres ("LST") and Magic Johnson Theatres ("MJT") partnerships and holds a 24.6% interest in the Megabox Cineplex, Inc. ("Megabox") partnerships in South Korea. Yelmo, LST, MJT and Megabox hold interests in and operate 41 theatres comprising a total of 481 screens. Screens and theatres for these partnerships are included in the Company amounts referred to above.

     On April 2, 2002, Onex Corporation ("Onex") and OCM Cinema Holdings, LLC (including certain affiliated investment funds and managed accounts that held the Company's pre-petition bank debt and contributed their respective claims against the Company related to such bank debt to OCM Cinema Holdings, LLC, "OCM Cinema") the holders of 100% of the Company's common stock as of March 21, 2002, acquired a 49% interest in LST for approximately $38 million, and agreed to acquire the remaining 1% interest not later than May 1, 2003, for a price of approximately $800,000. As noted above, the Company owns a 50% interest in LST and, accordingly, Onex has a controlling interest in LST. The Company has previously accounted for its 50% interest on the equity method of accounting. Beginning April 2, 2002, the assets, liabilities and results of operations of LST have been included in our financial statements on a combined basis. Prior to April 2, 2002, we accounted for Loeks-Star Theatres under the equity method of accounting.

BANKRUPTCY PROCEEDINGS

     Faced with significant operating shortfalls, unavailability of credit and our inability to satisfactorily achieve a restructuring with our lenders, among other things, on February 15, 2001 the Company filed for bankruptcy protection under chapter 11 of the Bankruptcy Code in the United States and under the Companies' Creditors Arrangement Act, or CCAA, in Canada. The Company emerged from bankruptcy on March 21, 2002.

     Upon emergence, all then existing outstanding Class A and Class B common stock of the Company was cancelled and authorized capital stock of 335,000 shares (comprised of (i) 25,000 shares of preferred stock, (ii) 250,000 shares of Class A common stock and (iii) 60,000 shares of Class B common stock) of the Successor Company was established. In consideration for $300 million of pre-petition credit agreement claims held by Onex and OCM Cinema and their contribution of cash in the amount of $35 million, Onex acquired 60,000 shares of the Class B common stock and OCM Cinema acquired 40,000 shares of the Class A common stock of the Successor Company. As a result, Onex and OCM Cinema own 60% and 40% respectively, of the Company's outstanding common shares at May 31, 2002.

     Additionally, pursuant to the plan of reorganization, holders of the remaining $437.2 million of pre-petition credit agreement claims (total claims of $737.2 million less $300 million held by Onex and OCM Cinema), were issued 100% of the new term loan of $429.9 million. See Note 5, Long-Term Debt and Other Obligations, for further discussion.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION, CONTINUED

     The key provisions of the Plan include:

     - the issuance to holders of pre-petition credit agreement claims (such claims totaled $737.2 million) of (a) 100% of the Company's newly issued common stock and (b) 100% of the new term loan of $429.9 million;

     - holders of allowed general unsecured claims in the U.S. (such claims totaled $445.6 million) will receive cash distributions from the unsecured settlement pool of $45 million in cash, which pool has been segregated and placed with an agent of the bankruptcy court, plus any interest earned on such funds through the dates of distribution;

     - holders of Canadian unsecured claims, excluding intercompany claims (such claims totaled $93.7 million), will receive cash distributions by the Company in an aggregate maximum amount of $20 million (these claims are classified as accounts payable and accrued expenses on our balance sheet as of May 31, 2002);

     - priority claims, miscellaneous secured claims, pension benefit guaranty corporation claims and convenience claims were unimpaired by the plan of reorganization;

     - intercompany claims were extinguished;

     - the Predecessor Company's existing equity securities (including stock options) were cancelled and equity security holders did not receive a distribution; and

     - the Company ceased operations in Austria, Hungary, Poland and Turkey and rejected the joint venture arrangement in Italy.

BASIS OF PRESENTATION

     These unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information. In the opinion of management, these unaudited combined consolidated financial statements contain all adjustments necessary to fairly present the financial position of the Company as of May 31, 2002 and the results of operations and cash flows for all interim periods presented. All adjustments are of a normal recurring nature except for those relating to reorganization and fresh-start adjustments (see Note 2 for further discussion). These financial statements should be read in conjunction with our audited financial statements for the three years ended February 28, 2002, included in this prospectus.

     The Company has applied the principles of fresh-start accounting as set forth in the American Institute of Certified Public Accountants Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") and generally accepted accounting principles applicable to a going concern which, unless otherwise noted, assumes the realization of assets and the payment of liabilities in the ordinary course of business. Since the reorganization resulted in (i) a change in ownership as defined by SOP 90-7 and (ii) a reorganization value of the emerging entity immediately before the date of confirmation that was less than the total of all allowed claims and post-petition liabilities, the Company adopted the provisions of fresh-start accounting, which resulted in a new reporting entity (the Successor Company) with no beginning retained deficit.

     The effective date of the Company's emergence from bankruptcy was March 21, 2002. However, for accounting purposes, the Company has accounted for the reorganization and fresh-start adjustments on March 31, 2002, to coincide with the Company's normal financial closing for the month of March. All financial information prior to that date is presented as pertaining to the Predecessor Company while all

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION, CONTINUED

financial information after that date is presented as pertaining to the Successor Company. As a result of the application of fresh-start accounting at March 31, 2002, the Company's financial results for the period ended May 31, 2002 include two different bases of accounting and, consequently, after giving effect to the reorganization and fresh-start adjustments, the financial statements of the Successor Company are not comparable to those of the Predecessor Company. Accordingly, the operating results and cash flows of the Successor Company and the Predecessor Company have been separately disclosed.

     SOP 90-7 requires that (i) pre-petition liabilities that are subject to compromise be segregated in the Predecessor Company's consolidated balance sheet as liabilities subject to compromise and (ii) revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the Predecessor Company be reported separately as reorganization items in the consolidated statement of operations.

     The Company believes that the results from the successful restructuring and reorganization under the bankruptcy proceedings, cash flow from operations and the financing provided through the Exit Revolving Credit Facility (see Note 5, Long-Term Debt and Other Obligations, for further discussion) should provide adequate liquidity to allow the Company to operate as a going concern for at least 12 months from the balance sheet date.

     Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates.

NOTE 2 - FRESH - START REPORTING

     The Company arranged for independent valuations and other studies required to determine the enterprise value of the Company. The enterprise value was determined to be approximately $850 million based on, among other things, comparable merger and acquisition multiple analyses and discounted cash flow analyses. In accordance with fresh-start accounting, the reorganization value of the Company of approximately $1,080 million (based on the enterprise value of $850 million plus current and other liabilities of approximately $230 million) was allocated to the Company's assets in relation to their fair values as of March 31, 2002 as determined by an independent valuation. The excess of the reorganization value over the fair value of the assets of $99.8 million is being accounted for as goodwill in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" (see Note 3). The effect of the reorganization adjustments resulted in an extraordinary gain, net of tax, of $474.3 million ($8.09 per share) which is reflected in the Predecessor Company unaudited statement of operations for the one month ended March 31, 2002.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - FRESH-START REPORTING, CONTINUED

     The following unaudited table illustrates the effect of reorganization and fresh-start adjustments as of March 31, 2002:

                                                             DEBT
                                                           DISCHARGE
                                                              AND              FRESH-START
                                            PREDECESSOR   REFINANCING   REF    ADJUSTMENTS   REF    SUCCESSOR
                                            -----------   -----------   ----   -----------   ----   ----------
Cash and cash equivalents                   $   56,553     $  34,032    (a)     $      --           $   90,585
Accounts receivable                             12,901            --                   --               12,901
Other current assets                             7,564            --                   --                7,564
                                            ----------     ---------            ---------           ----------
  Total current assets                          77,018        34,032                                   111,050

Property, equipment and leaseholds             942,185            --             (324,429)   (i)       617,756
Investments in and advances to
  partnerships                                 109,196            --               34,192    (j)       143,388
Goodwill and other intangible assets           415,110            --             (218,442)   (k)       196,668
Deferred charges and other assets                5,389         9,300    (b)        (3,888)   (j)        10,801
                                            ----------     ---------            ---------           ----------
  Total assets                              $1,548,898     $  43,332            $(512,567)          $1,079,663
                                            ==========     =========            =========           ==========

Accounts payable and accrued expenses       $  151,007     $  25,588    (c)     $  (3,846)   (j)    $  172,749
Deferred revenue                                23,388            --                   --               23,388
Current maturities of long-term debt           737,188      (737,188)   (d)         5,550    (l)         5,550
Current portion of capital leases                1,264            --                   --                1,264
                                            ----------     ---------            ---------           ----------
  Total current liabilities                    912,847     (711,600)                1,704              202,951

Long-term debt and other obligations             8,790            --                   --                8,790
Long-term capital lease obligations             22,904            --                   --               22,904
Term loan                                           --       429,932    (e)        (5,000)   (l)       424,932
U.S. term loan -- exit facility                     --        35,000    (f)          (550)   (l)        34,450
Canadian term loan -- exit facility                 --        20,000    (f)            --               20,000
Accrued pension and post-retirement
  benefits                                       5,627            --                   --                5,627
Other liabilities                               75,339            --              (50,330)   (j)        25,009
Liabilities subject to compromise              539,290      (539,290)   (g)            --                   --
                                            ----------     ---------            ---------           ----------
  Total liabilities                          1,564,797      (765,958)             (54,176)             744,663
                                            ----------     ---------            ---------           ----------

Common stock                                       587             1    (h)          (587)   (m)             1
Additional paid-in capital                     671,707       334,999    (h)      (671,707)   (m)       334,999
Accumulated other comprehensive income         (10,505)           --               10,505    (m)            --
Retained earnings/(deficit)                   (677,688)      474,290    (g)       203,398    (m)            --
                                            ----------     ---------            ---------           ----------
  Total stockholders' equity                   (15,899)      809,290             (458,391)             335,000
                                            ----------     ---------            ---------           ----------

Total liabilities and stockholders' equity  $1,548,898     $  43,332            $(512,567)          $1,079,663
                                            ==========     =========            =========           ==========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - FRESH-START REPORTING, CONTINUED

NOTES:

DEBT DISCHARGE AND REFINANCING

(a) Reflects the receipt of the $35 million capital contribution from Onex and OCM Cinema, the draw down of $55 million on the Exit Facilities, the distribution of $45 million to an agent of the U.S. Bankruptcy Court in full settlement of the U.S. general unsecured claims and the payment of approximately $10 million in debt issuance costs related to the new Term Loan facility.

(b) Reflects the deferral of the debt issuance costs related to the new Term Loan facility.

(c) Reflects the accrual of the estimated settlement of $20 million for the Canadian unsecured claims and other liabilities assumed.

(d) Reflects the settlement of the pre-petition credit agreement claims of $737 million in exchange for the new Term Loan of $430 million, equity of $300 million and forgiveness of $7 million.

(e) Reflects the new Term Loan of $430 million resulting from the settlement of the pre-petition credit agreement claims.

(f)  Reflects the draw down on the Exit Facilities.

(g) Reflects the settlement of U.S. and Canadian claims subject to compromise of $539 million for $65 million.

(h) Reflects the capital contribution of $35 million and the settlement of $300 million of pre-petition credit agreement claims in exchange for 100% of the Successor Company equity.

FRESH-START ADJUSTMENTS

(i) Reflects the reclassification of approximately $300 million of theatre lease rights to goodwill, in accordance with the adoption of FAS 142, and the write-down of property, equipment and leaseholds to fair value.

(j) Reflects the adjustment of investments in partnerships, other assets and other liabilities to fair value based on the independent valuation.

(k) Reflects the elimination of the unamortized balance of goodwill of the Predecessor Company, including amounts reclassified related to theatre lease rights in accordance with FAS 142, the establishment of the excess of the reorganization value above the fair value of the assets of the Successor Company and the adjustment of other intangible assets (primarily tradenames) to fair value.

(l)  Reflects the reclassification of debt from long-term to current.

(m) Reflects the elimination of the common stock, additional paid-in capital, accumulated other comprehensive income and retained deficit of the Predecessor Company.

     Following the reorganization, and in accordance with SOP 90-7, the Company also revalued its deferred tax assets and liabilities and established appropriate valuation allowances related thereto. As these net operating loss carryforwards and valuation allowances were re-valued as part of the reorganization, any tax benefit derived from the release of the valuation allowances will be accounted for as a credit to goodwill rather than a deduction from the income tax provision.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS

     In June, 2001, SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets", were issued. SFAS No. 141, which supersedes Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations", requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142, which supersedes APB No. 17, "Intangible Assets", requires that goodwill and indefinite lived intangible assets no longer be amortized to earnings, but instead be reviewed and tested for impairment at least annually by comparing the fair value of the Company's reporting units to their carrying amount. SFAS No. 142 also requires that the amortization period of intangible assets with finite lives no longer be limited to forty years. The amortization of goodwill and tradenames by the Company ceased upon adoption of SFAS No. 142, which is effective for fiscal years beginning after December 15, 2001. If SFAS No. 142 had been applied as of the beginning of fiscal 2001, net loss and loss per share would have been $39.0 million and $0.67, respectively, for the three months ended May 31, 2001.

     On August 16, 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations", was issued. SFAS No. 143 requires the establishment of a liability for an asset retirement obligation. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently considering the impact, if any, that this statement will have on its operating results and financial position.

     On October 3, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of", and portions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements". SFAS No. 144 generally conforms, among other things, impairment accounting for assets to be disposed of, including those in discontinued operations, and eliminates the exception to consolidation for which control is likely to be temporary. SFAS No. 144 became effective for the Company beginning March 1, 2002. Other than presenting future theatre dispositions as discontinued operations, the adoption of this standard by the Company did not have a significant impact on its operating results or financial position.

     On April 30, 2002, SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002" was issued. SFAS No. 145 is effective for transactions occurring after May 15, 2002. In rescinding SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements", SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, pursuant to SFAS No. 145, an entity would not be prohibited from classifying such gains and losses as extraordinary items so long as they meet the criteria in paragraph 20 of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Further, SFAS No. 145 amends paragraph 14(a) of SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The amendment requires that a lease modification (1) results in recognition of a gain or loss in the financial statements, (2) is subject to SFAS No. 66, "Accounting for Sales of Real Estate", if the leased asset is real estate (including integral equipment), and (3) is subject (in its entirety) to the sale-leaseback rules of SFAS No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases".

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS, CONTINUED

The Company is currently considering the impact, if any, that this statement will have on its financial position and operating results.

     In July 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit or disposal activities, including restructuring activities, that are currently accounted for pursuant to EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring). Under SFAS No. 146, such liabilities, with the exception of certain one-time termination benefits, will be recognized and measured initially at their fair value in the period in which the liability is incurred. SFAS No. 146 is effective for fiscal years beginning after December 31, 2002. The Company is currently considering the impact, if any, this statement will have on its operating results and financial position.

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE

     As a result of the chapter 11 filing in the U.S., all actions to collect the payment of pre-petition indebtedness were subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities were stayed. These claims are reflected in the February 28, 2002 Consolidated Balance Sheet as Liabilities Subject to Compromise. In addition, the Company had the right to reject pre-petition executory contracts and unexpired leases, with the approval of the U.S. Bankruptcy Court. The Company obtained U.S. Bankruptcy Court approval to reject 83 leases comprising 551 screens. As of May 31, 2002, the Company has closed 76 of these theatres comprising 493 screens. Any damages related to the rejection of executory contracts and unexpired leases were treated as general unsecured claims in the U.S. and were classified as liabilities subject to compromise.

     Following the effectiveness of the chapter 11 plan in the U.S., liabilities were settled and treated in accordance with the plan and, as a result, holders of allowed claims will receive a cash distribution from the $45 million unsecured settlement distribution (these funds are held by an agent of the U.S. Bankruptcy Court who will distribute the settlement). See Note 1 - The Company and Basis of Presentation for further discussion of the Plan.

     As a result of the Initial Order of the Superior Court in Canada, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries were stayed. The rights of secured creditors to enforce against the Company's Canadian assets were also stayed. The stay period was extended through May 1, 2002, but as a result of the approval of the Canadian Plan, substantially all of the pre-filing claims were compromised and no ongoing stay is required. In addition, the Initial Order permitted the repudiation and abandonment of unexpired leases of Cineplex Odeon and its subsidiaries through February 28, 2002. Between February 15, 2001 and February 28, 2002, Cineplex Odeon had repudiated and abandoned 58 leases comprising 384 screens pursuant to the Initial Order of the Superior Court. As of May 31, 2002, Cineplex Odeon has closed 39 of these theatres comprising 224 screens. Landlords whose leases were repudiated and abandoned were entitled to file a claim in the CCAA proceedings in respect of such repudiation. These claims are reflected in the February 28, 2002 Consolidated Balance Sheet as Liabilities Subject to Compromise. Holders of unsecured claims, including those related to repudiated and abandoned leases, will receive cash distributions from the Company based upon their share of the settlement distribution pool up to a maximum amount of $20 million. These funds have been reclassified to accounts payable and accrued expenses in the May 31, 2002 unaudited combined consolidated balance sheet. See Note 1 for further discussion of the CCAA proceedings.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE, CONTINUED

     As of February 28, 2002, the Company had liabilities subject to compromise of approximately $540.9 million, which include the following:

                                                                PREDECESSOR
                                                             -----------------
                                                             FEBRUARY 28, 2002
                                                             -----------------
8 7/8% Senior Subordinated Notes                                 $300,000
Interest payable -- Senior Subordinated Notes                      14,348
Trade payables                                                     31,269
Rent and rent related charges                                      17,210
Lease termination claim liability (see above)                     145,304
Accrued expenses/other                                             32,802
                                                                 --------
                                                                 $540,933
                                                                 ========

     As discussed above, these claims will be settled in full for approximately $65 million ($45 million in the U.S. and $20 million in Canada) and, accordingly, there are no liabilities subject to compromise as of May 31, 2002.

NOTE 5 - LONG-TERM DEBT AND OTHER OBLIGATIONS

     Long-term debt and other obligations consist of:

                                                         PREDECESSOR       SUCCESSOR
                                                      -----------------   ------------
                                                      FEBRUARY 28, 2002   MAY 31, 2002
                                                      -----------------   ------------
Senior Revolving Credit Facility                          $737,188          $     --
Debtor-in-Possession Credit Facility                            --                --
West 34th Street Loan                                        7,304                --
Priority Secured Credit Agreement                               --            54,813
Loeks-Star Theatre Credit Facility                              --            53,400
Term Loan Agreement                                             --           428,682
Mortgages payable -- non-recourse, payable through
  2008, interest rates from 8.5% to 11.5%                    9,390             9,410
                                                          --------          --------
                                                           753,882           546,305
Less: Current maturities                                   745,092             9,737
                                                          --------          --------
                                                          $  8,790          $536,568
                                                          ========          ========

     Due to the Company's failure to comply with certain financial covenants and the commencement of the chapter 11 and CCAA cases, the Company was in default on substantially all of its pre-petition debt obligations as of February 28, 2002. Except as it was otherwise determined by the Bankruptcy Court or the Superior Court, the stay protection afforded by the chapter 11 and CCAA cases prevented any action from being taken with regard to any of the defaults under the pre-petition debt obligations.

     In connection with the Company's chapter 11 and CCAA filings, on February 15, 2001, the Company entered into an agreement with Bankers Trust Company, as Administrative Agent for the Debtor-in-Possession Facility (as amended, the "DIP Facility"). The DIP Facility, approved by the U.S. Bankruptcy Court on April 4, 2001, provided financing of approximately $146 million, of which $60 million consisted of a revolving credit line. The remaining $86 million was term debt used to repay post-default advances (i.e., subsequent to August 31, 2000), which were secured with mortgages on eleven of the Company's existing

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 5 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

theatre properties. The $60 million revolving credit facility included in the DIP Facility was available to finance the Company's operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon -- up to a maximum of $20 million) and the completion of certain designated construction projects which were committed to prior to the petition date. As of February 28, 2002, no amounts had been drawn against the DIP revolving credit line. The $86 million was included in the Senior Revolving Credit Facility and recorded in the current portion of long-term debt. The DIP Facility expired upon the effectiveness of the Company's plan of reorganization (March 21, 2002).

     The Company separately financed its obligations to complete the 14-screen theatre complex at West 34th Street in New York City. The developer agreed to provide the Company with financing of up to $10 million to complete the theatre and, as of February 28, 2002, $7.3 million had been drawn. Pursuant to its terms, this loan was repaid upon the Company's emergence from bankruptcy on March 21, 2002.

     The Company's borrowings under the Senior Revolving Credit Facility at February 28, 2002 totaled $737.2 million with an additional $5.0 million of availability for outstanding letters of credit. As discussed in Note 1, on March 21, 2002, the Company entered into the Term Loan, of $429.9 million, in full settlement of $437.2 million outstanding under the Company's Senior Revolving Credit Facility. The remaining $300 million of the Senior Revolving Credit Facility was held by Onex and OCM Cinema and was converted into equity of the Successor Company. The maturity date of the Term Loan is February 28, 2008. The principal payment dates are quarterly commencing May 31, 2002. The Term Loan bears interest at a rate of: (i) the base rate or an Adjusted Eurodollar rate plus (ii) an applicable margin based on the Company's Leverage Ratio (as defined).

     Additionally, on March 21, 2002, pursuant to the terms of the Plan, the Company entered into a $140 million Credit Agreement with Bankers Trust Company, as administrative agent for the U.S. financial institution lenders, and Deutsche Bank AG, Canada Branch, as administrative agent for the Canadian financial institution lenders. The Credit Agreement is comprised of two tranches: (i) an $85 million Exit Revolving Credit Facility (including $10 million available to Cineplex Odeon) and (ii) a $55 million Exit Term Loan (including $20 million available to Cineplex Odeon). The proceeds of these facilities will be used: (i) to provide for the working capital requirements and general corporate purposes,
(ii) pay certain costs and expenses related to the bankruptcy and (iii) to fund a portion of the general unsecured creditors settlement. These facilities are secured by, among other things, a pledge of the stock of the Company's subsidiaries and liens on substantially all of the Company's assets. The maturity date of the Term Loan is February 28, 2007. The principal repayment dates are quarterly and commenced May 31, 2002. The Exit Term Loan bears interest at the base rate plus 2.75% or the Adjusted Eurodollar rate plus 3.75% for U.S. loans and at the Canadian Prime Rate plus 2.75% or the BA Rate plus 3.75% for Canadian loans.

     The Term Loan, Exit Term Loan and Exit Revolving Credit Facility include various financial covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business,
(xi) limitations on capital expenditures and (xii) certain reporting requirements. Additionally, these facilities include financial performance covenants, including: (i) a Maximum Leverage Ratio (as defined) and (ii) a Minimum Debt Service Coverage Ratio (as defined). As of May 31, 2002, we were in compliance with our debt facility covenants and we had additional availability of $85 million under these facilities.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 5 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

     Onex and OCM Cinema hold $25.8 million and $17.2 million, respectively, of our Term Loan, which amounts were issued by the Company, pursuant to the plan of reorganization, in exchange for pre-petition bank debt held by them. Additionally, as of the effective date of the plan of reorganization, OCM Cinema held $177.3 million principal amount of the senior subordinated notes which are included in the allowed general unsecured claims in the U.S. See note 1 for additional information concerning the settlement of these claims.

     Loeks-Star Theatres has a stand-alone revolving credit facility in the amount of $53.4 million. This facility was fully drawn at May 31, 2002 and matures in May 2003. The proceeds of the Loeks-Star Theatres facility were used to finance capital expenditures associated with theatre construction and for working capital needs. The facility has financial covenants including a limit on available borrowings equal to 3.5x adjusted EBITDA (as defined), a minimum fixed charge coverage ratio and a minimum tangible net worth requirement. Loeks-Star Theatres was in compliance with these covenants as of May 31, 2002.

NOTE 6 - REORGANIZATION COSTS

     Reorganization costs are directly associated with the reorganization proceedings under the Company's chapter 11 and CCAA filings and are amounts related to (i) landlord claims related to the rejection/repudiation of theatres in the U.S. and Canada and (ii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001.

     Reorganization costs incurred were as follows:

                                                         PREDECESSOR             SUCCESSOR
                                                -----------------------------   ------------
                                                THREE MONTHS     ONE MONTH       TWO MONTHS
                                                   ENDED           ENDED           ENDED
                                                MAY 31, 2001   MARCH 31, 2002   MAY 31, 2002
                                                ------------   --------------   ------------
Professional advisory fees                         $5,649          $2,322            $--
Lease claim charges                                 3,196              --            --
Other expenses directly related to the
  bankruptcy                                          607             251            --
                                                   ------          ------            --
     Total                                         $9,452          $2,573            $--
                                                   ======          ======            ==

NOTE 7 - RESTRUCTURING CHARGES

     The Company incurred restructuring charges of approximately $400,000 and $1.5 million for the three months ended May 31, 2001 and the one month ended March 31, 2002, respectively, which have been reflected in the Restructuring Charges line of the Statement of Operations. No restructuring charges were incurred for the two months ended May 31, 2002. Included in such costs for the three months ended May 31, 2001 and the one month ended March 31, 2002 are primarily severance and other expenses.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 7 - RESTRUCTURING CHARGES, CONTINUED

     As of May 31, 2002, the Company has restructuring liabilities of $5.1 million which are included in Accounts Payable and Accrued Expenses in the combined consolidated balance sheet. Following is a rollforward of the restructuring liabilities:

PREDECESSOR
Balance at February 28, 2002                                  $ 9,185
Plus: amounts accrued during the one month ended March 31,
  2002                                                          1,445
Less: amounts paid during the one month ended March 31, 2002      (32)
                                                              -------
      Balance at March 31, 2002                               $10,598
                                                              =======
SUCCESSOR
Balance at April 1, 2002                                      $10,598
Less: amounts paid during the two months ended May 31, 2002    (5,494)
                                                              -------
      Balance at May 31, 2002                                 $ 5,104
                                                              =======

NOTE 8 - GOODWILL AND OTHER INTANGIBLE ASSETS

     The goodwill and other intangible assets balance consists of tradenames, management contracts, and goodwill. The following table sets forth the components of the intangible assets as of February 28, 2002 and May 31, 2002:

                 PREDECESSOR
                 -----------
           AS OF FEBRUARY 28, 2002
           -----------------------             GROSS CARRYING   ACCUMULATED
                                                   AMOUNT       AMORTIZATION     NET
                                               --------------   ------------   --------
Subject to amortization
Goodwill                                          $471,976        $(76,819)    $395,157
Tradenames                                          16,884          (4,140)      12,744
Management contracts                                11,588          (4,291)       7,297
                                                  --------        --------     --------
                                                  $500,448        $(85,250)    $415,198
                                                  ========        ========     ========

                  SUCCESSOR
                  ---------
             AS OF MAY 31, 2002
             ------------------                GROSS CARRYING   ACCUMULATED
                                                   AMOUNT       AMORTIZATION     NET
                                               --------------   ------------   --------
Not subject to amortization
Goodwill                                          $157,845         $  --       $157,845
Tradenames                                          99,400            --         99,400
Subject to amortization
Management contracts                                 6,402          (222)         6,180
                                                  --------         -----       --------
                                                  $263,647         $(222)      $263,425
                                                  ========         =====       ========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 8 - GOODWILL AND OTHER INTANGIBLE ASSETS, CONTINUED

     The changes in the carrying amount of goodwill and other intangibles for the three months ended May 31, 2002, are as follows:

                                                    COMBINATION
                       FEBRUARY 28,   FRESH START    OF LOEKS-                   MAY 31,
                           2002       ADJUSTMENTS      STAR       AMORTIZATION     2002
                       ------------   -----------   -----------   ------------   --------
Goodwill                 $395,157      $(295,303)     $57,991        $  --       $157,845
Tradenames                 12,744         77,756        8,900           --         99,400
Management contracts        7,297           (895)          --         (222)         6,180
                         --------      ---------      -------        -----       --------
                         $415,198      $(218,442)     $66,891        $(222)      $263,425
                         ========      =========      =======        =====       ========

     Estimated amortization expense for each of the next five fiscal years ending February 28 or 29, will be approximately $1.0 million.

NOTE 9 - COMPREHENSIVE INCOME

     The following components are reflected in the Company's comprehensive income:

                                             PREDECESSOR                     SUCCESSOR
                                -------------------------------------    -----------------
                                THREE MONTHS ENDED    ONE MONTH ENDED    TWO MONTHS ENDED
                                   MAY 31, 2001       MARCH 31, 2002       MAY 31, 2002
                                ------------------    ---------------    -----------------
Net income/(loss)                    $(44,469)           $474,073             $7,539
Other comprehensive
  income/(loss)                          (337)               (135)             1,932
                                     --------            --------             ------
Comprehensive income/(loss)          $(44,806)           $473,938             $9,471
                                     ========            ========             ======

     The following is a reconciliation of the Company's accumulated other comprehensive income:

PREDECESSOR
Accumulated other comprehensive income/(loss) as of March 1,
  2002                                                        $(10,370)
Other comprehensive income for the one month ended March 31,
  2002:
     Foreign currency translation adjustment, net of income
      tax benefit of $101                                         (135)
                                                              --------
Accumulated other comprehensive income/(loss) as of March
  31, 2002 before reorganization                              $(10,505)
Elimination due to reorganization (See Note 3)                  10,505
                                                              --------
Accumulated other comprehensive income as of March 31, 2002   $     --
                                                              ========
SUCCESSOR
Accumulated other comprehensive income as of April 1, 2002    $     --
Other comprehensive income for the two months ended May 31,
  2002:
     Foreign currency translation adjustment, net of income
      tax expense of $1,446                                      1,932
                                                              --------
Accumulated other comprehensive income as of May 31, 2002     $  1,932
                                                              ========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 10 - SEGMENT AND GEOGRAPHIC DATA

     The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic area. There were no material amounts of sales among geographic areas.

                                             UNITED
                                             STATES        CANADA    INTERNATIONAL   CONSOLIDATED
                                          -------------   --------   -------------   ------------
PREDECESSOR
Three Months Ended May 31, 2001
  Total operating revenues                  $149,140      $ 32,742      $   364       $  182,246
  Loss from operations                       (11,322)       (2,052)        (864)         (14,238)
One Month Ended March 31, 2002
  Total operating revenues                  $ 60,254      $ 15,285      $     0       $   75,539
  Income/(loss) from operations                4,338         2,248         (204)           6,382
SUCCESSOR
Two Months Ended May 31, 2002
  Total operating revenues                  $133,384      $ 28,662      $     0       $  162,046
  Income/(loss) from operations               11,180         3,136         (500)          13,816
  Total assets                               910,459       191,920       65,587        1,167,966

NOTE 11 - COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     The Company has aggregate commitments of $41.2 million related to the completion of construction of three theatre properties (comprising 42 screens) anticipated to be opened fiscal 2003 through 2005. The Company has also guaranteed $83.1 million related to obligations under lease agreements entered into by MJT. The Company also has a $4 million standby letter of credit issued under its credit facility to support the commitment with respect to one of the theatre leases.

     Pursuant to agreements the Company entered into in connection with its plan of reorganization, 13 key employees would be entitled to severance payments, totalling $4.3 million for all of these employees, if their employment with the Company is terminated under certain circumstances within nine months of the effective date of the plan.

METREON ARBITRATION

     In May 1997, the Company entered into a 21-year lease with Metreon, Inc., an affiliate of Sony Corporation of America, to operate a megaplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are the Company's responsibility under the lease and (2) the nature and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount in dispute with respect to construction costs is approximately $5 million. The estimated difference in operating expenses claimed by Metreon to be allocable to this theatre is approximately $3.5 million per year for the duration of the lease. Metreon has filed a demand for arbitration. In the bankruptcy proceeding, the Company assumed the Metreon lease without prejudice to any

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 11 - COMMITMENTS AND CONTINGENCIES, CONTINUED

of the Company's or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. The Company believes that it has meritorious defenses to all of Metreon's claims against the Company under the lease, and the Company intends to vigorously defend its position.

ADA LITIGATION

     In 1997, the Department of Justice, in coordination with the New York City Commission on Human Rights, began an investigation of our theatres in New York City with respect to compliance with the ADA and the New York City Human Rights Law. The Department of Justice alleged that its investigation identified numerous violations of the ADA. The Company has vigorously opposed these allegations and will continue to do so. However, the Company cannot assure you that the remediation costs relating to compliance with the ADA, if any, will not be material.

ENVIRONMENTAL LITIGATION

     Two drive-in theatres in the State of Illinois, both formerly leased by the Company, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of debris that may contain hazardous substances. Some of the disposals may have occurred during the terms of the Company's leases. One of these leases terminated in the ordinary course prior to the filing of the Company's bankruptcy and the Company rejected the other lease in the bankruptcy proceeding. Termination or rejection of these leases, however, may not terminate all of the Company's liability in connection with the prior disposal of debris on these properties. In addition, the rejected leased property is the subject of an action filed in August 1998 by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief in connection with the disposal. The Company believes that its liability, if any, in connection with this action will not be material. However, the Company cannot assure you that any claim by the State of Illinois will be treated as a pre-petition claim, and that any recovery by the State of Illinois will be limited to the distributions to general unsecured claims provided for pre-petition claims in the plan of reorganization. The Company's range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre properties, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other potentially responsible parties, and the ability of such parties to satisfy their share of such liability.

COMPETITION BUREAU INQUIRY

     In April 2000, the Canadian Competition Bureau obtained a court order requiring the Company's subsidiaries, Cineplex Odeon and Cineplex Odeon (Quebec) Inc., to produce certain business information on a confidential basis. Cineplex Odeon has fully complied with the order and cooperated with the Competition Bureau in the course of the inquiry. The Company's information is that the Competition Bureau's investigation is under the reviewable matters (civil, not criminal) part of the Competition Act. The Company is expecting a decision shortly from the Competition Bureau regarding whether it will terminate or continue the inquiry and/or seek remedial relief. If the Competition Bureau were to seek a remedy, its recourse would be to ask a Federal Tribunal for remedial relief in the form of an injunctive order to promote competition. The Company has vigorously opposed any allegation of anti-competitive conduct and will continue to do so.

SIX WEST RETAIL ACQUISITION, INC.

     Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that the Company has violated federal antitrust laws by engaging in block booking agreements

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 11 - COMMITMENTS AND CONTINGENCIES, CONTINUED

and monopolizing the motion picture exhibition market in New York City, and that the Company violated its contractual and fiduciary responsibilities in managing three theatres for Six West. The Company believes that Six West's claims are without merit and intends to oppose them vigorously. The Company believes that any recovery by the plaintiff will be limited to the distributions to general unsecured claims provided for pre-petition claims in the plan of reorganization. However, the indemnification obligations to the Company's officers and directors were not affected by the plan of reorganization and accordingly, the Company may have to indemnify certain of the non-corporate defendants for legal fees incurred and for monetary damages if a judgment is rendered against these defendants.

  FANDANGO, INC.

     In connection with the bankruptcy reorganization, the Company filed a motion with the U.S. bankruptcy court to reject agreements it had entered into in March 2000 with Fandango, Inc. with respect to the marketing and distribution by Fandango of the Company's movie tickets and showtimes remotely via the telephone and Internet. Fandango objected to the rejection motion and a hearing was held by the bankruptcy court. Separately, Fandango and its principal stockholder brought actions against Onex and others alleging, among other things, interference with contract and prospective economic advantage, fraud, negligent misrepresentation and breach of contract. On May 29, 2002, the Company entered into a remote ticketing and promotion agreement with America Online pursuant to which AOL Moviefone would provide the Company with substantially the same remote ticketing and showtime marketing and distribution services as Fandango on better economic terms. The effectiveness of the AOL Moviefone agreement is contingent upon approval by the bankruptcy court of the rejection of the Fandango agreements. On August 1, 2002, the bankruptcy court denied the motion to reject the Fandango agreements. The Company is currently considering whether to appeal this ruling.

OTHER

     Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its operating results, financial position and cash flows.

NOTE 12 - SUBSEQUENT EVENTS

     On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex for $224.0 million. Beginning June 19, 2002 Grupo Cinemex became an entity under common control, and, accordingly, the assets, liabilities and results of operations of Grupo Cinemex will be included in our financial statements on a combined basis from that date.

     On July 24, 2002, Onex and OCM Cinema made an additional capital contribution of $20.6 million and we used the proceeds of this contribution to purchase an additional 25.4% equity interest in Megabox Cineplex, our South Korean partnership. The Company now owns 50% of Megabox.

     As a result of the change in control of Cineplex Odeon that occurred when Loews Theatres was combined with that company in May 1998, Allen Karp, then president and chief executive officer of Cineplex Odeon, was entitled, under his employment arrangements, to a $2.8 million bonus. Pursuant to an August 1999 employment agreement with Mr. Karp, the Company agreed to increase the $2.8 million bonus amount to $3.8 million and defer its payment until December 2002 (or, if his employment was earlier terminated, a

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - SUBSEQUENT EVENTS, CONTINUED

pro-rated amount between the $2.8 million, which was not previously paid, and $3.8 million). On February 28, 2002, the Company amended Mr. Karp's employment agreement, pursuant to which he now serves as non-executive chairman of Cineplex Odeon, and agreed to pay Mr. Karp, rather than the $3.8 million bonus, a Cdn$5.2 million bonus (approximately $3.5 million) in January 2003. The Company loaned Mr. Karp $425,000 on September 7, 1999, which accrued interest at 8 7/8% per year; on March 6, 2002, in connection with the renegotiation of Mr. Karp's employment arrangements, the Company forgave this loan and accrued interest. The Company has accrued $3.5 million as a long-term obligation on its May 31, 2002 balance sheet to reflect this obligation. Separately, the Company agreed that Mr. Karp could exchange a portion of the bonus payable to him in January 2003, and arising from arrangements the Company made in connection with the reorganization, for shares of our class A common stock, valued at the $3,350 per share reorganization value of our common stock. Mr. Karp exchanged $200,000 of his bonus for 59.7 shares of class A common stock, effective July 31, 2002.

     Not more than 10 business days following our cash distribution to our general unsecured creditors pursuant to our plan of reorganization, including a distribution to OCM Cinema and its affiliates in respect of the senior subordinated notes held by them, we have agreed to issue to OCM Cinema warrants to purchase a total of 2,302 shares of class A common stock at an exercise price of $5,025 per share.

NOTE 13 - RECONCILIATION TO CANADIAN GAAP

     The unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States ("U.S. GAAP"). The significant differences between U.S. GAAP and Canadian generally accepted accounting principles ("Canadian GAAP") and their effect on the condensed financial statements are described below:

ACCOUNTING FOR JOINT VENTURES

     Under U.S. GAAP, LST, MJT and Yelmo were accounted for under the equity method of accounting. Under Canadian GAAP, the equity method of accounting is prohibited for joint ventures; rather, the proportionate consolidation method is required. The proportionate method of accounting and reporting requires the investor's pro rata share of the assets, liabilities, revenues and expenses that are subject to joint control to be combined on a line by line basis with similar items in the investor's financial statements. Had the proportionate method of accounting been applied the respective line items in the balance sheet and income statement would have increased/(decreased) by the following amounts:

                                                               PREDECESSOR       SUCCESSOR
                                                            -----------------   ------------
                                                            FEBRUARY 28, 2002   MAY 31, 2002
                                                            -----------------   ------------
Total assets                                                     $89,172          $88,935
Total liabilities                                                 66,564           53,249
Total stockholders' equity                                        22,608           35,686

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 13 - RECONCILIATION TO CANADIAN GAAP, CONTINUED


                                                                    PREDECESSOR           SUCCESSOR
                                                             --------------------------   ----------
                                                             FOR THE THREE   MARCH 1 TO   APRIL 1 TO
                                                             MONTHS ENDED    MARCH 31,     MAY 31,
                                                             MAY 31, 2001       2002         2002
                                                             -------------   ----------   ----------
Total operating revenues                                        $18,703        $8,343      $11,594
Theatre operations, cost of concessions and other expenses       15,328         6,583        9,695
General and administrative                                          638           237          293
Depreciation and amortization                                     3,865         1,200        1,563
Income/(loss) from operations                                    (1,128)          324           44
Interest expense                                                  1,373           197          132
Equity (income)/loss in long-term investments                     2,569            (8)          33
Income tax expense                                                   69           119          (55)

FRESH-START ACCOUNTING

     Under U.S. GAAP, the Company recorded the extinguishment of liabilities related to its emergence from bankruptcy as an extraordinary gain. Under Canadian GAAP, extinguishment of debt is charged directly to beginning retained earnings. Had the extraordinary gain been recorded directly to opening retained deficit instead of within the unaudited combined consolidated Statement of Operations, net income under Canadian GAAP would have been lower for the month ended March 31, 2002 by $474.3 million, and income per share -- basic and diluted -- would have been $0.00.

     In addition, under U.S. GAAP, the excess of the reorganization value over the fair value of the assets is recorded as goodwill. In accordance with Canadian GAAP, the excess of the reorganization value over the fair value of the assets is recorded as a reduction of stockholders' equity. Had the fresh-start adjustments been recorded in accordance with Canadian GAAP, the respective line items in the balance sheet would have reduced as follows:

                                               SUCCESSOR
                                              ------------
                                              MAY 31, 2002
                                              ------------
Goodwill                                        $(99,854)
Total assets                                    (99,854)
Additional paid-in capital                      (99,854)
Total stockholders equity                       (99,854)

  SUMMARY

     Had the Company reported its financial information under Canadian GAAP, total assets, total liabilities, stockholders' equity, net income/(loss) and net income/(loss) per share would have been:

                                                                 PREDECESSOR       SUCCESSOR
                                                              -----------------   ------------
                                                              FEBRUARY 28, 2002   MAY 31, 2002
                                                              -----------------   ------------
Total assets                                                     $1,688,891        $1,156,924
Total liabilities                                                 1,661,830           838,723
Stockholders' equity                                                  7,061           318,201

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 13 - RECONCILIATION TO CANADIAN GAAP, CONTINUED


                                                                 PREDECESSOR
                                                        ------------------------------    SUCCESSOR
                                                        FOR THE THREE                    ------------
                                                        MONTHS ENDED      MARCH 1 TO      APRIL 1 TO
                                                        MAY 31, 2001    MARCH 31, 2002   MAY 31, 2002
                                                        -------------   --------------   ------------
Net income/(loss)                                         $(44,469)       $     (217)      $  7,539
Net income/(loss) per share (in whole dollars)               (0.76)            (0.00)         75.39

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     We emerged from bankruptcy reorganization effective March 21, 2002. In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," we adopted the provisions of fresh-start accounting which require, among other things, the allocation of the reorganization value to our assets in relation to their fair values, which resulted in a net write-down of assets, including goodwill. For accounting purposes, we have recorded the effects of our reorganization in our unaudited condensed financial statements as of March 31, 2002.

     On April 2, 2002, Onex and OCM Cinema acquired a 49% interest in Loeks-Star Theatres from our partner, and agreed to acquire the remaining 1% interest no later than May 1, 2003. We have owned a 50% interest in Loeks-Star Theatres since its formation and, accordingly, as of April 2, 2002, Onex has a controlling interest in Loeks-Star Theatres. We previously accounted for our 50% interest under the equity method of accounting. Beginning April 2, 2002, we have included the assets, liabilities and results of operations of Loeks-Star Theatres in our historical financial statements on a combined basis. Concurrently with the closing of this offering, Onex and OCM Cinema will contribute their interest in Loeks-Star Theatres to us, or otherwise cause that interest in Loeks-Star Theatres to be combined with us, in exchange for additional shares of our common stock.

     On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex. Concurrently with the closing of this offering, Onex and OCM Cinema will cause their interest in Grupo Cinemex to be combined with us, in exchange for additional shares of our common stock.

     On July 31, 2002, we acquired an additional 25.4% interest in Megabox Cineplex for a purchase price of $20.6 million, bringing our total ownership interest in that partnership to 50.0%. We funded this purchase through the sale of additional shares of our common stock to Onex and OCM Cinema.

     The unaudited pro forma combined balance sheet assumes the following had occurred as of May 31, 2002:

     - the acquisition by Onex and OCM Cinema of Grupo Cinemex and the combination of Grupo Cinemex with us in exchange for an aggregate of [66,866] additional shares of our common stock; and

     - Onex's and OCM Cinema's purchase of an aggregate of [6,147] additional shares of our common stock for an aggregate purchase price of $20.6 million, to fund our acquisition of an additional 25.4% interest in Megabox Cineplex.

     The unaudited pro forma, as adjusted, combined balance sheet further assumes that this offering and borrowings by us and Grupo Cinemex under our new senior secured credit facilities, and our use of the estimated net proceeds and borrowings as described in this prospectus including the redemption of
$     million of equity in Grupo Cinemex held by Onex and OCM Cinema, had occurred as of May 31, 2002.

     The unaudited pro forma combined statements of operations for the year ended February 28, 2002 and the three months ended May 31, 2002 assume that each of the following had occurred as of March 1, 2001 and March 1, 2002, respectively:

     - the acquisition by Onex and OCM Cinema of Grupo Cinemex and a 49% interest in Loeks-Star Theatres from our partner, and the combination of the entities that own these interests with Loews subsidiaries;

     - Onex's and OCM Cinema's purchase of an aggregate of [6,147] additional shares of our common stock, for an aggregate purchase price of $20.6 million, to fund our acquisition of an additional 25.4% interest in Megabox Cineplex;

     - the effects of our reorganization, including:

      - the conversion of $300.0 million of pre-petition bank debt into equity,

      - the revaluation of our assets,

      - the renegotiation of leases and theatre closings, and

      - the elimination of certain non-recurring charges associated with the reorganization; and

     - the adoption of SFAS No. 142 which resulted in the cessation of amortization of our goodwill and indefinite-lived intangible assets.

     The unaudited pro forma, as adjusted, combined statements of operations for the year ended February 28, 2002 and the three months ended May 31, 2002 further assume that this offering and our borrowings under our new senior secured credit facilities, and our use of estimated net proceeds and borrowings as described in this prospectus, had occurred as of March 1, 2001 and March 1, 2002, respectively.

     The unaudited pro forma combined financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States. Please see the notes to our financial statements included elsewhere in this prospectus for a complete description of these differences. The principal differences that affect the pro forma combined financial statements are described below:

     - Under U.S. GAAP, Magic Johnson Theatres and Yelmo Cineplex are accounted for under the equity method in our historical financial statements. Under Canadian GAAP, the equity method of accounting is prohibited for joint ventures; rather, the proportionate consolidation method is required.

     - Under U.S. GAAP, the preferred interest held in Grupo Cinemex is presented as a minority interest in the unaudited pro forma combined balance sheet. Under Canadian GAAP, this interest would be presented as a liability. Had this interest been reported as a liability, total liabilities would have increased by $24.4 million and there would be no minority interest.

     - Under U.S. GAAP, the excess of the reorganization value over the fair value of the assets is recorded as goodwill. In accordance with Canadian GAAP, the excess of the reorganization value over the fair value of the assets is recorded as a reduction of stockholders' equity. Had the fresh-start adjustments been recorded in accordance with Canadian GAAP, goodwill, total assets, additional paid-in capital and total stockholders' equity would have been reduced by $99.9 million.

     The unaudited pro forma combined financial statements are based on the preliminary estimates and assumptions set forth in the notes to these statements that have been made solely for purposes of developing this pro forma information. The unaudited pro forma combined financial statements are not necessarily indicative of the results that would have been achieved had these transactions been completed as of the dates indicated or that may be achieved in the future.

     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes and other financial information pertaining to us included elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF MAY 31, 2002

                                                   GRUPO
                                                  CINEMEX                       PRO
                                    LOEWS      PRO FORMA, AS    PRO FORMA      FORMA       OFFERING             PRO FORMA,
                                 CINEPLEX(A)    ADJUSTED(B)    ADJUSTMENTS    COMBINED    ADJUSTMENTS          AS ADJUSTED
                                 -----------   -------------   -----------    --------    -----------          -----------
                                                                       (IN THOUSANDS)
Assets
Current assets:
  Cash and cash equivalents      $   82,278      $ 37,629      $       --    $  119,907    $                    $
  Other current assets               21,754        18,690              --        40,444
                                 ----------      --------      ----------    ----------    ---------            ----------
    Total current assets            104,032        56,319              --       160,351
Property, equipment and
  leaseholds, net                   679,136       174,759              --       853,895
Investment in and advances to
  partnerships                      110,878            --          20,591(c)    131,469
Goodwill and other intangible
  assets                            263,425            --              --       263,425
Excess purchase price                    --       117,665              --       117,665
Other long-term assets               10,495        21,835              --        32,330             (e),(f)
                                 ----------      --------      ----------    ----------    ---------            ----------
    Total assets                 $1,167,966      $370,578          20,591    $1,559,135    $                    $
                                 ==========      ========      ==========    ==========    =========            ==========
Liabilities and stockholders'
  equity
Current liabilities:
  Accounts payable and accrued
    expenses                     $  157,733      $ 28,776      $       --    $  186,509
  Current maturities of
    long-term debt                    9,737            --              --         9,737             (g)
  Current portion of capital
    leases                              762            --              --           762
  Other current liabilities          25,457         8,336              --        33,793
                                 ----------      --------      ----------    ----------    ---------            ----------
    Total current liabilities       193,689        37,112              --       230,801
Long-term debt and other
  obligations                       536,568        71,355              --       607,923             (g),(f)
New senior secured credit
  facilities                             --            --              --            --             (f)
Long-term capital lease
  obligations                        22,666            --              --        22,666
Other long-term obligations          32,551        13,697              --        46,248
                                 ----------      --------      ----------    ----------    ---------            ----------
    Total liabilities               785,474       122,164              --       907,638
Minority interest                        --            --          24,414(d)     24,414
Mandatorily redeemable
  preferred stock                        --        24,414         (24,414)(d)         --
Stockholders' equity:
  Class A common stock                   --            --               1(c)          1             (g)
  Class B common stock                    1            --              --             1
  Special voting stock                   --            --              --            --             (h)
  Additional paid-in capital        373,020       224,000          20,590(c)    617,610             (g)
Accumulated other comprehensive
  income                              1,932            --              --         1,932
Retained earnings                     7,539            --              --         7,539
                                 ----------      --------      ----------    ----------    ---------            ----------
    Total stockholders' equity      382,492       224,000          20,591       627,083
                                 ----------      --------      ----------    ----------    ---------            ----------
  Total liabilities and
    stockholders' equity         $1,167,966      $370,578      $   20,591    $1,559,135    $                    $
                                 ==========      ========      ==========    ==========    =========            ==========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Represents our financial position as of May 31, 2002, as reported, which includes the impact of fresh-start accounting in accordance with SOP 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" and the combination of Loeks-Star Theatres as of April 2, 2002.

(b) Represents the combination of the entities that own Grupo Cinemex with Loews subsidiaries. The unaudited pro forma combined financial position of Grupo Cinemex is based on the historical financial position of Grupo Cinemex and its subsidiaries as of its year-ended December 31, 2001, presented under U.S. generally accepted accounting principles, and adjusted to reflect the effects of the acquisition of Grupo Cinemex by Onex and OCM Cinema. See pages F-70 through F-76 for additional details.

(c) Reflects the purchase of an aggregate of [6,147] shares of our common stock by Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex. Also reflects the issuance of an aggregate of [78,280] shares of our common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in Loeks-Star Theatres with Loews subsidiaries.

(d) Represents the minority ownership interest in Grupo Cinemex related to the mandatorily redeemable preferred stock held by the previous owners of Grupo Cinemex.

(e) Represents the write-off of unamortized deferred issuance costs associated with the refinancing of the existing long-term debt.

(f) Represents the borrowings under our new senior secured credit facilities which are summarized as follows:

                                                             Assumed            Assumed
    Nature of Debt                       Amount           Interest Rate           Term
    --------------                       ------           -------------         -------
                                     (in thousands)
    Loews term loan                     $                           %
    Loews revolving credit facility
    Grupo Cinemex term loan

    Issuance costs associated with the senior secured credit facilities are
    estimated to be $      million and $          million for the Loews and
    Grupo Cinemex facilities, respectively, and will be amortized over the life
    of the facilities (assumed to be    years and    years, respectively).

    The proceeds from borrowings under these facilities, net of anticipated financing costs, will be used to repay existing long-term debt and, as to
    the Grupo Cinemex term loan, to redeem $       million of the equity in
    Grupo Cinemex held by Onex and OCM Cinema.

(g) Represents the estimated net proceeds from this offering of
    $          million, net of $          million in estimated costs and
    expenses, and the use of a portion of the proceeds to repay existing long-term debt.

(h) Represents the issuance of the special voting stock, which represents the voting rights attributable to the Loews Canada exchangeable shares.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED FEBRUARY 28, 2002

                                                                               Grupo
                                                                              Cinemex
                                                                            Pro Forma,
                           Loews      Reorganization         Pro Forma          As        Loeks-Star
                        Cineplex(a)    Adjustments         As Reorganized   Adjusted(b)   Theatres(c)
                        -----------   --------------       --------------   -----------   -----------
                                       (in thousands except share and per share data)
Revenues:
 Box office             $   600,725     $(28,563)(d)          $572,162       $ 88,707       $49,481
 Concessions                224,289      (11,829)(d)           212,460         47,078        22,294
 Other                       31,139       (1,123)(d)            30,016         14,834         3,529
                        -----------     ---------             --------       --------       -------
   Total operating
     revenues               856,153      (41,515)              814,638        150,619        75,304
Expenses:
 Theatre operations
   and other expenses       652,944      (47,414)(d)(e)        605,530         83,924        55,141
 Cost of concessions         35,080       (1,406)(d)            33,674         10,965         2,866
 General and
   administrative            42,186            --               42,186          8,746         2,289
 Depreciation and
   amortization             108,823      (12,439)(f)            96,384         22,218         6,222
 Restructuring charges        9,549       (9,549)(g)                --             --            --
 Loss on sale/disposal
   of theatres and
   other                     33,810      (33,810)(d)                --             --            --
                        -----------     ---------             --------       --------       -------
   Total operating
     expenses               882,392     (104,618)              777,774        125,853        66,518
Income/(loss) from
 operations                 (26,239)       63,103               36,864         24,766         8,786
Interest expense             60,866      (25,902)(h)            34,964         (3,585)        4,100
Other (income)/expense           --            --                   --            (33)           --
Equity (income)/loss
 in long-term
 investments                  1,748            --                1,748             --           491
Reorganization costs         96,497      (96,497)(g)                --             --            --
                        -----------     ---------             --------       --------       -------
Income/(loss) before
 income taxes              (185,350)      185,502                  152         28,384         4,195
Income tax expense            2,550         9,496(i)            12,046         12,989            --
                        -----------     ---------             --------       --------       -------
Net income/(loss)       $  (187,900)    $ 176,006             $(11,894)      $ 15,395       $ 4,195
                        ===========     =========             ========       ========       =======
Weighted average
 shares
 outstanding -- basic
 and diluted             58,622,646                            100,000
Income/(loss) per
 share -- basic and
 diluted                $     (3.21)                          $(118.94)


                                                      Pro Forma
                         Pro Forma      Pro Forma     Offering         Pro Forma,
                        Adjustments      Combined    Adjustments       As Adjusted
                        -----------     ----------   -----------       -----------
                              (in thousands except share and per share data)
Revenues:
 Box office              $     --       $  710,350                     $
 Concessions                   --          281,832
 Other                         --           48,379
                         --------       ----------    --------         ----------
   Total operating
     revenues                  --        1,040,561
Expenses:
 Theatre operations
   and other expenses          --          744,595
 Cost of concessions           --           47,505
 General and
   administrative              --           53,221
 Depreciation and
   amortization           (21,357)(j)      103,467
 Restructuring charges         --               --
 Loss on sale/disposal
   of theatres and
   other                       --               --
                         --------       ----------    --------         ----------
   Total operating
     expenses             (21,357)         948,788
Income/(loss) from
 operations                21,357           91,773
Interest expense               --           35,479            (m)
Other (income)/expense         --              (33)
Equity (income)/loss
 in long-term
 investments                1,714(k)         3,953
Reorganization costs           --               --
                         --------       ----------    --------         ----------
Income/(loss) before
 income taxes              19,643           52,374
Income tax expense             --           25,035
                         --------       ----------    --------         ----------
Net income/(loss)        $ 19,643       $   27,339    $                $
                         ========       ==========    ========         ==========
Weighted average
 shares
 outstanding -- basic
 and diluted               84,427(l)       184,427
Income/(loss) per
 share -- basic and
 diluted                                $   148.24

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED FEBRUARY 28, 2002

(a) Represents our historical results of operations for the year ended February 28, 2002, as reported.

(b) Represents the pro forma, as adjusted, operating results of Grupo Cinemex. The pro forma, as adjusted, results of operations of Grupo Cinemex are based on the historical results of Grupo Cinemex and its subsidiaries for its year-ended December 31, 2001, presented under U.S. generally accepted accounting principles, and adjusted to reflect the effects of the acquisition of Grupo Cinemex by Onex and OCM Cinema. See pages F-70 through F-76 for additional details.

(c) Represents the historical operating results of Loeks-Star Theatres for the year ended February 28, 2002. Prior to April 2, 2002, we used the equity method of accounting, to record our 50% interest in Loeks-Star Theatres.

(d) Represents the elimination of the operating results of the theatres we closed through the bankruptcy proceedings and the associated loss on sale/disposal and other related costs.

(e) Represents the elimination of occupancy costs, totaling $10.4 million, as a result of our lease renegotiations in connection with our bankruptcy proceedings.

(f) Represents the reduction in depreciation expense due to our write-down in fixed assets upon application of fresh-start accounting in connection with our emergence from bankruptcy.

(g) Represents the elimination of restructuring charges and reorganization costs we incurred in connection with our bankruptcy proceedings.

(h) Represents the reduction in interest expense due to the conversion of $300 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) into our equity.

(i)   Represents the tax effect of the reorganization adjustments.

(j) Represents the elimination of amortization expense related to goodwill and other indefinite lived intangibles as a result of our adoption of SFAS No. 142 "Goodwill and Other Intangible Assets."

(k) To eliminate Loeks-Star Theatres equity income recorded in our historical results of operations under the equity method of accounting from March 1, 2001 through February 28, 2002.

(l) Reflects the purchase of an aggregate of [6,147] shares of our common stock by Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex Also reflects the issuance of an aggregate of [78,280] shares of common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in Loeks-Star Theatres with Loews subsidiaries.

(m) Represents the reduction in interest expense associated with our outstanding debt to be repaid with the proceeds from this offering and borrowings under our new senior secured credit facilities, calculated as follows:

                 Nature of Debt                 Amount     Assumed Interest Rate   Assumed Term
                 --------------                 ------     ---------------------   ------------
                                                 (in
                                              thousands)
     Loews term loan                           $                               %
     Loews revolving credit facility
     Grupo Cinemex term loan


     Each .125 percentage point change in the interest rate on our new senior secured credit facilities would result in a change in interest expense of
     $          million and $          million annually based on our pro forma,
     as adjusted, debt levels of $          million and $          million for
     the Loews and Grupo Cinemex facilities, respectively.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MAY 31, 2002

                            Loews Cineplex(a)                                            Grupo
                            -----------------                                           Cinemex
                                                   Reorganization     Pro Forma        Pro Forma,     Loeks-Star
                                                    Adjustments     As Reorganized   As Adjusted(b)   Theatres(c)
                                                    -------------   --------------   --------------   -----------
                                              (in thousands except share and per share data)
Revenues:
 Box office              $   52,514    $111,235       $(2,630)(d)      $161,119         $23,378         $3,729
 Concessions                 20,869      44,753        (1,151)(d)        64,471          12,665          1,681
 Other                        2,156       6,058           (92)(d)         8,122           3,738            241
                         -----------   --------       -------          --------         -------         ------
   Total operating
     revenues                75,539     162,046        (3,873)          233,712          39,781          5,651
Expenses:
 Theatre operations and
   other expenses            54,890     121,869        (5,940)(d)(e)     170,819         22,705          4,018
 Cost of concessions          2,609       6,253          (197)(d)         8,665           2,687            212
 General and
   administrative             3,906       8,732            --            12,638           2,345            203
 Depreciation and
   amortization               6,307      11,376        (1,036)(f)        16,647           5,994            496
 Restructuring charges        1,445          --        (1,445)(g)            --              --             --
 Loss on sale/disposal
   of theatres and
   other                         --          --            --                --              --             --
                         -----------   --------       -------          --------         -------         ------
   Total operating
     expenses                69,157     148,230        (8,618)          208,769          33,731          4,929
Income/(loss) from
 operations                   6,382      13,816         4,745            24,943           6,050            722
Interest expense              3,914       6,244           956(h)         11,114          (1,726)           236
Other (income)/expense           --          --            --                --            (111)            --
Equity (income)/loss in
 long-term investments          (87)       (125)                           (212)             --
Reorganization costs          2,573          --        (2,573)(g)            --              --             --
                         -----------   --------       -------          --------         -------         ------
(Income)/loss before
 income taxes                   (18)      7,697         6,362            14,041           7,887            486
Income tax expense              199         158         5,889(i)          6,246           1,622             --
                         -----------   --------       -------          --------         -------         ------
Net income/(loss)        $     (217)   $  7,539       $   473          $  7,795         $ 6,265         $  486
                         ===========   ========       =======          ========         =======         ======
Weighted average shares
 outstanding -- basic
 and diluted             58,622,646     100,000                         100,000
Income/(loss) per
 share -- basic and
 diluted                 $    (0.00)   $  75.39                        $  77.95


                                                    Pro Forma
                          Pro Forma    Pro Forma    Offering     Pro Forma,
                         Adjustments   Combined    Adjustments   As Adjusted
                         -----------   ---------   -----------   -----------
                           (in thousands except share and per share data)
Revenues:
 Box office                 $  --      $188,226
 Concessions                   --        78,817
 Other                         --        12,101
                            -----      --------       -----         -----
   Total operating
     revenues                  --       279,144
Expenses:
 Theatre operations and
   other expenses              --       197,542
 Cost of concessions           --        11,564
 General and
   administrative              --        15,186
 Depreciation and
   amortization                --        23,137
 Restructuring charges         --            --
 Loss on sale/disposal
   of theatres and
   other                       --            --
                            -----      --------       -----         -----
   Total operating
     expenses                  --       247,429
Income/(loss) from
 operations                    --        31,715
Interest expense               --         9,624            (l)
Other (income)/expense         --          (111)
Equity (income)/loss in
 long-term investments        244(j)         32
Reorganization costs           --            --
                            -----      --------       -----         -----
(Income)/loss before
 income taxes                (244)       22,170
Income tax expense             --         7,868
                            -----      --------       -----         -----
Net income/(loss)           $(244)     $ 14,302       $             $
                            =====      ========       =====         =====
Weighted average shares
 outstanding -- basic
 and diluted             84,427(k)      184,427
Income/(loss) per
 share -- basic and
 diluted                               $  77.55

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MAY 31, 2002

(a) Represents our historical results of operations for the one month ended March 31, 2002 and the two months ended May 31, 2002, respectively, as reported.

(b) Represents the pro forma, as adjusted, operating results of Grupo Cinemex. The pro forma, as adjusted, results of operations of Grupo Cinemex are based on the historical results of Grupo Cinemex and its subsidiaries for the three months ended March 31, 2002, presented under U.S. generally accepted accounting principles, and adjusted to reflect the effects of the acquisition of Grupo Cinemex by Onex and OCM Cinema. See pages F-70 through F-76 for additional details.

(c) Represents the historical operating results of Loeks-Star Theatres for the period from March 1, 2002 through April 1, 2002. The results of operations of Loeks-Star Theatres and its subsidiaries for the period April 2, 2002 through May 31, 2002 are included in our historical results on a combined basis.

(d) Represents the elimination of the operating results of the theatres we closed through our bankruptcy proceedings.

(e) Represents the elimination of occupancy costs, totaling $2.6 million, as a result of our lease renegotiations in connection with our bankruptcy proceedings.

(f) Represents the reduction in depreciation expense due to our write-down in fixed assets upon application of fresh-start accounting in connection with our emergence from bankruptcy.

(g) Represents the elimination of restructuring charges and reorganization costs we incurred in connection with our bankruptcy proceedings.

(h) Represents the change in interest expense due to the conversion of $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) into our equity.

(i)  Represents the tax effect of the reorganization adjustments.

(j) To eliminate Loeks-Star Theatres income recorded in our historical results of operations under the equity method of accounting from March 1, 2002 through April 1, 2002.

(k) Reflects the purchase of an aggregate of [6,147] shares of our common stock by Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex. Also reflects the issuance of an aggregate of [78,280] shares of common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in the Loeks-Star Theatres with Loews subsidiaries.

(l) Represents the reduction in interest expense associated with our outstanding debt to be repaid with the proceeds from this offering and borrowings under our new senior secured credit facilities, calculated as follows:

                                                                                Assumed
Nature of Debt                             Amount       Assumed Interest Rate     Term
--------------                             ------       ---------------------   -------
                                       (in thousands)
Loews term loan                           $                                 %
Loews revolving credit facility
Grupo Cinemex term loan

     Each .125 percentage point change in the interest rate on our new senior secured credit facilities would result in a change in interest expense of
     $          million and $          million quarterly based on our pro forma,
     as adjusted, debt levels of $          million and $       million for the
     Loews and Grupo Cinemex facilities, respectively.

                          GRUPO CINEMEX, S.A. DE C.V.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                          GRUPO CINEMEX, S.A. DE C.V.
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     On June 19, 2002, an Onex subsidiary and OCM Cinema acquired Grupo Cinemex, which operates Cinemex Theatres, the Mexico City metropolitan area's largest film exhibition company, for approximately $224.0 million. Concurrently with the closing of this offering, the Onex and OCM Cinema entities that own the Grupo Cinemex stock (or their parent) will be merged with Loews subsidiaries and Onex and OCM Cinema will receive shares of class B common stock and shares of class A common stock, respectively.

     The unaudited pro forma balance sheet assumes that the Grupo Cinemex acquisition had occurred at March 31, 2002 and the unaudited pro forma income statements assume that the Grupo Cinemex acquisition had occurred at January 1, 2001 and January 1, 2002, as applicable.

     The unaudited pro forma financial statements of Grupo Cinemex have been prepared in accordance with generally accepted accounting principles as applied in the United States. There are no significant differences between U.S. GAAP and Canadian GAAP which affect the overall pro forma results of operations or financial position. The principal difference that affects the pro forma financial statements is that under U.S. GAAP, the preferred interest held in Grupo Cinemex is presented in between liabilities and stockholders' equity in the pro forma balance sheet. Under Canadian GAAP, this interest would be presented as a liability. Had this interest been reported as a liability, total liabilities would have increased by $24,414 and there would be no mandatorily redeemable preferred stock. Additionally, any dividends paid on the mandatorily redeemable preferred stock are recorded as interest expense under Canadian GAAP, rather than a reduction of the preferred stock as reported under U.S. GAAP.

                          GRUPO CINEMEX, S.A. DE C.V.

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2002

                                                      AS REPORTED
                                                         IN US          PRO FORMA       PRO FORMA,
                                                        GAAP(A)        ADJUSTMENTS      AS ADJUSTED
                                                      -----------      -----------      -----------
                                                             (in thousands of U.S. dollars)
Assets
Current assets:
  Cash and cash equivalents                            $ 13,215         $ 24,414         $ 37,629
  Other current assets                                   18,690               --           18,690
                                                       --------         --------         --------
     Total current assets                                31,905           24,414           56,319
Property, equipment and leaseholds, net                 174,759               --          174,759
Excess purchase price                                        --          117,665(b)       117,665
Other long-term assets                                   21,835               --           21,835
                                                       --------         --------         --------
     Total assets                                      $228,499         $142,079         $370,578
                                                       ========         ========         ========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses                $ 18,776         $ 10,000(b)      $ 28,776
  Other current liabilities                               8,336               --            8,336
                                                       --------         --------         --------
     Total current liabilities                           27,112           10,000           37,112
Long-term debt and other obligations                     71,355               --           71,355
Other long-term obligations                              13,697               --           13,697
                                                       --------         --------         --------
     Total liabilities                                  112,164           10,000          122,164
Mandatorily redeemable preferred stock                       --           24,414(c)        24,414
Stockholders' Equity:
  Common stock                                           94,455          (94,455)(c)(d)        --
  Additional paid-in capital                                 --          224,000(b)       224,000
  Retained earnings                                      21,880          (21,880)(d)           --
                                                       --------         --------         --------
     Total stockholders' equity                         116,335          107,665          224,000
                                                       --------         --------         --------
     Total liabilities and stockholders' equity        $228,499         $142,079         $370,578
                                                       ========         ========         ========

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                          GRUPO CINEMEX, S.A. DE C.V.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001

                                                            AS REPORTED
                                                               IN US       PRO FORMA    PRO FORMA,
                                                              GAAP(A)     ADJUSTMENTS   AS ADJUSTED
                                                            -----------   -----------   -----------
                                                                (in thousands of U.S. dollars)
Revenues:
  Box office                                                 $ 88,707      $     --      $ 88,707
  Concessions                                                  47,078            --        47,078
  Other                                                        14,834            --        14,834
                                                             --------      --------      --------
     Total operating revenues                                 150,619            --       150,619
Expenses:
  Theatre operations and other expenses                        83,924            --        83,924
  Cost of concessions                                          10,965            --        10,965
  General and administrative                                    8,746            --         8,746
  Depreciation and amortization                                22,218            --(b)     22,218
                                                             --------      --------      --------
     Total operating expenses                                 125,853            --       125,853
Income from operations                                         24,766            --        24,766
Interest expense                                               (3,585)           --        (3,585)
Other (income)/expense                                            (33)           --           (33)
                                                             --------      --------      --------
Income before income taxes                                     28,384            --        28,384
Income tax expense                                             12,989            --        12,989
                                                             --------      --------      --------
Net income                                                   $ 15,395      $     --      $ 15,395
                                                             ========      ========      ========

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                          GRUPO CINEMEX, S.A. DE C.V.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2002

                                                         AS REPORTED    PRO FORMA     PRO FORMA,
                                                        IN US GAAP(A)   ADJUSTMENT    AS ADJUSTED
                                                        -------------   ----------   -------------
                                                              (in thousands of U.S. dollars)
Revenues:
  Box office                                               $23,378       $    --        $23,378
  Concessions                                               12,665            --         12,665
  Other                                                      3,738            --          3,738
                                                           -------       -------        -------
     Total operating revenues                               39,781            --         39,781
Expenses:
  Theatre operations and other expenses                     22,705            --         22,705
  Cost of concessions                                        2,687            --          2,687
  General and administrative                                 2,345            --          2,345
  Depreciation and amortization                              5,994            --(b)       5,994
                                                           -------       -------        -------
     Total operating expenses                               33,731            --         33,731
Income from operations                                       6,050            --          6,050
Interest expense                                            (1,726)           --         (1,726)
Other (income)/expense                                        (111)           --           (111)
                                                           -------       -------        -------
Income before income taxes                                   7,887            --          7,887
Income tax expense                                           1,622            --          1,622
                                                           -------       -------        -------
Net income                                                 $ 6,265       $    --        $ 6,265
                                                           =======       =======        =======

    The accompanying notes are an integral part of these unaudited pro forma financial statements

                                 GRUPO CINEMEX

NOTES TO UNAUDITED GRUPO CINEMEX PRO FORMA FINANCIAL STATEMENTS

(a) All assets, liabilities, revenues and costs were translated at the current exchange rate of $0.111 dollars per Mexican peso as of March 31, 2002.

(b) Adjustment to calculate excess purchase price over the estimated fair value of the Grupo Cinemex net assets acquired and liabilities assumed, calculated as follows (in thousands of U.S. dollars):

Purchase price                                                $    224,000
Estimated fair value of net assets acquired:
  Historical book value                                            (91,921)
  Cash purchase price retained in business                         (24,414)
  Transaction costs and other liabilities assumed                   10,000
                                                              ------------
Excess purchase price                                         $    117,665
                                                              ============

     Under U.S. GAAP, the acquisition was accounted for using the purchase method of accounting. Accordingly, the cost to acquire Grupo Cinemex will be allocated to the assets acquired and liabilities assumed of Grupo Cinemex based on their respective fair values, with the excess to be recorded as excess purchase price. The valuations and other studies required to determine the fair value of the assets acquired and liabilities assumed have not been performed and, accordingly, the adjustments reflected in the unaudited pro forma financial information are preliminary and subject to further revisions and adjustments. For purposes of this presentation, the carrying value of the Grupo Cinemex net assets acquired was assumed to approximate fair value.

     The Company has arranged to obtain an independent appraisal of significant assets and liabilities of Grupo Cinemex. Upon completion of the determination of fair value, the excess purchase price will be allocated to specific assets and liabilities of Grupo Cinemex. It is anticipated that there will be reductions in the carrying value associated with certain assets and, alternatively, the fair value of certain other assets may exceed carrying value. Accordingly, the final valuation could result in materially different amounts and allocation of excess purchase price from the amounts and allocation presented in the unaudited pro forma financial information, primarily between excess purchase price and property, equipment and leaseholds, resulting in corresponding changes in depreciation and amortization amounts. Excess purchase price has been assumed to be a non-amortizable asset. For every $1 million of excess purchase price allocated to fixed assets or amortizable intangible assets, depreciation and amortization will increase $50,000 annually (assuming an average 20-year service life and straight-line depreciation).

(c) Adjustment to reflect the conversion of 426,121 shares of common stock into 426,121 shares of Series PRD mandatorily redeemable preferred stock ("Series PRD Stock"), calculated as follows (in thousands of U.S. dollars except share and per share data):

Number of Series PRD Preferred Shares                                         426,121
Redemption value (per share)                                  $  30.00000
Dividend paid (per share)                                        27.29393
                                                              -----------
                                                              $  57.29393   $57.29393
                                                              -----------   ---------
Total value of Series PRD Preferred Shares                                  $  24,414
                                                                            =========

    Holders of the Series PRD Stock are entitled to: (a) vote in the matters of:
    (i) extension of the term of existence of the Company; (ii) dissolution of Grupo Cinemex; (iii) change of corporate purpose; (iv) change of nationality of Grupo Cinemex; (v) transformation of Grupo Cinemex; and (vi) merger with an other company; (b) a one-time superior preferred fixed dividend in the amount of $30 per share, paid in July 2002; (c) an annual preferred dividend of 5%; (d) designate two members of the board of directors and their respective alternates; (e) redemption at the option of the holders and of Grupo Cinemex, at any time following the issuance of the Series PRD Stock, for a redemption price of $27.29393 per share; and (f) in the event of dissolution and liquidation of Grupo Cinemex, the right to a preferred cumulative liquidation quota, equal to 5%.

(d) Adjustment to reflect the elimination of Grupo Cinemex's historical common stock and retained earnings.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions. All amounts are estimates, other than the SEC registration fee, the National Association of Securities Dealers, Inc. (the "NASD") filing fee and the New York Stock Exchange listing fee.

SEC registration fee........................................   $27,600
NASD filing fee.............................................   $     *
New York Stock Exchange listing fee.........................   $     *
Printing and engraving expenses.............................   $     *
Legal fees and expenses.....................................   $     *
Accounting fees and expenses................................   $     *
Blue Sky fees and expenses (including legal fees)...........   $     *
Transfer agent and registrar fees and expenses..............   $     *
Miscellaneous fees and expenses.............................   $     *
     Total..................................................   $     *
                                                               =======

------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by such person in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director

          (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,

          (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

          (4) for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify each director and officer of our company, and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Our certificate of incorporation and bylaws provide that:

     - we are required to indemnify our directors and officers, subject to very limited exceptions;

     - we may indemnify other employees and agents, subject to very limited exceptions; and

     - we are required to advance expenses, as incurred, to our directors, officers, employees and agents in connection with a legal proceeding, subject to very limited exceptions.

     We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

     The indemnification provisions in our certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

     Reference is also made to the form of Underwriting Agreement, filed with this Registration Statement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities.

     We have entered into indemnification agreements with each of our directors and executive officers. We have agreed to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as an agent for Loews or any subsidiary except to the extent any claim arises from conduct that was not in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, unless with respect to any criminal action or proceeding, there was no reasonable cause to believe such conduct was unlawful.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Pursuant to our plan of reorganization, in consideration for Onex Corporation's and OCM Cinema Holdings, LLC's (including certain affiliated investment funds and managed accounts that previously held our pre-petition bank debt who contributed their respective claims against us related to that bank debt to OCM Cinema) contribution to us of $35.0 million in cash to partially fund our distribution to holders of certain U.S. general unsecured claims and the settlement of $300.0 million in claims held by them in respect of our pre-petition senior revolving credit agreement, Onex received 60,000 shares of our class B common stock and OCM Cinema received 40,000 shares of our class A common stock.

     On July 24, 2002, Onex and OCM Cinema purchased from us 3,588 shares of class B common stock and 2,559 shares of class A common stock, respectively, for a purchase price of $3,350 per share, which is equal to the reorganization value per share. We used the proceeds of these stock purchases, totaling $20.6 million, to acquire an additional 25.4% interest in Megabox Cineplex.

     Allen Karp, the former president of Cineplex Odeon Corporation, became entitled to a bonus payable in January 2003 arising from arrangements we made in connection with our reorganization. We agreed that Mr. Karp could exchange a portion of that bonus for shares of our class A common stock, valued at the $3,350 per share reorganization value of our common stock. Mr. Karp exchanged $200,000 of his bonus for 59.7 shares of our class A common stock, effective July 31, 2002. Mr. Karp became non-executive chairman of Cineplex Odeon in February 2002.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
    1.1      Form of Underwriting Agreement*
    2.1      Loews Cineplex Entertainment Corporation First Amended
             Chapter 11 Plan dated January 14, 2002
    2.2      Loews Cineplex Entertainment Corporation Disclosure
             Statement for Debtors' First Amended Chapter 11 Plan dated
             January 14, 2002
    2.3      Confirmation Order dated March 1, 2002
    3.1      Registrant's Certificate of Incorporation
    3.2      Form of Amended and Restated Certificate of Incorporation of
             Registrant to be effective upon the closing of the offering being made pursuant to this Registration Statement*
    3.3      Registrant's By-Laws
    3.4      Form of Amended and Restated By-Laws of Registrant to be
             effective upon the closing of the offering being made
             pursuant to this Registration Statement*
    4.1      Specimen Class A Common Stock Certificate*
    4.2      Specimen Class B Common Stock Certificate*
    4.3      Specimen Special Voting Stock Certificate*
    4.4      Registration Agreement, dated as of March 21, 2002, among
             Loews Cineplex Entertainment Corporation, 1363880 Ontario
             Inc. and OCM Cinema Holdings, LLC
    4.5      Form of Exchangeable Share Provisions attaching to the
             exchangeable shares of Loews Cineplex Entertainment
             Corporation Canada*
    5.1      Opinion of Kaye Scholer LLP with respect to legality*
   10.1      Stockholders Agreement, dated as of March 21, 2002, among
             Loews Cineplex Entertainment Corporation, 1363880 Ontario
             Inc. and OCM Cinema Holdings, LLC, as amended
   10.2      Employment Agreement, dated as of March 21, 2002, between
             Loews Cineplex Entertainment Corporation and Travis Reid, as
             amended
   10.3      Stock Purchase Agreement, dated as of June 19, 2002, among
             Cinemex LLC, Cinemex Acquisition Corp., Grupo Cinemex, S.A.
             de C.V. and the other persons identified therein
   10.4      Stock Purchase Agreement, dated as of June 19, 2002, among
             Symphony Acquisition Vehicle, S.A. de C.V., Cinemex
             Acquisition Corp., Consolidated Press Holdings Limited (ACN
             008 394 509), Hoyts Cinemas Ltd. (ACN 066 234 900), Hoyts
             European Holdings, B.V., Hoyts Cinemas America Limited,
             Stichting Administratiekantoor Strawinsky, Hoyts Emerging
             Territories, Ltd., Cinemas Hoyts de Mexico, S. de R.L. de
             C.V. and Grupo Cinemex, S.A. de C.V.
   10.5      Inducement Agreement, dated as of June 19, 2002, among
             Cinemex LLC, Cinemex Acquisition Corp., Symphony Acquisition
             Vehicle, S.A. de C.V., Grupo Cinemex, S.A. de C.V., Miguel
             Angel Davila Guzman and Adolfo Fastlicht Kurian
   10.6      Form of Long-Term Incentive Plan of the Registrant*
   10.7      Credit Agreement, dated as of October 11, 2001, among Cadena
             Mexicana de Exhibicion, S.A. de C.V., the banks listed
             therein and BankBoston, N.A.*
   10.8      Form of Support Agreement among the Registrant, Loews
             Cineplex Canada Callco, ULC, Loews Cineplex U.S. Callco, LLC
             and Loews Cineplex Entertainment Corporation Canada*
   10.9      Form of Voting and Exchange Trust Agreement among the
             Registrant, Loews Cineplex Entertainment Corporation Canada
             and                  , as trustee*

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
   10.10     Magic Johnson Theatres Partnership Agreement, dated as of
             March 31, 1994, between S&J Theatres, Inc. and Johnson
             Development Corporation
   10.11     Joint Venture Agreement, dated as of April 27, 1998, between
             LTM Spanish Holdings, Inc. and Ricardo Evole Martil
   10.12     Amended and Restated Joint Venture Agreement, dated as of
             July 25, 2002, among Megabox Cineplex, Inc., Loews Cineplex
             Entertainment Corporation and Loews Cineplex International
             Holdings, Inc.
   10.13     Form of Indemnification Agreement between the Registrant and each of its executive officers and directors*
   10.14     Stock Purchase and Subscription Agreement, dated as of July
             25, 2002, among Mediaplex, Inc., the Registrant and Megabox
             Cineplex, Inc.
   10.15     Subscription Agreement, dated as of July 25, 2002, among the
             Registrant, 1363880 Ontario Inc. and OCM Cinema Holdings,
             LLC*
   10.16     Credit Agreement, dated as of June 9, 1999, among Loeks-Star
             Partners, Michigan National Bank, Bank One, Michigan, Old
             Kent Bank and Michigan National Bank, as amended
   10.17     Term Loan Agreement, dated as of March 21, 2002, among the
             Registrant, the lenders listed therein and Bankers Trust
             Company
   10.18     Priority Secured Credit Agreement, dated as of March 21,
             2002, among the Registrant and Cineplex Odeon Corporation, the lenders listed therein, Bankers Trust Company, Deutsche
             Bank AG, Canada Branch, General Electric Capital Corporation
             and Deutsche Banc Alex. Brown Inc.
   21.1      Subsidiaries of the Registrant
   23.1      Consent of PricewaterhouseCoopers LLP, Independent
             Accountants
   23.2      Consent of Kaye Scholer LLP (included in Exhibit 5.1)*
   24.1      Power of Attorney (included on the signature page of this
             Registration Statement)

------------

* To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedule, together with the Report of Independent Accountants thereon, is filed as part of this Registration
Statement:

                                                              PAGE
                                                              ----
Report of Independent Accountants on Financial Statement
  Schedule..................................................  S-1
Schedule II -- Valuation and Qualifying Accounts............  S-2

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 6, 2002.

                                            LOEWS CINEPLEX ENTERTAINMENT
                                            CORPORATION

                                            By: /s/ TRAVIS REID
                                              ----------------------------------
                                                Name: Travis Reid
                                                Title: President and Chief
                                                Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below hereby authorizes and appoints Travis Reid and John C. McBride, Jr., and either of them, with full power of substitution and resubstitution, as his true and lawful attorney-in-fact, to sign and file with the Securities and Exchange Commission on his behalf, individually and in all capacities, all amendments and post-effective amendments to this Registration Statement, with exhibits thereto, and other documents in connection therewith.

SIGNATURE                                                          TITLE                       DATE
---------                                                          -----                       ----

            /s/ TIMOTHY A.R. DUNCANSON               Director                             August 6, 2002
 ------------------------------------------------
              Timothy A.R. Duncanson


                /s/ BRUCE A. KARSH                   Director                             August 6, 2002
 ------------------------------------------------
                  Bruce A. Karsh


                 /s/ ANTHONY MUNK                    Director                             August 6, 2002
 ------------------------------------------------
                   Anthony Munk


              /s/ GERALD W. SCHWARTZ                 Director                             August 6, 2002
 ------------------------------------------------
                Gerald W. Schwartz


                 /s/ TRAVIS REID                     Director, President and Chief        August 6, 2002
 ------------------------------------------------      Executive Officer (principal
                   Travis Reid                         executive officer)


                /s/ JOHN J. WALKER                   Senior Vice President, Chief         August 6, 2002
 ------------------------------------------------      Financial Officer and Treasurer
                  John J. Walker                       (principal financial officer)


                 /s/ BRYAN BERNDT                    Vice President, Finance and          August 6, 2002
 ------------------------------------------------      Controller (principal accounting
                   Bryan Berndt                        officer)

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Stockholders of
Loews Cineplex Entertainment Corporation:

     Our audits of the consolidated financial statements referred to in our report dated May 29, 2002, except for Note 18 and 20 which are as of July 30,
2002, appearing in this Form S-1 (Registration Statement Number        ) of
Loews Cineplex Entertainment Corporation also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 29, 2002

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                   ADDITIONS
                                                    BALANCE AT    (CHARGED TO   DEDUCTIONS   BALANCE AT
                                                   BEGINNING OF    COSTS AND    AND OTHER      END OF
                                                      PERIOD       EXPENSES)     CHARGES       PERIOD
                                                   ------------   -----------   ----------   ----------
                                                                      (IN THOUSANDS)
PREDECESSOR
YEAR ENDED FEBRUARY 29, 2000
Reserve for net book value of property, equipment
  and leaseholds.................................     $7,309        $5,534       $12,706       $  137
Reserve for other costs..........................      4,044            --         2,256        1,788

YEAR ENDED FEBRUARY 28, 2001
Reserve for net book value of property, equipment
  and leaseholds.................................        137         7,500         7,589           48
Reserve for other costs..........................      1,788         7,317         5,914        3,191

YEAR ENDED FEBRUARY 28, 2002
Reserve for net book value of property, equipment
  and leaseholds.................................         48         7,527         7,575           --
Reserve for other costs..........................      3,191            --         1,598        1,593

                                 EXHIBIT INDEX

EXHIBIT NO.                            EXHIBIT                               PAGE NO.
-----------                            -------                               --------
    1.1      Form of Underwriting Agreement*
    2.1      Loews Cineplex Entertainment Corporation First Amended
             Chapter 11 Plan dated January 14, 2002
    2.2      Loews Cineplex Entertainment Corporation Disclosure
             Statement for Debtors' First Amended Chapter 11 Plan dated
             January 14, 2002
    2.3      Confirmation Order dated March 1, 2002
    3.1      Registrant's Certificate of Incorporation
    3.2      Form of Amended and Restated Certificate of Incorporation of
             Registrant to be effective upon the closing of the offering being made pursuant to this Registration Statement*
    3.3      Registrant's By-Laws
    3.4      Form of Amended and Restated By-Laws of Registrant to be
             effective upon the closing of the offering being made
             pursuant to this Registration Statement*
    4.1      Specimen Class A Common Stock Certificate*
    4.2      Specimen Class B Common Stock Certificate*
    4.3      Specimen Special Voting Stock Certificate*
    4.4      Registration Agreement, dated as of March 21, 2002, among
             Loews Cineplex Entertainment Corporation, 1363880 Ontario
             Inc. and OCM Cinema Holdings, LLC
    4.5      Form of Exchangeable Share Provisions attaching to the
             exchangeable shares of Loews Cineplex Entertainment
             Corporation Canada*
    5.1      Opinion of Kaye Scholer LLP with respect to legality*
   10.1      Stockholders Agreement, dated as of March 21, 2002, among
             Loews Cineplex Entertainment Corporation, 1363880 Ontario
             Inc. and OCM Cinema Holdings, LLC, as amended
   10.2      Employment Agreement, dated as of March 21, 2002, between
             Loews Cineplex Entertainment Corporation and Travis Reid, as
             amended
   10.3      Stock Purchase Agreement, dated as of June 19, 2002, among
             Cinemex LLC, Cinemex Acquisition Corp., Grupo Cinemex, S.A.
             de C.V. and the other persons identified therein
   10.4      Stock Purchase Agreement, dated as of June 19, 2002, among
             Symphony Acquisition Vehicle, S.A. de C.V., Cinemex
             Acquisition Corp., Consolidated Press Holdings Limited (ACN
             008 394 509), Hoyts Cinemas Ltd. (ACN 066 234 900), Hoyts
             European Holdings, B.V., Hoyts Cinemas America Limited,
             Stichting Administratiekantoor Strawinsky, Hoyts Emerging
             Territories, Ltd., Cinemas Hoyts de Mexico, S. de R.L. de
             C.V. and Grupo Cinemex, S.A. de C.V.
   10.5      Inducement Agreement, dated as of June 19, 2002, among
             Cinemex LLC, Cinemex Acquisition Corp., Symphony Acquisition
             Vehicle, S.A. de C.V., Grupo Cinemex, S.A. de C.V., Miguel
             Angel Davila Guzman and Adolfo Fastlicht Kurian
   10.6      Form of Long-Term Incentive Plan of the Registrant*
   10.7      Credit Agreement, dated as of October 11, 2001, among Cadena
             Mexicana de Exhibicion, S.A. de C.V., the banks listed
             therein and BankBoston, N.A.*
   10.8      Form of Support Agreement among the Registrant, Loews
             Cineplex Canada Callco, ULC, Loews Cineplex U.S. Callco, LLC
             and Loews Cineplex Entertainment Corporation Canada*

EXHIBIT NO.                            EXHIBIT                               PAGE NO.
-----------                            -------                               --------
   10.9      Form of Voting and Exchange Trust Agreement among the
             Registrant, Loews Cineplex Entertainment Corporation Canada
             and            , as trustee*
   10.10     Magic Johnson Theatres Partnership Agreement, dated as of
             March 31, 1994, between S&J Theatres, Inc. and Johnson
             Development Corporation
   10.11     Joint Venture Agreement, dated as of April 27, 1998, between
             LTM Spanish Holdings, Inc. and Ricardo Evole Martil
   10.12     Amended and Restated Joint Venture Agreement, dated as of
             July 25, 2002, among Megabox Cineplex, Inc., Loews Cineplex
             Entertainment Corporation and Loews Cineplex International
             Holdings, Inc.
   10.13     Form of Indemnification Agreement between the Registrant and each of its executive officers and directors*
   10.14     Stock Purchase and Subscription Agreement, dated as of July
             25, 2002, among Mediaplex, Inc., the Registrant and Megabox
             Cineplex, Inc.
   10.15     Subscription Agreement, dated as of July 25, 2002, among the
             Registrant, 1363880 Ontario Inc. and OCM Cinema Holdings,
             LLC*
   10.16     Credit Agreement, dated as of June 9, 1999, among Loeks-Star
             Partners, Michigan National Bank, Bank One, Michigan, Old
             Kent Bank and Michigan National Bank, as amended
   10.17     Term Loan Agreement, dated as of March 21, 2002, among the
             Registrant, the lenders listed therein and Bankers Trust
             Company
   10.18     Priority Secured Credit Agreement, dated as of March 21,
             2002, among the Registrant and Cineplex Odeon Corporation, the lenders listed therein, Bankers Trust Company, Deutsche
             Bank AG, Canada Branch, General Electric Capital Corporation
             and Deutsche Banc Alex. Brown Inc.
   21.1      Subsidiaries of the Registrant
   23.1      Consent of PricewaterhouseCoopers LLP, Independent
             Accountants
   23.2      Consent of Kaye Scholer LLP (included in Exhibit 5.1)*
   24.1      Power of Attorney (included on the signature page of this
             Registration Statement)

------------

* To be filed by amendment.